EXHIBIT 10.19

AMENDED AND RESTATED CREDIT AGREEMENT
_______________________________________
Dated as of October 21, 2025
among
LIVE NATION ENTERTAINMENT, INC.,
as the Borrower,
JPMorgan Chase Bank, N.A.,
as Administrative Agent, Collateral Agent and a L/C Issuer,
The Other Lenders and L/C Issuers Party Hereto,
JPMorgan Chase Bank, N.A.,
BofA Securities, Inc.,
Citibank, N.A.,
Citizens Bank, N.A.,
Goldman Sachs Bank USA,
HSBC Securities (USA) Inc.,
Mizuho Bank, Ltd.,
Morgan Stanley Senior Funding, Inc.,
MUFG Bank, Ltd.,
The Bank of Nova Scotia,
Truist Securities, Inc.,
U.S. Bank National Association
And
Wells Fargo Securities, LLC,
as Joint Lead Arrangers and as Joint Bookrunners,

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SCHEDULES:
Schedule 1(a) – Guarantors
Schedule 1(b) – Excluded Capital Stock
Schedule 1(c) – Certain Excluded Property
Schedule 2.01(a) – Commitments
Schedule 2.01(b) – Swingline Commitments
Schedule 2.01(c) – Letter of Credit Commitments
Schedule 2.03 – Existing Letters of Credit
Schedule 5.12 – Subsidiaries and Unrestricted Subsidiaries
Schedule 6.16 – Post-Closing Undertakings
Schedule 6.18 – Agreements with Affiliates
Schedule 7.01 – Existing Indebtedness
Schedule 7.02 – Existing Liens
Schedule 7.05 – Existing Investments
Schedule 10.02 – Notice Information

EXHIBITS:
Exhibit A – Form of Request for L/C Credit Extension
Exhibit B-1 – Form of Initial Term B Note
Exhibit B-2 – Form of Multicurrency Revolving Credit Note
Exhibit B-3 – Form of Venue Expansion Revolving Note
Exhibit B-4 – Form of Delayed Draw Term A Loan Note
Exhibit B-5 – Form of Swingline Note
Exhibit C – Form of Compliance Certificate
Exhibit D – Form of Intercompany Subordination Agreement
Exhibit E-1 – U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F – Form of Guaranty
Exhibit G – Form of Security Agreement
Exhibit H – Form of Solvency Certificate
Exhibit I – Form of Assignment and Assumption Agreement

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This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of October 21, 2025, among LIVE NATION ENTERTAINMENT, INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), each L/C Issuer party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent and an L/C Issuer.
PRELIMINARY STATEMENTS
WHEREAS, the Borrower is party to that certain Credit Agreement, dated as of May 6, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof), among the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent and J.P. Morgan Europe Limited, as London Agent, as in effect immediately prior to the effectiveness of this Agreement (the “Original Credit Agreement”);
WHEREAS, the Borrower has requested that, upon the satisfaction (or waiver) in full of the conditions precedent set forth in the applicable provisions of Article IV below, the applicable Lenders (a) make term loans to the Borrower in an aggregate principal amount of $1,300,000,000.00 under the Initial Term B Commitment, (b) make available delayed draw term loans to the Borrower in an aggregate principal amount of $700,000,000.00 under the Delayed Draw Term A Loan Commitment, (c) make available to the Borrower a multicurrency revolving credit facility in an aggregate principal Dollar Amount of $1,300,000,000.00 for the making, from time to time, of revolving loans and the issuance, from time to time, of letters of credit and (d) make available to the Borrower a venue expansion revolving facility in an aggregate principal amount of $400,000,000.00 for the making, from time to time, of revolving loans, in each case, on the terms and subject to the conditions set forth in this Agreement;
WHEREAS, the proceeds of the initial borrowings hereunder will be used, together with the proceeds of other indebtedness of the Borrower, (i) to refinance in full all existing Term B-4 Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement immediately prior to the Restatement Date, (ii) to refinance in full all Revolving Loans (as defined in the Original Credit Agreement) and replace in full all Revolving Commitments (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement immediately prior to the Restatement Date, (iii) to pay fees, costs, and expenses associated with the foregoing, and (iv) to provide ongoing working capital requirements and for general corporate purposes of the Borrower and its subsidiaries, in each case, as further described herein;
WHEREAS, the Borrower has requested that the Original Credit Agreement be amended and restated and be replaced in its entirety with this Agreement without constituting a novation of any Loans or other Obligations owing to the Original Credit Agreement Lenders or the Administrative Agent under the Original Credit Agreement; and
WHEREAS, the Original Credit Agreement Lenders party hereto, constituting all of the Original Credit Agreement Lenders immediately prior to the Restatement Date, have consented to the amendment and restatement of the Original Credit Agreement in the form hereof on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS
Section 1.01Defined Terms
As used in this Agreement, the following terms have the meanings set forth below:

“2027 Senior Unsecured Notes” means the $950.0 million aggregate outstanding principal amount of 4.750% of Senior Notes due 2027 of the Borrower.
“2027 Senior Secured Notes” means the $1,200.0 million aggregate outstanding principal amount of 6.500% of Senior Notes due 2027 of the Borrower.
“2028 Senior Secured Notes” means the $500.0 million aggregate outstanding principal amount of 3.750% of Senior Notes due 2028 of the Borrower.
“2029 Convertible Notes” means the $1,000.0 million aggregate principal amount of 3.125% of convertible senior notes due 2029 of the Borrower.
“2029 Convertible Notes Indenture” means the indenture, dated January 12, 2023, governing the 2029 Convertible Notes.
“2030 Convertible Notes” means the $1,100.0 million aggregate principal amount of 2.875% of convertible senior notes due 2030 of the Borrower.
“2030 Convertible Notes Indenture” means the indenture, dated December 6, 2024, governing the 2030 Convertible Notes.
“2031 Convertible Notes” means the $1,400.0 million aggregate principal amount of 2.875% of convertible senior notes due 2031 of the Borrower.
“2031 Convertible Notes Indenture” means the indenture, dated October 10, 2025, governing the 2031 Convertible Notes.
“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or becomes a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.
“Acquisition” means the purchase or acquisition (whether in one or a series of related transactions) by any Person of (a) more than fifty percent (50%) of the Capital Stock with ordinary voting power of another Person or (b) all or substantially all of the property (other than Capital Stock) of another Person or division or line of business or business unit of another Person, whether or not involving a merger or consolidation with such Person.
“Acquisition Holiday” has the meaning specified in Section 7.08.
“Acquisition Ratio Debt” has the meaning specified in clause (o) of the definition of “Permitted Debt.”
“Administrative Agent” means JPMorgan, acting through such of its Affiliates or branches as it may designate, in its capacity as administrative agent under any of the Loan Documents, or any successor or assign administrative agent permitted by the terms hereof.
“Administrative Agent Fee Letter” means that certain administrative agent fee letter dated the Restatement Date between the Borrower and the Administrative Agent.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent to the Borrower or any Lender, as the context requires.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.
“Affiliate Transaction” has the meaning specified in Section 6.18(a).
“Agent-Related Distress Event” means, with respect to the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the applicable Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law is commenced, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, or such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person to be, insolvent or bankrupt; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent, the Collateral Agent or any Person that directly or indirectly controls the applicable Agent by a Governmental Authority or an instrumentality thereof, so long as such ownership interest does not result in or provide the Administrative Agent or Collateral Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent or Collateral Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent or the Collateral Agent.
“Agent-Related Persons” means, with respect to any Agent, that Agent, together with its Related Parties.
“Agents” means, collectively, the Administrative Agent, the Collateral Agent, and the Supplemental Agents (if any).
“Aggregate Commitments” means the Commitments of all the Lenders.
“Agreement” means this credit agreement.
“Agreement Currency” has the meaning specified in Section 10.23.
“All-in Yield” means, with respect to any Indebtedness, the yield of such Indebtedness, whether in the form of interest rate, margin, OID, upfront fees, index floors or otherwise, in each case payable by the Borrower generally to lenders, provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity, or, if shorter, the actual weighted average life to maturity, as the context requires, and shall not include (i) arrangement fees, structuring fees, ticking fees, commitment fees, unused line fees, underwriting fees and any amendment and similar fees (not paid or payable generally to the relevant lenders but payable to the relevant arrangers (or their Affiliates)) and (ii) any other fee that is not paid generally to all relevant lenders ratably; provided that if the applicable interest rate in respect of any Indebtedness of a like currency includes an index floor greater than the index floor applicable to the Initial Term B Loans, such differential between interest rate floors shall be equated to All-in Yield for purposes of determining the All-in Yield of such Indebtedness, but only to the extent an increase in the interest rate floor applicable to the Initial Term B Loans would cause an increase in the All-in Yield then applicable to the Initial Term B Loans, and in such case the interest rate floor (but not the interest rate margin) applicable to the Initial Term B Loans shall be increased to the extent of such differential between interest rate floors.

“Alternative Currency” means each of Euros, Canadian Dollars, Sterling, Danish Krone, Swedish Krona, Australian Dollars, Japanese Yen, Mexican Pesos, Brazilian Real and Swiss Francs, and any other currency added as an “Alternative Currency” pursuant to Section 2.20 hereof (any such other currency so added, an “Other Alternative Currency”).
“Alternative Currency Fronting Lender” means, with respect to any Fronted Currency Loan, each Multicurrency Revolving Credit Lender (or any Affiliate thereof) that (a) has indicated in writing to the Administrative Agent and the Borrower that it can fund Fronted Currency Loans in such Fronted Currency, (b) has agreed, in its sole discretion, in writing to act as an Alternative Currency Fronting Lender hereunder with respect to such Fronted Currency and (c) has been approved in writing by the Administrative Agent (unless such Alternative Currency Fronting Lender is the Administrative Agent) and the Borrower as an Alternative Currency Fronting Lender with respect to such Fronted Currency. The Administrative Agent shall notify the Multicurrency Revolving Credit Lenders of the identity of each Alternative Currency Fronting Lender. With respect to each Borrowing of Fronted Currency Loans, there shall be only one Alternative Currency Fronting Lender (but for the avoidance of doubt, there may be more than one Alternative Currency Fronting Lender at any time, including for the same Fronted Currency, and in such case, the Borrower shall determine which Alternative Currency Fronting Lender shall make such Fronted Currency Loan).
“Alternative Currency Letter of Credit Sublimit” means $100,000,000.
“AMG” means Academy Music Holdings Ltd., a company incorporated in England and Wales.
“AMG Indebtedness” means Indebtedness of any Person comprising part of the Academy Music Group in an aggregate amount for all such Indebtedness not exceeding the Dollar Equivalent of £60,000,000 at any time outstanding.
“Anti-Corruption Laws” has the meaning set forth in Section 5.20.
“Applicable Discount” has the meaning specified in the definition of “Dutch Auction.”
“Applicable Intercreditor Arrangements” means customary intercreditor arrangements that are reasonably satisfactory to the Administrative Agent and the Borrower, including, but not limited to, the First Lien Intercreditor Agreement.
“Applicable Parties” has the meaning specified in Section 9.20(c).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment; provided that, in the case of Section 2.17 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Credit Loans, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Rate” means, (a) with respect to the Initial Term B Loan Facility, (A) 2.00% in the case of Term Benchmark Loans and (B) 1.00% in the case of Base Rate Loans, and (b) with respect to the Delayed Draw Term A Loan Facility, the Multicurrency Revolving Credit Facility, and the Venue Expansion Revolving Facility, the Applicable Rate set forth in the pricing grid below, in each case, based upon the Consolidated Secured Leverage Ratio as of the end of the fiscal quarter for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 6.01(a) or 6.01(b):

Level	Consolidated Secured Leverage Ratio	Applicable Rate for Term Benchmark Loans and RFR Loans	Applicable Rate for Base Rate Loans
I	Greater than 1.00:1.00	1.50%	0.50%
II	Less than or equal to 1.00:1.00 but greater than 0.50:1.00	1.25%	0.25%
III	Less than or equal to 0.50:1.00	1.00%	0.00%

For purposes of clause (b) above, for the period from the Restatement Date until the date of the delivery of the consolidated financial statements pursuant to Section 6.01(b) as of and for the fiscal quarter ending December 31, 2025, the Applicable Rate shall be based on the rates per annum set forth in Level I.
For purposes of clause (b) above, the Applicable Rate shall be re-determined quarterly on a prospective basis on the third Business Day following the date of delivery to the Administrative Agent of the certified calculation of the Consolidated Secured Leverage Ratio pursuant to the applicable Compliance Certificate delivered pursuant to Section 6.02(d); provided that if the Borrower fails to provide such Compliance Certificate within thirty (30) days from the date such Compliance Certificate is due pursuant to Section 6.02(d), the Applicable Rate shall be set at the rates per annum set forth in Level I in the table set forth above, to be effective until the date on which such Compliance Certificate is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Compliance Certificate, the Applicable Rate shall be set at the applicable rate per annum based upon the calculation of the Consolidated Secured Leverage Ratio set forth in such Compliance Certificate).
“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Appropriate Lender” means, at any time, (a) with respect to any Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan under such Term Facility or a Revolving Credit Loan at such time, (b) with respect to the Letter of Credit Sublimit or the Alternative Letter of Credit Sublimit, as applicable, (i) each L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders, (c) with respect to any New Term Facility, a Lender that holds a New Term Loan at such time, (d) with respect to any New Revolving Facility, a Lender that holds a New Revolving Loan or has a New Revolving Commitment with respect to such New Revolving Facility at such time and (e) with respect to any Specified Refinancing Debt, a Lender that holds Specified Refinancing Term Loans or Specified Refinancing Revolving Loans.
“Approved Borrower Portal” has the meaning specified in Section 9.22(a).
“Approved Electronic Platform” has the meaning specified in Section 9.20(a).

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
“Arrangers” means, collectively, JPMorgan, BofA Securities, Inc., Citibank, N.A., Citizens Bank, N.A., Goldman Sachs Bank USA, HSBC Securities (USA) Inc., Mizuho Bank, Ltd., Morgan Stanley Senior Funding, Inc., MUFG Bank, Ltd., The Bank of Nova Scotia, Truist Securities, Inc., U.S. Bank National Association and Wells Fargo Securities, LLC, in their respective capacities as joint lead arrangers and joint bookrunners.
“Asset Sale” means:
(1)    the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of the Borrower or any Restricted Subsidiary, or
(2)    the issuance or sale of Equity Interests (other than preferred stock and Disqualified Stock of Restricted Subsidiaries issued in compliance with Section 7.01, directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law, issuances by the Borrower of any Capital Stock, or sales or issuances of any Qualified Stock) of any Restricted Subsidiary (other than to the Borrower or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions),
(each of the foregoing referred to in this definition as a “Disposition” and the term “Dispose” shall have a correlative meaning thereto). Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
(a)    a sale, exchange or other Disposition of cash, Cash Equivalents or Investment Grade Securities, or of obsolete, damaged, unnecessary, unsuitable or worn out equipment or other assets, or Dispositions of property no longer used, useful or economically practicable to maintain in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any registrations or any applications for registration of any intellectual property or other intellectual property rights to lapse or become abandoned);
(b)    any Disposition in compliance with the provisions of Section 7.03;
(c)    any Restricted Payment that is permitted to be made, and is made, pursuant to Section 7.05 or any Permitted Investment;
(d)    any Disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary, in a single transaction or series of related transactions, with an aggregate Fair Market Value of less than or equal to the greater of (i) $300,000,000 and (ii) 15% of the EBITDA Grower Amount at the time of such Disposition or issuance;
(e)    any transfer or Disposition of property or assets or issuance or sale of Equity Interests or an exclusive license by a Restricted Subsidiary to the Borrower or by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided that any such Disposition or exclusive license made by a Loan Party to a Restricted Subsidiary that is not a Loan Party shall be made in compliance with Section 7.05;
(f)    the creation of any Lien permitted under this Agreement;
(g)    any issuance, sale, pledge or other Disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;
(h)    the sale, lease, assignment, license, sublease or other Disposition of inventory, equipment, accounts receivable, notes receivable or other current assets, services or other property in the ordinary course of business or the conversion of accounts receivable and related assets to notes receivable or Dispositions of accounts receivable and related assets in connection with the collection or compromise thereof;
(i)    the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;
(j)    a sale, assignment or transfer of Receivables Assets, or participations therein, to a Receivables Subsidiary in a Qualified Receivables Financing or to any other Person in a Qualified Receivables Factoring;
(k)    a sale, assignment or other transfer of Receivables Assets, or participations therein, and related assets by a Receivables Subsidiary in a Qualified Receivables Financing or a Qualified Receivables Factoring;
(l)    any exchange of assets for Related Business Assets (including a combination of Related Business Assets and a de minimis amount of cash or Cash Equivalents) of comparable or greater market value than the assets exchanged, as determined in good faith by the Borrower;
(m)    (i) non-exclusive licenses, sublicenses or cross-licenses of intellectual property, other IP Rights or other general intangibles and (ii) exclusive licenses, sublicenses or cross-licenses of intellectual property, other intellectual property rights or other general intangibles in the ordinary course of business of the Borrower and the Restricted Subsidiaries of the Borrower;
(n)    subject to clause (b) of the definition of “Permitted Debt,” any Sale/Leaseback Transaction with respect to property acquired or built after the Restatement Date by the Borrower or any Restricted Subsidiaries; provided that such sale is for at least Fair Market Value (as determined on the date on which the definitive agreement for such Sale/Leaseback Transaction was entered into);
(o)    the surrender or waiver of obligations of trade creditors or customers or other contract rights that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or compromise, settlement, release or surrender of a contract, tort or other litigation claim, arbitration or other disputes;
(p)    Dispositions arising from foreclosures, condemnations, eminent domain, seizure, nationalization or any similar action with respect to assets, dispositions of property subject to casualty events and (except for purposes of calculating Net Cash Proceeds of any Asset Sale under Sections 7.04(b) and (c)) Dispositions necessary or advisable (as determined by the Borrower in good faith) in order to consummate any acquisition of any Person, business or assets;
(q)    Dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements or rights of first refusal between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(r)    to the extent allowable under Section 1031 of the Code, any exchange of like property (excluding any boot thereon) for use in a Similar Business;
(s)    the issuance of directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law;
(t)    Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 90 days of such Disposition or (ii) the proceeds of such Asset Sale are applied within 90 days of such Disposition to the purchase price of such replacement property (which replacement property is purchased within 90 days of such Disposition);
(u)    a sale or transfer of equipment receivables, or participations therein, and related assets;
(v)    any Disposition among the Borrower Parties in connection with a Permitted Restructuring Transaction;
(w)    (i) the Disposition of assets acquired pursuant to any Permitted Investment (including any Permitted Acquisition), which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries; and (ii) the Disposition of assets that are necessary or advisable, in the good faith judgment of the Borrower, in order to obtain the approval of any Governmental Authority to consummate or avoid the prohibition or other restrictions on the consummation of any Permitted Investment or acquisition (including any Permitted Acquisition);
(x)    (i) any issuances of Convertible Indebtedness and (ii) any Dispositions in connection with settling conversions of Convertible Indebtedness;
(y)    Dispositions of assets or Equity Interests; provided that the Net Cash Proceeds of such Dispositions do not exceed an aggregate amount of the greater of (i) $500,000,000 and (ii) 25% of the EBITDA Grower Amount at the time of such Disposition; and
(z)    Dispositions of Equity Interests in any Subsidiary acquired in connection with a Permitted Acquisition or other Permitted Investment, in each case pursuant to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of such Subsidiary, so long as such rights, plans, warrants, options or other securities were not entered into or issued in connection with or in contemplation of such Person becoming a Subsidiary;
provided that, anything in this definition of “Asset Sale” to the contrary notwithstanding, no Loan Party shall be permitted to transfer, directly or indirectly, any Material Intellectual Property to any Subsidiary that is not a Loan Party or to any Unrestricted Subsidiary, except pursuant to the foregoing clause (m)(i) above or other intercompany disclosures thereof.
For purposes of the foregoing sentence, if any Disposition (or a portion thereof) would be permitted pursuant to one or more provisions described above, the Borrower may divide and classify such Disposition (or a portion thereof) in any manner that complies with the foregoing sentence and may later divide and reclassify any such Disposition so long as the Disposition (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification.
For the avoidance of doubt, (A) the unwinding of Swap Contracts, Permitted Bond Hedge Transactions or Permitted Warrant Transactions shall not be deemed to constitute an Asset Sale and (B) any disposition of property to a Divided LLC pursuant to an LLC Division shall be a Disposition.
“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit I, or otherwise in form and substance reasonably acceptable to the Administrative Agent.
“Auction Amount” has the meaning specified in the definition of “Dutch Auction.”
“Auction Notice” has the meaning specified in the definition of “Dutch Auction.”

“AUD Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars and for any Interest Period, a rate per annum equal to the AUD Screen Rate at approximately 11:00 a.m., Sydney, Australia time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day).
“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day). If the AUD Screen Rate shall be less than 0.00%, the AUD Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Australian Dollars” or “AU$” means the lawful currency of Australia.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(c)(iii).
“Available Amount” has the meaning specified in Section 7.05(a).
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Alternative Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 3.04.
“Bail-In Action” means the exercise of any Write-down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1%, and (c) the Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1.00%; provided that, for the purpose of this definition, the Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.04 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.04(b)), then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Alternative Currency, the applicable Relevant Rate for such Alternative Currency or (ii) Term Benchmark Loan, the applicable Relevant Rate for such Alternative Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event, and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Alternative Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 3.04.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency (other than any Loan denominated in Canadian Dollars), “Benchmark Replacement” shall mean the alternative set forth in clause (2) below:
(1)    in the case of any Loan denominated in Dollars, the Daily Simple RFR for Dollars and/or in the case of any Loan denominated in Canadian Dollars, the Daily Simple RFR for Canadian Dollars;
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Alternative Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be Term CORRA.
With respect to the Loans, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Alternative Currency at such time in the United States.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,”

timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent determines in its reasonable discretion (in consultation with the Borrower) may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 3.04.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, the CME Term SOFR Administrator, the CORRA Administrator, the central bank for the Alternative Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3)     a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clause (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.04.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Blocked Person” has the meaning specified in Section 10.07(b)(v).
“Board of Directors” means as to any Person, the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “directors” means members of the Board of Directors.
“Bona Fide Debt Fund” shall mean any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business.
“Borrower” has the meaning specified in the introductory paragraph to this Agreement.
“Borrower Communications” has the meaning specified in Section 9.22(d).
“Borrower Materials” has the meaning specified in Section 6.02.
“Borrower Parties” means the collective reference to the Borrower and the Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrowing” means a Revolving Credit Borrowing, Swingline Borrowing or a Term Borrowing, as the context may require.
“Brazilian Real” or “R$” means the lawful money of Brazil.
“Business Day”: means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in Japanese Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Alternative Currency of such RFR Loan, any such day that is only a RFR Business Day, (d) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate or any other dealings of such Loans referencing the Term SOFR Rate, any such day that is a U.S. Government Securities Business Day, (e) in relation to Loans denominated in Swedish Krona and in relation to the calculation or computation of STIBOR, any day except Saturday, Sunday and any day which shall be in Stockholm a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Stockholm, (f) in relation to Loans denominated in Danish Krone and in relation to the calculation and computation of CIBOR, any day (other than a Saturday or Sunday) on which banks are open for business in Copenhagen, Denmark, (g) in relation to Loans denominated in Canadian Dollars and in calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for dealings in Canadian Dollars in Toronto, Canada, (h) in relation to Loans denominated in Brazilian Real and in relation to the calculation or computation of CDI, any day (other than a Saturday or a Sunday) on which banks are open for business in São Paulo in the State of São Paulo, Brazil and (i) in relation to Loans denominated in any other Alternative Currency or any interest rate settings, fundings, disbursements, settlements or payments of any CBR Loan, any date (other than a Saturday or a Sunday) on which dealings in such Alternative Currency are carried on in the principal financial center of such Alternative Currency.
“Canadian Dollars” and “C$” means the lawful currency of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if the foregoing rate shall be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Capital Stock” means:
(1)    in the case of a corporation or a company, corporate stock or share capital;
(2)    in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)    in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and
(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that (i)“cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution and (ii) any debt security that is convertible into, or exchangeable for, Capital Stock, in each case of the foregoing clauses (i) and (ii), shall not constitute Capital Stock).
“Capitalized Lease Obligation” means at the time any determination thereof is to be made, the amount of the liability in respect of any lease that would at such time be required to be capitalized and reflected as a finance lease on a balance sheet (excluding the footnotes thereto) in accordance with GAAP (subject, for the avoidance of doubt, to Section 1.03(c)).
“Cash-Capped Incremental Facility” has the meaning specified in Section 2.14(a).
“Cash Collateral” shall have a meaning correlative to the following and shall include the proceeds of such cash collateral and other credit support.
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent or L/C Issuer (as applicable) and the Multicurrency Revolving Credit Lenders, as collateral for L/C Obligations or obligations of the Multicurrency Revolving Credit Lenders to fund participations in respect of either thereof (as the context may require), cash, Cash Equivalents (if reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) or deposit account balances or, if the Administrative Agent or L/C Issuer benefiting from such collateral shall agree in its reasonable discretion, other credit support (including by backstop with a letter of credit reasonably satisfactory to the applicable L/C Issuer or by being deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the applicable L/C Issuer (which documents are hereby consented to by the Lenders).
“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Borrower or any Subsidiary Guarantor (other than from a Restricted Subsidiary) and designated as a “Cash Contribution Amount” as described in the definition of “Contribution Indebtedness.”
“Cash Equivalents” means:
(1)    Dollars, other Alternative Currencies, the national currency of any participating member state of the European Union (as it is constituted on the Restatement Date) and other currencies held by the Borrower or any Subsidiaries in the ordinary course of business;
(2)    securities issued or directly guaranteed or insured by the government of the United States, the United Kingdom or any country that is a member of the European Union (as it is constituted on the Restatement Date) or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;
(3)    money market deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of two years or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding two years, and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $250,000,000 in the case of domestic banks or $100,000,000 (or the equivalent Dollar Amount) in the case of foreign banks;
(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with any financial institution or securities dealers of recognized national standing meeting the qualifications specified in clause (3) above;
(5)    commercial paper or variable or fixed rate notes issued by a corporation or other Person (other than an Affiliate of the Borrower) rated at least “A-2” or “P-2” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within two years after the date of acquisition;

(6)    readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;
(7)    Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “A-2” or “P-2” from either S&P or Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);
(8)    investment funds investing at least 95% of their assets in investments of the types described in clauses (1) through (7) above and (9) and (10) below;
(9)    Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency);
(10)    in the case of investments by any Non-U.S. Subsidiary or investments made in a country outside the United States of America, other investments of comparable tenor and credit quality to those described in the foregoing clauses (1) through (9) customarily utilized in the countries where such Non- U.S. Subsidiary is located or in which such investment is made; and
(11)    investments consistent with the Borrower’s investment policy as in effect on the date hereof, as provided in writing to the Administrative Agent on or prior to the Restatement Date.
Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (1) above; provided that such amounts are converted into any currency listed in clause (1) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.
“Cash Management Agreement” means any agreement or arrangement to provide Cash Management Services to any Loan Party or any Restricted Subsidiary.
“Cash Management Bank” means any Person that (a) at the time it enters into a Secured Cash Management Agreement or within 60 days thereafter, is a Lender or an Agent or an Affiliate of a Lender or an Agent or (b)(i) in the case of any Secured Cash Management Agreement in effect on or prior to the Restatement Date, is, as of the Restatement Date or within 60 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Secured Cash Management Agreement or (ii) in the case of any Secured Cash Management Agreement in effect on or prior to the date of any amendment, restatement or amendment and restatement to this Agreement (including any incremental amendment), is, as of the date of such amendment, restatement or amendment and restatement to this Agreement or within 60 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Secured Cash Management Agreement.
“Cash Management Services” means any of the following to the extent not constituting a line of credit (other than an overnight draft facility that is not in default); automated clearing house transactions, treasury and/or cash management services, including treasury, depository, overdraft, credit, purchasing or debit card, non-card e-payables services, electronic funds transfer, treasury management services (including controlled disbursement services, overdraft automatic clearing house fund transfer services, return items and interstate depository network services), other demand deposit or operating account relationships, foreign exchange facilities and merchant services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any casualty insurance proceeds or condemnation awards or that gives rise to a taking by a Governmental Authority in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace, restore or repair, or compensate for the loss of, such equipment, fixed assets or real property.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate or the Japanese Prime Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“CDI” means the daily average rate of overnight interbank deposits (the “DI - Depósitos Interfinanceiros de um dia, over extra-grupo”), expressed in the form of a percentage per annum, based upon a 252-Business Day year, calculated and published daily by B3 S.A. – Brasil, Bolsa, Balcão, at the website http://www.b3.com.br.
“CDI Loan” means a Loan that bears interest at the rate based upon the CDI.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time, (c) Swiss Francs, the policy rate of the Swiss National Bank (or any successor thereto) as published by the Swiss National Bank (or any successor thereto) from time to time, (d) Swedish Krona, the Swedish Riksbank’s (or any successor’s thereto) “repo rate” (Sw. reporänta) as published by the Swedish Riksbank (or any successor thereto) from time to time and in effect on such day and (e) any other Alternative Currency determined after the Restatement Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate adjustment and (II) the Floor.
“Change in Law” means the occurrence after the date of this Agreement of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 3.05(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan unless such plan is part of a group) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of fifty percent (50%) or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis;

(b)    there shall be consummated any share exchange, consolidation or merger of the Borrower pursuant to which the Borrower’s Capital Stock entitled to vote in the election of the board of directors of the Borrower generally would be converted into cash, securities or other property, or the Borrower sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets, in each case other than pursuant to a share exchange, consolidation or merger of the Borrower in which the holders of the Borrower’s Capital Stock entitled to vote in the election of the board of directors of the Borrower generally immediately prior to the share exchange, consolidation or merger have, directly or indirectly, at least a majority of the total voting power in the aggregate of all classes of Capital Stock of the continuing or surviving entity entitled to vote in the election of the board of directors of such person generally immediately after the share exchange, consolidation or merger; or
(c)    a “change of control” or any comparable term under, and as defined in, any of the documentation relating to the Existing Notes shall have occurred.
For the avoidance of doubt, an underwriter, initial purchaser, investor or holder of any Convertible Indebtedness or Permitted Warrant Transaction, in each case, shall be deemed to not directly or indirectly own the Equity Interests of the Borrower underlying such transactions unless and until such Equity Interests of the Borrower are delivered upon settlement thereof.
“CIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Danish Krone and for any Interest Period, the CIBOR Screen Rate at approximately 11:00 a.m. London time two business days prior to the commencement of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 11:00 a.m. London time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), rounded to the nearest 1/100th of 1% (with .005% being rounded up).
“CIBOR Screen Rate” means, with respect to any Interest Period, the Copenhagen interbank offered rate published by the Danish Financial Benchmark Facility (or any other Person that takes over the administration of such rate) for Danish Krone with a tenor equal in length to such Interest Period as displayed on page CIBOR of the Reuters screen (or, in the event such rate does not appear on such Reuters page on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the CIBOR Screen Rate shall be less than 0.00%, the CIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Class” means, (a) with respect to Commitments or Loans, those of such Commitments or Loans that have the same terms and conditions, (b) with respect to Lenders, those of such Lenders that have Commitments or Loans of a particular Class or (c) Swingline Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all of the “Collateral” (or similar term) referred to in the Collateral Documents and all of the other property and assets that are or are required under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.
“Collateral Agent” means JPMorgan, acting through such of its Affiliates or branches as it may designate, in its capacity as collateral agent under any of the Loan Documents, or any successor or assign collateral agent or sub agent permitted by the terms hereof.
“Collateral Documents” means, collectively, the Security Agreements, the Intellectual Property Security Agreement, each of the Security Agreement Supplements, Intellectual Property Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent pursuant to

Section 6.12, Section 6.14 or Section 6.16, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.
“Commitment” means a Term Commitment, a Swingline Commitment and/or a Revolving Credit Commitment, as the context may require.
“Commitment Fee Rate” means 0.35% per annum.
“Commitment Fees” has the meaning provided in Section 2.09(a).
“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing (including Swingline Borrowings), (c) a conversion of Loans from one Type to the other or (d) a continuation of Term Benchmark Loans or RFR Loans, as applicable, pursuant to Section 2.02(a), which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et. seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning specified in Section 9.20(d).
“Company Competitor” means any Person that competes with the business of the Borrower and its Subsidiaries from time to time.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C or such other form as may be agreed between the Borrower and the Administrative Agent.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Current Assets” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all assets of such Person and its Restricted Subsidiaries on a consolidated basis that, in accordance with GAAP, would be classified as current assets on the balance sheet of a company conducting a business the same as or similar to that of such Person and its Restricted Subsidiaries on a consolidated basis, after deducting appropriate and adequate reserves therefrom in each case in which a reserve is proper in accordance with GAAP, but excluding (i) cash, (ii) Cash Equivalents, (iii) Swap Contracts to the extent that the mark-to-market Swap Termination Value would be reflected as an asset on the consolidated balance sheet of such Person, (iv) deferred financing fees, (v) amounts related to current or deferred taxes (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments) (so long as the items described in clauses (iv) and (v) are non-cash items), (vi) in the event that a Qualified Receivables Factoring or Qualified Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the receivables and other related assets subject to such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable minus (y) collection by such Person against the amounts sold pursuant to clause (x) and (vii) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.
“Consolidated Current Liabilities” means, with respect to any Person and its Restricted Subsidiaries on a consolidated basis, all liabilities in accordance with GAAP that would be classified as current liabilities on the consolidated balance sheet of such Person, but excluding (a) the current portion of Indebtedness (including the Swap Termination Value of any Swap Contracts) to the extent reflected as a liability on the consolidated balance sheet of such Person, (b) the current portion of interest, (c) accruals for current or deferred taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) escrow account balances, (g) the current portion of pension liabilities, (h) liabilities in respect of unpaid earn-outs, (i) amounts related to derivative financial instruments and assets held for sale, (j) any L/C Obligations or Revolving Credit Loans and any letter of credit obligations, swing line loans or revolving loans under any other revolving credit facility, (k) the current portion of other long-term liabilities and (l) the effects of adjustments pursuant to GAAP resulting from the application of recapitalization accounting or purchase accounting, as the case may be, in relation to any consummated acquisition.
“Consolidated EBITDA” means, for any period, Consolidated Net Income in such period plus, without duplication, (A) in each case solely to the extent decreasing Consolidated Net Income in such period (other than with respect to clause (o)): (a) consolidated interest expense (net of interest income), (b) provision for taxes, to the extent based on income or profits, (c) amortization and depreciation, (d) the amount of all costs and expenses incurred in connection with (x) the closing of the Loan Documents or the Transactions, and (y) the Ticketmaster Merger in an amount under this clause (y) not to exceed $150.0 million in the aggregate, (e) the amount of all non-cash deferred compensation expense, (f) the amount of all expenses associated with the early extinguishment of Indebtedness, (g) any losses from sales of Property, other than from sales in the ordinary course of business, (h) any non-cash impairment loss of goodwill or other intangibles required to be taken pursuant to GAAP, (i) any non-cash expense recorded with respect to stock options or other equity-based compensation, (j) any extraordinary loss, (k) any restructuring, non-recurring or other unusual item of loss or expense (including write-offs and write-downs of assets), other than any write-off or write-down of inventory or accounts receivable; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (k) and clause (o) below in any four quarter period shall not exceed 20% of Consolidated EBITDA in such period (such percentage to be calculated prior to giving effect to any amounts added to Consolidated EBITDA for such period pursuant to this clause (k) or clause (o) below), (l) any non-cash loss related to discontinued operations, (m) any other non-cash charges (other than write-offs or write-downs of inventory or accounts receivable), (n) fees and expenses incurred in connection with the making of acquisitions and other non-ordinary course Investments pursuant to Section 7.05, in an aggregate amount not to exceed $150.0 million in any four quarter period and (o) the amount of pro forma “run rate” cost savings, operating expense reductions and synergies (in each case net of actual amounts realized) related to any cost-savings initiative or acquisition or disposition outside of the ordinary course of business that are reasonably identifiable, factually supportable and projected by such person in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of such person) within 24 months after the date such acquisition or disposition is consummated or such cost savings initiative is implemented, as the case may be; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (o) and clause (k) above in any four quarter period shall not exceed 20% of Consolidated EBITDA in such period (such percentage to be calculated prior to giving effect to any amounts added to Consolidated EBITDA for such period pursuant to this clause (o) or clause (k) above); provided that (I) in the case of any non-cash charge referred to in this definition of “Consolidated EBITDA” that relates to accruals or reserves for a future cash disbursement, such future cash disbursement shall be deducted from Consolidated EBITDA in the period when such cash is so disbursed and (II) if there shall exist one or more Specified Subsidiaries during such period, the amounts otherwise added to Consolidated EBITDA pursuant to any of clauses (A)(a) through (o) of this definition shall be reduced such that the contribution of any such Specified Subsidiary to such amounts is limited to the Specified Percentage applicable to such Specified Subsidiary minus (B) in each case solely to the extent increasing Consolidated Net Income in such period: (a) any extraordinary gain, (b) any nonrecurring item of gain or income (including write-ups of assets), other than any write-up of inventory or accounts receivable, (c) any gains from sales of Property, other than from sales in the ordinary course of business, (d) any non-cash gain related to discontinued operations, and (e) the aggregate amount of all other non-cash items increasing Consolidated Net Income during such period; provided that (I) in the case of any non-cash item referred to in clause (B) of this definition of “Consolidated EBITDA” that relates to a future cash payment to the Borrower or a Subsidiary, such future cash payment shall be added to Consolidated EBITDA in the period when such payment is so received by the Borrower or such Subsidiary and (II) if there shall exist one or more Specified Subsidiaries during such period, the amounts otherwise subtracted from Consolidated EBITDA pursuant to any of clauses (B)(a) through (e) of this definition shall be increased such that the contribution of any such Specified Subsidiary to such amounts is limited to the Specified Percentage applicable to such Specified Subsidiary.
“Consolidated Funded Indebtedness” means all Indebtedness of the type described in clauses (a)(i), (a)(ii) (but excluding surety bonds, performance bonds or other similar instruments), (a)(iv), and (b) (in respect of Indebtedness of the type described in (a)(i), (a)(ii) (but excluding Indebtedness constituting surety bonds, performance bonds or other similar instruments) and (a)(iv)) of the definition of “Indebtedness,” of a Person and its

Restricted Subsidiaries on a consolidated basis, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP (but (x) excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition and (y) any Indebtedness that is issued at a discount to its initial principal amount shall be calculated based on the entire stated principal amount thereof, without giving effect to any discounts or upfront payments), excluding obligations in respect of letters of credit (including Letters of Credit), bank guarantees and guarantees on first demand, in each case, except to the extent of unreimbursed amounts thereunder; provided, however, that the Indebtedness of a Subsidiary of the Borrower that is non-recourse to any of the Loan Parties and whose net income is excluded in the calculation of Consolidated Net Income due to the operation of clause (ii) of the definition thereof shall be excluded.
For purposes hereof, the amount of Consolidated Funded Indebtedness shall be determined (i) based on the outstanding principal amount in the case of borrowed money Indebtedness under clause (a)(i) and purchase money Indebtedness under clause (a)(iv), (ii) based on the maximum face amount in the case of letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof) under clause (a)(ii), (iii) based on the amount of Consolidated Funded Indebtedness that is the subject of Guarantees in the case of Guarantees under clause (b), and (iv) with respect to the Indebtedness of a non-Wholly Owned Subsidiary of the Borrower that was the subject of an Investment, to the extent such Indebtedness is non-recourse to any of the Loan Parties or any of their respective Subsidiaries (other than such non-Wholly Owned Subsidiary or any Subsidiary of such non-Wholly Owned Subsidiary that is not a Loan Party), such non-Wholly Owned Subsidiary shall automatically be deemed a “Specified Subsidiary” (unless the Borrower delivers a written notice to the Administrative Agent requesting that such non-Wholly Owned Subsidiary not be designated a “Specified Subsidiary”), and the amount of such Indebtedness of such Non-Wholly Owned Subsidiary or any Subsidiary of such non-Wholly Owned Subsidiary that shall be included in this definition of “Consolidated Funded Indebtedness” be a percentage of such indebtedness (the “Specified Percentage”) that is equal to the percentage of the aggregate outstanding Capital Stock of such Specified Subsidiary owned by the Borrower and/or its Subsidiaries (other than such Specified Subsidiary); provided that (A) the Specified Percentage shall not be less than the percentage of such Specified Subsidiary’s net income that is included in Consolidated Net Income (after giving effect to the operation of the second parenthetical phrase in the definition of Consolidated Net Income) and (B) together with any financial statements delivered pursuant to Section 6.01(a) or (b), the Borrower shall provide when delivering such financial statements a brief reconciliation of the Specified Percentage of the indebtedness referred to in this clause (iv) to the actual principal amount of such indebtedness.
For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, Cash Management Agreements, and any Receivables Financing or Factoring Transaction, (ii) in respect of Indebtedness owing to the Borrower or any Restricted Subsidiary and (iii) owed by Unrestricted Subsidiaries, do not constitute Consolidated Funded Indebtedness.
“Consolidated Funded Senior Secured Indebtedness” means Consolidated Funded Indebtedness that is secured by a Lien on any Collateral; provided that such Consolidated Funded Indebtedness is not expressly subordinated in right of payment to any other Indebtedness of the Borrower or any of its Subsidiaries.
“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:
(a)    the aggregate interest expense of such Person and its Restricted Subsidiaries for such period, calculated on a consolidated basis in accordance with GAAP, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including pay in kind interest payments, amortization of original issue discount, the interest component of Capitalized Lease Obligations and net payments and receipts (if any) pursuant to interest rate Swap Contracts (other than in connection with the early termination thereof) but excluding any non-cash interest expense attributable to the movement in the mark-to-market valuation of Indebtedness, Swap Contracts or other derivative instruments, all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, discounts, fees and expenses and expensing of any bridge, commitment or other financing fees, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, all discounts, commissions, fees and other charges associated with any Receivables Financing or Factoring Transaction, and any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting); plus
(b)    consolidated capitalized interest of the referent Person and its Restricted Subsidiaries for such period, whether paid or accrued; less
(c)    interest income of the referent Person and its Restricted Subsidiaries for such period;
provided that in the case of any Person that became a Restricted Subsidiary of such Person after the commencement of such four-quarter period, the interest expense of such Person paid in cash prior to the date on which it became a Restricted Subsidiary of such Person will be disregarded. For purposes of this definition, interest on Capitalized Lease Obligations will be deemed to accrue at the interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligations in accordance with GAAP.
“Consolidated Net Income” means, for any period, the net income (or loss), determined on a consolidated basis (after any deduction for minority interests except in the case of any Loan Party) of the Consolidated Group in accordance with GAAP; provided that (i) in determining Consolidated Net Income, the net income of any Unrestricted Subsidiary or any other Person which is not a Subsidiary of the Borrower or is accounted for by the Borrower by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to the Borrower or a Restricted Subsidiary during such period, (ii) for purposes of calculating Consolidated EBITDA when determining the Consolidated Total Leverage Ratio for any clause of Section 7.05 only, the net income of any Subsidiary of the Borrower (other than a Loan Party) shall be excluded to the extent that the declaration or payment of cash dividends or similar cash distributions by that Subsidiary of that net income is not at the date of determination permitted by operation of its Organization Documents or any agreement, instrument or law applicable to such Subsidiary (other than to the extent such net income is actually received in cash by the Borrower or another Loan Party during such period from such Subsidiary and is not otherwise included in Consolidated Net Income) and (iii) the cumulative effect of any change in accounting principles shall be excluded. Consolidated Net Income shall be calculated on a Pro Forma Basis.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Senior Secured Indebtedness of the Borrower Parties on such date to (b) Consolidated EBITDA of the Borrower Parties for the Test Period, in each case calculated on a Pro Forma Basis.
“Consolidated Total Assets” means the total consolidated assets of the Borrower and its Restricted Subsidiaries, as shown on the most recent consolidated balance sheet of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of the Borrower Parties for the Test Period, in each case calculated on a Pro Forma Basis.
“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (less the amount of unrestricted Free Cash (provided that with respect to any Specified Subsidiary, only the Specified Percentage of such Specified Subsidiary’s Free Cash shall be included) as of such date to (b) Consolidated EBITDA of the Borrower Parties for the Test Period, in each case calculated on a Pro Forma Basis.
“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other

Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent:
(1)    to purchase any such primary obligation or any property constituting direct or indirect security therefor,
(2)    to advance or supply funds:
(a)    for the purchase or payment of any such primary obligation; or
(b)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
For the avoidance of doubt and notwithstanding the foregoing, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute a “Contingent Obligation.”
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, loan agreement, indenture, mortgage, deed of trust, lease, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Contribution Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Borrower or any Restricted Subsidiary (other than, in the case of such Restricted Subsidiary, contributions by the Borrower or any other Restricted Subsidiary to its capital) after the Restatement Date and designated as a Cash Contribution Amount.
“Controlled Foreign Subsidiary” means any Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.
“Convertible Indebtedness” means Indebtedness of the Borrower permitted to be incurred under the terms of this Agreement that is either (a) convertible or exchangeable into common stock of the Borrower (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are in each case exercisable for common stock of the Borrower and/or cash (in an amount determined by reference to the price of such common stock). It being understood that “Convertible Indebtedness” shall include Indebtedness represented by the 2029 Convertible Notes, the 2030 Convertible Notes and the 2031 Convertible Notes.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning specified in Section 9.16.
“Credit Agreement” means (i) this Agreement and (ii) whether or not this Agreement remains outstanding, if designated by the Borrower to be included in the definition of “Credit Agreement,” one or more (A) debt facilities, indentures or commercial paper facilities providing for revolving credit loans, term loans, notes, debentures, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, notes, mortgages, guarantees, collateral documents, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrower(s) or issuer(s) and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, increased (provided that such increase in borrowings is permitted under this Agreement), replaced or refunded in whole or in part from time to time and whether by the same or any other agent, lender or investor or group of lenders or investors.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Swiss Francs, SARON for the day that is five (5) RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the Business Day immediately preceding such RFR Interest Day, (iii) Dollars, Daily Simple SOFR following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate and (iv) Canadian Dollars, Daily Simple CORRA following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR

Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Danish Krone” or “Dkr” means the lawful currency of Denmark.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, judicial management, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declined Amounts” has the meaning specified in Section 2.05(c).
“Declining Lender” has the meaning specified in Section 2.05(c).
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to (after as well as before judgment), (a) with respect to any overdue principal for any Loan, the applicable interest rate for such Loan plus 2.00% per annum (provided that with respect to Term Benchmark Loans or RFR Loans, as applicable, the determination of the applicable interest rate is subject to Section 2.02(c) to the extent that Term Benchmark Loans or RFR Loans may not be converted to, or continued as, Term Benchmark Loans or RFR Loans, as applicable, pursuant thereto), and (b) with respect to any other overdue amount, including overdue interest, the interest rate applicable to Base Rate Loans of the same Class as the Loan under which such amount is overdue plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, within two (2) Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied) or, solely with respect to a Revolving Credit Lender, under other agreements generally in which it commits to extend credit, (c) has failed, within three (3) Business Days after reasonable request by the Administrative Agent or the Borrower, to confirm in a manner satisfactory to the Administrative Agent and the Borrower that it will comply with its funding obligations (provided that the Administrative Agent shall request such confirmation upon reasonable request from any L/C Issuer; provided, further, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent and the Borrower) (it being understood that such Lender may otherwise remain a Defaulting Lender pursuant to one or more other clauses of this definition) or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets or a custodian appointed for it, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment or (iv) become subject to a Bail-In Action; provided that no Lender shall be a Defaulting Lender solely by virtue of (x) the ownership or acquisition by a Governmental Authority of any Equity Interest in that Lender or any direct or indirect parent company thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (y) the occurrence of any of the events described in clause (d)(i), (d)(ii) or (d)(iii) of this definition which in each case has been dismissed or terminated prior to the date of this Agreement. Any determination by the Administrative Agent (or the Required Lenders to the extent that the Administrative Agent is the Defaulting Lender) that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Administrative Agent, the Borrower, each L/C Issuer and each Lender, as applicable.
“Delayed Draw Term A Borrowing” means a borrowing consisting of simultaneous Delayed Draw Term A Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Term Lenders pursuant to Section 2.01(c).
“Delayed Draw Term A Commitment” means as to any Delayed Draw Term A Lender at any time, the amount set forth under the heading “Delayed Draw Term A Commitments” opposite such Person’s name on Schedule 2.01(a) to this Agreement or in the Assignment and Assumption by which such Delayed Draw Term A Lender became a Delayed Draw Term A Lender, as such amount may be reduced by the operation of Section 2.06 or Section 2.01(c). The original aggregate principal amount of the Delayed Draw Term A Commitments on the Restatement Date is $700,000,000.00.
“Delayed Draw Term A Commitment Percentage” means, for each Delayed Draw Term A Lender as of any time, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Delayed Draw Term A Lender’s Delayed Draw Term A Commitment as of such time and the denominator of which is the aggregate Delayed Draw Term A Commitments as of such time. The Delayed Draw Term A Commitment Percentages as of the Restatement Date are set forth in Schedule 2.01(a) to this Agreement under the column entitled “Delayed Draw Term A Commitment Percentage”.
“Delayed Draw Term A Commitment Period” means the period from the date one day after the Restatement Date through and including the Delayed Draw Term A Outside Date.
“Delayed Draw Term A Lender” means the Persons listed on Schedule 2.01(a) hereto under the heading “Delayed Draw Term A Loan Lenders” together with their successors and permitted assigns.
“Delayed Draw Term A Loan Facility” means the facility comprising the Delayed Draw Term A Loans and Delayed Draw Term A Commitments.
“Delayed Draw Term A Loan Note” means the promissory notes substantially in the form of Exhibit B-4, if any, given to evidence the Delayed Draw Term A Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.
“Delayed Draw Term A Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(c).
“Delayed Draw Term A Loan Termination Date” means October 21, 2030.
“Delayed Draw Term A Outside Date” means the earlier of (i) the date the Delayed Draw Term A Commitments are reduced to zero and (ii) October 21, 2027.

“Designated Loans” has the meaning specified in Section 10.25(a).
“Designated Non-Cash Consideration” means the Fair Market Value of non-cash consideration received by the Borrower or any of the Restricted Subsidiaries in connection with an Asset Sale that so is designated as “Designated Non-Cash Consideration” pursuant to a certificate of a Responsible Officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or conversion of such Designated Non-Cash Consideration.
“Designating Lender” has the meaning specified in Section 10.25(a).
“Designation Date” has the meaning specified in Section 2.22(f).
“Disposition” or “Dispose” has the meaning specified in the definition of “Asset Sale.”
“Disqualified Institution” means:
(a)    each person identified as a “Disqualified Institution” on a list made available by the Borrower to the Arrangers prior to the Restatement Date,
(b)    any Company Competitor identified on a list made available to the Administrative Agent (by email to JPMDQ_Contact@jpmorgan.com) by the Borrower from time to time, and
(c)    as to any entity referenced in each of clauses (a) and (b) above (the “Primary Disqualified Institution”), any of such Primary Disqualified Institution’s Affiliates identified in writing to the Administrative Agent (by email to JPMDQ_Contact@jpmorgan.com) from time to time or otherwise readily identifiable as such by such Affiliate’s name, but excluding any Affiliate (other than any Affiliate that has been expressly named as a Disqualified Institution in accordance with clause (b) above) that is primarily engaged in, or that advises funds, or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which the Primary Disqualified Institution does not, directly or indirectly, possess the power to direct or cause the direction of such entity;
provided that (1) any additional designation permitted by the foregoing shall not apply retroactively to any (i) pending assignment or participation to any pending Lender or pending Participant or (ii) prior assignment or participation to any Lender or Participant that was permitted under the terms of this Agreement at the time of such assignment or participation, (2) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time, (3) for the avoidance of doubt, any entity that is a Disqualified Institution under clauses (a) and (b) above may not become an Eligible Assignee due to the fact that it is an Affiliate of an existing Lender, (4) the list of Disqualified Institutions shall only be required to be delivered to any existing Lender or Participant upon written request by such Lender or Participant to the Administrative Agent if such Lender or Participant is proposing to make an assignment or sell a participation interest and (5) in no event shall a Bona Fide Debt Fund constitute a Company Competitor or an Affiliate of a Company Competitor for purposes of clauses (b) and (c) above. The list of Disqualified Institutions and any updates thereto shall be delivered to the Administrative Agent at JPMDQ Contact@jpmorgan.com (or to such other address as the Administrative Agent may designate to the Borrower from time to time); provided that deletions or other modifications to the list of Disqualified Institutions shall become effective within 3 Business Days after the delivery thereof to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for or any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions relating to Disqualified Institutions.
“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is puttable, redeemable or exchangeable), in each case, at the option of the holder thereof or upon the happening of any event:

(1)    matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than (x) as a result of a change of control or asset sale; provided that any purchase requirement triggered thereby may not become operative until compliance with, in the case of an asset sale, the provisions of Section 7.04 or, in the case of a change of control, the repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted), (y) solely for Equity Interests in such Person that do not constitute Disqualified Stock and cash in lieu of fractional shares of such Equity Interests and (z) any maturity resulting from the optional redemption by the issuer thereof),
(2)    is convertible or exchangeable (either mandatorily or at the sole option of the holder thereof) for Indebtedness or Disqualified Stock, or
(3)    is redeemable at the option of the holder thereof, in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date of the Term Loans at the time of issuance of the respective Disqualified Stock; provided that only the portion of Equity Interests that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Distressed Agent-Related Person” has the meaning specified in the definition of “Agent-Related Distress Event.”
“Divided LLC” means any limited liability company which has been formed upon the consummation of an LLC Division.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Amount” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as reasonably determined by the Administrative Agent using any method of determination it deems appropriate in its reasonable discretion.
“Dutch Auction” means an auction (an “Auction”) conducted by the Borrower or one of its Subsidiaries in order to purchase any Term B Loans under a Tranche (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Administrative Agent and the Borrower:
(a)    Notice Procedures. In connection with any Auction, the Borrower shall provide notification to the Administrative Agent (for distribution to the Appropriate Lenders) of the Term B Loans under such Tranche that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages of the par principal amount of the Term B Loans under such Tranche at issue (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction.
(b)    Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Administrative Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Administrative Agent and shall specify (i) a discount to par that must be expressed as a price (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Administrative Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Administrative Agent.
(c)    Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Administrative Agent, the Administrative Agent, in consultation with the Borrower, will determine the applicable discount (the “Applicable Discount”) for the Auction, which shall be the lowest Reply Discount for which the Borrower or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Borrower or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Borrower or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the highest Reply Discount. The Borrower or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Borrower or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Administrative Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five Business Days from the date the Return Bid was due.
(d)    Additional Procedures. After being initiated by an Auction Notice, the Borrower or any of its Subsidiaries, as applicable, may withdraw an Auction in their sole and absolute discretion at any time. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 10.07 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Borrower or such Subsidiary, as applicable) reasonably acceptable to the Administrative Agent and the Borrower.
“EBITDA Grower Amount” means Consolidated EBITDA for the most recently ended Test Period.
“ECF De Minimis Amount” has the meaning specified in Section 2.05(b)(i).
“ECF Prepayment Amount” has the meaning specified in Section 2.05(b)(i).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.07(b) (subject to receipt of such consents, if any, as may be required for the assignment of the applicable Loan and/or Commitments to such Person under Section 10.07). For the avoidance of doubt, in no event shall any Blocked Person be an Eligible Assignee.
“Enforcement Event” has the meaning specified in Section 8.02.
“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses or governmental restrictions relating to pollution, the protection of the environment, human health (to the extent relating to exposure to Hazardous Materials) or safety, including those related to Hazardous Materials, air emissions and discharges to public pollution control systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, monitoring or oversight by a Governmental Authority, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries resulting from or based upon (a) any actual or (if known by the Borrower) alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) human exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other binding consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any Capital Stock that arises only by reason of the happening of a contingency that is outside of the control of the holder of such Capital Stock or any debt security that is convertible into, or exchangeable for, Capital Stock or any combination of cash or Capital Stock based on the value of such Capital Stock (including, for the avoidance of doubt, any Convertible Indebtedness of the Borrower unless and until actually converted or exchanged into such Capital Stock, Permitted Bond Hedge Transactions and Permitted Warrant Transactions entered into as a part of, or in connection with, an issuance of such Convertible Indebtedness)).
“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.
“ERISA Affiliate” means any Person who together with any Loan Party is treated as a single employer within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code) or Section 4001 of ERISA.
“ERISA Event” means (a) a Reportable Event with respect to a Plan; (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA); (d) the filing of a written notice of intent to terminate a Plan or the treatment of a Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA, respectively, (e) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan; (g) the determination that any Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (h) the determination that any Multiemployer Plan is considered a plan in “endangered,” “critical,” or “critical and declining” status within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (j) the conditions for the imposition of a Lien under Section 430(k) of the Code or Section 303(k) of ERISA shall have been met with respect to any Plan; or (k) any Non-U.S. Benefit Event.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters published at approximately 11:00 a.m. Brussels time on such date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower. If the EURIBOR Screen Rate shall be less than 0.00%, the EURIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Euro” and “€” means the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 8.01.
“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount, not less than zero, equal to:
(a)    The sum, without duplication, of
(i)    Consolidated Net Income of the Borrower Parties for such Excess Cash Flow Period, plus
(ii)    non-cash charges: all non-cash charges, losses and expenses (including depreciation and amortization) of the Borrower Parties that were deducted in calculating such Consolidated Net Income, but excluding any non-cash charges, losses and expenses representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period; plus
(iii)    decreases in working capital: decreases in Working Capital for such period (other than any such decreases arising from acquisitions or Dispositions by the Borrower Parties completed during such period, the application of purchase accounting or any third-party indemnification payments received by the Borrower Parties during such period); plus
(iv)    dispositions: an amount equal to (A) the aggregate net non-cash loss on Dispositions by the Borrower Parties during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income less (B)

to the extent otherwise included or included in Consolidated Net Income) the Net Cash Proceeds of any such Dispositions received during such period; plus
(v)    minority Equity Interests: the aggregate amount of cash dividends and other cash distributions received during such period by the Borrower or any Restricted Subsidiary in respect of minority Equity Interests in any Person, minus
(b)    the sum, without duplication between the categories below and without duplication of any amount satisfying any of the criteria below that the Borrower elects to reduce the mandatory prepayments required pursuant to Section 2.05(b)(i)(B) (in each case, with respect to the Borrower Parties on a consolidated basis), of:
(i)    non-cash credits: all non-cash credits, income or gains included in calculating such Consolidated Net Income, but excluding any non-cash credit, income or gain to the extent representing the reversal of an accrual or reserve described in paragraph (a)(ii) above; plus
(ii)    increases in working capital: an amount equal to the sum of (A) the increase in the Working Capital of the Borrower Parties during such period (other than (w) any such increase arising from acquisitions or Dispositions by the Borrower Parties completed during such period, (x) the application of purchase accounting, (y) any third-party indemnification payments paid by the Borrower Parties during such period, or (z) any increase arising from ticketing-related client funds, event-related deferred revenue, and accrued expenses due to artists and for cash collected on behalf of others for ticket sales held by any Borrower Party during such period), if any, plus (B) the increase in long-term accounts receivable of the Borrower Parties, if any; plus
(iii)    payments on indebtedness: repayments, prepayments, repurchases, redemptions and other cash payments made by the Borrower Parties with respect to the principal of any Indebtedness (including principal representing capitalized interest) or the principal component of any Capitalized Lease Obligations of the Borrower Parties during such period (excluding voluntary prepayments of Term Loans), including all premium, make-whole or penalty payments paid in cash (to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income) and all repayments with respect to revolving Indebtedness to the extent accompanied by a corresponding reduction in commitments; plus
(iv)    restricted payments: cash payments made by the Borrower Parties during such period in respect of Restricted Payments (excluding Restricted Payments made pursuant to clause (i)(B) of the Available Amount and pursuant to Sections 7.05(b)(2), (3), (17), (21) and (23) (other than such Restricted Payments made to pay interest expense for any Permitted Bond Hedge Transaction); provided that cash payments in respect of Section 7.05(b)(21) and (23) will be included under this clause (iv) to the extent the applicable cash payments utilized for any Restricted Payment thereunder resulted in an increase to Consolidated Net Income during such Excess Cash Flow Period (and only to the extent of such increase)); plus
(v)    taxes: (A) cash payments made by the Borrower Parties during such period in respect of Taxes, to the extent such payments exceed the amount of tax expense deducted in calculating such Consolidated Net Income, and (B) cash payments that the Borrower Parties will be required to make in respect of Taxes within 180 days after the end of such period; provided that amounts described in this clause (B) will not reduce Excess Cash Flow in subsequent periods, and, to the extent not paid, will increase Excess Cash Flow in the subsequent period; plus

(vi)    capital expenditures and investments: cash payments made by the Borrower Parties during such period in respect of capital expenditures, ticketing-related client funds, event-related deferred revenue, accrued expenses due to artists and reimbursements made for cash collected on behalf of others for ticket sales, advances to artists and/or ticketing clients, or Investments (including Permitted Investments (including cash and Cash Equivalents but only to the extent (i) such cash or Cash Equivalents appear (or would be required to appear) as “restricted” on a balance sheet of such person or are subject to any Lien (in each case, unless related to the Loan Documents) or (ii) such cash or Cash Equivalents are deposits for the benefit of customers, suppliers or other commercial counterparties), any acquisitions and acquisitions of intellectual property) made pursuant to Section 7.05; plus
(vii)    dispositions: an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower Parties during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income and the net cash loss on Dispositions to the extent otherwise added to arrive at Consolidated Net Income; plus
(viii)    cash payments for long-term liabilities: all cash payments made by the Borrower Parties during such period in respect of long-term liabilities of the Borrower Parties (other than payments on Indebtedness for borrowed money) to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income, except to the extent financed with the proceeds of long-term Indebtedness of the Borrower Parties; plus,
(ix)    cash payments from internal cash flow: any cash expenditures made by the Borrower Parties from internally generated cash flow (to the extent not deducted in arriving at Consolidated Net Income) of the Borrower Parties (including (x) fees, financing fees, expenses and purchase price adjustments with respect to transactions (whether or not consummated) and (y) rental, interest or other payments made or to be made in respect of any lease, concession or license of property before or after the Restatement Date to the extent that such expenditures are not expensed (or exceed the amount that is expensed) in such period or are not deducted in arriving at such Consolidated Net Income; plus
(x)    swap obligations: cash expenditures made by the Borrower Parties in respect of Swap Obligations or Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income; plus
(xi)    minority Equity Interests: the aggregate amount of net income in respect of minority Equity Interests in any Person for such period included in arriving at such Consolidated Net Income; plus
(xii)    acquisitions and Investments: the aggregate amount of any payments in respect of purchase price adjustments or earn-outs made in cash during such period by the Borrower Parties in connection with any acquisition or other Investment permitted hereunder;
provided, that (A) with respect to sections (b)(vi), (vii), (viii), (ix) and (xii) above, at the option of the Borrower, (1) the amount shall also include any amount committed to be paid pursuant to a binding contract in any subsequent period (without deduction in such subsequent period) so long as to the extent such amount is not actually paid as committed in such subsequent period, such amount shall be added back in calculating Excess Cash Flow for such subsequent period and (2) the amount shall also include any payment made after such period and prior to the date on which the Excess Cash Flow calculation is due so long as such amount will not be deducted in subsequent periods and (B) any reductions to clause (a) pursuant to section (b)(iii), (iv), (v), (vi), (viii), (x) or (xii) shall only be made to the extent any such payments were financed with internally generated cash flow or borrowings under any revolving credit facility (including the Revolving Credit Facility).

“Excess Cash Flow Period” means any fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2026.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Exchange Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent), after consultation with the Administrative Agent, to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.19; provided that the Borrower shall not designate the Administrative Agent as the Exchange Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Exchange Agent); provided, further, that neither the Borrower nor any of their Affiliates may act as the Exchange Agent.
“Excluded Accounts” means (a) any deposit account or securities account used exclusively for (1) payroll, healthcare and other employee wage and benefit accounts, (2) tax accounts, including sales tax accounts, (3) escrow, defeasance and redemption accounts for the benefit of another Person (other than a Loan Party) and (4) fiduciary or trust accounts for the benefit of another Person (other than a Loan Party), (b) accounts or accounts holding proceeds of assets that are subject to a Lien actually granted pursuant to clause (48) of the definition of “Permitted Liens”, (c) zero balance accounts and (d) the funds or other property held in or maintained for such purposes in any such account described in clauses (a) through (c).
“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Borrower after the Restatement Date from:
(1)    contributions to its common equity capital, and
(2)    the sale of Capital Stock (other than Excluded Equity) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate of a Responsible Officer, or that has been utilized to make a Restricted Payment pursuant to Section 7.05(b)(2). Excluded Contributions will be excluded from the calculation of the Available Amount.
“Excluded Equity” means (i) Disqualified Stock, (ii) any Equity Interests issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries (to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Subsidiary) and (iii) any Equity Interest that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount, an Excluded Contribution or Refunding Capital Stock, or (y) to increase the amount available under Section 7.05(b)(4)(a) or clause (14) of the definition of “Permitted Investments.”
“Excluded Property” means, with respect to any Loan Party or any direct or indirect Subsidiary of such Loan Party:
(a)    any fee-owned real property and any leased or subleased real property;
(b)    motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims (other than letter of credit rights and commercial tort claims that can be perfected by the filing of a general all-asset UCC financing statement);
(c)    assets to the extent a security interest in such assets would result in material adverse tax consequences (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction), or material adverse regulatory consequences, in each case, as reasonably and jointly determined by the Borrower and the Administrative Agent in good faith and in writing;
(d)    pledges or grants of, and perfection of security interests in, assets in favor of the Collateral Agent which are prohibited by applicable Law; provided that (i) any such limitation described in this clause (d) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC or any other applicable Law or principles of equity;
(e)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in favor of the Collateral Agent in such licenses, franchises, charters or authorizations are prohibited or restricted thereby or require consent of any third party (other than a Loan Party or their Wholly Owned Subsidiaries); provided that (i) any such limitation described in this clause (e) on the security interests granted under the Collateral Documents shall only apply to the extent that any such prohibition, restriction or consent requirement would not be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, or 9-409 of the UCC or any other applicable Law or principles of equity and (ii) in the event of the termination or elimination of any such prohibition, restriction or consent requirement contained in any applicable governmental license, franchise, charter or authorization, a security interest in such licenses, franchises, charters or authorizations shall be automatically and simultaneously granted under the applicable Collateral Documents and shall be included as Collateral (unless such asset would otherwise constitute Excluded Property pursuant to another clause hereto);
(f)    Equity Interests in (A) any not-for-profit Subsidiary, (B) any captive insurance Subsidiary, (C) any Receivables Subsidiary, (D) any Unrestricted Subsidiary, (E) any Immaterial Subsidiary, except to the extent perfected by the filing of a general all-asset UCC financing statement and (F) any Person which is acquired after the date hereof to the extent and for so long as such Equity Interests are pledged in respect of Acquired Indebtedness, the documentation for such Acquired Indebtedness restricts such pledge (and such restriction was not entered into in contemplation of such acquisition) and such pledge constitutes a Permitted Lien;
(g)    any lease, license or other agreement or any property subject to a purchase money security interest, Capitalized Lease Obligation or similar arrangement in each case permitted to be incurred under this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party or their Wholly Owned Subsidiaries), in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of the UCC or other applicable Law, other than (where the UCC or similar provision of other applicable Law is applicable) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or other applicable Law, notwithstanding such prohibition;
(h)    “intent-to-use” trademark applications to the extent that, and solely during the period prior to the filing of evidence of use of such trademark, the grant of a security interest therein would invalidate such intent-to-use trademark application under Federal law;
(i)    any assets sold pursuant to a Qualified Receivables Factoring or Qualified Receivables Financing;
(j)    Voting Stock in excess of 65% of the outstanding Voting Stock of any first-tier FSHCO or Controlled Foreign Subsidiary;
(k)    (i) Margin Stock, (ii) any Capital Stock listed on Schedule 1(b), (iii) any Capital Stock acquired after the Restatement Date (other than Capital Stock in a Subsidiary issued or acquired after such Person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as, in the case of this subclause (k)(iii), (A) such Capital Stock constitutes less than 100% of all applicable

Capital Stock of such Person, and the Person or Persons holding the remainder of such Capital Stock are not Affiliates of the Borrower, (B) the granting or perfecting of a security interest in such assets in favor of the Collateral Agent would violate applicable law or a contractual obligation binding on such Capital Stock and (C) with respect to such contractual obligations (other than contractual obligations in connection with limited liability company agreements, stockholders’ agreements and other joint venture agreements), such obligation existed at the time of the acquisition of such Capital Stock and was not created or made binding on such Capital Stock in contemplation of or in connection with the acquisition of such Person, and (iv) any Capital Stock in a Person constituting a “shell” entity, it being understood that when such “shell” entity (A) with respect to a corporation, adopts bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (B) with respect to a limited liability company, enters into an operating or limited liability company agreement (or equivalent or comparable constitutive document with respect to any non-U.S. jurisdiction), or (C) with respect to a partnership, joint venture, trust, or other form of business entity, a partnership, joint venture, trust, or other applicable agreement), the Capital Stock of such entity shall cease to be Excluded Property unless (1) the granting or perfecting of a security interest in such Capital Stock in favor of the Collateral Agent would violate a contractual obligation binding on such Capital Stock, and (2) such contractual obligation is made to or with a bona fide unaffiliated third party for bona fide business purposes (as determined by the Borrower in good faith);
(l)    Excluded Accounts;
(m)    (i) any assets of any Excluded Subsidiary and (ii) the assets listed on Schedule 1(c);
(n)    cash and other deposits used to secure letter of credit reimbursement obligations (other than for Letters of Credit) to the extent such letters of credit and such security are permitted by this Agreement;
(o)    inventory consisting of beer, wine or liquor;
(p)    ticket inventory and proceeds thereof (including any deposit accounts holding such proceeds) that are subject to a Lien, to the extent actually granted pursuant to clause (48) of the definition of “Permitted Liens”;
(q)     assets and Equity Interests that are secured by Liens granted pursuant to clause (50) of the definition of “Permitted Liens”;
(r)    Permitted Deposits; and
(s)    any other assets for which the Administrative Agent agrees in good faith (in writing) that the cost of obtaining or perfecting a security interest in such assets is excessive in relation to either the value of such assets as Collateral or the benefit of the Lenders of the security afforded thereby.
Notwithstanding anything herein or the Collateral Documents to the contrary, Excluded Property shall not include (i) any Proceeds (as defined in the UCC), substitutions or replacements of any Excluded Property (unless such Proceeds, substitutions or replacements would otherwise constitute Excluded Property referred to above) or (ii) any assets, property or rights therein of the Borrower or any Guarantor that secures any other Material Indebtedness.
“Excluded Subsidiary” means, subject to the last paragraph of Section 6.12, any Subsidiary that is (a) an Unrestricted Subsidiary, (b) subject to Section 9.11(c), not wholly owned directly by the Borrower or one or more of its respective Wholly Owned Subsidiaries, (c) an Immaterial Subsidiary, (d) an Excluded Tax Subsidiary, (e) a Foreign Subsidiary, (f) [reserved], (g) a Subsidiary that is prohibited by applicable Law from guaranteeing the Facilities, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless, such consent, approval, license or authorization has been received, (h) a Subsidiary that is prohibited from guaranteeing the Facilities by any Contractual Obligation in existence on the Restatement Date (but not entered into in contemplation thereof) and for so long as any such Contractual Obligation exists (or, in the case of any newly-acquired Subsidiary, in existence at the time of acquisition thereof but not entered into in contemplation thereof for so long as any such Contractual Obligation exists), (i) a Subsidiary with respect to which a guarantee by it of the Facilities would result in material adverse tax consequences to the Borrower or one or more of its Restricted Subsidiaries, as reasonably and jointly determined by the Borrower and the Administrative Agent, (j) any Receivables Subsidiary, (k) not-for-profit subsidiaries, (l) any direct Subsidiary of a Foreign Subsidiary, (m) each Subsidiary designated as an “Excluded Subsidiary” by a written notice to the Administrative Agent, provided that, in order to effect such designation, the remaining Investment in such Subsidiary must be a “Permitted Investment” or otherwise permitted by Section 7.05, (n) captive insurance subsidiaries or special purpose entities and (o) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences (including any adverse tax consequences) of guaranteeing the Facilities would be excessive in view of the benefits to be obtained by the Lenders therefrom; provided that that no U.S. Subsidiary of the Borrower shall be an Excluded Subsidiary if such Subsidiary is a guarantor or other obligor with respect to any Material Indebtedness.
“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and Hedge Bank applicable to such Swap Obligation.
“Excluded Tax Subsidiary” means any Subsidiary of the Borrower that is a (a) FSHCO or (b) U.S. Subsidiary of a Subsidiary that is a Controlled Foreign Subsidiary or of a FSHCO.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by such Recipient’s net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender (other than any Lender becoming a party hereto pursuant to a request by any Loan Party under Section 3.08 ), any U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which such Lender acquires such interest in the applicable Commitment or, in the case of a Loan that is not acquired pursuant to a prior Commitment, such Loan (other than pursuant to an assignment request by the Borrower under Section 3.01), except to the extent that additional amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the applicable Loan or Commitment or to such Lender immediately before it changed its Lending Office (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(g) and (d) any Taxes imposed under FATCA.
“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).
“Existing Letters of Credit” means the letters of credit issued by an L/C Issuer under Indebtedness that is subject to the Restatement Date Refinancing and set forth on Schedule 2.03.

“Existing Loans” has the meaning specified in Section 2.22(a).
“Existing Notes” means the 2027 Senior Unsecured Notes, the 2027 Senior Secured Notes, the 2028 Senior Secured Notes, the 2029 Convertible Notes, the 2030 Convertible Notes and the 2031 Convertible Notes.
“Existing Revolving Loans” has the meaning specified in Section 2.22(a).
“Existing Revolving Tranche” has the meaning specified in Section 2.22(a).
“Existing Term Loans” has the meaning specified in Section 2.22(a).
“Existing Term Tranche” has the meaning specified in Section 2.22(a).
“Existing Tranche” has the meaning specified in Section 2.22(a).
“Extendable Bridge Loans/Interim Debt” means “bridge” financings (including “bridge” loans), escrow or similar arrangements, which by their terms will be converted (subject to customary conditions to conversion for a debt instrument of a similar type) into loans or other Indebtedness that have, or extended such that they have, a maturity date later than the Latest Maturity Date of the Term B Loan Facilities then-outstanding.
“Extended Loans” has the meaning specified in Section 2.22(a).
“Extended Loans Agent” has the meaning specified in Section 2.22(a).
“Extended Revolving Commitments” has the meaning specified in Section 2.22(a).
“Extended Revolving Tranche” has the meaning specified in Section 2.22(a).
“Extended Term Loans” has the meaning specified in Section 2.22(a).
“Extended Term Tranche” has the meaning specified in Section 2.22(a).
“Extended Tranche” has the meaning specified in Section 2.22(a).
“Extending Lender” has the meaning specified in Section 2.22(b).
“Extension” has the meaning specified in Section 2.22(b).
“Extension Amendment” has the meaning specified in Section 2.22(c).
“Extension Date” has the meaning specified in Section 2.22(d).
“Extension Election” has the meaning specified in Section 2.22(b).
“Extension Request” has the meaning specified in Section 2.22(a).
“Extension Request Deadline” has the meaning specified in Section 2.22(b).
“Facility” means each Term Facility, the Revolving Credit Facility, the Letter of Credit Sublimit and/or the Alternative Currency Letter of Credit Sublimit, as the context may require.
“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person that is not a Restricted Subsidiary; provided that any such person that is a Subsidiary meets the qualifications in clauses (1) – (3) of the definition of “Receivables Subsidiary.”
“Failed Auction” has the meaning specified in the definition of “Dutch Auction.”
“Fair Market Value” means, with respect to any asset or property, the price that would be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the senior management or the Board of Directors of the Borrower, whose determination will be conclusive for all purposes under the Loan Documents); provided, that with respect to any transaction in which the Borrower or any of its Restricted Subsidiaries, as the case may be, obtains a letter or report from an Independent Financial Advisor stating that the price and/or compensation received in connection with such transaction is the fair market value for such asset or property, such report or letter will be conclusive evidence of the Fair Market Value for purposes of this Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing and any fiscal or regulatory legislation, rules or official administrative practices implementing such intergovernmental agreement.
“Federal Funds Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Rate as so determined would be less than 0%, such rate shall be deemed to be 0% for the purposes of this Agreement.
“Financial Covenant” means the financial covenant applicable from time to time under Section 7.08.
“First Lien Intercreditor Agreement” means that certain First Lien Intercreditor Agreement dated as of May 20, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), among the Administrative Agent, as credit agreement collateral agent and authorized representative for the credit agreement secured parties, U.S. Bank National Association, as notes collateral agent and authorized representative for the notes secured parties, and the Loan Parties, as grantors.
“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Term SOFR Rate, EURIBOR Rate, TIBOR Rate, Daily Simple RFR, CIBOR Rate, STIBOR Rate, the TIIE Rate, AUD Rate, Term CORRA, the Japanese Prime Rate, the CDI or the Central Bank Rate, as applicable. For the avoidance of doubt the initial Floor for each of Term SOFR Rate, EURIBOR Rate, TIBOR Rate, Daily Simple RFR, CIBOR Rate, STIBOR Rate, TIIE Rate, AUD Rate, Term CORRA, the Japanese Prime Rate, the CDI or the Central Bank Rate shall be 0.00%.
“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America, any state thereof, or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Free Cash” means cash and Cash Equivalents less (i) ticketing-related client funds, (ii) event-related deferred revenue, (iii) cash and Cash Equivalents subject to Liens granted pursuant to clause (29) of the definition of

“Permitted Liens” and (iv) accrued expenses due to artists and for cash collected on behalf of others for ticket sales, plus event-related prepaids.
“Fronted Currencies” means Brazilian Real and any Other Alternative Currency agreed to by the Borrower, the Administrative Agent and the applicable Multicurrency Revolving Credit Lenders.
“Fronted Currency Loan” means a Multicurrency Revolving Credit Loan made in a Fronted Currency.
“Fronting Exposure” means, at any time there is a Defaulting Lender under any Tranche of the Revolving Credit Facility, with respect to an L/C Issuer under such Tranche, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations under such Tranche (other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Non-Defaulting Lenders under such Tranche or Cash Collateralized in accordance with the terms hereof).
“FSHCO” means any Subsidiary of the Borrower that owns no material assets other than (i) Capital Stock of one or more Controlled Foreign Subsidiaries or (ii) other Subsidiaries that are described in clause (i).
“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means, subject to Section 1.03(b), generally accepted accounting principles in the United States of America as in effect as of the date of determination thereof.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government; including any applicable supranational bodies (such as the European Union or the European Central Bank).
“Granting Lender” has the meaning specified in Section 10.07(g).
“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any Obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary or reasonable indemnity obligations in effect on the Restatement Date, or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means, collectively, (a) the Borrower (solely in respect of Secured Cash Management Agreements and Secured Hedge Agreements), (b) as of the Restatement Date, the Subsidiaries of the Borrower listed on Schedule 1(a) and (c) each other Subsidiary of the Borrower that has executed and delivered (or otherwise does execute and deliver) a guaranty or guaranty supplement pursuant to Section 6.12 or 6.16, unless it has ceased to be a Guarantor pursuant to the terms hereof.
“Guaranty” means the Amended and Restated Guaranty made by the Borrower and the Subsidiary Guarantors in favor of the Administrative Agent and Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12 or 6.16.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, materials or wastes, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, toxic mold, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other hazardous or toxic substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hedge Bank” means any Person that (a) at the time it enters into a Secured Hedge Agreement or within 60 days thereafter, is a Lender or an Agent or an Affiliate of a Lender or an Agent or (b)(i) in the case of any Secured Hedge Agreement in effect on or prior to the Restatement Date, is, as of the Restatement Date or within 60 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Secured Hedge Agreement or (ii) in the case of any Secured Hedge Agreement in effect on or prior to the date of any amendment, restatement or amendment and restatement to this Agreement (including any incremental amendment), is, as of the date of such amendment, restatement or amendment and restatement to this Agreement or within 60 days thereafter, a Lender or an Agent or an Affiliate of a Lender or an Agent and a party to a Secured Hedge Agreement.
“Holdco Venue Construction Subsidiary” means any Subsidiary of the Borrower whose sole assets are the Capital Stock of a Venue Construction Subsidiary and other immaterial incidental assets related thereto.
“Honor Date” has the meaning specified in Section 2.03(d)(i).
“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board as in effect from time to time.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that, for any Test Period, does not have both (a) assets (when combined with the assets of all other Immaterial Subsidiaries (excluding any Subsidiary that also constitutes an Excluded Subsidiary (other than pursuant to clause (c) of the definition thereof), after eliminating intercompany obligations) in excess of 10.0% of Consolidated Total Assets and (b) Consolidated EBITDA (when combined with the Consolidated EBITDA of all other Immaterial Subsidiaries (excluding any Subsidiary that also constitutes an Excluded Subsidiary (other than pursuant to clause (c) of the definition thereof), after eliminating intercompany obligations) in excess of 10.0% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for such period.
“Increase Effective Date” has the meaning specified in Section 2.14(c).
“Incremental Amount” has the meaning specified in Section 2.14(a).
“Incremental Arranger” has the meaning specified in Section 2.14(a).
“Incremental Equivalent Debt” has the meaning specified in Section 2.15(a).
“Incremental Equivalent Debt Arranger” has the meaning specified in Section 2.15(a).
“Incremental Equivalent Debt Documents” means, collectively, the indentures, credit agreements, facilities agreements or other similar agreements pursuant to which any Incremental Equivalent Debt is incurred, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.
“Incur” means, with respect to any Indebtedness, Capital Stock or Lien, to issue, assume, guarantee, incur or otherwise become liable for such Indebtedness, Capital Stock or Lien, as applicable; provided that any Indebtedness, Capital Stock or Lien of a Person existing at the time such Person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.
“Indebtedness” means, with respect to any Person, without duplication:
(a)    the principal of any indebtedness of such Person, whether or not contingent, (i) in respect of borrowed money, (ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (iii) representing the deferred and unpaid purchase price of any property, (iv) in respect of Capitalized Lease Obligations (excluding customary conditional sales and title retention agreements with suppliers in the ordinary course of business) or (v) representing any net obligations under Swap Contracts, in each case, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Swap Contracts) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;
(b)    to the extent not otherwise included, any Guarantee by such Person of the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and
(c)    to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset on the date such Indebtedness was Incurred or, at the option of such Person, at such date of determination, and (b) the amount of such Indebtedness of such other Person.
For purposes hereof, the amount of Indebtedness shall be determined (i) based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (a)(v) and (ii) based on the outstanding principal amount of the Indebtedness that is the subject of the Guarantee in the case of Guarantee under clause (b).
Notwithstanding the above provisions, in no event shall the following constitute Indebtedness:
(i)    Contingent Obligations Incurred in the ordinary course of business or consistent with past practices;
(ii)    obligations under or in respect of Receivables Financings;
(iii)    any balance that constitutes a trade payable, accrued expense or similar obligation to a trade creditor, in each case Incurred in the ordinary course of business;
(iv)    any license in the ordinary course of business;
(v)    intercompany liabilities that would be eliminated on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries (excluding, for the avoidance of doubt, funded Indebtedness for borrowed money);
(vi)    prepaid or deferred revenue arising in the ordinary course of business;
(vii)    Cash Management Services;

(viii)    any purchase price or other post-closing payment adjustments, including royalties, earnouts, contingent payments or deferred payments of a similar nature incurred in connection with any acquisition or Disposition by the Borrower or any of its consolidated Subsidiaries, in each case to which the counterparty may become entitled; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner;
(ix)    any obligations that would otherwise constitute Indebtedness, to the extent (i) of any funds that are irrevocably deposited with the trustee or agent or otherwise for the benefit of the holders thereof and (ii) an irrevocable and unconditional notice of redemption, offer to purchase or notice of prepayment under the instrument governing such indebtedness has been delivered, in each case, in connection with the redemption, tender, defeasance or other early payment of such indebtedness, either in whole or in part;
(x)    for the avoidance of doubt, any obligations in respect of workers’ compensation claims, early retirement or termination obligations, payroll liabilities, deferred compensation, employee or director equity plans, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes;
(xi)    Capital Stock (other than Disqualified Stock and Preferred Stock);
(xii)    any Permitted Bond Hedge Transaction or Permitted Warrant Transaction;
(xiii)    indebtedness that constitutes “Indebtedness” merely by virtue of a pledge of an Investment (without any accompanying guaranty) in an Unrestricted Subsidiary;
(xiv)    prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practices; or
(xv)    obligations under any license, permit or other approval (or guarantees given in respect of such obligations) Incurred prior to the Restatement Date or in the ordinary course of business or consistent with past practices.
“Indemnified Liabilities” has the meaning specified in Section 10.05.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), all Other Taxes.
“Indemnitees” has the meaning specified in Section 10.05.
“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing that is, in the good faith determination of the Borrower, qualified to perform the task for which it has been engaged.
“Information” has the meaning specified in Section 10.08.
“Initial Revolving Termination Date” has the meaning specified in the definition of “Maturity Date”.
“Initial Term B Borrowing” means a borrowing consisting of simultaneous Initial Term B Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the applicable Term Lenders pursuant to Section 2.01(a), in each case, on the Restatement Date.

“Initial Term B Commitment” means, as to each applicable Term Lender, its obligation to make Initial Term B Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount not to exceed the amount set forth opposite such Term Lender’s name on Schedule 2.01(a) under the caption “Initial Term B Commitments” as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Initial Term B Commitments is $1,300,000,000.00.
“Initial Term B Lender” means each Lender that has an Initial Term B Commitment or holds an Initial Term B Loan.
“Initial Term B Loan Facility” means the facility comprising the Initial Term B Loans and the Initial Term B Commitments.
“Initial Term B Loans” has the meaning specified in Section 2.01(a).
“Initial Term B Note” means a promissory note executed by the Borrower and payable to any Term Lender or its registered assigns, in substantially the form of Exhibit B-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Initial Term B Loans under the same Term Loan Tranche made or held by such Term Lender.
“Inside Maturity Basket” means Indebtedness consisting of, at the Borrower’s option, any combination of Refinancing Notes, New Loan Commitments, Incremental Equivalent Debt, Specified Refinancing Debt, Ratio Debt, Acquisition Ratio Debt or Indebtedness otherwise Incurred in reliance upon the Inside Maturity Basket, equal to the greater of (a) $1,500,000,000 and (b) 75% of the EBITDA Grower Amount at the time such Indebtedness is incurred, for the aggregate principal amount of all Indebtedness incurred within the Inside Maturity Basket during the term of this Agreement.
“Intellectual Property Security Agreement” means, collectively, the intellectual property security agreement, substantially in the form of Exhibit B to the Security Agreement, entered into by the applicable Loan Parties dated the date of this Agreement, together with each other intellectual property security agreement or Intellectual Property Security Agreement Supplement executed and delivered prior to the date hereof in connection with the Original Credit Agreement or pursuant to Section 6.12 or Section 6.16.
“Intellectual Property Security Agreement Supplement” means, collectively, any intellectual property security agreement supplement entered into in connection with, and pursuant to the terms of, any Intellectual Property Security Agreement.
“Intercompany Subordination Agreement” means an intercompany subordination agreement dated as of the Restatement Date, in substantially the form of Exhibit E hereto, or otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Interest Payment Date” means, (a) with respect to any Base Rate Loan (other than a Swingline Loan), (1) the last Business Day of each March, June, September and December and (2) the applicable Maturity Date, (b) with respect to any RFR Loan, (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last Business Day of such month) and (2) the applicable Maturity Date, (c) with respect to any Term Benchmark Loan, (1) the last Business Day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each Business Day prior to the last Business Day of such Interest Period that occurs at intervals of three months’ duration after the first Business Day of such Interest Period, and (2) the applicable Maturity Date and (d) with respect to any Swingline Loan, (1) the day that such Loan is required to be repaid and (2) the applicable Maturity Date.
“Interest Period” means, with respect to any Term Benchmark Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the revolving Loan or Commitment for any Alternative Currency and other than a Term Benchmark Borrowing in Canadian Dollars which ending date will be one (1) or three (3) months thereafter), as the Borrower may elect; provided that if:
(a)    any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;
(b)    any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period;
(c)    no Interest Period with respect to any Revolving Credit Loan shall extend beyond the Maturity Date for such Revolving Credit Loans; and
(d)    no Interest Period with respect to the Delayed Draw Term A Loans or Term B Loans shall extend beyond any principal amortization payment date for such Loans, except to the extent that the portion of such Loan comprised of Term Benchmark Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.
“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of (a) loans (including Guarantees of Indebtedness), (b) advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit and advances or other payments made to customers, dealers, suppliers and distributors and payroll, commission, travel and similar advances to officers, directors, managers, employees, consultants and independent contractors made in the ordinary course of business), and (c) purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any such other Person. In no event shall a Guarantee of an operating lease of the Borrower or any Restricted Subsidiary be deemed an Investment.
For purposes of the definition of “Unrestricted Subsidiary” and Section 7.05:
(1)    “Investments” shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:
(a)    the Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less
(b)    the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and
(2)    any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.
The amount of any Investment outstanding at any time (including for purposes of calculating the amount of any Investment outstanding at any time under any provision of Section 7.05 and otherwise determining compliance with Section 7.05) shall be the original cost of such Investment (determined, in the case of any Investment made with assets of the Borrower or any Restricted Subsidiary, based on the Fair Market Value of the assets invested and without taking into account subsequent increases or decreases in value), reduced by any dividend, distribution, interest payment, return of capital, repayment or other amount received in cash by the Borrower or a Restricted Subsidiary in respect of such Investment.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means:
(1)    securities issued or directly and guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),
(2)    securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,
(3)    investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above and clause (4) below which fund may also hold immaterial amounts of cash pending investment and/or distribution, and
(4)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.
“IP Rights” has the meaning specified in Section 5.16.
“IRS” means the United States Internal Revenue Service.
“ISDA CDS Definitions” has the meaning specified in Section 10.01.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance and to which such Letter of Credit is subject).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or, if applicable, a Restricted Subsidiary) or in favor of such L/C Issuer and relating to such Letter of Credit.
“Japanese Prime Rate” means for any Loan denominated in Japanese Yen the greater of (a) the Japanese local bank prime rate and (b) the Floor.
“Japanese Yen” or “¥” means the lawful currency of Japan.
“joint venture” means any joint venture or similar arrangement (in each case, regardless of legal formation), including but not limited to collaboration arrangements, profit sharing arrangements or other contractual arrangements.
“JPMorgan” means JPMorgan Chase Bank, N.A.
“Judgment Currency” has the meaning specified in Section 10.23.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Term Loan Tranche or Revolving Tranche at such time under this Agreement, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.
“L/C Advance” means, with respect to each Multicurrency Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its applicable Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed by the Borrower on the date required under Section 2.03(d)(i) or refinanced as a Revolving Credit Borrowing.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Disbursement” means a payment made by a L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means (a) the L/C Issuers identified on Schedule 2.01(c) in their capacities as an issuer of Letters of Credit hereunder and (b) any other Lender reasonably acceptable to the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned) that agrees to issue Letters of Credit pursuant hereto, in each case in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and, as appropriate, each Swingline Lender.
“Lending Office” means, as to any Lender, the office, offices or branches of such Lender or any of its Affiliates described as such in such Lender’s Administrative Questionnaire, or such other office, offices or branches as a Lender or any of its Affiliates may from time to time notify the Borrower and the Administrative Agent.
“Letter of Credit” means any letter of credit issued, renewed, extended or amended hereunder and shall be deemed to include each Existing Letter of Credit. A Letter of Credit may be a commercial letter of credit, a trade letter of credit or a standby letter of credit. For the avoidance of doubt, Letters of Credit may be issued in Dollars up to the Letter of Credit Sublimit and in Alternative Currencies up to the Alternative Currency Letter of Credit Sublimit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer, together with a request for L/C Credit Extension, substantially in the form of Exhibit A hereto.
“Letter of Credit Expiration Date” means, subject to Section 2.03(a)(ii)(C), the day that is three Business Days prior to the scheduled Maturity Date then in effect for the Multicurrency Revolving Credit Facility (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Sublimit” means a Dollar Amount equal to $250,000,000. The Letter of Credit Sublimit is part of the Multicurrency Revolving Credit Facility, and not in addition to, such Revolving Credit Facility.
“Leverage Excess Proceeds” means any Net Cash Proceeds in respect of any such Asset Sale or Casualty Event not required to be applied in accordance with Section 2.05(b)(ii) as a result of the application of sections (B) or (C) in the proviso to Section 2.05(b)(ii) and any proceeds from a Disposition that does not constitute an Asset Sale under clause (d) of the definition thereof.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent or similar statutes) of any jurisdiction); provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien. For the avoidance of doubt, issuing or settling conversions of Convertible Indebtedness will not be deemed to constitute a Lien.
“Limited Condition Transaction” has the meaning specified in Section 1.02(i).
“LLC Division” means the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or a comparable provision of any other requirement of Law.
“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term B Loan, a Delayed Draw Term A Loan, an Extended Term Loan, a Revolving Credit Loan, a Swingline Loan, or a Specified Refinancing Revolving Loan.
“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) the Intercompany Subordination Agreement, (vi) the First Lien Intercreditor Agreement and any other intercreditor agreement required to be entered into pursuant to the terms of this Agreement, (vii) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, (viii) any Refinancing Amendment and (ix) any other agreement or document that the Borrower and the Administrative Agent designate as a “Loan Document” in writing.
“Loan Parties” means, collectively, the Borrower and the Guarantors.
“Maintenance Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).
“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.
“Margin Stock” has the meaning assigned to such term in Regulation U of the FRB as from time to time in effect.
“Material Acquisition” means any Permitted Acquisition by the Borrower or any Restricted Subsidiary following the Restatement Date which includes aggregate cash consideration (which cash consideration may include Consolidated Funded Indebtedness assumed in connection with such Permitted Acquisition) in excess of $300,000,000.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, property, liabilities (actual or contingent), financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective obligations under the Loan Documents or (c) a material adverse effect on the rights and remedies of the Agents or the Lenders under the Loan Documents (taken as a whole).
“Material Indebtedness” means the 2027 Senior Secured Notes, the 2028 Senior Secured Notes, and any other indebtedness subject to an Applicable Intercreditor Arrangement or any other intercreditor agreement or subordination agreement contemplated hereunder; provided that such Indebtedness has an aggregate outstanding principal amount in excess of the Threshold Amount.
“Material Intellectual Property” shall mean all intellectual property of the Loan Parties as of the Restatement Date that is, individually or in the aggregate, material to the operation of the business of the Borrower Parties, taken as a whole.
“Material Restricted Subsidiary” means (i) any Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X (17 C.F.R. Part 210), as such Regulation is in effect on the Restatement Date and (ii) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Material Restricted Subsidiaries and as to which any event described in Section 8.01(f) or (g) has occurred and is continuing, would constitute a Material Restricted Subsidiary under clause (i) of this definition.
“Maturity Date” means: (a) with respect to the Multicurrency Revolving Credit Facility, the earlier of (i) October 21, 2030 and (ii) the date of termination in whole of the Multicurrency Revolving Credit Commitments and the agreement to provide Letters of Credit hereunder pursuant to Section 2.06(a) or 8.02 (the “Initial Revolving Termination Date”); (b) with respect to the Venue Expansion Revolving Facility, the earlier of (i) October 21, 2030 and (ii) the date of termination in whole of the Venue Expansion Revolving Commitments pursuant to Section 2.06(a) or 8.02; (c) with respect to the Delayed Draw Term A Loans, the earliest of (i) the Delayed Draw Term A Loan Termination Date, (ii) the date of termination in whole of the Delayed Draw Term A Commitments pursuant to Section 2.06(a) prior to any Delayed Draw Term A Borrowing and (iii) the date that the Delayed Draw Term A Loans are declared due and payable pursuant to Section 8.02; provided, that in the case of clauses (a), (b) and (c) hereof, if, on the Triggering Date with respect to any Triggering Debt Instrument, the Springing Triggering Debt Condition with respect to such Triggering Debt Instrument is then applicable, then such Maturity Date shall instead be the Triggering Date with respect to such Triggering Debt Instrument; and (d) with respect to the Initial Term B Loans, the earliest of (i) October 21, 2032, (ii) the date of termination in whole of the Initial Term B Commitments pursuant to Section 2.06(a) prior to any Initial Term B Borrowing and (iii) the date that the Initial Term B Loans are declared due and payable pursuant to Section 8.02; provided that the reference to Maturity Date with respect to (x) Term Loans and Revolving Credit Commitments that are the subject of a loan modification offer pursuant to Section 10.01, (y) Term Loans and Revolving Credit Commitments that are incurred pursuant to Sections 2.14 or 2.18 and (z) Term Loans and Revolving Credit Commitments that are the subject of Extension pursuant to Section 2.22 shall, in each case, be the final maturity date as specified in the loan modification documentation, incremental documentation, or specified refinancing documentation, as applicable thereto.
“Maximum Fixed Repurchase Price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price means that such Maximum Fixed Repurchase Price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Funded Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Borrower.
“Maximum Leverage Requirement” means, with respect to (1) any request made in reliance on this definition under Article II for an increase in any Revolving Tranche or any Term Loan Tranche, for a New Revolving Facility, for a New Term Facility or for the incurrence of Incremental Equivalent Debt, (2) any Ratio Debt incurred or issued in reliance on the definition thereof under Section 7.01 or (3) any Indebtedness incurred or issued under clause (o) of the definition of “Permitted Debt,” the requirement that, on a Pro Forma Basis, after giving effect to the incurrence of any such increase, such new Facility or such Incremental Equivalent Debt or such Ratio Debt or Acquisition Ratio Debt (and, in each case, after giving effect to any acquisition, disposition or prepayment of Indebtedness consummated concurrently therewith and all other appropriate pro forma adjustment events and calculated as if any revolving or delayed draw commitment in respect of any such Indebtedness were fully drawn on the effective date thereof but without giving effect to the cash proceeds of such Indebtedness then being incurred for netting purposes):
(a)    for any such Indebtedness that is secured, the Consolidated Secured Leverage Ratio for such Test Period, calculated on a Pro Forma Basis, does not exceed 4.50:1.00; and
(b)    for any such Indebtedness that is unsecured, subject to Pro Forma Covenant Compliance.
“Maximum Rate” has the meaning specified in Section 10.10.
“Mexican Peso” or “MXN” means the lawful money of Mexico.
“MFN Exceptions” has the meaning specified in Section 2.14(f).
“MFN Provision” has the meaning specified in Section 2.14(f).
“Minimum Extension Condition” has the meaning specified in Section 2.22(g).
“Minimum Tender Condition” has the meaning specified in Section 2.19(b).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to the rating agency business thereof.
“Multicurrency Revolving Credit Borrowing” means a borrowing under the Multicurrency Revolving Credit Facility on a given date (or resulting from a conversion or conversions on such date) consisting of simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Multicurrency Revolving Credit Lenders pursuant to Section 2.01(b)(i).
“Multicurrency Revolving Credit Commitment Fee” has the meaning specified in Section 2.09(a).
“Multicurrency Revolving Credit Commitment Percentage” means, for each Multicurrency Revolving Credit Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment and the denominator of which is the Multicurrency Revolving Credit Commitment. The Multicurrency Revolving Credit Commitment Percentages as of the Restatement Date are set forth in Schedule 2.01(a) to this Agreement under the column entitled “Multicurrency Revolving Credit Commitment Percentage”.
“Multicurrency Revolving Credit Commitments” means, as to any Multicurrency Revolving Credit Lender, its obligation, if any, to (a) make Multicurrency Revolving Credit Loans to the Borrower pursuant to Section 2.01(b)(i) or New Revolving Commitments to Borrower established pursuant to Section 2.14 and (b) purchase participations in L/C Obligations, in an aggregate principal and/or face Dollar Amount not to exceed the amount set forth under the heading “Multicurrency Revolving Credit Commitments” opposite such Lender’s name on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender became a party hereto or in any incremental amendment establishing New Revolving Commitments pursuant to Section 2.14, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The Multicurrency Revolving Credit Commitments shall include all Multicurrency Revolving Credit Commitments and all applicable Revolving Credit Commitment Increases, New Revolving Commitments and Specified Refinancing Revolving Credit Commitments. The original Dollar Amount of the Multicurrency Revolving Credit Commitments shall be $1,300,000,000 on the Restatement Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments, the Letters of Credit and the Swingline Loan in respect of any Multicurrency Revolving Tranche at such time.
“Multicurrency Revolving Credit Lender” means, at any time, any Lender that has a Multicurrency Revolving Credit Commitment at such time (and after the termination of all Multicurrency Revolving Credit Commitments, any Lender that holds any Outstanding Amount in respect of Multicurrency Revolving Credit Loans and/or L/C Obligations).
“Multicurrency Revolving Credit Lender Exposure” means, with respect to any Multicurrency Revolving Credit Lender at any time, the sum of the Outstanding Amount of such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Loans, L/C Obligations and Swingline Exposure.
“Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01(b)(i).
“Multicurrency Revolving Credit Note” means a promissory note of the Borrower payable to any Multicurrency Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit B-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Multicurrency Revolving Credit Lender resulting from the Multicurrency Revolving Credit Loans made by such Multicurrency Revolving Credit Lender.
“Multicurrency Revolving Tranche” means the Multicurrency Revolving Credit Facility pursuant to which Multicurrency Revolving Credit Loans or Letters of Credit are made under the Multicurrency Revolving Credit Commitments, and (b) any Specified Refinancing Debt constituting multicurrency revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Restatement Date as provided in Section 2.14, i.e., New Revolving Commitments.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions.
“Net Cash Proceeds” means:
(a)    with respect to the Disposition of any asset by the Borrower or any of its Restricted Subsidiaries (other than any Disposition of any Receivables Assets in a Qualified Receivables Factoring or Qualified Receivables Financing) or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event received by or paid to or for the account of the Borrower or any of its Restricted Subsidiaries and including any proceeds received as a result of unwinding any related Swap Contract in connection with such related transaction) over (ii) the sum of:
(A)    the principal amount of any Indebtedness that is secured by a Lien on the asset subject to such Disposition or Casualty Event and that is repaid in connection with such Disposition or Casualty Event (other than (x) Indebtedness under the Loan Documents and (y), if such asset constitutes Collateral, any Indebtedness secured by such asset with a Lien ranking pari passu with or junior to the Lien securing the Obligations), together with any applicable premiums, penalties, interest or breakage costs,
(B)    the fees and out-of-pocket expenses incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith),
(C)    all Taxes paid or reasonably estimated to be payable in connection with such Disposition or Casualty Event and any repatriation costs associated with receipt or distribution by the applicable taxpayer of such proceeds (in each case, taking into account any tax credits or other relief),
(D)    any costs associated with unwinding any related Swap Contract in connection with such transaction,
(E)    any portion of such proceeds deposited in an escrow account or other appropriate amounts set aside as a reserve for adjustment in respect of (x) the sale price of the property that is the subject of such Disposition established in accordance with GAAP and/or (y) any liabilities associated with such property and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in this clause (E),
(F)    in the case of any Disposition or Casualty Event by a Restricted Subsidiary that is a joint venture or other non-Wholly Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (F)) attributable to the minority interests and not available for distribution to or for the account of the Borrower or a Wholly Owned Restricted Subsidiary as a result thereof;
(G)    any amounts used to repay or return any customer deposits required to be repaid or returned as a result of any Disposition or Casualty Event;
(H)    any payments to be made by the Borrower or any of its Restricted Subsidiaries as agreed between the Borrower or such Restricted Subsidiary and the purchaser of any assets subject to a Disposition or Casualty Event in connection therewith, and
(b)    with respect to the incurrence or issuance of any Indebtedness by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such incurrence or issuance and in connection with unwinding any related Swap Contract in connection therewith over (ii) the investment banking fees, underwriting discounts and commissions, premiums, expenses, accrued interest and fees related thereto, taxes reasonably estimated to be payable and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance and any costs associated with unwinding any related Swap Contract in connection therewith and, in the case of Indebtedness of any Non-U.S. Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.
“Net Short Lender” has the meaning specified in Section 10.01.
“New Loan Commitments” has the meaning specified in Section 2.14(a).
“New Revolving Commitment” has the meaning specified in Section 2.14(a).
“New Revolving Facility” has the meaning specified in Section 2.14(a).

“New Revolving Loan” has the meaning specified in Section 2.14(a).
“New Term Commitment” has the meaning specified in Section 2.14(a).
“New Term Facility” has the meaning specified in Section 2.14(a).
“New Term Loan” has the meaning specified in Section 2.14(a).
“New Venue” means, in any period of four quarters beginning on or after January 1, 2024, any Venue that is owned or leased, by the Borrower or one of its Subsidiaries and that has become fully operational and has hosted concerts or other live entertainment under the Borrower’s or one of its Subsidiaries’ management for at least one full fiscal quarter of the Borrower for such period; provided that (a) a Venue that is leased shall only be deemed to be a “New Venue” if the initial term of such lease is no less than 20 years, (b) no Venue shall be deemed a “New Venue” unless the Borrower produces a statement of stand-alone results of operations (a “New Venue Results of Operations”) for such New Venue that is available to be provided to the Administrative Agent upon the Administrative Agent’s request to Borrower therefor (it being understood that no New Venue Results of Operations shall be required to be audited) and (c) no Venue shall be deemed a New Venue once such Venue has been in operation for four full fiscal quarters of the Borrower.
“New Venue Results of Operations” has the meaning provided in the definition of “New Venue”.
“Non-Consenting Lender” has the meaning specified in Section 3.08(c).
“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.
“Non-Extending Lender” has the meaning specified in Section 2.22(e).
“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.
“Non-U.S. Benefit Event” means, with respect to any Non-U.S. Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Non-U.S. Plan or to appoint a trustee or similar official to administer any such Non-U.S. Plan, or alleging the insolvency of any such Non-U.S. Plan, (d) the incurrence of any liability by the Borrower or any of its Subsidiaries under applicable Law on account of the complete or partial termination of such Non-U.S. Plan or the complete or partial withdrawal of any participating employer therein or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any of its Subsidiaries, or the imposition on the Borrower or any of its Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable Law.
“Non-U.S. Casualty Event” has the meaning assigned to such term in Section 2.05(b)(viii).
“Non-U.S. Disposition” has the meaning assigned to such term in Section 2.05(b)(viii).
“Non-U.S. Lender” means a Recipient that is not a U.S. Person.
“Non-U.S. Plan” means any pension plan, pension benefit plan, pension fund (including any superannuation fund) or other similar program providing retirement benefits that is established, maintained or contributed to by a Loan Party or any of its Subsidiaries primarily for the benefit of employees employed and residing outside the United States (other than plans, funds or other similar programs that are maintained exclusively by a Governmental Authority), and which plan is not subject to ERISA or the Code.

“Non-U.S. Subsidiary” means any Subsidiary of the Borrower that is not a U.S. Subsidiary.
“Note” means an Initial Term B Note, Delayed Draw Term A Loan Note, Swingline Note, Multicurrency Revolving Credit Note or Venue Expansion Revolving Note, as the context may require.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding; provided that (a) obligations of any Loan Party under any Secured Cash Management Agreement or Secured Hedge Agreement shall be secured and guaranteed pursuant to the Collateral Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Secured Hedge Agreements or Secured Cash Management Agreements and (c) the Obligations with respect to any Guarantor shall not include Excluded Swap Obligations of such Guarantor. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing pursuant to Section 10.04.
“OCESA” means OCESA Entretenimiento S.A. de C.V.
“OID” means original issue discount.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction) and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Credit Agreement” has the meaning specified in the preamble to this Agreement.
“Original Credit Agreement Closing Date” means May 6, 2010.

“Original Credit Agreement Lenders” means each of the Revolving Lenders (as defined in the Original Credit Agreement) as of the date immediately prior to the Restatement Date and the refinancing of the Original Credit Agreement.
“Other Alternative Currency” has the meaning assigned to such term in the definition of “Alternative Currency”.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than any connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned any interest in any Loan or Loan Document).
“Other L/C” has the meaning specified in Section 2.03(c)(v).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.08).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation; as of the date of this Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Outstanding Amount” means: (a) with respect to the Term B Loans, Delayed Draw Term A Loans, Multicurrency Revolving Credit Loans, Venue Expansion Revolving Loans, Specified Refinancing Term Loans and Specified Refinancing Revolving Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of the Term B Loans, Delayed Draw Term A Loans, Multicurrency Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Multicurrency Revolving Credit Borrowing), Venue Expansion Revolving Loans, Specified Refinancing Term Loans and Specified Refinancing Revolving Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations with respect to any Tranche on any date, the Dollar Amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension with respect to such Tranche occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations with respect to such Tranche as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing under such Tranche) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date and (c) with respect to Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Swingline Loans occurring on such date.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of JPMorgan Chase Bank, N.A. in the applicable offshore interbank market for such currency to major banks in such interbank market.
“Participant” has the meaning specified in Section 10.07(d).

“Participant Register” has the meaning specified in Section 10.07(m).
“Participating Fronted Currency Lenders” means, with respect to any Fronted Currency, each Multicurrency Revolving Credit Lender (other than any Alternative Currency Fronting Lender with respect to such Fronted Currency), unless such Multicurrency Revolving Credit Lender has notified the Administrative Agent in writing (or via email) that it can make Revolving Loans in such Fronted Currency. For the avoidance of doubt, unless it has notified the Borrower otherwise in writing, the Administrative Agent shall be a Participating Fronted Currency Lender.
“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“PATRIOT Act” has the meaning specified in Section 10.22.
“Payment Block” means any of the circumstances described in Sections 2.05(b)(viii), (ix) and (x).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Plans and set forth in Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.
“Perfection Certificate” means that certain perfection certificate dated the Restatement Date, executed and delivered by the Borrower in favor of the Collateral Agent for the benefit of the holders of the Obligations.
“Perfection Exceptions” means that no Loan Party shall be required nor shall the Collateral Agent or any other Secured Party be authorized to (i) perfect any Collateral by any means other than (A) filing of a general “all-asset” UCC financing statement in the office of the secretary of state (or similar central filing office) of the relevant state of such Loan Party, (B) filing of Intellectual Property Security Agreements and Intellectual Property Security Agreement Supplements in the United States Copyright Office or the United States Patent and Trademark Office with respect to Registered Intellectual Property Collateral (as defined in the Security Agreement) as expressly required under the terms of the Security Agreement, (C) delivery to the Collateral Agent to be held in its possession of all Collateral consisting of material promissory notes, stock certificates or other certificates representing equity of Restricted Subsidiaries of the Borrower and associated instruments of transfer, in each case as expressly required under the terms of the Security Agreement, or (D) subject to clause (iv)(B) of this definition, such other actions as may be required under the final paragraph of Section 6.12, (ii) enter into control agreements with respect to, or otherwise perfect any security interest by “control” (or similar arrangements) over commodities accounts, securities accounts, deposit accounts, other bank accounts, cash and cash equivalents or any other assets (other than pursuant to clause (i)(C) or (D) of this definition), (iii) send notices to insurers, account debtors or other contractual third-parties unless an Event of Default has not been cured or waived and is continuing, (iv) (A) in the case of any Loan Party that is a U.S. Subsidiary and except as set forth in the following clause (B), take any action outside the United States to grant or perfect a security interest in any asset located outside of the United States (it being understood that, except as set forth in the following clause (B), there shall be no security agreements or pledge agreements governed under the laws of any jurisdiction other than the United States) or (B) in the case of any non-U.S. Subsidiary that Borrower has elected to become a Loan Party under the final paragraph of Section 6.12 and the Equity Interests of such non-U.S. Subsidiary, take any action outside the United States and the jurisdiction of organization of such Loan Party to grant or perfect a security interest in its assets (it being understood that any action required under the laws of the jurisdiction of organization of such Loan Party shall be subject to final paragraph of Section 6.12), or (v) deliver landlord waivers, bailee letters, estoppels, collateral access letters or such similar arrangements, in each case of the foregoing clauses (i) through (v), except to the extent any comparable documents or agreements, comparable filings or other comparable actions are required or otherwise executed, delivered, taken or filed in connection with any Material Indebtedness but only for so long as such Material Indebtedness is required to be or otherwise is secured by a security interest in the applicable Collateral pursuant to the terms thereof.

“Periodic Term CORRA Determination Day” has the meaning assigned to such term in the definition of “Term CORRA”.
“Permitted Acquisition” has the meaning specified in the definition of “Permitted Investments.”
“Permitted Asset Swap” means the purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or any of its Restricted Subsidiaries and another Person; provided that such purchase and sale or exchange must occur within 90 days of each other and any cash or Cash Equivalents received must be applied in accordance with Section 7.04.
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common stock purchased by the Borrower in connection with the issuance of any Convertible Indebtedness; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.
“Permitted Debt” has the meaning specified in Section 7.01.
“Permitted Debt Exchange” has the meaning specified in Section 2.19(a).
“Permitted Debt Exchange Notes” means Indebtedness in the form of unsecured, first lien, second lien or other junior lien notes, in each case Incurred by the Loan Parties; provided that such Indebtedness (i) satisfies the Permitted Other Debt Conditions, (ii) is subject to terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms and any provisions customary for convertible notes) are, taken as a whole, not materially more favorable to the creditors providing such Permitted Debt Exchange Notes than those contained in the Loan Documents (taken as a whole) (as reasonably determined by the Borrower in good faith) unless such provisions shall be customary for similar debt securities in light of then-prevailing market terms and conditions (taken as a whole) at the time of issuance (as reasonably determined by the Borrower in good faith) (provided that, at the Borrower’s option, delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent in good faith at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Permitted Debt Exchange Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (ii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such three (3) Business Day period (including a reasonable description of the basis upon which it objects); (iii) does not have obligors other than the Loan Parties or entities who shall have become Loan Parties concurrently with the incurrence of such Permitted Debt Exchange Notes (or such other arrangements satisfactory to the Administrative Agent) (it being understood that the roles of such obligors as Borrower or guarantors with respect to such obligations may be interchanged), and (iv) to the extent secured, is not secured by property other than the Collateral and the Liens securing such Indebtedness shall be subject to Applicable Intercreditor Arrangements and the security agreements governing such Liens shall be substantially the same as of the Collateral Documents (with such differences as are reasonably acceptable to the Administrative Agent); provided, however, that such Permitted Debt Exchange Notes may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the issuers and the creditors thereof and applicable only during periods after the then Latest Maturity Date in effect at the time of incurrence or issuance of such Permitted Debt Exchange Notes or (2) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) by an amendment to this Agreement (which may be accomplished without further Lender voting requirements).
“Permitted Debt Exchange Offer” has the meaning specified in Section 2.19(a).
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“Permitted Deposits” means, with respect to the Borrower or any of its Subsidiaries, cash or cash equivalents (and all accounts and other depositary arrangements with respect thereto) securing customary obligations of such Person that are incurred in the ordinary course of business in connection with ticketing, promoting or producing live entertainment events.
“Permitted Investments” means:
(1)    any Investment in cash (including deposit and other accounts) and Cash Equivalents or Investment Grade Securities and Investments that were Cash Equivalents or Investment Grade Securities when made;
(2)    any Investment in the Borrower or any Restricted Subsidiary (or in the case of a Permitted Acquisition, in any Person that become a Restricted Subsidiary upon the consummation of such Permitted Acquisition); provided, that in the case of any Investment under this clause (2) by a Loan Party in a Restricted Subsidiary (or in the case of a Permitted Acquisition, in any Person that become a Restricted Subsidiary upon the consummation of such Permitted Acquisition) which is not a Loan Party made after the Restatement Date, the aggregate amount of such Investment together with other Investments made by a Loan Party in a Restricted Subsidiary (or in the case of a Permitted Acquisition, in any Person that become a Restricted Subsidiary upon the consummation of such Permitted Acquisition) which is not a Loan Party pursuant to this clause (2) shall not exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time made (excluding any intercompany accounts payable and receivable (excluding, for the avoidance of doubt, funded Indebtedness for borrowed money), guarantee fees and transfer pricing arrangements);
(3)    any Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries (or in the case of a Permitted Acquisition, in any Person that becomes a Subsidiary upon the consummation of such Permitted Acquisition) that are not Restricted Subsidiaries;
(4)    any Investment by the Borrower or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of so becoming a Restricted Subsidiary), or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person in contemplation of such merger, consolidation, amalgamation, transfer, conveyance or liquidation); provided, that the aggregate amount of consideration paid by the Borrower or any Restricted Subsidiary for all Investments pursuant to this clause (4) in Restricted Subsidiaries that do not become Loan Parties, together with any Permitted Acquisitions of Restricted Subsidiaries that do not become Loan Parties under clause (36), shall not exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time made;
(5)    any Investment in securities or other assets received in connection with (i) an Asset Sale made pursuant to Section 7.04, (ii) any other Disposition of assets not constituting an Asset Sale or (iii) any Casualty Event;
(6)    any Investment (x) existing on the Restatement Date and, for any Investment with an individual amount in excess of $10,000,000, listed on Schedule 7.05, (y) made pursuant to binding commitments in effect on the Restatement Date and, to the extent such Investment would have an individual amount in excess of $10,000,000, listed on Schedule 7.05 or (z) that replaces, refinances, refunds, renews, modifies, amends or extends any Investment described under either of the immediately preceding clauses (x) or (y); provided that any such Investment is in an amount that does not exceed the amount replaced, refinanced, refunded, renewed, modified, amended or extended, except as contemplated pursuant to the terms of such Investment in existence on the Restatement Date or as otherwise permitted under this definition or otherwise under Section 7.05;
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(7)    loans and advances to, or guarantees of Indebtedness of, employees, directors, officers, managers, consultants or independent contractors in an aggregate amount, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, not in excess of $40,000,000 outstanding at any one time in the aggregate;
(8)    loans and advances to officers, directors, employees, managers, consultants and independent contractors for business-related travel and entertainment expenses, moving and relocation expenses and other similar expenses, in each case in the ordinary course of business;
(9)    any Investment (x) acquired by the Borrower or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Borrower or any such Restricted Subsidiary of such other Investment or accounts receivable, or (b) as a result of a foreclosure or other remedial action by the Borrower or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default and (y) received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (B) litigation, arbitration or other disputes;
(10)    (A) Swap Contracts and cash management services permitted under clauses (j) or (w) of the definition of “Permitted Debt,” including payments in connection with the termination thereof and (B) any Permitted Bond Hedge Transaction and Permitted Warrant Transactions, including any payments in connection therewith;
(11)    any Investment by the Borrower or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary but including Investments in another Restricted Subsidiary) in an aggregate amount, taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $650,000,000 and (y) 32.5% of the EBITDA Grower Amount at the time made; provided, however, that if any Investment pursuant to this clause (11) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (11) (to the extent that such Investment would be permitted under clause (2) at the time of such reclassification) for so long as such Person continues to be a Restricted Subsidiary;
(12)    additional Investments by the Borrower or any of its Restricted Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (12) that are at the time outstanding, not to exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time made; provided, however, that if any Investment pursuant to this clause (12) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (12) (to the extent that such Investment would be permitted under clause (2) at the time of such reclassification) for so long as such Person continues to be a Restricted Subsidiary;
(13)    any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 6.18(b) (except transactions described in clause (1), (2), (3), (4), (8), (9), (13), (14), (15), (20), (22) or (26) of such Section 6.18(b));
(14)     Investments the payment for which consists of Equity Interests (other than Excluded Equity) of the Borrower; provided, however, that such Equity Interests will not increase the Available Amount;
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(15)    Investments consisting of the leasing, licensing, sublicensing or contribution of intellectual property in the ordinary course of business or pursuant to joint marketing arrangements with other Persons;
(16)    Investments consisting of purchases or acquisitions of inventory, supplies, materials and equipment or purchases, acquisitions, licenses, sublicenses or leases or subleases of intellectual property, or other rights or assets, in each case in the ordinary course of business;
(17)    any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;
(18)    Investments consisting of (v) Liens permitted under Section 7.02, (w) Indebtedness (including guarantees) permitted under Section 7.01, other than Indebtedness among the Borrower Parties, (x) mergers, amalgamations, consolidations and transfers of all or substantially all assets permitted under Section 7.03, (y) Asset Sales permitted under Section 7.04 and Dispositions that do not constitute Asset Sales, or (z) Restricted Payments permitted under Section 7.05;
(19)    repurchases of debt securities of the Borrower Parties;
(20)    (i) guarantees permitted to be incurred under Section 7.01 and Obligations relating to such Indebtedness and (ii) guarantees (other than guarantees of Indebtedness) in the ordinary course of business; provided that guarantees by Loan Parties of Indebtedness of Subsidiaries that are not Loan Parties shall not be permitted under this clause (20);
(21)    advances, loans or extensions of trade credit and other Investments by the Borrower or any of the Restricted Subsidiaries, including in respect of advances to customers or suppliers, prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business, in each case in the ordinary course of business;
(22)    Investments consisting of purchases and acquisitions of services in the ordinary course of business;
(23)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(24)    Investments arising from the consummation of customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(25)    Investments in joint ventures of the Borrower and its Restricted Subsidiaries and acquisitions of Equity Interests in a Person that does not become a Subsidiary of the Borrower Subsidiaries in an aggregate amount, taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, not to exceed the greater of (x) $800,000,000 and (y) 40% of the EBITDA Grower Amount at the time made; provided, however, that if any Investment pursuant to this clause (25) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above and shall cease to have been made pursuant to this clause (25) (to the extent that such Investment would be permitted under clause (2) at the time of such reclassification) for so long as such Person continues to be a Restricted Subsidiary;
(26)    Permitted Restructuring Transactions;
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(27)    (i) accounts receivable, notes receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business, (ii) any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business, and (iii) any prepayments and other credits to suppliers, clients, developers or purchasers or sellers of goods or services made in the ordinary course of business ;
(28)    Investments acquired as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(29)    Investments resulting from pledges and deposits that are Permitted Liens;
(30)    acquisitions of obligations of one or more officers or other employees of the Borrower or any Subsidiary of the Borrower in connection with such officer’s or employee’s acquisition of Equity Interests of the Borrower, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such officers or employees in connection with the acquisition of any such obligations;
(31)    guarantees of operating leases (for the avoidance of doubt, excluding Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;
(32)    Investments consisting of the redemption, purchase, repurchase or retirement of any Equity Interests permitted by Section 7.05;
(33)    Investments consisting of Permitted Deposits;
(34)    Investments made pursuant to obligations entered into when the Investment would have been permitted hereunder so long as such Investment when made reduces the amount available under the clause under which the Investment would have been permitted;
(35)    (i) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, partner, and customer contracts (including developer, promoter, manager and artist contracts), (ii) loans, advances or other similar transactions with customers, partners, distributors, clients, developers, promoters, managers, licensors, licensees, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business, regardless of frequency, and (iii) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;
(36)    the purchase or other acquisition of all or substantially all of the property and assets or business of, any Person or of assets constituting a business unit, a line of business or division of such Person, or more than 50% of the Equity Interests in a Person that, upon the consummation thereof, will be a Restricted Subsidiary (including as a result of a merger or consolidation) (each, a “Permitted Acquisition”); provided, that, with respect to each purchase or other acquisition made pursuant to this clause (36), (A) after giving effect to any such purchase or other acquisition and any incurrence of Indebtedness in connection therewith, (x) no Event of Default under Section 8.01(a), or (in each case, solely with respect to the Borrower) clauses (f) or (g) of Section 8.01 shall have occurred and be continuing and (y) if applicable, the Borrower shall be in Pro Forma Covenant Compliance and (B) any Person or assets or division as acquired in accordance herewith shall be in a Similar Business; provided, further, that the aggregate amount of consideration paid by the Borrower or any Restricted Subsidiary for all Permitted Acquisitions of Restricted Subsidiaries that do not become Loan Parties, together with Investments in Restricted Subsidiaries that do not become Loan Parties under clause (4), shall not exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time made;
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(37)    any Investment in one or more Restricted Subsidiaries or Unrestricted Subsidiaries in the form of cash, Cash Equivalents and/or real property in an aggregate amount (with the amount of any Investment consisting of real property being valued at the Fair Market Value thereof at the time such Investment is made) for all such Investments made pursuant to this clause (37) not to exceed the greater of (i) $1,500,000,000 and (ii) 75% of the EBITDA Grower Amount at the time such Investment is made, so long as, if any such Investment is made in reliance of sub-clause (ii) of this clause (37), (x) no Default shall have occurred and be continuing or exist after giving effect thereto and (y) the Borrower shall be in Pro Forma Covenant Compliance; provided that if any Investment is made pursuant to this clause (37) is made in any Person that is not a Loan Party and such Person thereafter becomes a Loan Party, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above (to the extent that such Investment would be permitted under clause (2) at the time of such reclassification);
(38)    any Investment in one or more Unrestricted Subsidiaries in the form of real property in an aggregate amount (with the amount of real property being valued at the Fair Market Value thereof at the time such Investment is made) for all such Investments made pursuant to this clause (38) not to exceed the greater of (i) $750,000,000 and (ii) 37.5% of the EBITDA Grower Amount at the time such Investment is made, so long as, if any such Investment is made in reliance of sub-clause (ii) of this clause (38), (x) no Default shall have occurred and be continuing or exist after giving effect thereto and (y) the Borrower shall be in Pro Forma Covenant Compliance; provided that if any Investment is made pursuant to this clause (38) is made in any Person that is not a Loan Party and such Person thereafter becomes a Loan Party, such Investment shall thereafter be deemed to have been made pursuant to clause (2) above (to the extent that such Investment would be permitted under clause (2) at the time of such reclassification); and
(39)    so long as the Borrower then owns, directly or indirectly, a majority of the outstanding voting and economic Equity Interests in OCESA, Investments of the Borrower or any Subsidiary to purchase the remainder of the Equity Interests of OCESA not then owned by the Borrower or an Affiliate thereof.
“Permitted Liens” means, with respect to any Person:
(1)    Liens (including pledges and deposits) Incurred (i) in connection with workers’ compensation, unemployment insurance and other social security laws or regulations or similar legislation, (ii) in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, (iii) to secure public, statutory or regulatory obligations of such Person or to secure performance, surety, stay, customs or appeal bonds and other obligations of a like nature to which such Person is a party, (iv) as security for contested Taxes or import duties or for the payment of rent or (v) in respect of letters of credit, bank guarantees or similar instruments issued for the account of such Person in the ordinary course of business supporting obligations of the type set forth in clauses (i) through (iv) above, in each case Incurred in the ordinary course of business;
(2)    Liens imposed by law, such as carriers’, warehousemen’s, landlords’, materialmen’s, repairman’s, construction contractors’, mechanics’, suppliers’ or other like Liens, in each case for sums not yet overdue by more than 60 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review (or which, if due and payable, are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, to the extent required by GAAP) or with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower;
(3)    Liens for Taxes (i) which are not yet due or payable, (ii) which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained to the extent required by GAAP, or for property taxes on property such Person or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iii)

with respect to which the failure to make payment would not reasonably be expected to have a Material Adverse Effect as determined in good faith by management of the Borrower or a director or indirect parent of the Borrower;
(4)    Liens in favor of the issuers of performance and surety bonds, bids, indemnities, trade contracts, warranties, releases, appeals or similar bonds, or with respect to regulatory requirements, or letters of credit or bankers’ acceptances issued and completion of guarantees, or warehouse receipts or similar instruments issued to support performance obligations, in each case, pursuant to the request of and for the account of such Person in the ordinary course of its business;
(5)    survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, reservation of rights or zoning, building codes or other restrictions (including defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely interfere with the ordinary conduct of the business of such Person;
(6)    Liens Incurred to secure obligations in respect of Indebtedness permitted to be Incurred pursuant to Section 7.01(a) and clauses (a), (b), (d), (l) or (o) of the definition of “Permitted Debt” and obligations secured ratably thereunder; provided that, (A) in the case of clauses (b) and (d) of the definition of “Permitted Debt,” such Lien extends only to the assets subject to such Sale/Leaseback Transactions or the assets and/or Capital Stock the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any replacements, additions and accessions thereto, any income or profits thereof and any proceeds from the disposition thereof; provided, further, that individual financings provided by a lender may be cross-collateralized to other financings provided by such lender or its affiliates and (B) in the case of Section 7.01(a) and clauses (a) (other than Indebtedness incurred under the Loan Documents), (l) and (o) of the definition of “Permitted Debt,” except with respect to Indebtedness incurred by Non-Loan Parties or Indebtedness secured by assets not constituting Collateral, such Liens shall be pari passu with, or junior to, the Liens securing the Obligations, in each case as expressly permitted under such clauses (or Incurred under clause (l) of the definition of “Permitted Debt”), and the holders of such Liens and related Indebtedness shall have executed and delivered the Applicable Intercreditor Arrangements;
(7)    Liens of the Borrower or any Restricted Subsidiary existing on the Restatement Date and, to the extent securing Indebtedness with an individual principal amount in excess of $10,000,000 listed on Schedule 7.02, and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or (B) proceeds and products thereof; provided that individual financings provided by a lender may be cross collateralized to other financings provided by such lender or its affiliates and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Permitted Debt);
(8)    Liens on assets of, or Equity Interests in, a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens are limited to all or a portion of the assets (and improvements on such assets) that secured (or, under the written arrangements under which the Liens arose, would secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (8), if a Person becomes a Subsidiary, any Subsidiary of such Person shall be deemed to become a Subsidiary of the Borrower, and any property or assets of such Person or any Subsidiary of such Person shall be deemed acquired by the Borrower at the time of such merger, amalgamation or consolidation;
(9)    Liens on assets at the time the Borrower or any Restricted Subsidiary acquired the assets, including any acquisition by means of a merger, amalgamation or consolidation with or into such Borrower
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or such Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, that such Liens are limited to all or a portion of the property or assets (and improvements on such property or assets) that secured (or, under the written arrangements under which the Liens arose, would secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (9), if, in connection with an acquisition by means of a merger, amalgamation or consolidation with or into the Borrower or any Restricted Subsidiary, a Person other than the Borrower or a Restricted Subsidiary is the successor company with respect thereto, any Subsidiary of such Person shall be deemed to become a Subsidiary of such Borrower or such Restricted Subsidiary, as applicable, and any property or assets of such Person or any such Subsidiary of such Person shall be deemed acquired by such Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;
(10)    Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary owing to the Borrower or a Restricted Subsidiary permitted to be Incurred in accordance with Section 7.01;
(11)    Liens securing Swap Contracts Incurred in accordance with Section 7.01;
(12)    Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, bank guarantees, or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(13)    leases, subleases, licenses, sublicenses, occupancy agreements or assignments of or in respect of real or personal property, including (i) any interest or title of a lessor under any lease or sublease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business and other statutory and common law landlords’ liens under leases, (ii) any interest or title of a licensor under any license or sublicense entered into by the Borrower or any Restricted Subsidiary as a licensee or sublicensee existing on the Restatement Date or in the ordinary course of its business and (ii) assignments of insurance or condemnation proceeds relating to any property provided to landlords (or their mortgagees) pursuant to the terms of any lease of such property;
(14)    Liens arising from Uniform Commercial Code financing statements or similar filings made in respect of operating leases or consignments entered into by the Borrower or any of its Restricted Subsidiaries;
(15)    Liens in favor of the Borrower or any Subsidiary Guarantor;
(16)    (i) Liens on Receivables Assets and related assets, or created in respect of bank accounts into which only the collections in respect of Receivables Assets have been, sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Factoring and/or Qualified Receivables Financing and (ii) Liens securing Indebtedness or other obligations of any Receivables Subsidiary;
(17)    pledges, deposits made or other security (including obligations in respect of bank guarantees for the benefit of) insurance carriers provided in the ordinary course of business to secure liability or under self-insurance arrangements in respect of such obligations;
(18)    Liens on the Equity Interests of Unrestricted Subsidiaries;
(19)    grants of intellectual property, software and other technology rights and licenses;
(20)    judgment (including judgment or appeal bonds) and attachment Liens not giving rise to an Event of Default pursuant to Section 8.01(f), (g) or (h) and notices of lis pendens and associated rights
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related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(21)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;
(22)    Liens Incurred to secure Cash Management Services and other “bank products” (including those described in clauses (j) and (w) of the definition of “Permitted Debt”);
(23)    Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8), (9) or (11) of this definition; provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured (or, under the written arrangements under which the original Lien arose, would secure) the original Lien (plus any replacements, additions, accessions and improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (7), (8), (9), or (11) of this definition at the time the original Lien became a Permitted Lien, and (B) an amount necessary to pay any Refinancing Expenses, related to such refinancing, refunding, extension, renewal or replacement;
(24)    Liens on the assets and equity interests of Restricted Subsidiaries that are not Loan Parties that secure only Indebtedness or other obligations of such Restricted Subsidiaries permitted hereunder;
(25)    Liens on Permitted Deposits securing customary obligations that are incurred in the ordinary course of business;
(26)    Liens on the Equity Interests or assets of a joint venture to secure Indebtedness of such joint venture Incurred pursuant to clause (u) of the definition of “Permitted Debt”;
(27)    Liens on equipment of the Borrower Parties granted in the ordinary course of business to such Borrower Party’s client at which such equipment is located;
(28)    Liens not otherwise permitted pursuant to this definition; provided, that such Liens do not secure principal obligations exceeding the greater of (i) $750,000,000 and (ii) 37.5% of the EBITDA Grower Amount at the time incurred;
(29)    Liens (A) on property or assets used to redeem, repay, defease or to satisfy and discharge Indebtedness; provided that such redemption, repayment, defeasance or satisfaction and discharge is not prohibited by this Agreement and that such deposit shall be deemed for purposes of Section 7.05 (to the extent applicable) to be a prepayment of such Indebtedness; and (B) in favor of a trustee or agent in an indenture or credit facility relating to any Indebtedness to the extent such Liens secure only customary compensation and reimbursement obligations of such trustee or agent;
(30)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation and exportation of goods in the ordinary course of business;
(31)    Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code, or any comparable or successor provision (or other applicable Law), on items in the course of collection; (ii) attaching to any cash pooling arrangements, commodity trading accounts or other commodity brokerage accounts Incurred in the ordinary course of business; and (iii) in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law
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encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;
(32)    Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other Persons not given in connection with the issuance of Indebtedness; (ii) relating to pooled deposit or sweep accounts of the Borrower or any Guarantor to permit satisfaction of overdraft or similar obligations Incurred in the ordinary course of business of the Borrower and the Guarantors; or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Guarantor in the ordinary course of business;
(33)    any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;
(34)    Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by clause (s)(x) and (s)(y) of the definition of “Permitted Debt”;
(35)    Liens on vehicles or equipment of the Borrower Parties granted in the ordinary course of business;
(36)    Liens on assets of Non-Loan Parties securing Indebtedness Incurred in accordance with clause (t) of the definition of “Permitted Debt”;
(37)    Liens disclosed by the title insurance policies delivered on or subsequent to the Restatement Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal;
(38)    Liens arising solely by virtue of any statutory or common law provision or customary business provision relating to banker’s liens, rights of set-off or similar rights;
(39)    (a) Liens solely on any earnest money deposits of cash or Cash Equivalents made, or escrow or similar arrangements entered into, by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment or other acquisitions, Dispositions or transactions not prohibited hereunder, (b) Liens on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in a Permitted Investment or other acquisition, Disposition or transaction not prohibited hereunder to be applied against the purchase price for such Investment and (c) Liens on cash collateral or other deposits in respect of letters of credit entered into in the ordinary course of business;
(40)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(41)    Liens on securities that are the subject of repurchase agreements in connection with Permitted Investments or other acquisitions, Dispositions or transactions not prohibited hereunder;
(42)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts Incurred in the ordinary course of business and not for speculative purposes;
(43)    rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate
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any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;
(44)    restrictive covenants affecting the use to which real property may be put; provided that such covenants are complied with;
(45)    security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;
(46)    zoning by-laws and other land use restrictions, including site plan agreements, development agreements and contract zoning agreements;
(47)    Liens on cash proceeds of Indebtedness (and on the related escrow accounts) in connection with the issuance of such Indebtedness into (and pending the release from) a customary escrow arrangement, to the extent such Indebtedness is Incurred in compliance with Section 7.01;
(48)    Liens on ticket inventory and proceeds thereof (including on deposits accounts holding such Proceeds) securing Indebtedness not exceeding $150,000,000 in an aggregate principal amount at any time outstanding; provided that such Indebtedness shall only be used to finance advances to artists and performers and similar expenses;
(49)    Liens on property securing obligations issued or incurred under (i) any Refinancing Notes and the Refinancing Notes Indentures related thereto, and (ii) any Incremental Equivalent Debt and the Incremental Equivalent Debt Documents related thereto and, in each case, any Permitted Refinancings thereof (or successive Permitted Refinancings thereof); provided that such Liens that are secured by Collateral are subject to Applicable Intercreditor Arrangements;
(50)    Liens securing Venue Construction Indebtedness incurred and outstanding pursuant to Section 7.01(mm) and any Permitted Refinancing thereof; provided, that such Liens shall not extend to any assets or Equity Interests of the Borrower or any of its Subsidiaries other than (i) the assets that are securing, or are subject to the applicable Venue Construction Indebtedness and other immaterial incidental assets related thereto and (ii) the Capital Stock of the applicable Venue Construction Subsidiary and the assets and Capital Stock of the applicable Holdco Venue Construction Subsidiary (if any); provided, further, that such $1,000.0 million limitation set forth in this clause (50) shall be calculated assuming the aggregate principal amount of Indebtedness secured pursuant to this clause (50) constitutes the Venue Construction Subsidiary Percentage of the aggregate principal amount of such Indebtedness;
(51)    Liens comprising customary rights and restrictions contained in agreements relating to Dispositions and Asset Sales pending the completion thereof, or in the case of a license, during the term thereof and any option or other agreement to Dispose any asset not prohibited by Sections 7.03 and 7.04; and
(52)    Liens on assets of any member of the Academy Music Group securing AMG Indebtedness.
For all purposes hereunder, (x) a Lien need not be Incurred solely by reference to one category of Permitted Liens described in this definition but may be Incurred under any combination of such categories (including in part under one such category and in part under any other such category) and (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower shall, in its sole discretion, divide, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.
“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal and is not subject to mandatory redemption, repurchase, prepayment
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or sinking fund obligations (except (w) customary offers or obligations to repurchase, repay or redeem upon a change of control, asset sale, casualty or condemnation event or initial public offering, (x) maturity payments and customary mandatory prepayments for Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket, (y) special mandatory redemptions in connection with customary escrow arrangements and customary acceleration rights after an event of default or (z) “AHYDO” payments), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred.
“Permitted Refinancing” means, with respect to any Person, any modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) unless permitted pursuant to another clause of Permitted Debt (and reducing availability under such other clause), the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to Refinancing Expenses, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder to the extent that the portion of any existing and unutilized commitment being refinanced was available to be drawn under Section 7.01 and Section 7.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing); (b) other than with respect to (i) Indebtedness under clause (c) of the definition of “Permitted Debt”, (ii) Convertible Indebtedness, as to which the only requirement applicable under this clause (b) shall be that the maturity date thereof may be no earlier than the date that is 91 days prior to the maturity of the then-existing Term Loan B Tranche, or (iii) to the initial maturity date for Extendable Bridge Loans/Interim Debt and amounts not to exceed the Inside Maturity Basket, such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended; (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement, exchange or extension is subordinated in right of payment to the Obligations on subordination terms, taken as a whole, as favorable in all material respects to the Lenders (including, if applicable, as to collateral) as those subordination terms contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or otherwise acceptable to the Administrative Agent; (d) if the Indebtedness being modified, amended, refinanced, refunded, renewed, replaced, exchanged or extended is (i) unsecured, such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is unsecured, or (ii) if secured by Liens on the Collateral, such modification, refinancing, refunding, replacement, renewal or extension is secured to the same extent, including with respect to any subordination provisions, and subject to Applicable Intercreditor Arrangements; (e) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed, replaced, exchanged or extended (other than to the extent permitted by any other clause of this definition or with respect to pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption terms) are, either (i) substantially identical to or less favorable to the investors providing such Permitted Refinancing, taken as a whole, than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) when taken as a whole, not more favorable to the creditors providing such Indebtedness than those set forth in this Agreement or are customary for similar indebtedness in light of then-prevailing market terms and conditions (taken as a whole) (as reasonably determined by the Borrower in good faith) at the time of incurrence (provided that, at Borrower’s option, delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (e), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Borrower of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)), in each case, except for terms and conditions only applicable to periods after the Latest Maturity Date; (f) such modification, amendment, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person who is or would have been permitted to be the obligor or guarantor (or any successor thereto) on the
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Indebtedness being modified, amended, refinanced, refunded, renewed, replaced or extended (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged); (g) at the time thereof, other than with respect to Indebtedness under clause (c) of the definition of “Permitted Debt,” no Event of Default under Sections 8.01(f) or (g) shall have occurred and be continuing and (h) any amounts Incurred as Permitted Refinancing Indebtedness in respect of Indebtedness incurred under applicable dollar-based baskets shall reduce the amount available under such applicable dollar-based baskets.
“Permitted Restructuring Transactions” means, collectively, any transfers, dividends, Restricted Payments, intercompany Dispositions or Investments and related Indebtedness, in each case among the Borrower Parties, undertaken to effect a corporate reorganization (or similar transaction or event) for operational or efficiency purposes or related to tax planning or tax reorganization, in each case, as determined in good faith by the Borrower, so long as, immediately after giving effect thereto, the security interest of the Collateral Agent in the Collateral and the value of the guarantees given by the Guarantors, taken as a whole, are not materially impaired as a result of such actions.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common stock sold by the Borrower substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.
“Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.
“Plan” means any “employee benefit plan” (other than a Multiemployer Plan) within the meaning of Section 3(3) of ERISA that is maintained or is contributed to by a Loan Party or any ERISA Affiliate and is subject to Title IV of ERISA or the minimum funding standards under the Pension Funding Rules.
“Pledged Debt” means “Pledged Debt” (or similar term) as defined in the Security Agreement and each other applicable Collateral Document.
“Pledged Interests” means “Pledged Interests” (or similar term) as defined in the Security Agreement and each other applicable Collateral Document.
“Preferred Stock” means any Equity Interest with preferential right of payment of cumulative cash dividends (other than dividends that are solely payable as and when declared by the Board of Directors of the Borrower).
“Prepayment Amount” has the meaning specified in Section 2.05(c).
“Prepayment-Based Incremental Facility” has the meaning specified in Section 2.14(a).
“Prepayment Date” has the meaning specified in Section 2.05(c).
“Primary Disqualified Institution” has the meaning specified in the definition of “Disqualified Institution.”
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
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“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated Secured Leverage Ratio, the Consolidated Total Net Leverage Ratio, the Consolidated Total Leverage Ratio and the calculation of Consolidated Interest Expense, Consolidated Total Assets, Consolidated Net Income, Consolidated EBITDA, and the EBITDA Grower Amount of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any Specified Transaction, any acquisition, merger, amalgamation, consolidation, Investment, any issuance, Incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, Incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated), any issuance or redemption of Preferred Stock or Disqualified Stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or substantially simultaneously with the event for which a determination under this definition is made (including (i) any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period and (ii) with respect to any proposed Investment or acquisition of the subject Person for which committed financing is or is sought to be obtained, the event for which a determination under this definition is made may occur after the date upon which the relevant determination or calculation is made), in each case, as if each such event occurred on the first day of the Reference Period; provided that (w) pro forma effect will be given to reasonably identifiable and quantifiable pro forma cost savings or expense reductions related to operational efficiencies (including the entry into or renegotiation of any material contract or arrangement), strategic initiatives or purchasing improvements and other cost savings, improvements or synergies, in each case, that have been realized, or are reasonably expected to be realized, by such Person and its Restricted Subsidiaries based upon actions to be taken within 24 months after the consummation of the action as if such cost savings, expense reductions, improvements and synergies occurred (or were realized) on the first day of the Reference Period, (x) no amount shall be added back pursuant to this definition to the extent duplicative of amounts that are otherwise included in computing Consolidated EBITDA for such Reference Period, (y) adjustments in the nature cost savings, operating expense reductions, operating improvements and synergies and similar items made pursuant to the definitions of “Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect,” together with the aggregate amount of adjustments to Consolidated EBITDA pursuant to clause (k) and clause (o) thereof, shall not exceed in the aggregate 20.0% of Consolidated EBITDA for any Test Period (prior to giving effect to the addback of such items pursuant to this definition and such clause (k) and clause (o) of Consolidated EBITDA), and (z) in the case of any New Venue, such New Venue Results of Operations (whether the Consolidated EBITDA or other New Venue Results of Operations therefor are positive or negative numbers) will be annualized such that if such New Venue has been in operation for (A) one fiscal quarter, such New Venue Results of Operations will be multiplied by four, (B) two fiscal quarters, such New Venue Results of Operations will be multiplied by two and (C) three fiscal quarters such New Venue Results of Operations will be multiplied by four-thirds.
For purposes of making any computation referred to above:
(1)    if any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Swap Contracts applicable to such Indebtedness if such Swap Contracts has a remaining term in excess of 12 months);
(2)    interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;
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(3)    interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate;
(4)    interest on any Indebtedness under a revolving credit facility or a Qualified Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period; and
(5)    to the extent not already covered above, any such calculation may include adjustments calculated in accordance with Regulation S-X under the Securities Act as in effect on December 31, 2020.
Any pro forma calculation may include (1) adjustments calculated in accordance with Regulation S-X under the Securities Act as in effect on December 31, 2020 and (2) adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments that consist of reductions in costs and other operating improvements or synergies shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings” and shall be subject to the limitations set forth above in this definition.
“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of “run rate” cost savings, operating expense reductions, operating improvements and synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or to be taken by the Borrower (or any successor thereto) or any Restricted Subsidiary, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that such cost savings, operating expense reductions, operating improvements and synergies are reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower (or any successor thereto)) and are reasonably anticipated to result from actions taken or to be taken within 24 months after the consummation of any change that is expected to result in such cost savings, expense reductions, operating improvements or synergies; provided that no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment, add back exclusion or otherwise, for such period.
“Pro Forma Covenant Compliance” means, compliance on a Pro Forma Basis with Section 7.08.
“Pro Rata Share” means, with respect to each Lender and any Facility or all the Facilities or any Tranche or all the Tranches (as the case may be) at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place, and subject to adjustment as provided in Section 2.17), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or the Facilities or Tranche or Tranches (and, in the case of any Term Loan Tranche after the applicable borrowing date and without duplication, the outstanding principal amount of Term Loans under such Tranche, of such Lender, at such time) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or the Facilities or Tranche or Tranches at such time (and, in the case of any Term Loan Tranche and without duplication, the outstanding principal amount of Term Loans under such Tranche, at such time); provided that if the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as applicable.
“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock, inventory and receivables.
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“Public Lender” has the meaning specified in Section 6.02.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning specified in Section 9.16.
“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:
(1)    such Factoring Transaction is non-recourse to, and does not obligate, Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Receivables Assets) in any way other than pursuant to Standard Securitization Undertakings,
(2)    all sales, conveyances, assignments and/or contributions of Receivables Assets by the Borrower or any Restricted Subsidiary are made at Fair Market Value in the context of a Factoring Transaction (as determined in good faith by the Borrower), and
(3)    such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) is on market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Factoring.
“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:
(1)    all sales/transfers assignments and/or contributions of Receivables Assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Borrower), and
(2)    the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the receivables financing is first introduced (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.
The grant of a security interest in any accounts receivable of the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure any Credit Agreement shall not be deemed a Qualified Receivables Financing.
“Qualified Stock” means any Equity Interests of the Borrower other than Disqualified Stock.
“Rating Agency” means each of Moody’s and S&P.
“Ratio Debt” has the meaning specified in Section 7.01(a).
“Ratio-Based Incremental Facility” has the meaning specified in Section 2.14(a).
“Receivables Assets” means accounts receivable (whether now existing or arising in the future) of the Borrower or any of its Subsidiaries that are, or are in the process of becoming, subject to a Qualified Receivables Financing or Qualified Receivables Factoring, and any assets related thereto including all collateral securing such accounts receivable, all contracts and all guarantees or other payment support obligations (including letters of credit, promissory notes or trade credit insurance) in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily
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granted in connection with non-recourse, asset securitization or factoring transactions involving accounts receivable and any Swap Contracts entered into by the Borrower or any such Subsidiary in connection with such accounts receivable.
“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing or Factoring Transaction.
“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer Receivables Assets to (a) a Receivables Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), which in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred.
“Receivables Repurchase Obligation” means (i) any obligation of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller, or (ii) any right of a seller of receivables in a Qualified Receivables Factoring or Qualified Receivables Financing to repurchase defaulted receivables for the purposes of claiming sales tax bad debt relief.
“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with the Borrower and/or one or more of its Subsidiaries (including, a special purpose securitization vehicle (or similar entity)) in which the Borrower or any Subsidiary of the Borrower makes an Investment (or which otherwise owes to the Borrower or one of its Subsidiaries any deferral of part of the purchase price of the Receivables Assets for the purpose of credit enhancement given under the Qualified Receivables Financing) and to which the Borrower or any Subsidiary of the Borrower sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of Receivables Assets of the Borrower and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by senior management or the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:
(1)    no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary, excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,
(2)    with which neither the Borrower nor any Restricted Subsidiary (other than a Receivables Subsidiary) has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, and
(3)    to which neither the Borrower nor any other Subsidiary of the Borrower has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.
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Any such designation by senior management or the Board of Directors of the Borrower shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower or the determination by applicable senior management of the Borrower, in each case giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing conditions.
“Recipient” means any Agent, any Lender, and any L/C Issuer.
“Reference Period” has the meaning given to such term in the definition of “Pro Forma Basis.”
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. (Brussels time) two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. (Japan time) two Business Days preceding the date of such setting, (4) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (5) if such Benchmark is Term CORRA, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting, (6) if such Benchmark is CIBOR Rate, 11:00 a.m. (Copenhagen, Denmark time) two Business Days preceding the date of such setting, (7) if such Benchmark is STIBOR Rate, 11:00 a.m. (Stockholm, Sweden time) two Business Days preceding the date of such setting, (8) if such Benchmark is TIIE Rate, 11:00 a.m. (Mexico City time), on the Business Day of such setting, (9) if such Benchmark is AUD Rate, 11:00 a.m. (Sydney, Australia time), on the Business Day of such setting, (10) if the RFR for such Benchmark is SONIA, then five RFR Business Days prior to such setting, (11) if the RFR for such Benchmark is SARON, then five RFR Business Days prior to such setting, (12) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple SOFR, then five RFR Business Days prior to such setting or (13) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, the STIBOR Rate, the TIIE Rate, the CIBOR Rate, the Daily Simple CORRA, Term CORRA, the AUD Rate, SONIA, SARON or Daily Simple SOFR, the time determined by the Administrative Agent in its reasonable discretion.
“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and the Lenders providing Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.18.
“Refinancing Expenses” means, in connection with any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock otherwise permitted by this Agreement, the aggregate principal amount of additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay (1) accrued and unpaid interest, (2) the increased principal amount of any Indebtedness being refinanced resulting from the in-kind payment of interest on such Indebtedness (or in the case of Disqualified Stock or Preferred Stock being refinanced, additional shares of such Disqualified Stock or Preferred Stock); (3) the aggregate amount of original issue discount on the Indebtedness, Disqualified Stock or Preferred Stock being refinanced; (4) premiums (including tender, extension or prepayment premiums) and other costs associated with the redemption, repurchase, retirement, discharge or defeasance of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, and (5) all fees and expenses (including underwriting discounts, commitment, ticking and similar fees, commissions, expenses and discounts) associated with the repayment of the Indebtedness, Disqualified Stock or Preferred Stock being refinanced and the incurrence of the Indebtedness, Disqualified Stock or Preferred Stock incurred in connection with such refinancing.
“Refinancing Indebtedness” has the meaning specified in clause (n) of the definition of “Permitted Debt.”
“Refinancing Notes” means one or more series of senior unsecured notes or loans, senior secured notes or loans secured by the Collateral on a first lien “equal and ratable” basis with the Liens securing the Obligations, senior secured notes or loans secured by the Collateral on a “junior” basis to the Liens securing the Obligations, senior subordinated (including unsecured) notes or loans or subordinated (including unsecured) notes or loans, in
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each case issued in respect of a refinancing of outstanding Indebtedness of the Borrower under any one or more Tranches and in each case Incurred by the Loan Parties; provided, that
(a)    if such Refinancing Notes shall be secured, then (i) such Refinancing Notes shall only be secured by a security interest in the Collateral that secured the Tranche being refinanced and (ii) such Refinancing Notes shall be issued subject to Applicable Intercreditor Arrangements;
(b)    other than with respect to the initial maturity date for Extendable Bridge Loans/Interim Debt and Refinancing Notes in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, no Refinancing Notes shall (i) mature prior to the scheduled Maturity Date of the Tranche being refinanced or (ii) have a shorter Weighted Average Life to Maturity than the Tranche being refinanced;
(c)    the terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and optional and mandatory prepayment and optional and mandatory redemption terms which shall be agreed between the Borrower and the providers of such Refinancing Notes (so long as, in the case of any mandatory prepayment or redemption, the providers of such Refinancing Notes do not participate on a greater than pro rata basis in any such prepayments as compared to the lenders being refinanced)) are, taken as a whole, not materially more favorable to the creditors providing such Refinancing Notes than those applicable to the Tranche being refinanced (taken as a whole) at the time of Incurrence (as reasonably determined by the Borrower in good faith), unless such provisions shall be customary for similar debt securities or loans in light of then-prevailing market terms and conditions (taken as a whole) at the time of Incurrence (as reasonably determined by the Borrower in good faith) (it being understood that no (A) Refinancing Notes shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included, and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based) (as reasonably determined by the Borrower in good faith) (provided, that, at the Borrower’s option, delivery of a certificate of a Responsible Officer of the Borrower to the Administrative Agent in good faith at least three (3) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Refinancing Notes, together with a reasonably detailed description of the material terms and conditions of such Refinancing Notes or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (c) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to the Borrower of its objection during such three (3) Business Day (or shorter) period (including a reasonable description of the basis upon which it objects);
(d)    such Refinancing Notes may not have obligors or Liens that are more extensive than those which applied to the Indebtedness being refinanced (or such other arrangements satisfactory to the Administrative Agent) (it being understood that the roles of such obligors as a borrower or a guarantor with respect to such obligations may be interchanged);
(e)    if such Refinancing Notes are subordinated, such Refinancing Notes shall be subject to customary subordination provisions reasonably acceptable to the Administrative Agent; and
(f)    the Net Cash Proceeds of such Refinancing Notes shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Term Loans under the applicable Term Loan Tranche being so refinanced (or to the less than pro rata prepayment of the applicable outstanding Term Loans made by any Term Lenders that will be purchasers of the Refinancing Notes, as approved by such Term Lenders) and the payment of fees, expenses and premiums, if any, payable in connection therewith;
provided, further, that such Refinancing Notes (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the issuers or borrowers and the creditors thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) by an amendment to this Agreement (which may be accomplished without further Lender voting
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requirements) and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses).
“Refinancing Notes Indentures” means, collectively, the indentures or other similar agreements pursuant to which any Refinancing Notes are issued, together with all instruments and other agreements in connection therewith, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.
“Refunding Capital Stock” has the meaning specified in Section 7.05(b).
“Register” has the meaning specified in Section 10.07(c).
“Regulated Bank Lender” means a (x) a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 and that is (i) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913; (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the FRB under 12 CFR part 211; (iv) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii); or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction or (y) any Affiliate of a Person set forth in clause (x) above to the extent that (1) all of the capital stock of such Affiliate is directly or indirectly owned by either (I) such Person set forth in clause (x) above or (II) a parent entity that also owns, directly or indirectly, all of the capital stock of such Person set forth in clause (x) and (2) such Affiliate is a securities broker or dealer registered with the SEC under Section 15 of the Exchange Act.
“Regulation S-X” means Regulation S-X under the Securities Act.
“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or a Restricted Subsidiary in exchange for assets transferred by the Borrower or a Restricted Subsidiary will not be deemed to be Related Business Assets if they consist of securities of a Person, unless such Person is, or upon receipt of the securities of such Person, such Person would become, a Restricted Subsidiary.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, managers, officers, employees, agents, attorneys-in-fact, trustees and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means, (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Swiss Francs, the Swiss National Bank, or a committee officially endorsed or convened by the Swiss National Bank or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Japanese Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (vi) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (vii) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is
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responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBOR Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Swedish Krona, the STIBOR Rate, (v) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA, (vi) with respect to any Term Benchmark Borrowing denominated in Danish Krone, the CIBOR Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the TIIE Rate, (viii) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Rate, (ix) with respect to any RFR Borrowing denominated in Sterling, Swiss Francs, Dollars, or Canadian Dollars, the applicable Daily Simple RFR, in each case, as applicable or (x) with respect to any Borrowing denominated in Brazilian Real, the CDI.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Swedish Krona, the STIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Danish Krone, the CIBOR Screen Rate, (v) with respect to any Term Benchmark Borrowing denominated in Mexican Pesos, the TIIE Screen Rate, (vi) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, (vii) with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, Term CORRA or (viii) with respect to any Term Benchmark Borrowing denominated in Japanese Yen, the TIBOR Screen Rate, as applicable.
“Relevant Transaction” has the meaning specified in Section 2.05(b)(ii).
“Replaceable Lender” has the meaning specified in Section 3.08(a).
“Replacement Assets” means (1) substantially all the assets of a Person primarily engaged in a Similar Business or (2) a majority of the Voting Stock of any Person primarily engaged in a Similar Business that will become, on the date of acquisition thereof, a Restricted Subsidiary.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.
“Repricing Event” means (i) any prepayment or repayment of Initial Term B Loans, in whole or in part, with the proceeds of, or conversion of any portion of Initial Term B Loans into, any new or replacement tranche of syndicated term loans under credit facilities incurred for the primary purpose of repaying, refinancing, or replacing Initial Term B Loans with term loans bearing interest with an All-in Yield less than the All-in Yield applicable to such portion of such Initial Term B Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent in consultation with the Borrower consistent with generally accepted financial practices) and (ii) any amendment to any Facility with respect to Initial Term B Loans which reduces the All-in Yield applicable to such Initial Term B Loans; provided that a Repricing Event shall not include any event described above that is not consummated for the primary purpose of lowering the effective interest cost or weighted average yield applicable to such Initial Term B Loans, including in the context of a transaction involving a Change of Control or a Transformative Event.
“Request for Credit Extension” means (a) with respect to a Borrowing (including Swingline Borrowings), conversion or continuation of Loans, a Committed Loan Notice, and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.
“Required Delayed Draw Term A Lenders” means, as of any date of determination, Lenders holding more than fifty percent (50%) of the aggregate principal amount of the sum of (i) Delayed Draw Term A Commitments
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and (ii) Delayed Draw Term A Loans; provided that the unused Delayed Draw Term A Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Delayed Draw Term A Lenders.
“Required Financial Covenant Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of, without duplication, the (a) Outstanding Amount of all Delayed Draw Term A Loans, Revolving Credit Loans, Swingline Loans, Specified Refinancing Revolving Loan and L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Delayed Draw Term A Commitments, (c) aggregate unused Multicurrency Revolving Credit Commitments and (d) aggregate unused Venue Expansion Revolving Commitments; provided that the unused Delayed Draw Term A Commitments and unused Revolving Credit Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Financial Covenant Lenders; provided further that, for purposes of this definition, the outstanding principal amount of Alternative Currency (other than Loans denominated in Dollars) as of any date of determination shall be determined using the Dollar Amount thereof.
“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitments of, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that, for purposes of this definition, the outstanding principal amount of Alternative Currency (other than Loans denominated in Dollars) as of any date of determination shall be determined using the Dollar Amount thereof.
“Required Multicurrency Revolving Credit Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Multicurrency Revolving Credit Commitments or, if the Multicurrency Revolving Credit Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Multicurrency Revolving Credit Loans made pursuant to the Multicurrency Revolving Credit Commitments (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans).
“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders (including, in each case, the aggregate principal amount of each Lender’s risk participation and funded participation in L/C Obligations and Swingline Loans); provided that, for purposes of this definition, the outstanding principal amount of Alternative Currency Loans (other than Loans denominated in Dollars) as of any date of determination shall be determined using the Dollar Amount thereof.
“Required Venue Expansion Revolving Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Venue Expansion Revolving Commitments or, if the Venue Expansion Revolving Commitments shall have expired or been terminated, Lenders holding more than fifty percent (50%) of the aggregate principal amount of Venue Expansion Revolving Loans made pursuant to the Venue Expansion Revolving Commitments; provided that the unused Venue Expansion Revolving Commitments of, and the portion of the Total Outstandings held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Venue Expansion Revolving Lenders.
“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers.
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“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, chief operating officer, the president, any executive vice president, the chief financial officer, the chief accounting officer, the treasurer, any assistant treasurer, any vice president, any senior vice president, the secretary, the general counsel or the deputy general counsel of such Loan Party, any manager of such Loan Party (if such Loan Party is a limited liability company) or the general partner of such Loan Party (if such Credit Loan is a limited partnership).
“Restatement Date” means October 21, 2025.
“Restatement Date Refinancing” means the refinancing or repayment of all existing Indebtedness and termination of all related commitments under the Original Credit Agreement, other than Existing Letters of Credit issued thereunder (which refinancing or repayment shall not cause the termination of any Liens or guarantees).
“Restricted Investment” means an Investment other than a Permitted Investment.
“Restricted Payment” has the meaning specified in Section 7.05(a).
“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.
“Retired Capital Stock” has the meaning specified in Section 7.05(b).
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Commitment Fees” has the meaning provided in Section 2.09(a).
“Revolving Commitment Increase Lender” has the meaning specified in Section 2.14(e).
“Revolving Credit Borrowing” means a borrowing under the Multicurrency Revolving Credit Facility and Venue Expansion Revolving Facility on a given date (or resulting from a conversion or conversions on such date) consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).
“Revolving Credit Commitment Increase” has the meaning specified in Section 2.14(a).
“Revolving Credit Commitments” means, as to any Revolving Credit Lender, its obligation, if any, to (a) make Multicurrency Revolving Credit Loans to the Borrower pursuant to Section 2.01(b)(i), Venue Expansion Revolving Loans pursuant to Section 2.01(b)(ii) or New Revolving Commitments to Borrower established pursuant to Section 2.14 and (b) purchase participations in L/C Obligations, in an aggregate principal and/or face Dollar Amount not to exceed the amount set forth under the heading “Letter of Credit Commitments” opposite such Lender’s name on Schedule 2.01(c), or in the Assignment and Assumption pursuant to which such Lender became a party hereto or in any incremental amendment establishing New Revolving Commitments pursuant to Section 2.14, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The Revolving Credit Commitments shall include all Multicurrency Revolving Credit Commitments, Venue Expansion Revolving Commitments, Revolving Credit Commitment Increases, New Revolving Commitments and Specified Refinancing Revolving Credit Commitments. The original Dollar Amount of the Revolving Credit Commitments shall be
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$1,700,000,000 on the Restatement Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments in respect of any Revolving Tranche at such time.
“Revolving Credit Lender” means, at any time, any Lender that has an Multicurrency Revolving Credit Commitment or Venue Expansion Revolving Commitment at such time (and after the termination of all Revolving Credit Commitments and any Lender that holds any Outstanding Amount in respect of Revolving Credit Loans and/or L/C Obligations).
“Revolving Credit Loan” means the Multicurrency Revolving Credit Loans and Venue Expansion Revolving Loans.
“Revolving Tranche” means (a) the Multicurrency Revolving Credit Facility pursuant to which Multicurrency Revolving Credit Loans or Letters of Credit are made under the Multicurrency Revolving Credit Commitments, (b) the Venue Expansion Revolving Facility pursuant to which Venue Expansion Revolving Loans are made under the Venue Expansion Revolving Commitments and (C) any Specified Refinancing Debt constituting revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Restatement Date as provided in Section 2.14, i.e., New Revolving Commitments.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Swiss Francs, SARON, (c) Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR, and (d) Canadian Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA), Daily Simple CORRA.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London, (b) Swiss Francs, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for the settlement of payments and foreign exchange transactions in Zurich, (c) Dollars, a U.S. Government Securities Business Day and (d) Canadian Dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR.”
“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR.
“Sale/Leaseback Basket” has the meaning specified in clause (b) of the definition of “Permitted Debt.”
“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Borrower or a Restricted Subsidiary whereby the Borrower or a Restricted Subsidiary transfers such property to a Person and the Borrower or such Restricted Subsidiary leases it from such Person, other than leases between the Borrower and a Restricted Subsidiary or between Restricted Subsidiaries.
“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in any other Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
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“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran and North Korea).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce or by the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority, (b) any Person operating, organized or ordinarily resident in a Sanctioned Country, (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority or other relevant sanctions authority.
“SARON” means, with respect to any Business Day, a rate per annum equal to the Swiss Average Rate Overnight for such Business Day published by the SARON Administrator on the SARON Administrator’s Website.
“SARON Administrator” means the SIX Swiss Exchange AG (or any successor administrator of the Swiss Average Rate Overnight).
“SARON Administrator’s Website” means SIX Swiss Exchange AG’s website, currently at https://www.six-group.com, or any successor source for the Swiss Average Rate Overnight identified as such by the SARON Administrator from time to time.
“SEC” means the U.S. Securities and Exchange Commission.
“Section 2.22 Additional Amendment” has the meaning specified in Section 2.22(c).
“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank, except for any such Cash Management Agreement designated by the Borrower and the applicable Cash Management Bank in writing to the Administrative Agent as an “unsecured cash management agreement” as of the Restatement Date or, if later, on or about the time of entering into such Cash Management Agreement.
“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank, except for any such Swap Contract designated by the Borrower and the applicable Hedge Bank in writing to the Administrative Agent as an “unsecured hedge agreement” as of the Restatement Date or, if later, as of the time of entering into such Swap Contract.
“Secured Notes” means the 2027 Secured Notes and the 2028 Secured Notes.
“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders (including, for the avoidance of doubt, the L/C Issuers), the Hedge Banks to the extent they are party to one or more Secured Hedge Agreements, the Cash Management Banks to the extent they are party to one or more Secured Cash Management Agreements and each co-agent or subagent appointed by the Administrative Agent or the Collateral Agent from time to time pursuant to Article IX.
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“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Security Agreement” means the Fourth Amended and Restated Security Agreement dated as of the date hereof executed by the Loan Parties party thereto, substantially in the form of Exhibit G, as the same may be amended, restated, supplemented, or otherwise modified from time to time.
“Security Agreement Supplement” has the meaning specified in the Security Agreement.
“Similar Business” means any business engaged or proposed to be engaged in by the Borrower and its Subsidiaries on the Restatement Date and any business or other activities that are similar, ancillary, complementary, incidental or related thereto, or an extension, development or expansion of, the businesses in which the Borrower and its Subsidiaries are engaged on the Restatement Date.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR.”
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR.”
“Solvent” means, with respect to the Borrower and its Subsidiaries (on a consolidated basis) on any date of determination, that on such date (a) the fair aggregate value of the assets and property of the Borrower and its Subsidiaries (on a consolidated basis) is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its Subsidiaries (on a consolidated basis), (b) the aggregate present fair salable value of the assets and property of the Borrower and its Subsidiaries (on a consolidated basis) is greater than or equal to the total amount that will be required to pay the probable liabilities, including contingent liabilities, of the Loan Parties as they become absolute and matured, (c) the capital of the Borrower and its Subsidiaries (on a consolidated basis) is not unreasonably small in relation to their business as contemplated on such date of determination and (d) the Borrower and its Subsidiaries (on a consolidated basis) have not and do not intend to, and do not believe that they will, incur debts or other obligations, including current obligations, beyond their ability to pay such debts and liabilities as they become due (whether at maturity or otherwise) and are not for any reason unable to pay their debts or meets their obligations as they generally become due. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability or, if a different methodology is prescribed by applicable Laws, as prescribed by such Laws.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
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“SPC” has the meaning specified in Section 10.07(g).
“Specified Existing Tranche” has the meaning specified in Section 2.22(a).
“Specified Indebtedness” has the meaning specified in Section 10.01.
“Specified Percentage” has the meaning assigned to such term in the definition of “Consolidated Funded Indebtedness”.
“Specified Refinancing Agent” has the meaning specified in Section 2.18(a).
“Specified Refinancing Debt” has the meaning specified in Section 2.18(a).
“Specified Refinancing Revolving Credit Commitment” has the meaning specified in Section 2.18(a).
“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.
“Specified Refinancing Term Commitment” has the meaning specified in Section 2.18(a).
“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.
“Specified Representations” means the representations and warranties relating to the Loan Parties set forth in Sections 5.01(a) (solely with respect to the Borrower) and (b)(ii) (solely with respect to the Loan Parties), 5.02(a) and (b), 5.04, 5.13, 5.17 (with such representation to be made as of the applicable date of Credit Extension), 5.18, 5.19(a) (solely with respect to the last sentence thereof) and 5.20 (solely with respect to the first sentence thereof).
“Specified Subsidiary” has the meaning assigned to such term in the definition of “Consolidated Funded Indebtedness”.
“Specified Transaction” means any incurrence or repayment of Indebtedness (excluding Indebtedness incurred for working capital purposes other than pursuant to this Agreement) or Investment (including any proposed Investment or acquisition) that results in a Person becoming a Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or as an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or any Disposition of a business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or any material restructuring of the Borrower or implementation of any initiative not in the ordinary course of business.
“Springing Triggering Debt Condition” means, with respect to any Triggering Debt Instrument as of the Triggering Date applicable to such Triggering Debt Instrument, that (A) the aggregate principal amount of such Triggering Debt Instrument outstanding as of such Triggering Date (a “Triggering Amount”) is greater than $500,000,000 and (B) the aggregate amount of Free Cash held by the Borrower and its Subsidiaries on such Triggering Date is less than the sum of (x) such Triggering Amount plus (y) $500,000,000.
“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Factoring Transaction or a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.
“Stated Maturity” means with respect to any security or Indebtedness, the date specified in such security or the documentation governing such Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but
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excluding any provision providing for the repurchase of such security or Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
“Sterling,” “GBP” and “£” means the lawful currency of the United Kingdom.
“STIBOR Rate” shall mean, with respect to any Term Benchmark Borrowing denominated in Swedish Krona and for any Interest Period, the STIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period. If the STIBOR Rate shall be less than 0.00%, the STIBOR Rate shall be deemed to be 0.00% for purposes of this Credit Agreement.
“STIBOR Screen Rate” means, with respect to any Interest Period, the Stockholm interbank offered rate administered by the Swedish Bankers’ Association (or any other person that takes over the administration of that rate) for deposits in Swedish Krona with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) as of 11:00 a.m. London time two business days prior to the commencement of such Interest Period. If the STIBOR Screen Rate shall be less than 0.00%, the STIBOR Screen Rate shall be deemed to be 0.00% for purposes of this Agreement.
“Subject Lien” has the meaning specified in Section 7.02.
“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of such Borrower which is by its terms expressly subordinated in right of payment to the Obligations, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms expressly subordinated in right of payment to its Guarantee of the Obligations.
“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of the Voting Stock is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, (2) any partnership, joint venture, limited liability company or similar entity of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity and (3) for the purposes of Section 6.01, any Person that is consolidated in the consolidated financial statements of the specified Person in accordance with GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower; provided, that an Unrestricted Subsidiary shall be deemed not to be a “Subsidiary” for purposes of this Agreement and each other Loan Document; provided, further, that any Subsidiary other than an Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary
“Subsidiary Guarantor” means, collectively, the Restricted Subsidiaries of the Borrower that are Guarantors.
“Subsidiary Redesignation” has the meaning specified in the definition of “Unrestricted Subsidiary.”
“Substitute Affiliate Lender” has the meaning specified in Section 10.25(a).
“Substitute Lending Office” has the meaning specified in Section 10.25(a).
“Supplemental Agent” has the meaning specified in Section 9.14(a).
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“Supported QFC” has the meaning specified in Section 9.16.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any obligations or liabilities under any such master agreement. For the avoidance of doubt and notwithstanding the foregoing, no Convertible Indebtedness, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute a “Swap Contract.”
“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act. For the avoidance of doubt and notwithstanding the foregoing, no Convertible Indebtedness, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall constitute a “Swap Obligation.”
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swedish Krona” or “kr” means the lawful currency of Sweden.
“Swingline Borrowing” means a borrowing of a Swingline Loan.
“Swingline Commitment” means, as to any Swingline Lender (i) the amount set forth opposite such Lender’s name on Schedule 2.01(b) attached hereto or (ii) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swingline Commitment after the Restatement Date, the amount set forth for such Lender as its Swingline Commitment in the Register maintained by the Administrative Agent .
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Lender that is a Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.17 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Lender that is a Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.
“Swingline Lender” means JPMorgan (or any of its designated branch offices or affiliates) in its capacity as such, together with any successor in such capacity.
“Swingline Loan” means a Loan made pursuant to Section 2.04. All Swingline Loans shall be denominated in Dollars.
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“Swingline Note” means the promissory note given to evidence the Swingline Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. A form of Swingline Note is attached as Exhibit B-5.
“Swingline Sublimit” has the meaning specified in Section 2.04(a).
“Swiss Franc” or “CHF” means the lawful currency of Switzerland.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to the rating agency business thereof.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term B Loan Facility” means a facility in respect of any Term Loan B Tranche (including any Term Commitment Increase with respect to such Term Loan B Tranche).
“Term B Loans” means an advance made by a Term Lender under a Term B Loan Facility.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Term SOFR Rate, the EURIBOR Rate, Term CORRA, the STIBOR Rate, the CIBOR Rate, the TIIE Rate, the AUD Rate, the CDI or the TIBOR Rate.
“Term Borrowing” means a borrowing of the same Type of Term Loan of a single Tranche from all the Lenders having Term Commitments or Term Loans of the respective Tranche on a given date (or resulting from a conversion or conversions on such date) having, in the case of Term Benchmark Loans, the same Interest Period.
“Term Commitment” means, as to each Term Lender, (i) its Initial Term B Commitment, (ii) its Term Commitment Increase, (iii) its New Term Commitment, (iv) its Delayed Draw Term A Commitment or (iv) its Specified Refinancing Term Commitment. The amount of each Lender’s other Term Commitments shall be as set forth (x) in the applicable Assignment and Assumption or (y) in the amendment or agreement relating to the respective Term Commitment Increase, New Term Commitment or Specified Refinancing Term Commitment pursuant to which such Lender shall have assumed its Term Commitment, as the case may be, as such amounts may be adjusted from time to time in accordance with this Agreement.
“Term Commitment Increase” has the meaning specified in Section 2.14(a).
“Term CORRA” means, for any calculation with respect to any Term Benchmark Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such
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Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, and is determinable for any Available Tenor, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Facility” means each Delayed Draw Term A Loan Facility and Term B Loan Facility, as the context may require.
“Term Lender” means (a) at any time on or prior to the Restatement Date, any Lender that has an Initial Term B Commitment or a Delayed Draw Term A Commitment at such time and (b) at any time after the Restatement Date, any Lender that holds Term Loans and/or Term Commitments at such time.
“Term Loan” means an advance made by any Term Lender under any Term Facility.
“Term Loan A Tranche” means each Term Loan Tranche that has an initial stated maturity of no longer than five (5) years and is provided primarily by commercial banks.
“Term Loan B Tranche” means each Term Loan Tranche that is not a Term Loan A Tranche. As of the Restatement Date, the Term Loan B Tranches comprise the Initial Term B Loans and the Initial Term B Commitments.
“Term Loan Tranche” means the respective facility and commitments utilized in making (or, where applicable, conversion of) Term Loans hereunder, with there being two tranches on the Restatement Date (i.e. (i) the Term Loan A Tranche with respect to the Delayed Draw Term A Loans and Delayed Draw Term A Commitments and (ii) the Term Loan B Tranche with respect to the Initial Term B Loans and Initial Term B Commitments). Additional Term Loan Tranches may be added after the Restatement Date, e.g., New Term Loans, Specified Refinancing Term Loans, New Term Commitments, Extended Term Loans and Specified Refinancing Term Commitments.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been
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published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Test Period” means (a) for purposes of calculating the Financial Covenant, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) for which financial statements have been delivered or are required to have been delivered pursuant to Section 6.01(a) or Section 6.01(b) hereof and (b) for any other purpose, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period are internally available (as determined in good faith by the Borrower).
“Threshold Amount” means $500,000,000. For purposes of determining the Threshold Amount, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Contract at any time shall be the Swap Termination Value.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Japanese Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.
“Ticketmaster Merger” means the merger of Ticketmaster Entertainment, Inc. and Live Nation Merger Sub, an indirect wholly-owned Subsidiary of the Borrower, pursuant to the Agreement and Plan of Merger, dated as of February 10, 2009, among Ticketmaster Entertainment, LLC, the Borrower and Live Nation Merger Sub.
“TIIE Rate” means, with respect to any Term Benchmark Borrowing denominated in Mexican Pesos and for any Interest Period, the TIIE Screen Rate at approximately 11:00 a.m., Mexico City time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day).
“TIIE Screen Rate” means the rate per annum equal to the Equilibrium Interbank Rate (Tasa de Interes Interbancaria de Equilibrio) for Mexican Pesos with a tenor equal to such Interest Period, as determined by Banco de Mexico and most recently published in the Mexican Official Gazette (Diario Oficial de la Federacion), as determined by the Administrative Agent (or, in the event such rate does not appear in such Official Gazette, any other rate determined by the Administrative Agent to be a similar rate published by Banco de Mexico, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion).
“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans and L/C Obligations.
“Tranche” means any Term Loan Tranche or any Revolving Tranche.
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“Transaction Costs” has the meaning given to such term in the definition of the “Transaction.”
“Transactions” means:
(a)    the consummation of the Restatement Date Refinancing;
(b)    the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are a party;
(c)    the Borrower obtaining the Facilities; and
(d)    the payment of all fees, costs and expenses incurred in connection with the transactions described in the foregoing provisions of this definition (the “Transaction Costs”).
“Transformative Event” means any acquisition or similar Investment that is either (a) not permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction or (b) if permitted by the terms of the Loan Documents immediately prior to the consummation of such transaction, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as reasonably determined by the Borrower acting in good faith.
“Triggering Amount” has the meaning provided in the definition of “Springing Triggering Debt Condition”.
“Triggering Date” with respect to any Triggering Debt Instrument, the date that is ninety-one (91) days prior to the stated maturity of such Triggering Debt Instrument.
“Triggering Debt Instrument” means any of the (x) the 2027 Senior Secured Notes or any Permitted Refinancing or extension thereof , to the extent such refinancing Indebtedness has a maturity earlier than the date that is 91 days after the Initial Revolving Termination Date and is not Convertible Indebtedness and (y) the 2027 Senior Unsecured Notes or any Permitted Refinancing or extension thereof, to the extent such refinancing Indebtedness has a maturity earlier than the date that is 91 days after the Initial Revolving Termination Date and is not Convertible Indebtedness.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the AUD Rate, the CDI, the Term SOFR Rate, CIBOR Rate, the EURIBOR Rate, the STIBOR Rate, the TIBOR Rate, the TIIE Rate, Term CORRA, the Base Rate or the Daily Simple RFR.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than the Floor, the Unadjusted Benchmark Replacement will be deemed to be Floor for the purposes of this Agreement.
“Undisclosed Administration” means in relation to a Lender or its direct or indirect parent company the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Person is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.
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“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made available to the Administrative Agent such Lender’s share of the applicable Borrowing available to the Administrative Agent as contemplated by Section 2.12(b) and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender, and (b) with respect to any L/C Issuer, the aggregate amount, if any, of amounts drawn under Letters of Credit in respect of which a Revolving Credit Lender shall have failed to make Revolving Credit Loans or L/C Advances to reimburse such L/C Issuer pursuant to Section 2.03(c).
“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” and “U.S.” mean the United States of America.
“Unpaid Amount” has the meaning specified in Section 7.05.
“Unreimbursed Amount” has the meaning specified in Section 2.03(d)(i).
“Unrestricted Subsidiary” means:
(1)    any Subsidiary of the Borrower that at the time of determination shall be designated an Unrestricted Subsidiary by the Borrower in the manner provided below; and
(2)    any Subsidiary of an Unrestricted Subsidiary.
The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary of the Borrower but excluding the Borrower unless such Borrower has ceased to be the Borrower prior to the effectiveness of such designation as an Unrestricted Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests of any other Subsidiary of the Borrower that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that immediately after giving effect to such designation (i) no Event of Default under Sections 8.01(a), (f) or (g) shall have occurred and be continuing as a result of such designation and (ii) the Borrower shall be in Pro Forma Covenant Compliance; provided, further, however, that either:
(a)    the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or
(b)    if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.05.
The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary (a “Subsidiary Redesignation”). Any Indebtedness of such Subsidiary and any Liens encumbering its assets at the time of such designation shall be deemed newly incurred or established, as applicable, at such time.
Any such designation by the Borrower shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent an officer’s certificate certifying that such designation complied with the foregoing provisions.
Notwithstanding the foregoing, (i) no Subsidiary of the Borrower may be designated an Unrestricted Subsidiary if such Subsidiary is a “Restricted Subsidiary” (or any comparable term) under the documentation governing any other Indebtedness that is treated as an “obligation of a United States person” within the meaning of the Code Section 956, in each case, with an aggregate outstanding principal amount in excess of the Threshold Amount, (ii) simultaneously with any Subsidiary being designated as a “Restricted Subsidiary” (or any comparable term) under the documentation governing any other Indebtedness described in clause (i), such Subsidiary shall be designated as a
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Restricted Subsidiary and (iii) no Unrestricted Subsidiary shall own or hold any Material Intellectual Property other than pursuant to any non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures thereof.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means (i) for purposes of Sections 5.24 and 7.10 hereof, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (ii) for all other purposes, a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 9.16.
“U.S. Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof or the District of Columbia.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.01(g)(ii).
“Venue” means any location of the Borrower or one of its Subsidiaries which is used for the staging of concerts or other forms of live entertainment.
“Venue Construction Indebtedness” means Indebtedness incurred by a non-Wholly Owned Subsidiary (such non-Wholly Owned Subsidiary incurring such Indebtedness in such capacity a “Venue Construction Subsidiary”) for the purpose of financing the building or construction of a Venue that will be owned by such non-Wholly Owned Subsidiary upon the completion thereof (and/or to finance the costs or expenses to be incurred in connection with such building or construction of such Venue).
“Venue Construction Subsidiary” has the meaning assigned to it in the definition of “Venue Construction Indebtedness”.
“Venue Construction Subsidiary Percentage” means, as to any Venue Construction Subsidiary, the percentage of outstanding Equity Interests therein held by the Borrower or any of its Subsidiaries (other than such Venue Construction Subsidiary).
“Venue Expansion Revolving Borrowing” means a borrowing in Dollars under the Venue Expansion Revolving Facility on a given date (or resulting from a conversion or conversions on such date) consisting of simultaneous Venue Expansion Revolving Loans of the same Type and, in the case of Term Benchmark Loans, having the same Interest Period made by each of the Venue Expansion Revolving Lenders pursuant to Section 2.01(b)(ii).
“Venue Expansion Revolving Commitment” means, as to any Venue Expansion Revolving Lender, its obligation, if any, to make Venue Expansion Revolving Loans to the Borrower pursuant to Section 2.01(b)(ii) or New Revolving Commitments to Borrower established pursuant to Section 2.14, not to exceed the amount set forth under the heading “Venue Expansion Revolving Commitments” opposite such Lender’s name on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender became a party hereto or in any incremental amendment establishing New Revolving Commitments pursuant to Section 2.14, as applicable, as the same may be adjusted from time to time in accordance with this Agreement. The Venue Expansion Revolving Commitments shall include all Venue Expansion Revolving Commitments and all applicable Revolving Credit Commitment Increases, New Revolving Commitments and Specified Refinancing Revolving Credit Commitments. The original Dollar Amount of the Venue Expansion Revolving Commitments shall be $400,000,000 on the Restatement Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.
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“Venue Expansion Revolving Commitment Fee” has the meaning specified in Section 2.09(a).
“Venue Expansion Revolving Commitment Percentage” means, for each Venue Expansion Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Venue Expansion Revolving Lender’s Venue Expansion Revolving Commitment and the denominator of which is the Venue Expansion Revolving Commitments. The Venue Expansion Revolving Commitment Percentages as of the Restatement Date are set forth in Schedule 2.01(a) to this Agreement under the column entitled “Venue Expansion Revolving Commitment Percentage”.
“Venue Expansion Revolving Facility” means at any time, the aggregate amount of the Venue Expansion Revolving Lenders’ Venue Expansion Revolving Commitments.
“Venue Expansion Revolving Lenders” means, at any time, any Lender that has a Venue Expansion Revolving Commitment or at such time (and after the termination of all Venue Expansion Revolving Commitments, any Lender that holds any Outstanding Amount in respect of Venue Expansion Revolving Loans).
“Venue Expansion Revolving Loan” has the meaning provided in Section 2.01(b)(ii).
“Venue Expansion Revolving Note” means a promissory note of the Borrower payable to any Venue Expansion Revolving Lender or its registered assigns, in substantially the form of Exhibit B-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Venue Expansion Revolving Lender resulting from the Venue Expansion Revolving Loans made by such Venue Expansion Revolving Lender.
“Venue Expansion Revolving Tranche” means (a) the Venue Expansion Revolving Facility pursuant to which Venue Expansion Revolving Loans are made under the Venue Expansion Revolving Commitments and (b) any Specified Refinancing Debt constituting venue expansion revolving credit facility commitments, in each case, including the extensions of credit made thereunder. Additional Revolving Tranches may be added after the Restatement Date as provided in Section 2.14, i.e., New Revolving Commitments.
“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote (without regard to the occurrence of any contingency) in the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years (and/or portion thereof) obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of such Indebtedness or redemption or similar payment, in respect of such Disqualified Stock or Preferred Stock, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Restricted Subsidiary” means any Wholly Owned Subsidiary that is a Restricted Subsidiary.
“Wholly Owned Subsidiary” of any Person means a direct or indirect Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals or other third parties to the extent required by applicable law) shall at the time be beneficially owned, directly or indirectly, by such Person.
“Withholding Agent” means any Loan Party, the Administrative Agent and any other applicable withholding agent.
“Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Current Assets minus Consolidated Current Liabilities.
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“Write-down and Conversion Powers” means, (a) with respect to any Resolution Authority, the write-down and conversion powers of such Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
Section 1.02Other Interpretive Provisions
. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. The word “will” shall be construed to have the same meaning as the word “shall”.
(b)The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(c)References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.
(d)The terms “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”
(e)The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(f)Any reference herein to any Person shall be construed to include such Person’s successors and assigns.
(g)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(h)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(i)With respect to any (x) Investment or acquisition, merger, amalgamation or similar transaction that has been definitively agreed to or publicly announced (including with respect to any proposed Investment or acquisition pursuant to Rule 2.7 of The City Code on Takeovers and Mergers (or a similar arrangement) for which committed financing is obtained or is sought to be obtained) and (y) redemption, repayment, defeasance, satisfaction, discharge, repurchase or refinancing of Indebtedness, Disqualified Stock or Preferred Stock with respect to which a notice of repayment (or similar notice), which may be conditional, has been delivered (each, a “Limited Condition Transaction”), in each case for purposes of determining:
(1)whether any Indebtedness (including Acquired Indebtedness), Disqualified Stock or Preferred Stock that is being Incurred in connection with such Limited Condition Transaction is permitted to be incurred in compliance with Section 7.01 or Section 2.14;
(2)whether any Lien being Incurred in connection with such Limited Condition Transaction is permitted to be Incurred in accordance with Section 7.02 or the definition of “Permitted Liens;”
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(3)whether any other transaction or action undertaken or proposed to be undertaken to consummate such Limited Condition Transaction (including any Restricted Payments, Dispositions, fundamental changes set forth in Section 7.03 or designations of Restricted Subsidiaries or Unrestricted Subsidiaries) complies with the covenants or agreements contained in this Agreement;
(4)any calculation of the ratios, baskets or financial metrics (other than for purposes of determining actual compliance with Section 7.08), including Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, the EBITDA Grower Amount, Consolidated Total Assets, Consolidated Interest Expense and/or Pro Forma Cost Savings and baskets determined by reference to Consolidated Net Income, Consolidated EBITDA, the EBITDA Grower Amount or Consolidated Total Assets, and whether a Default or Event of Default exists in connection with the foregoing;
(5)other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing, whether any Default or Event of Default (or any specified Default or Event of Default) has occurred, is continuing or would result from such Investment, acquisition or repayment, repurchase or refinancing of Indebtedness;
(6)other than in connection with any L/C Credit Extension or any Revolving Credit Borrowing, whether any representations and warranties (or any specified representations and warranties) are true and correct; and
(7)whether any condition precedent to the Incurrence of Indebtedness (including Acquired Indebtedness), Disqualified Stock, Preferred Stock or Liens, in each case, that is being Incurred in connection with Limited Condition Transaction is satisfied, at the option of the Borrower, the date that the definitive agreement (or other relevant definitive documentation) for, announcement (public or otherwise) of, or notice with respect to, such Limited Condition Transaction (the “Transaction Commitment Date”) may be used as the applicable date of determination, as the case may be, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Pro Forma Basis” or “Consolidated EBITDA.” For the avoidance of doubt, if the Borrower elects to use the Transaction Commitment Date as the applicable date of determination in accordance with the foregoing, any fluctuation or change (i) in the Consolidated Secured Leverage Ratio, Consolidated Total Leverage Ratio, Consolidated Total Net Leverage Ratio, Consolidated Net Income, Consolidated EBITDA, the EBITDA Grower Amount, Consolidated Total Assets and/or Pro Forma Cost Savings of the Borrower and (ii) with respect to the applicable exchange rate utilized in calculating compliance with any dollar-based provision of this Agreement, from the Transaction Commitment Date to the date of consummation of such Limited Condition Transaction will not be taken into account.
(j)(i) for purposes of determining compliance with any provision which requires that no Default, Event of Default or specified Default or Event of Default, as applicable, has occurred, is continuing or would result from any Limited Condition Transaction, such condition shall be deemed satisfied so long as no Default, Event of Default or specified Default or Event of Default, as applicable, exists on the Transaction Commitment Date (for the avoidance of doubt, subject to Section 1.02(i)(5)), (ii) for purposes of determining whether the bring down of representations and warranties (or specified representations and warranties) in connection with any Limited Condition Transaction, as applicable, are true and correct, such condition shall be deemed satisfied so long as such representation and warranties, as applicable, are true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on the Transaction Commitment Date (for the avoidance of doubt, subject to Section 1.02(i)(6)), and (iii) until such Limited Condition Transaction is consummated or such definitive agreements (or other relevant definitive binding documentation) are terminated (or conditions in any conditional notice can no longer be met or public announcements with respect thereto are withdrawn or there is a public announcement to the effect that the transaction contemplated by such definitive agreements will no longer be consummated)), such Limited Condition Transaction and all transactions proposed to be undertaken in connection therewith (to the extent reasonably necessary to consummate such Limited Condition Transaction) (including the incurrence of Indebtedness and Liens) will be given pro forma effect when determining compliance of other transactions (including the incurrence of Indebtedness and Liens unrelated to such Limited Condition Transaction) that are consummated after the Transaction Commitment Date and on or prior to the date of consummation of such Limited Condition
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Transaction and any such transactions (including any incurrence of Indebtedness and the use of proceeds thereof) will be deemed to have occurred on the date the definitive agreements are entered into or public announcement is made and deemed to be outstanding thereafter for purposes of calculating any baskets or ratios under the Loan Documents after the date of such agreement and before the date of consummation of such Limited Condition Transaction.
(k)For the avoidance of doubt, references to Secured Cash Management Agreement and Secured Hedge Agreement shall be deemed to include agreements relating to services in favor of a Restricted Subsidiary of the Loan Parties.
(l)[Reserved].
(m)[Reserved].
(n)Notwithstanding paragraph (j) above, the “cash cover” (or the appropriate portion thereof) shall be released to the extent that such cash cover is no longer needed and consistent with Section 2.16(d).
(o)For the purposes of Sections 2.05(b)(ii), 6.12, 7.03, 7.04 and 7.05, an allocation of assets to a division of a Restricted Subsidiary that is a limited liability company, or an allocation of assets to a series of a Restricted Subsidiary that is a limited liability company, shall be treated as a transfer of assets from one Restricted Subsidiary to another Restricted Subsidiary
(p)The phrase “permitted by” and the phrase “not prohibited by” shall be synonymous, and any transaction not specifically prohibited by the terms of the Loan Documents shall be deemed to be permitted by the Loan Documents.
(q)For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Term Benchmark Loan” or an “RFR Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Credit Loan” or an “RFR Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Credit Borrowing” or an “RFR Revolving Credit Borrowing”).
Section 1.03Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, in a manner consistent with that used in preparing the audited financial statements referenced in Section 6.01(a), except as otherwise specifically prescribed herein, in any other Loan Document or as disclosed to the Administrative Agent.
(b)If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed) (provided any change affecting the computation of the ratio set forth in Section 7.08 shall be subject solely to the approval of the Required Financial Covenant Lenders (in each case not to be unreasonably withheld, conditioned or delayed) and, in each case, the Borrower); provided that, until so amended, (i) (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof or (ii) the Borrower may elect to fix GAAP (for purposes of such ratio, basket, requirement or other provision) as of another later date notified in writing to the Administrative Agent from time to time.
(c)Notwithstanding anything to the contrary herein or any change in GAAP before or after the Restatement Date that would require lease obligations that would be characterized as operating leases to be classified and accounted for as capital leases, finance leases or otherwise reflected on the Loan Parties’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations
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shall be shall be determined based on GAAP as in effect on December 31, 2018, and the foregoing reconciliation shall not be required.
(d)It is understood and agreed that, with respect to fiscal periods commencing on or after January 1, 2018, the impact of FASB ASC 606 and FASB ASC 340-40 on revenue recognition and amortization of associated costs and expenses shall be given effect for all purposes under this Agreement, and the foregoing reconciliation shall not be required.
(e)Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Loan Document shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.
(f)All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 810 as if such variable interest entity were a Subsidiary as defined herein.
Section 1.04Rounding. Any financial ratios required to be maintained by the Borrower, or satisfied in order for a specific action to be permitted, under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 1.05References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, subject to any restrictions on such amendments, restatements, extensions, supplements or other modifications as set forth in this Agreement or any other Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
Section 1.06Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight savings or standard, as applicable).
Section 1.07Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as specifically provided in Section 2.12 or as described in the definition of Interest Period or Interest Payment Date) or performance shall extend to the immediately succeeding Business Day.
Section 1.08Currency Equivalents Generally.
(a)The Administrative Agent or the L/C Issuer, as applicable, shall determine the Dollar Amount of Term Benchmark Borrowings, RFR Borrowings, or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Amount shall become effective as of such Revaluation Date and shall be the Dollar Amount until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
Section 1.09Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time after giving effect to any expiration periods applicable thereto; provided, however, that (i) if any presentation of drawing
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documents shall have been made on or prior to the expiration date of such Letter of Credit and the applicable L/C Issuer shall not yet have honored such drawing or given notice of dishonor, the amount of such Letter of Credit that is the subject of such drawing shall be treated as still outstanding and (ii) with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
Section 1.10Pro Forma Calculations. Notwithstanding anything to the contrary herein (subject to Section 1.02(i)), the Consolidated Secured Leverage Ratio, the Consolidated Total Leverage Ratio, the Consolidated Total Net Leverage Ratio, the EBITDA Grower Amount, Consolidated EBITDA, Consolidated Net Income and Consolidated Total Assets shall be calculated (including for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period (including, in each case, for purposes of Sections 2.14 and 2.15) on a Pro Forma Basis with respect to each Specified Transaction occurring during the applicable four quarter period to which such calculation relates, and/or subsequent to the end of such four-quarter period; provided that notwithstanding the foregoing, when calculating the Consolidated Secured Leverage Ratio, Consolidated Total Net Leverage Ratio or Consolidated Total Leverage Ratio for purposes of (i) determining the applicable percentage of Excess Cash Flow for purposes of Section 2.05(b), (ii) [reserved], (iii) the applicable Commitment Fee and (iv) determining actual compliance (and not Pro Forma Compliance, Pro Forma Covenant Compliance or compliance on a Pro Forma Basis) with the Financial Covenant, any Specified Transaction and any related adjustment contemplated in the definition of “Pro Forma Basis” (and corresponding provisions of the definition of “Consolidated EBITDA”) that occurred subsequent to the end of the applicable four quarter period shall not be given Pro Forma Effect.
Section 1.11Calculation of Baskets. If any of the baskets set forth in this Agreement are exceeded solely as a result of fluctuations to EBITDA Grower Amount and/or Consolidated Total Assets for the most recently completed fiscal quarter after the last time such baskets were calculated for any purpose under this Agreement, such baskets will not be deemed to have been exceeded solely as a result of such fluctuations.
Section 1.12Interest Rates; Benchmark Notification. The interest rate on a Loan denominated in Dollars or an Alternative Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 3.04(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS
Section 2.01The Loans.
(a)The Initial Term B Borrowing. Subject to the terms and conditions set forth herein, each Term Lender with an Initial Term B Commitment severally agrees to make a single loan denominated in Dollars (the “Initial Term B Loans”) to the Borrower on the Restatement Date in an amount not to exceed such Term Lender’s Initial Term B Commitment. The Initial Term B Borrowing shall consist of Initial Term B Loans made simultaneously by the Term Lenders in accordance with their respective Initial Term B Commitments. Amounts borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed (it being understood,
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however, that prepayments will be taken into account for purposes of any Prepayment-Based Incremental Facility to the extent provided by Section 2.14). Initial Term B Loans may be Base Rate Loans, or Term Benchmark Loans as further provided herein (and for the avoidance of doubt, may not be made as, or continued or converted to, RFR Loans except to the extent contemplated by Section 3.04).
(b)The Revolving Credit Borrowings.
(i)Multicurrency Revolving Credit Loans. Subject to the terms and conditions set forth herein, including but not limited to Section 2.02(d), each Multicurrency Revolving Credit Lender severally agrees to make loans denominated in Dollars or in one or more other Alternative Currencies (each such loan, a “Multicurrency Revolving Credit Loan”) to the Borrower on and after the Restatement Date, on any Business Day until and including the Business Day preceding the Maturity Date for the Multicurrency Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Multicurrency Revolving Credit Commitment; provided, however, that after giving effect to any Multicurrency Revolving Credit Borrowing, (i) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans shall not exceed the Multicurrency Revolving Credit Facility and (ii) the Multicurrency Revolving Credit Lender Exposure of any Lender shall not exceed such Lender’s Multicurrency Revolving Credit Commitment. Within the limits of each Lender’s Multicurrency Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b)(i), prepay under Section 2.05, and reborrow under this Section 2.01(b)(i). Each Multicurrency Revolving Credit Borrowing shall be comprised (A) in the case of Borrowings in Dollars, entirely of Base Rate Loans, or Term Benchmark Loans and (B) in the case of Borrowings in an Alternative Currency, entirely of Term Benchmark Loans or RFR Loans, as applicable, in each case of the same Alternative Currency, as the Borrower may request in accordance herewith and in each case, consistent with the Relevant Rate. To the extent that any portion of the Multicurrency Revolving Credit Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, each Multicurrency Revolving Credit Borrowing (including any deemed Multicurrency Revolving Credit Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Multicurrency Revolving Tranches.
(ii)Venue Expansion Revolving Loans. Subject to the terms and conditions set forth herein, each Venue Expansion Revolving Lender severally agrees to make loans denominated in Dollars (each such loan, a “Venue Expansion Revolving Loan”) to the Borrower on and after the Restatement Date, on any Business Day until and including the Business Day preceding the Maturity Date for the Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Venue Expansion Revolving Commitment; provided, however, that after giving effect to any Venue Expansion Revolving Borrowing, (i) the aggregate Outstanding Amount of the Venue Expansion Revolving Loans shall not exceed the Venue Expansion Revolving Facility and (ii) the aggregate Outstanding Amount of the Venue Expansion Revolving Loans of any Lender shall not exceed such Lender’s Venue Expansion Revolving Commitment. Within the limits of each Lender’s Venue Expansion Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b)(ii), prepay under Section 2.05, and reborrow under this Section 2.01(b)(ii). Each Venue Expansion Revolving Borrowing shall be comprised entirely of Base Rate Loans, or Term Benchmark Loans. To the extent that any portion of the Venue Expansion Revolving Facility has been refinanced with one or more new revolving credit facilities constituting Specified Refinancing Debt, each Venue Expansion Revolving Borrowing (including any deemed Venue Expansion Revolving Borrowings made pursuant to Section 2.03) shall be allocated pro rata among the Venue Expansion Revolving Tranches.
(c)Delayed Draw Term A Loans. Subject to the terms and conditions set forth herein, during the Delayed Draw Term A Commitment Period, each of the Delayed Draw Term A Lenders severally agrees to make term loans (in an aggregate principal amount not to exceed its Delayed Draw Term A Commitment) to the Borrower in Dollars from time to time on any Business Day (the “Delayed Draw Term A Loans”). The Delayed Draw Term A Commitment of each Delayed Draw Term A Lender shall be automatically reduced by an amount equal to the principal amount of each Delayed Draw Term A Loan made by such Lender pursuant to the immediately preceding sentence upon the making of such Delayed Draw Term A Loan. The Delayed Draw Term A Loans may consist of Base Rate Loans, Term Benchmark Loans or a combination thereto, as the Borrower may request. Amounts repaid on the Delayed Draw Term A Loans may not be reborrowed.
Section 2.02Borrowings, Conversions and Continuations of Loans.
(a)To request a Revolving Credit Borrowing, Initial Term B Borrowing or a Delayed Draw Term A Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Committed Loan
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Notice (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, four U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (iii)(x) in the case of a Term Benchmark Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Canadian dollars, not later than 12:00 p.m., New York City time, four (4) RFR Business Days before the date of the proposed Borrowing, (iv) in the case of a Term Benchmark Borrowing denominated in Japanese Yen, not later than 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (v) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., New York City time, four (4) RFR Business Days before the date of the proposed Borrowing, (vi) in the case of an RFR Borrowing denominated in Swiss Francs, not later than 11:00 a.m., New York City time, four (4) RFR Business Days before the date of the proposed Borrowing, (vii) in the case of a Term Benchmark Borrowing denominated in Swedish Krona, 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (viii) in the case of a Term Benchmark Borrowing denominated in Danish Krone, 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (ix) in the case of a Term Benchmark Borrowing denominated in Mexican Pesos, 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing, (x) in the case of a Term Benchmark Borrowing denominated in Australian Dollars, 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing and (xi) in the case of a Term Benchmark Borrowing denominated in Brazilian Real, 12:00 p.m., New York City time, four Business Days before the date of the proposed Borrowing or (b) in the case of an Base Rate Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an Base Rate Borrowing to finance the reimbursement of an Letter of Credit disbursement as contemplated by Section 2.03(d) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that, in the case of a request for an Initial Term B Borrowing on the Restatement Date, the Borrower shall notify the Administrative Agent of such request by submitting a Committed Loan Notice not later than 11:00 a.m., New York City time, one U.S. Government Securities Business Day before the Restatement Date. Each such Committed Loan Notice shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Committed Loan Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Committed Loan Notice shall specify the following information in compliance with Section 2.02(c).
(b)Except in the case of any Revolving Credit Loan that is borrowed to refinance a Swingline Loan or L/C Borrowing (which may be in an amount sufficient to refinance such Swingline Loan or L/C Borrowing), each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Term Benchmark Loans or RFR Loans (A) denominated in Dollars, $1.0 million or a whole multiple of $1.0 million in excess thereof, (B) denominated in Euros, €1.0 million or a whole multiple of €1.0 million in excess thereof, (C) denominated in £, £1.0 million or a whole multiple of £1.0 million in excess thereof, (D) denominated in Canadian Dollars, C$1.0 million or a whole multiple of C$1.0 million in excess thereof, (E) denominated in Australian Dollars, AU$1.0 million or a whole multiple of AU$1.0 million in excess thereof, (F) denominated in Swiss Francs, CHF1.0 million or a whole multiple of CHF$1.0 million in excess thereof, (G) denominated in Swedish Krona, kr7.0 million or a whole multiple of kr7.0 million in excess thereof, (H) denominated in Danish Krone, Dkr2.0 million or a whole multiple of Dkr1.0 million in excess thereof, (I) denominated in Mexican Pesos, MXN5.0 million or a whole multiple of MXN1.0 million in excess thereof, (J) denominated in Japanese Yen, ¥100.0 million or a whole multiple of ¥100.0 million in excess thereof or (K) denominated in Brazilian Real, R$1.0 million or a whole multiple of R$1.0 million in excess thereof or (ii) with respect to Base Rate Loans, $1.0 million or a whole multiple of $100,000 in excess thereof.
(c)Each Committed Loan Notice shall specify (i) what Type of Loan the Borrower is requesting, and whether such request is for a Borrowing, conversion, or continuation, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued and the currency of such Loans (which shall be Dollars or an Alternative Currency), (iv) if applicable, the duration of the Interest Period with respect thereto and (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02. If, with respect to any Loans denominated in an Alternative Currency (other than Loans denominated in Sterling), the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Tranche of Term B Loans, Delayed Draw Term A Loans, Specified Refinancing Revolving Loans, or Revolving Credit Loans shall be made as, or converted to, Term Benchmark Loans with an Interest Period of one (1) month. If, with respect to any Loans denominated in Dollars, the Borrower fails to specify a Type of Loan in a Committed Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation of Term Benchmark Loans denominated in Dollars, then such Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion or continuation pursuant
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to the immediately preceding sentence shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Term Benchmark Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Term Benchmark Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. If no currency is specified, the requested Borrowing shall be in Dollars.
(d)Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its ratable share of the applicable Tranche of Term B Loans, the Delayed Draw Term A Loans, Specified Refinancing Revolving Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation of Term Benchmark Loan is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Term Benchmark Loans with an Interest Period of one (1) month or continuation of RFR Loans as described in Section 2.02(c). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds not later than 11:00 a.m. (New York City time) (or 2:00 p.m. (New York City time), in the case of Base Rate Loans) in the case of Loans denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Multicurrency Revolving Credit Loan denominated in any other Alternative Currency, in each case, on the Business Day specified in the applicable Committed Loan Notice; provided that in the case of Loans denominated in Brazilian Real, at the option of the Administrative Agent, each Alternative Currency Fronting Lender shall provide the amount of its Loan directly to the Borrower, with concurrent notice of funding and the Borrower’s receipt of such funding to be made to the Administrative Agent. Each Lender may, at its option, make any Loan available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01, or if such Borrowing is a Credit Extension of Delayed Draw Term A Loans, Section 4.02 and Section 4.03), the Administrative Agent (or, in the case of Loans denominated in Brazilian Real, at the option of the Administrative Agent, the Alternative Currency Fronting Lender) shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) solely in the case of Loans denominated in any currency other than Brazilian Real, at the option of the Administrative Agent, crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above. Notwithstanding anything contained in any Loan Document to the contrary, with respect to any requested Fronted Currency Loan (i) the Pro Rata Share of the applicable Fronted Currency Loans of the Alternative Currency Fronting Lender(s) for the applicable Fronted Currency shall be determined as if the Alternative Currency Fronting Lender(s) ratably owned the Multicurrency Revolving Credit Commitments of the Participating Fronted Currency Lenders (for the avoidance of doubt, it is understood and agreed that (A) for the purposes of determining Pro Rata Shares of the Multicurrency Revolving Credit Lenders and the use of the Multicurrency Revolving Credit Commitments, the Multicurrency Revolving Credit Commitments of the Participating Fronted Currency Lenders shall be deemed to be used when the Alternative Currency Fronting Lender(s) make such Fronted Currency Loan and (B) the Pro Rata Shares of the Multicurrency Revolving Credit Lenders shall not otherwise be affected by the transactions contemplated by this sentence), and such Pro Rata Share of the applicable Fronted Currency Loans of the Alternative Currency Fronting Lender(s) for purposes of this clause (i) shall be notified in writing by the Administrative Agent upon request by the applicable Alternative Currency Fronting Lender(s), (ii) if such Fronted Currency Loan is not paid for any reason when due (at maturity, acceleration or otherwise), each Participating Fronted Currency Lender shall pay to the Alternative Currency Fronting Lender an amount in Dollars equal to the Dollar Amount of such Participating Fronted Currency Lender’s Pro Rata Share (without giving effect to the immediately preceding clause (i)) under the Multicurrency Revolving Credit Facility of such Fronted Currency Loan (which such payment to be made (x) if any applicable Alternative Currency Fronting Lender makes the request therefor prior to noon on any Business Day, on such Business Day and (y) if otherwise, on the Business Day following the request therefor by the applicable Alternative Currency Fronting Lender), and such payment shall be made by such Participating Fronted Currency Lender regardless of any circumstance whatsoever, including the occurrence of a Default, Event of Default or the termination or expiration of the Multicurrency Revolving Credit Commitments (and if such payment is not made by such Participating Fronted Currency Lender when required pursuant to this clause (ii), then interest (in Dollars) shall accrue on such payment at a rate equal to the greater of the applicable Overnight Bank Funding Rate from time to time in effect and a rate reasonably determined by the applicable Alternative Currency Fronting Lender in its sole discretion in accordance with banking industry rules on interbank compensation, and such payment and the interest thereon shall be due upon demand), (iii) the Participating Fronted Currency Lenders shall have no obligation to make any Loan in any Fronted Currency, and no Lender (other than the Alternative Currency Fronting Lenders) shall be liable or otherwise responsible for the failure of the applicable Alternative Currency Fronting Lender(s) to make any Fronted Currency Loan, (iv) the interest on the Fronted Currency Loans made by each Alternative Currency Fronting Lender pursuant to the
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operation of this sentence shall be for the account of such Alternative Currency Fronting Lender, (v) if there is no Alternative Currency Fronting Lender for a particular Fronted Currency at any time, then no Fronted Currency Loans in such Fronted Currency shall be made at such time and (vi) the Alternative Currency Fronting Lender for any particular Fronted Currency may set limits on the aggregate amount of Revolving Credit Loans that may be made by it in such Fronted Currency by notice to the Administrative Agent and the Borrower.
(e)Except as otherwise provided herein, without the consent of the applicable Required Lenders a Term Benchmark Loan may be continued or converted only on the last day of an Interest Period for such Term Benchmark Loan unless the Borrower pays the amount due under Section 3.06 in connection therewith. During the existence of an Event of Default, at the election of the Administrative Agent or the Required Lenders, no Loans may be converted to or continued as Term Benchmark Loans having an Interest Period in excess of one (1) month.
(f)The Administrative Agent shall promptly notify the Borrower and the applicable Lenders of the interest rate applicable to any Interest Period for Term Benchmark Loans or the interest rate applicable for RFR Loans, in each case, upon determination of such interest rate. The determination of the applicable Relevant Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(g)After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term B Loans, Delayed Draw Term A Loans or Revolving Credit Loans from one Type to another, and all continuations of Term B Loans, Delayed Draw Term A Loans or Revolving Credit Loans of the same Type, there shall not be more than ten Interest Periods in effect with respect to the Revolving Credit Loans and Term B Loans and five (5) Interest Periods with respect to the Delayed Draw Term A Loans.
(h)The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing, which for the avoidance of doubt does not limit such Lender’s obligations under Section 2.17.
Section 2.03Letters of Credit.
(a)The Letter of Credit Commitment.
(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon (among other things) the agreements of the other Multicurrency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Restatement Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or any Restricted Subsidiary (provided that the Borrower hereby irrevocably agrees to reimburse the applicable L/C Issuer for any and all amounts drawn on any Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary on a joint and several basis with such Restricted Subsidiary and the Borrower hereby acknowledges that the issuance of Letters of Credit for the account of its Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives benefits from the businesses of such Restricted Subsidiaries) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(c), and (2) to honor drafts under the Letters of Credit; provided that each L/C Issuer may issue a Letter of Credit through any affiliate and (B) the Multicurrency Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary and any drawings thereunder; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit, if as of the date of such L/C Credit Extension (x) the Total Revolving Credit Outstandings in respect of the Multicurrency Revolving Tranche would exceed the Multicurrency Revolving Credit Facility or (y) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Lender, plus such Lender’s Swingline Exposure, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, would exceed such Lender’s Multicurrency Revolving Credit Commitment, the Outstanding Amount of (1) the L/C Obligations would exceed the Letter of Credit Sublimit for Borrowings in Dollars or (2) the L/C Obligations in an Alternative Currency would exceed the Alternative Currency Letter of Credit Sublimit; provided further that no L/C Issuer identified Schedule 2.01(c) shall have any obligation to make an L/C Credit Extension if, after giving effect thereto, the L/C Obligations in respect of Letters of Credit issued by such L/C Issuer would exceed the amount set forth opposite such L/C Issuer’s name on Schedule 2.01(c). Within the foregoing limits and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or
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been terminated or that have been drawn upon and reimbursed. All Letters of Credit shall be denominated in Dollars or any other Alternative Currency.
(ii)No L/C Issuer shall be under any obligation to issue any Letter of Credit (and, in the case of clause (B) and (C), no L/C Issuer shall issue any Letter of Credit) if:
(A)any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Restatement Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Restatement Date and which, in each case, such L/C Issuer in good faith deems material to it;
(B)subject to Section 2.03(c)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal, unless the applicable L/C Issuer, in its sole discretion, have approved such expiry date;
(C)the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless (i) all the Multicurrency Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and/or (ii) the applicable L/C Issuer has approved such expiry date and such requested Letter of Credit has been Cash Collateralized by the applicant requesting such Letter of Credit in accordance with Section 2.16 at least three (3) Business Days prior to the Letter of Credit Expiration Date;
(D)the issuance of such Letter of Credit would violate one or more generally applicable policies of such L/C Issuer in place at the time of such request;
(E)such Letter of Credit is in an initial stated amount of less than $5,000 or such lesser amount as is acceptable to the applicable L/C Issuer in its sole discretion;
(F)such Letter of Credit is denominated in a currency other than Dollars or an Alternative Currency;
(G)such Letter of Credit is a trade or commercial L/C, unless the applicable L/C Issuer consents; and
(H)any Multicurrency Revolving Credit Lender under the applicable Tranche is at that time a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements, including reallocation of the Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations pursuant to Section 2.17(a)(iv) or the delivery of Cash Collateral in accordance with Section 2.16 with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure under such Tranche (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure under such Tranche.
(iii)    No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(iv)     Each L/C Issuer shall act on behalf of the Multicurrency Revolving Credit Lenders under the applicable Tranche with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included each L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to each L/C Issuer.
(v)    Each Existing Letter of Credit shall be deemed to have been issued by the applicable L/C Issuer as a Letter of Credit hereunder on the Restatement Date.
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(b)The foregoing benefits and immunities shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to indirect, special, consequential, punitive or exemplary damages claims which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such the L/C Issuer’s gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment.
(c)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) (or transmitted by electronic communication, including an Approved Borrower Portal, if arrangements for such transmission have been approved by the applicable L/C Issuer) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent (A) not later than 2:00 p.m. at least three (3) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in Dollars and (B) not later than 2:00 p.m. (Local Time) at least five (5) Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit denominated in an Alternative Currency (or, in each case, such later date and time as the applicable L/C Issuer and the Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof and the currency in which such Letter of Credit is to be denominated; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate or other documents to be presented by such beneficiary in case of any drawing thereunder; (G) the Person for whose account the requested Letter of Credit is to be issued (which must be a Borrower Party); and (H) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment and (4) such other matters as the applicable L/C Issuer may reasonably request.
(ii)Promptly following delivery of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent that the Administrative Agent has received a copy of such Letter of Credit Application and, if the Administrative Agent has not received a copy of such Letter of Credit Application, then the applicable L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Multicurrency Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or any Restricted Subsidiary (as designated in the Letter of Credit Application) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit under any Tranche, each Multicurrency Revolving Credit Lender under such Tranche shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to such Lender’s Pro Rata Share of the applicable Multicurrency Revolving Credit Facility multiplied by the amount of such Letter of Credit.
(iii)If the Borrower so requests in any Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued (but in any event not later than 30 days prior to the scheduled expiry date thereof). Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Revolving Credit Lenders under the applicable Tranche shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before
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the Non-Extension Notice Date from the Administrative Agent or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also (A) deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment and (B) the Administrative Agent in turn will notify each Multicurrency Revolving Credit Lender of the applicable Tranche of such issuance or amendment and the amount of such Multicurrency Revolving Credit Lender’s Pro Rata Share therein.
(v)Notwithstanding anything to the contrary set forth above, the issuance of any Letters of Credit by any L/C Issuer under this Agreement shall be subject to such reasonable additional letter of credit issuance procedures and requirements as may be required by such L/C Issuer’s internal letter of credit issuance policies and procedures, in its sole discretion, as in effect at the time of such issuance, including requirements with respect to the prior receipt by such L/C Issuer of customary “know your customer” information regarding a prospective account party or applicant that is not the Borrower, as well as regarding any beneficiaries of a requested Letter of Credit. Additionally, if (a) the beneficiary of a Letter of Credit issued hereunder is an issuer of a letter of credit not governed by this Agreement for the account of the Borrower or any Restricted Subsidiary (an “Other L/C”), and (b) such Letter of Credit is issued to provide credit support for such Other L/C, no amendments may be made to such Other L/C without the consent of the applicable L/C Issuer hereunder.
(d)Drawings and Reimbursements; Funding of Participations.
(i)Upon receipt from the beneficiary of any Letter of Credit of any drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than (x) 12:00 p.m. noon on or prior to the date that is three (3) Business Days following the date that the Borrower receives notice from any L/C Issuer of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in Dollars, and (y) the Applicable Time on or prior to the date that is three (3) Business Days following the date the Borrower receives notice from any L/C Issuer of any payment by such L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse such L/C Issuer on such next Business Day, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Multicurrency Revolving Credit Lender’s Pro Rata Share thereof. In such event, in the case of an Unreimbursed Amount, the Borrower shall be deemed to have requested a Multicurrency Revolving Credit Borrowing of Base Rate Loans in Dollars or the other applicable Alternative Currency, as applicable, to be disbursed on such date in an amount equal to the Unreimbursed Amount, in accordance with the requirements of Section 2.02 but without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, Term Benchmark Loans or RFR Loans, as the case may be, but subject to the amount of the unutilized portion of the Multicurrency Revolving Credit Commitments under the applicable Tranche and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(d)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such a prompt confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Multicurrency Revolving Credit Lender (including each Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(d)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, to the Administrative Agent in an amount equal to its applicable Pro Rata Share of the Unreimbursed Amount not later than 11:00 a.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(d)(iii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Multicurrency Revolving Credit Loan under the applicable Tranche to the Borrower in such amount. The Administrative Agent shall promptly remit the funds so received to the applicable L/C Issuer.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Multicurrency Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied (other than the condition in Section 4.02(C), which shall be deemed to be satisfied) or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate then applicable to Base Rate Multicurrency Revolving Credit Loans. In such event, each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(d)(ii) shall be deemed
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payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.
(iv)Until each Multicurrency Revolving Credit Lender under the applicable Tranche funds its Multicurrency Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(d) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s applicable Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v)Each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(d), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans pursuant to this Section 2.03(d) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by the applicable L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi)If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(d) by the time specified in Section 2.03(d)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the greater of the Overnight Bank Funding Rate from time to time in effect and a rate reasonably determined by such L/C Issuer in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such principal amount, the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the applicable L/C Issuer submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(d)(vi) shall be conclusive absent manifest error.
(e)Repayment of Participations. (i) If, at any time after an L/C Issuer under any Tranche has made a payment under any Letter of Credit issued by it and has received from any Multicurrency Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(d), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its applicable Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.
(ii)     If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Multicurrency Revolving Credit Lender under the applicable Tranche shall pay to the Administrative Agent for the account of such L/C Issuer its applicable Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(f)Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute and unconditional, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit
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(or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft, certificate or other drawing document that does not strictly comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, administrator, administrative receiver, judicial manager, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(v)any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or
(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against the obligations of the Borrower or any Subsidiaries hereunder.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the instructions of the Borrower or other irregularity, the Borrower will promptly notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against any L/C Issuer and its correspondents unless such notice is given as aforesaid.
(g)Role of L/C Issuer. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and other documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the applicable L/C Issuer, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the applicable L/C Issuer shall be liable to any Multicurrency Revolving Credit Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Multicurrency Revolving Credit Lenders or the Required Multicurrency Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and nonappealable judgment or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as they may have against the beneficiary or transferee at Law or under any other agreement. None of the applicable L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of such L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(f); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against such L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to indirect, special, punitive, consequential or exemplary, damages suffered by the Borrower which a court of competent jurisdiction determines in a final non-appealable judgment were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, (x) the applicable L/C Issuer may, in its sole discretion, (1) accept documents that appear on their face to be in order and make payment upon such documents, without responsibility for further investigation, regardless of any notice or information to the contrary and (2) decline to accept documents and make payments if such documents are not in strict compliance with the terms and conditions of such Letter of Credit, and (y) such L/C Issuer shall not be responsible for the validity or sufficiency of any
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instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender in accordance with its applicable Pro Rata Share, a Letter of Credit fee which shall accrue for each Letter of Credit of each Tranche in an amount equal to the Applicable Rate then in effect for Term Benchmark Loans or RFR Loans, as applicable, with respect to the Multicurrency Revolving Credit Facility multiplied by the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases automatically pursuant to the terms of such Letter of Credit); provided, however, that any Letter of Credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the applicable L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Multicurrency Revolving Credit Lenders under the applicable Tranche in accordance with the upward adjustments in their respective applicable Pro Rata Shares allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the applicable L/C Issuer for its own account. Such Letter of Credit fees shall be computed on a quarterly basis in arrears and shall be due and payable on the fifteenth day after the end of each fiscal quarter, in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(i)Fronting Fees:
(i)Fronting Fee and Documentary and Processing Charges Payable to an L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.125% of the maximum daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the fifteenth day after the end of each fiscal quarter beginning with the first fiscal quarter after the Restatement Date in respect of the quarterly period then ending (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date. For purposes of computing the maximum daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, administration, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.
(ii)Alternative Currency Fronting Currency Lender Fees. The Borrower shall pay each Alternative Currency Fronting Lender such fronting fees (if any) with respect to Fronted Currency Loans as may be agreed among the Administrative Agent, such Alternative Currency Fronting Lender and the Borrower at such times as may be agreed among the Administrative Agent, such Alternative Currency Fronting Lender and the Borrower.
(j)Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.
(k)Reporting. To the extent that any Letters of Credit are issued by an L/C Issuer other than the Administrative Agent, each such L/C Issuer shall furnish to the Administrative Agent a report detailing the daily L/C Obligations outstanding under all Letters of Credit issued by it, such report to be in a form and at reporting intervals as shall be agreed between the Administrative Agent and such L/C Issuer; provided that in no event shall such reports be furnished at intervals greater than 31 days (and in no event shall any such report be required to be provided earlier than the fifth Business Day after the end of any calendar month in respect of a calendar month period).
(l)Provisions Related to Extended Multicurrency Revolving Credit Commitments. If the Maturity Date in respect of any Tranche of Multicurrency Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Tranches of Multicurrency Revolving Credit Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Multicurrency Revolving Credit Lenders to purchase participations therein and to make Multicurrency Revolving Credit Loans and
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payments in respect thereof pursuant to this Section 2.03) under (and ratably participated in by Lenders pursuant to) the Multicurrency Revolving Credit Commitments in respect of such non-terminating Tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Multicurrency Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and to the extent any Letters of Credit are not able to be reallocated pursuant to this clause (l) and there are outstanding Multicurrency Revolving Credit Loans under the non-terminating Tranches, the Borrower agrees to repay all such Multicurrency Revolving Credit Loans (or such lesser amount as is necessary to reallocate all Letters of Credit pursuant to this clause (l)) or (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.16 but only up to the amount of such Letter of Credit not so reallocated. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Multicurrency Revolving Credit Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Multicurrency Revolving Credit Lenders in any Letter of Credit issued before such Maturity Date.
Section 2.04Swingline Loans.
(a)Subject to the terms and conditions set forth herein, from time to time from and after the Restatement Date on any Business Day and including the Business Day preceding earlier of the Maturity Date for the Multicurrency Revolving Credit Facility, each Swingline Lender severally agrees to, make Swingline Loans to the Borrower in an aggregate principal amount at any time outstanding that will not result in (1) the Outstanding Amount of Swingline Loans to exceed $200,000,000 (as such amount may be decreased in accordance with the provisions hereof, the “Swingline Sublimit”), (2) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding such Swingline Lender’s Swingline Commitment or (3) any Multicurrency Revolving Credit Lender Exposure exceeding its Multicurrency Revolving Credit Commitment; provided that a Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)To request a Swingline Loan, the Borrower shall submit a Committed Loan Notice to the Administrative Agent by telecopy or electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) not later than 2:00 p.m., on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lenders of any such notice received from the Borrower. Each Swingline Lender shall make its ratable portion of the requested Swingline Loan (such ratable portion to be calculated based upon such Swingline Lender’s Swingline Commitment to the total Swingline Commitments of all of the Swingline Lenders) available to the Borrower by means of a credit to an account of the Borrower with the Administrative Agent designated for such purpose (or, in the case of a Swingline Loan made to finance the reimbursement of an L/C Disbursement as provided in Section 2.03(d), by remittance to the applicable L/C Issuer) by 4:00 p.m. on the requested date of such Swingline Loan.
(c)The failure of any Swingline Lender to make its ratable portion of a Swingline Loan shall not relieve any other Swingline Lender of its obligation hereunder to make its ratable portion of such Swingline Loan on the date of such Swingline Loan, but no Swingline Lender shall be responsible for the failure of any other Swingline Lender to make the ratable portion of a Swingline Loan to be made by such other Swingline Lender on the date of any Swingline Loan.
(d)Any Swingline Lender may by written notice given to the Administrative Agent require the Multicurrency Revolving Credit Lenders to acquire participations in an amount equal to such Multicurrency Revolving Credit Lender’s Pro Rata Share of Swingline Loans then outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Multicurrency Revolving Credit Lender, specifying in such notice such Multicurrency Revolving Credit Lender’s Applicable Percentage of such Swingline Loans. Each Multicurrency Revolving Credit Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 12:00 noon, New York City time, on a Business Day no later than 5:00 p.m. New York City time on such Business Day and if received after 12:00 noon, New York City time, on a Business Day shall mean no later than 10:00 a.m. New York City time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of such Swingline Lenders, such Multicurrency Revolving Credit Lender’s Applicable Percentage of such Swingline Loans. Each Multicurrency Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the
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Multicurrency Revolving Credit Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 with respect to Multicurrency Revolving Credit Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Multicurrency Revolving Credit Lenders), and the Administrative Agent shall promptly pay to such Swingline Lenders the amounts so received by it from the Multicurrency Revolving Credit Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to such Swingline Lenders. Any amounts received by a Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Multicurrency Revolving Credit Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lenders, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof pursuant to the terms herein.
(e)Any Swingline Lender may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Multicurrency Revolving Credit Lenders of any such replacement of a Swingline Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.08(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of a Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.
(f)Subject to the appointment and acceptance of a successor Swingline Lender, any Swingline Lender may resign as a Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such Swingline Lender shall be replaced in accordance with Section 2.04(e) above.
Section 2.05Prepayments.
(a)Optional.
(i)The Borrower may, upon notice by the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty except as set forth in Section 2.05(a)(iii) below; provided that
(A)in the case of Loans other than Swingline Loans, (1) such notice must be received by electronic mail (or transmit by electronic communication including an Approved Borrower Portal, if arrangements for such transmission have been approved by the Administrative Agent) to the Administrative Agent not later than 2:00 p.m. (A) three Business Days prior to any date of prepayment of any Term Benchmark Loans or any RFR Loans or (B) one Business Day prior to the date of prepayment of any Base Rate Loans (or such shorter period as the Administrative Agent shall agree); (2) any such prepayment shall be a minimum principal amount of (n) $1.0 million and integral multiples of $1.0 million in excess thereof, in the case of Term Benchmark Loans or RFR Loans denominated in Dollars, (o) €1.0 million and integral multiples of €1.0 million in excess thereof, in the case of Term Benchmark Loans denominated in Euros, (p) £1.0 million and integral multiples of £1.0 million in excess thereof, in the case of RFR Loans denominated in Sterling, (q) C$1.0 million and integral multiples of C$1.0 million in excess thereof, in the case of Term Benchmark Loans or RFR Loans denominated in Canadian Dollars, (r) kr7.0 million and integral multiples of kr7.0 million in excess thereof, in the case of Term Benchmark Loans denominated in Swedish Krona, (s) AU$1.0 million and integral multiples of AU$1.0 million in excess thereof, in the case of Term Benchmark Loans denominated in Australian Dollars, (t) ¥100.0 million and integral multiples of ¥100.0 million thereof, in the case of Term Benchmark Loans denominated in Japanese Yen, (u) CHF1.0 million and integral multiples of CHF1.0 million thereof, in the case of RFR Loans denominated in Swiss Francs, (v) Dkr2.0 million and integral multiples of Dkr1.0 million in excess thereof, in the case of Term Benchmark Loans denominated in Danish Krone, (w) MXN5.0 million and integral multiples of MXN1.0
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million in excess thereof, in the case of Term Benchmark Loans denominated in Mexican Pesos, (x) R$1.0 million and integral multiples of R$1.0 million in excess thereof, in the case of Term Benchmark Loans denominated in Brazilian Real and (3) any prepayment of Base Rate Loans shall be (x) in a principal amount of $1,000,000, or (y) a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Tranche of Loans to be prepaid, the Type(s) of Loans to be prepaid and, if Term Benchmark Loans are to be prepaid, the Interest Period(s) of such Loans (except that if the class of Loans to be prepaid includes both Base Rate Loans and Term Benchmark Loans, absent direction by the Borrower, the applicable prepayment shall be applied first to Base Rate Loans to the full extent thereof before application to Term Benchmark Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06). The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s ratable share of the relevant Facility). If such notice is given by the Borrower, subject to clause (ii) below, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with, if applicable, any additional amounts required pursuant to Section 2.05(a)(iii) and Section 3.06. Each prepayment of the principal of, and interest on, any Revolving Credit Loans denominated in an Alternative Currency shall be made in the relevant Alternative Currency except as otherwise provided in Section 2.12. Subject to Section 2.17 and notwithstanding anything to the contrary contained in this Agreement, each prepayment of outstanding Term Loan Tranches pursuant to this Section 2.05(a) shall be applied to the applicable Term Loan Tranche or Term Loan Tranches as designated by the Borrower in such notice on a pro rata basis to the Lenders within such Term Loan Tranche. Subject to Section 2.17 and notwithstanding anything to the contrary contained in this Agreement, each prepayment of an outstanding Term Loan Tranche pursuant to this Section 2.05(a) shall be applied to the remaining amortization payments of the applicable Term Loan Tranche (x) in the case of any Term Loan B Tranche, as directed by the Borrower (or, if the Borrower has not made such direction, in direct order of maturity), and (y) in the case of any Term Loan A Tranche, on a pro rata basis to the remaining amortization payments under such Term Loan A Tranche, but in any event on a pro rata basis to the Lenders within such applicable Term Loan Tranche.
(B)in the case of Swingline Loans, (1) notice thereof must be received by the Swingline Lender by 1:00 p.m. (New York time) on the date of prepayment (which notice may be transmitted by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Swingline Lender) (with a copy to the Administrative Agent), and (2) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swingline Lender).
(ii)Notwithstanding anything to the contrary contained in this Agreement, any notice of prepayment under Section 2.05(a)(i) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked or extended by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(iii)If the Borrower, in connection with, or resulting in, any Repricing Event (A) makes a voluntary prepayment of any Initial Term B Loans pursuant to Section 2.05(a), (B) makes a repayment of any Initial Term B Loans pursuant to Section 2.05(b)(iii) or (C) effects any amendment with respect to any Initial Term B Loans, in each case, on or prior to the date that is six months after the Restatement Date, the Borrower shall pay to the Administrative Agent, for the ratable account of the applicable Term Lenders (x) with respect to clauses (A) and (B), a prepayment premium in an amount equal to 1.00% of the principal amount of such Initial Term B Loans prepaid or repaid and (y) with respect to clause (C), a prepayment premium in an amount equal to 1.00% of the principal amount of the affected Initial Term B Loans held by the applicable Term Lenders not consenting to such amendment.
(b)Mandatory.
(i)For any Excess Cash Flow Period, within ten Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(d) (or, if later, the date on which such financial statements and such Compliance Certificate are required to be delivered), the Borrower shall prepay an aggregate principal amount of Term B Loans in an amount equal to (A) 50% (as may be adjusted pursuant to the proviso below) of Excess Cash Flow for such Excess Cash Flow Period, minus (B) the sum of (without double counting and only to the extent the Borrower has not elected to reflect such deduction in the calculation of Excess Cash Flow):
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(1)voluntary prepayments: (A) the aggregate amount of voluntary principal prepayments of the Loans or Indebtedness that is pari passu in right of payment and security with the Initial Term B Loans, in each case, made during the period commencing on the first day of the relevant Excess Cash Flow Period and ending on the date immediately prior to the date on which the relevant Excess Cash Flow prepayment is or would be required to be made (including prepayments at a discount to par and open market purchases, with credit given for the principal amount of the Loans so retired or purchased, and prepayments in connection with lender replacement provisions (including pursuant to Section 3.08)) (except prepayments of Loans under any Revolving Tranche or other revolving Indebtedness that is pari passu in right of payment and security with the Revolving Credit Commitments that are not accompanied by a corresponding permanent commitment reduction of the Revolving Tranches), in each case other than to the extent that any such prepayment is funded with the proceeds of Specified Refinancing Debt, Refinancing Notes or any other long-term Indebtedness (“Voluntary Debt Reductions”), plus (B) any amounts in respect of a Voluntary Debt Reduction carried forward from any prior fiscal year in accordance with clause (c) of the proviso below;
provided that:
(a)    such percentage in respect of any Excess Cash Flow Period shall be reduced to (x) 25% if the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 3.50:1.00 but greater than 3.25:1.00 and (y) 0% if the Consolidated Secured Leverage Ratio, calculated on a Pro Forma Basis as of the last day of the fiscal year to which such Excess Cash Flow Period relates was equal to or less than 3.25:1.00 (the amount required to be repaid pursuant to this Section 2.05(b)(i), after giving effect to this clause (a), the “ECF Prepayment Amount”);
(b)    no prepayment shall be required with respect to any Excess Cash Flow Period unless the ECF Prepayment Amount exceeds the greater of $500,000,000 and 25% of the EBITDA Grower Amount (the “ECF De Minimis Amount”), and in such case, the ECF Prepayment Amount shall be the amount in excess thereof; provided, further, that, if the Consolidated Secured Leverage Ratio on a Pro Forma Basis after giving effect to any Excess Cash Flow prepayment would result in the percentage in respect of the applicable Excess Cash Flow Period being reduced to 0%, then no prepayment shall be required; and
(c)    notwithstanding the terms of Section 2.05(b)(i) above, to the extent the aggregate amount of Voluntary Debt Reductions during any relevant fiscal year exceeds the amount of any Excess Cash Flow prepayment that would have otherwise been required (after deducting the ECF De Minimis Amount), the amount of such excess shall be carried forward to the subsequent fiscal year and deducted (on a dollar-for-dollar basis) from any Excess Cash Flow prepayment required in any such subsequent fiscal year (after calculating the applicable Excess Cash Flow percentage for the relevant fiscal year).
    For the avoidance of doubt, the Borrower may use a portion of Excess Cash Flow to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Initial Term B Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08)).
(ii)If any Asset Sale made pursuant to Section 7.04(a) or Casualty Event (or series of related Asset Sales pursuant to Section 7.04(a) or Casualty Events) results in the receipt by the Borrower or any Restricted Subsidiary of aggregate Net Cash Proceeds in excess of the greater of $300,000,000 and 15% of the EBITDA Grower Amount (a “Relevant Transaction”), then, except to the extent the Borrower elects to reinvest all or a portion of such Net Cash Proceeds in accordance with Section 7.04, the Borrower shall prepay, subject to Section 2.05(b)(viii) and (ix), an aggregate principal amount of Term Loans in an amount equal to 100% (as may be adjusted pursuant to the proviso below) of the Net Cash Proceeds received from such Relevant Transaction within 15 Business Days of receipt thereof (or within 15 Business Days (1) after the later of the date the threshold referred to above is first exceeded and the date the relevant Net Cash Proceeds are received or (2) after the Borrower elects not to pursue the reinvestment (or an alternative reinvestment) within the period set forth in Section 7.04) by the Borrower or such Restricted Subsidiary; provided that:
(A)the Borrower may use a portion of the Net Cash Proceeds received from such Relevant Transaction to prepay or repurchase any other Indebtedness that is pari passu in right of payment and security with the Term Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Relevant Transaction, to the extent not deducted in the calculation of Net Cash Proceeds, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds and (2) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08) and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness (or to the extent such amount is not in Dollars, such equivalent amount of such Indebtedness converted into Dollars as determined in accordance with Section 1.08);
(B)such prepayment percentage shall be reduced from 100% to (i) 50% if, on a Pro Forma Basis after giving effect to such Asset Sale or Casualty Event, as the case may be, and the use of proceeds therefrom, the Consolidated Secured Leverage Ratio would be equal to or less than 1.00:1.00 but greater than 0.50:1.00 and (ii) 0% if, on a Pro Forma Basis after giving effect to such Asset Sale or Casualty Event, as the case may be, and the use of proceeds therefrom, the Consolidated Secured Leverage Ratio would be equal to or less than 0.50:1.00; provided, that if the Consolidated Secured Leverage Ratio on a Pro Forma Basis after giving effect to any prepayment that would otherwise be required pursuant to this Section 2.05(b)(ii) would result in the prepayment percentage being reduced to 50% or 0%, then such reduced prepayment percentage shall apply after giving effect to the required prepayment amount to achieve such reduced prepayment percentage;
(C)only the amount of Net Cash Proceeds in excess of the greater of $300,000,000 and 15% of the EBITDA Grower Amount for any Asset Sale or Casualty Event (or series of related Asset Sales or Casualty Events) shall be subject to prepayment pursuant to this Section 2.05(b)(ii) and, in such case, the required prepayment shall be only the amount in excess thereof.
(iii)Upon the incurrence or issuance by the Borrower or any Restricted Subsidiary of any Refinancing Notes, any Specified Refinancing Term Loans, any Refinancing Indebtedness incurred to refinance or replace any Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.01, the Borrower shall prepay an aggregate principal amount of Term Loan Tranches in an amount equal to 100% of all Net Cash Proceeds received therefrom within one (1) Business Day upon receipt thereof by the Borrower or such Restricted Subsidiary.
(iv)[Reserved].
(v)If for any reason (A) the sum of the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans or the sum of outstanding Specified Refinancing Revolving Loans with respect to Multicurrency Revolving Credit Loans at any time exceed the sum of the Multicurrency Revolving Tranche in respect thereof (including after giving effect to any reduction in the Multicurrency Revolving Credit Commitments pursuant to Section 2.06), (B) the sum of the aggregate Outstanding Amount of the Venue Expansion Revolving Loans or the sum of outstanding Specified Refinancing Revolving Loans with respect to Venue Expansion Revolving Loans at any time exceed the sum of the Venue Expansion Revolving Tranche in respect thereof (including after giving effect to any reduction in the Venue Expansion Revolving Commitments pursuant to Section 2.06), (C) the sum of the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit or (C) the sum of the applicable L/C Obligations shall exceed (i) the Letter of Credit Sublimit for Borrowings in Dollars or (2) the Alternative Letter of Credit Sublimit for Borrowings in Alternative Currencies, the Borrower shall immediately prepay the applicable Revolving Tranche and/or Cash Collateralize the L/C Obligations related thereto in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(v) unless after the prepayment in full of the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans, the aggregate Outstanding Amount of the Venue Expansion Revolving Loans, the Swingline Loans or the outstanding Specified Refinancing Revolving Loans, as the case may be, exceed the aggregate Multicurrency Revolving Credit Commitments, Venue Expansion Revolving Commitments, Swingline Sublimit or the commitments to make Specified Refinancing Revolving Loans, as the case may be, then in effect.
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(vi)Subject to Section 2.17, each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied to then-outstanding Term Loan A Tranches and Term Loan B Tranches on a pro rata basis , and within the applicable Term Loan Tranche or Term Loan Tranches, in the case of Term Loan A Tranches, on a pro rata basis among such Term Loan A Tranches, and in the case of Term Loan B Tranches, as directed by the Borrower making such prepayment, in each case on a pro rata basis to the Lenders within such Tranche (other than a prepayment of (w) Term Loan B Tranches set forth in Section 2.05(b)(i), which shall be applied on a pro rata basis to the Term Lenders within the Term Loan B Tranches, (x) Revolving Credit Loans set forth in Section 2.05(b)(v), which shall be applied on a pro rata basis to the Lenders within the applicable Revolving Tranches, (y) Term Loans or Revolving Credit Loans, as applicable, with the proceeds of Indebtedness incurred pursuant to Section 2.18, which shall be applied to the Term Loan Tranche or Revolving Tranche, as applicable, being refinanced pursuant thereto or (z) Term Loans with the proceeds of any Refinancing Notes issued to the extent permitted under clause (a) of the definition of “Permitted Debt,” which shall be applied to the Term Loan Tranche being refinanced pursuant thereto). Amounts to be applied to a Term Loan Tranche in connection with prepayments made pursuant to this Section 2.05(b) shall be applied to the remaining amortization payments of the applicable Term Loan Tranche or Term Loan Tranches (x) in the case of any Term Loan B Tranche, as directed by the Borrower (or, if the Borrower has not made such direction, in direct order of maturity) and (y) in the case of any Term Loan A Tranche, on a pro rata basis to the remaining amortization payments under such Term Loan A Tranche, but in any event on a pro rata basis to the Lenders within such applicable Term Loan Tranche. Each prepayment of Term Loans under a Facility pursuant to this Section 2.05(b) shall be applied on a pro rata basis to the then outstanding Base Rate Loans, Term Benchmark Loans or RFR Loans under such Facility; provided that, if there are no Declining Lenders with respect to such prepayment, then the amount thereof shall be applied first to Base Rate Loans pro rata under such Facility to the full extent thereof before application to Term Benchmark Loans, in each case in a manner that minimizes the amount payable by the Borrower in respect of such prepayment pursuant to Section 3.06.
(vii)All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Term Benchmark Loan or RFR Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Term Benchmark Loan or RFR Loan pursuant to Section 3.06 and, to the extent applicable, any additional amounts required pursuant to Section 2.05(a)(iii). Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Term Benchmark Loans or RFR Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in their sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b) (it being agreed, for clarity, that interest shall continue to accrue on the Loans so prepaid until the amount so deposited is actually applied to prepay such Loans). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).
(viii)Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Non-U.S. Subsidiary (a “Non-U.S. Disposition”) or the Net Cash Proceeds of any Casualty Event from a Non-U.S. Subsidiary (a “Non-U.S. Casualty Event”), in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions, restrictions on upstreaming of cash intra-group and fiduciary and statutory duties of any direct or officers of such Subsidiaries) from being repatriated to the Borrower or so prepaid or such repatriation or prepayment would present a material risk of liability for the applicable Subsidiary or its directors or officers (or gives rise to a material risk of breach of fiduciary or statutory duties by any director or officer), an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Non-U.S. Subsidiary.
(ix)Notwithstanding any other provisions of this Section 2.05, to the extent that the Borrower has determined in good faith that any repatriation of any or all of the Net Cash Proceeds of any Non-U.S. Disposition or any Non-U.S. Casualty Event, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) would have an adverse tax cost consequence on the Borrower or any Restricted Subsidiary (taking into account any foreign tax credit or benefit actually realized in connection with such prepayment or associated repatriation) with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may retained by the applicable Non-U.S. Subsidiary.

(x)Notwithstanding any other provisions of this Section 2.05, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Restricted Subsidiary that is not a Wholly Owned Subsidiary or the Net Cash Proceeds of any Casualty Event from a Restricted Subsidiary that is not a Wholly Owned Subsidiary, in each case giving rise to a prepayment event pursuant to Section 2.05(b)(ii), or Excess Cash Flow giving rise to a prepayment event pursuant to Section 2.05(b)(i) are or is prohibited, restricted or delayed by the Organization Documents of such Subsidiary from being distributed to the Borrower or so prepaid, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05 but may be retained by the applicable Subsidiary.
(xi)The Borrower shall not be required to monitor any Payment Block and/or reserve cash for future repatriation after such Borrower has notified the Administrative Agent of the existence of such Payment Block, and such amounts subject to any Payment Block shall be available for working capital purposes of the Borrower Parties. The Borrower shall use commercially reasonable efforts for to overcome or eliminate any such Payment Blocks and/or minimize any such costs of prepayment.
(c)Term Lender Opt-Out. With respect to any prepayment of Term Loans and, unless otherwise specified in the documents therefor, other Term Loan Tranches, in each case pursuant to (i) in the case of Term B Loans, Section 2.05(b)(i) or (b)(ii) and (ii) in the case of Delayed Draw Term A Loans, Section 2.05(b)(ii), in each case, any Appropriate Lender, at its option (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment, other than in connection with any Refinancing Notes or any Specified Refinancing Term Loans), may elect not to accept such prepayment as provided below. The Borrower may notify the Administrative Agent of any event giving rise to a prepayment under Section 2.05(b)(i) or (b)(ii) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment that is required to be made under Section 2.05(b)(i) or (b)(ii) (the “Prepayment Amount”). The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice so received from the Borrower, including the date on which such prepayment is to be made (the “Prepayment Date”). Any Appropriate Lender may (but solely to the extent the Borrower elects for this clause (c) to be applicable to a given prepayment) decline to accept all (but not less than all) of its share of any such prepayment (any such Lender, a “Declining Lender”) by providing written notice to the Administrative Agent no later than four Business Days after the date of such Appropriate Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If any Appropriate Lender does not give a notice to the Administrative Agent on or prior to such fourth Business Day informing the Administrative Agent that it declines to accept the applicable prepayment, then such Lender will be deemed to have accepted such prepayment. On any Prepayment Date, an amount equal to the Prepayment Amount minus the portion thereof allocable to Declining Lenders, in each case for such Prepayment Date, shall be paid to the Administrative Agent by the Borrower and applied by the Administrative Agent to prepay Term Loans under the Term Loan Tranches owing to Appropriate Lenders (other than Declining Lenders) as directed by the Borrower in the manner described in Section 2.05(b)(vi) for such prepayment. Any amounts that would otherwise have been applied to prepay Term Loans, New Term Loans or Specified Refinancing Term Loans owing to Declining Lenders shall be retained by the Borrower (such amounts, “Declined Amounts”).
(d)All Loans shall be repaid, whether pursuant to this Section 2.05 or otherwise, in the currency in which they were made except as otherwise provided in Section 2.12.
Section 2.06Termination or Reduction of Commitments.
(a)Optional. The Borrower may, upon written notice by the Borrower to the Administrative Agent, terminate the unused portions of the Commitments under any Term Loan Tranche, the Delayed Draw Term A Loan Tranche, the Letter of Credit Sublimit, the Alternative Currency Letter of Credit Sublimit, the Swingline Sublimit or the unused Revolving Credit Commitments under any Revolving Tranche, or from time to time permanently reduce the unused portions of the Commitments under any Term Loan Tranche, the Delayed Draw Term A Loan Tranche, the Letter of Credit Sublimit, the Swingline Sublimit or the unused Revolving Credit Commitments under any Revolving Tranche; provided that (i) any such notice shall be received by the Administrative Agent three Business Days (or such shorter period as the Administrative Agent shall agree) prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Commitments under any Tranche of the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, (x) the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility or (y) the Total Revolving Credit Outstandings with respect to such Tranche would exceed the Revolving Credit Commitments under such Tranche and (B) the Letter of Credit Sublimit or Alternative Currency Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or Alternative Currency Letter of Credit Sublimit, as applicable. Any such notice of termination or reduction of commitments pursuant to this Section 2.06(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. For the avoidance of doubt, upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been, in each case, Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), this Agreement shall automatically terminate and the Administrative Agent shall comply with Section 9.11.
(b)Mandatory.
(i)The Aggregate Commitments under a Term Loan B Tranche shall be automatically and permanently reduced to zero on the date of the initial incurrence of Term B Loans under such Term Loan B Tranche, which in the case of the Initial Term B Commitments shall be the Restatement Date.
(ii)On the date of each borrowing of Delayed Draw Term A Loans, (after giving effect to the Borrowing of such Delayed Draw Term A Loans on such date), the Delayed Draw Term A Commitment of each Lender shall be permanently reduced by an amount equal to the aggregate principal amount of the Delayed Draw Term A Loans that were funded by such Lender to the Borrower on such date and any remaining or unused Delayed Draw Term A Commitment shall automatically and permanently be reduced to zero on the Delayed Draw Term A Outside Date.
(iii)Upon the incurrence by the Borrower or any Restricted Subsidiary of any Specified Refinancing Debt constituting revolving credit facilities, the Revolving Credit Commitments of the Lenders under the Tranche of Revolving Credit Loans being refinanced shall be automatically and permanently reduced on a ratable basis by an amount equal to 100% of the Commitments under such revolving credit facilities.
(iv)If after giving effect to any reduction or termination of Multicurrency Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or Alternative Currency Letter of Credit Sublimit exceeds the amount of the Revolving Credit Commitments at such time, the Letter of Credit Sublimit or Alternative Currency Letter of Credit Sublimit, as applicable, shall be automatically reduced by the amount of such excess.
(v)The aggregate Revolving Credit Commitments with respect to any Tranche of the Revolving Credit Facility shall automatically and permanently be reduced to zero on the Maturity Date with respect to such Tranche of the Revolving Credit Facility.
(c)Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the applicable Lenders of the applicable Facility of any termination or reduction of the Commitments under any Term Loan Tranche, the Letter of Credit Sublimit, the Alternative Letter of Credit Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of Commitments under a Facility or a Tranche thereof, the Commitment of each Lender under such Facility or Tranche thereof shall be reduced by such Lender’s ratable share of the amount by which such Facility or Tranche thereof is reduced (other than the termination of the Commitment of any Lender as provided in Section 3.08). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments and unpaid, shall be paid on the effective date of such termination.
Section 2.07Repayment of Loans.
(a)Delayed Draw Term A Loans. On the last Business Day of each March, June, September and December (each such last Business Day, a “Delayed Draw Term A Amortization Payment Date”) commencing on the first such date to occur that is the last Business Day of the first full fiscal quarter in which the Delayed Draw Term A Outside Date occurs (the “DDTLA Amortization Commencement Date”), the Borrower shall repay an amount (as such amount is adjusted in accordance with customary market practice to provide for the “fungibility” of any Delayed Draw Term A Loans that are funded on or after the DDTLA Amortization Commencement Date) equal to the product of (a) the original aggregate principal amount of all Delayed Draw Term A Loans that shall have been made prior to such Term A Amortization Payment Date and (b)(i) with respect to any Delayed Draw Term A Amortization Payment Date occurring prior to the third anniversary of the DDTLA Amortization Commencement Date, 0.625% and (ii) with respect to any Delayed Draw Term A Amortization Payment Date occurring thereafter,
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1.25%. On the Delayed Draw Term A Loan Termination Date, all Delayed Draw Term A Loans that are outstanding shall be repaid in full.
(b)Initial Term B Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Term Lenders holding Initial Term B Loans the aggregate original principal amount of the Initial Term B Loans in consecutive, equal, quarterly installments as follows payable on the last Business Day of each fiscal quarter of the Borrower set forth below (which installments shall, to the extent applicable, be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Sections 2.05 and 2.06, or be increased as a result of any increase in the amount of Initial Term B Loans pursuant to Section 2.14 (such increased amortization payments to be calculated in the same manner (and on the same basis) as the schedule set forth below for Initial Term B Loans made as of the Restatement Date)):

Date	Amount
The last Business Day of each fiscal quarter of the Borrower ending prior to the Maturity Date for Initial Term B Loans, commencing with the fiscal quarter ending March 31, 2026	With respect to the Initial Term B Loans, 0.25% of the aggregate initial principal amount of Initial Term B Loans on the Restatement Date provided, however, that (i) if the date scheduled for any principal repayment installment is not a Business Day, such principal repayment installment shall be repaid on the next preceding Business Day, and (ii) the final principal repayment installment of Initial Term B Loans shall be repaid on the Maturity Date for Initial Term B Loans and in any event shall be in an amount equal to the aggregate principal amount of all Initial Term B Loans outstanding on such date.
(c)Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (or, in the case of Loans denominated in Brazilian Real, at the option of the Administrative Agent, payments shall be made directly to the Alternative Currency Fronting Lender) on the applicable Maturity Date for the Revolving Credit Facility of a given Tranche the aggregate principal amount of all of its Revolving Credit Loans of such Tranche outstanding on such date.
(d)Swingline Loans. The Borrower shall repay to the Swingline Lender the Outstanding Amount of the Swingline Loans on the Maturity Date with respect to the Multicurrency Revolving Credit Loans.
(e)All Loans shall be repaid, whether pursuant to this Section 2.07 or otherwise, in the currency in which they were made.
Section 2.08Interest.
(a)Each Base Rate Loan (including each Swingline Loan) shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans.
(b)Each Term Benchmark Loan shall bear interest at the Relevant Rate for the Interest Period in effect for such Loan plus the Applicable Rate for Term Benchmark Loans.
(c)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Daily Simple RFR plus the Applicable Rate for RFR Loans.
(d)During the continuance of an Event of Default under Sections 8.01(a), (f) or (g), the Borrower shall pay interest on all overdue Obligations hereunder, which shall include all Obligations following an acceleration pursuant to Section 8.02 (including an automatic acceleration), at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(e)Accrued interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein and shall be paid by the Borrower; provided that in the event of any repayment or prepayment of any Loan (other than Revolving Credit Loans bearing interest based on the Base Rate that are repaid or prepaid without any corresponding termination or reduction of the Revolving Credit Commitments other than as set forth in Section 2.14(e)), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
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(f)Interest on each Loan shall be payable in the currency in which each Loan was made unless otherwise agreed by the Administrative Agent in its reasonable discretion.
(g)All computations of interest hereunder shall be made in accordance with Section 2.10 of this Agreement.
Section 2.09Fees. In addition to certain fees described in Sections 2.03(h) and (i):
(a)Commitment Fees. Subject to adjustment as provided in Section 2.17, the Borrower shall pay to the Administrative Agent for the account of (x) each Multicurrency Revolving Credit Lender in accordance with its Multicurrency Revolving Credit Commitment Percentage, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Multicurrency Revolving Credit Commitment exceeds the sum of (i) Outstanding Amount of Multicurrency Revolving Credit Loans (other than Fronted Currency Loans and Swingline Loans) and (ii) the Outstanding Amount of L/C Obligations (the “Multicurrency Revolving Credit Commitment Fee”), (y) each Venue Expansion Revolving Lender in accordance with its Venue Expansion Revolving Commitment Percentage, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Venue Expansion Revolving Commitment exceeds the Outstanding Amount of Venue Expansion Revolving Loans (the “Venue Expansion Revolving Commitment Fee”) (the fees in clauses (x) and (y) collectively, the “Revolving Commitment Fees”) and (z) each Delayed Draw Term A Lender in accordance with its Delayed Draw Term A Commitment Percentage, a commitment fee equal to the Commitment Fee Rate times the actual daily aggregate amount of Delayed Draw Term A Commitments exceeds the Outstanding Amount of Delayed Draw Term A Loans (the “Delayed Draw Commitment Fee” and, together with the Revolving Commitment Fees, collectively, the “Commitment Fees”). The Revolving Commitment Fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the fifteenth day following such last day and on the date on which such Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Revolving Commitment Fees accruing after the date on which the such Revolving Credit Commitments terminate shall be payable on demand. The Delayed Draw Commitment Fee shall accrue from and including the 61st day following the Restatement Date, and shall be due and payable quarterly in arrears (A) on the fifteenth day following such last day of each March, June, September and December, commencing with the first such date to occur after the 61st day following the Restatement Date and (B) on the Delayed Draw Term A Loan Termination Date. All Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Commitments terminate).
(b)Other Fees. The Borrower shall pay to the Administrative Agent, for its own account, fees in the amounts and at the times specified in the Administrative Agent Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
Section 2.10Computation of Interest and Fees. Interest computed by reference to the Term SOFR Rate, the EURIBOR Rate or Daily Simple RFR with respect to Dollars hereunder shall be computed on the basis of a year of 360 days. Interest computed by reference to the Daily Simple RFR with respect to Sterling, the Japanese Prime Rate (if applicable), Term CORRA, or Daily Simple CORRA, the Canadian Prime Rate (if applicable) or the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). In each case interest shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Base Rate, Term SOFR Rate, EURIBOR Rate, TIBOR Rate, TIIE Rate, STIBOR Rate, CIBOR Rate, AUD Rate, Term CORRA or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11Evidence of Indebtedness.
(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulations Section 5f.103-1(c), as a non-fiduciary agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the written request of any Lender made through the Administrative Agent, the Borrower shall promptly execute and deliver to such Lender

(through the Administrative Agent) a Note payable to such Lender or its registered assign, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
(c)Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its accounts or records pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such accounts or records, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such accounts or records shall not limit the obligations of the Borrower under this Agreement and the other Loan Documents.
Section 2.12Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower under this Agreement or any Loan Document shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. All payments of principal and interest on any Loan shall be payable in the same currency as such Loan is denominated. All payments of fees pursuant to Section 2.09 shall be payable in Dollars. All payments in respect of Unreimbursed Amounts shall be payable in the currency provided in Section 2.03; provided that an L/C Issuer can elect to receive payments in respect of Letters of Credit in Dollars rather than in an Alternative Currency. All other payments herein shall be payable in the currency specified with respect to such payment or, if the currency is not specified, in Dollars. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the respective Lenders to which such payment is owed (or, in the case of Loans denominated in Brazilian Real, at the option of the Administrative Agent, payments shall be made directly to the Alternative Currency Fronting Lender) in each case in immediately available funds not later than 3:00 p.m. (New York City time) or the Applicable Time on the date specified herein. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of such Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its ratable share in respect of the relevant Facility or Tranche thereof (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (or, in the case of Loans denominated in Brazilian Real and paid directly to the Alternative Currency Fronting Lender, payments received by the Alternative Currency Fronting Lender) after 3:00 p.m. (New York City time) or after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency (or such Alternative Currency Fronting Lender, if such payments were made directly to such Alternative Currency Fronting Lender), shall, in each case, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Term Benchmark Loans or RFR Loans, as applicable, to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.
(b)(i)    Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (and, in the case of any Borrowing of Base Rate Loans, prior to 12:00 p.m. on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with and at the time required by Section 2.02(d) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount; provided that Swingline Loans shall be made as provided in Section 2.04. In such event, if any Lender does not in fact make its share of the applicable Borrowing available to the Administrative Agent, then such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand an amount equal to such applicable share in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans under the applicable Facility. If both the Borrower and such Lender pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid (less interest and fees) shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make its share of any Borrowing available to the Administrative Agent.
(ii)Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the applicable L/C Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Appropriate Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate reasonably determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any reasonable administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender on demand, without interest.
(d)Obligations of the Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.07 are several and not joint. The failure of any Lender to make any Loan or to fund any such participation or to make any payment under Section 9.07 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or, to fund its participation or to make its payment under Section 9.07.
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
(f)Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.
(g)Unallocated Funds. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s ratable share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.
Section 2.13Sharing of Payments. If, other than as expressly provided elsewhere herein (including the application of funds arising from the existence of a Defaulting Lender), any Lender shall obtain on account of the

Loans made by it or the participations in L/C Obligations or in Swingline Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations and in Swingline Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. For the avoidance of doubt, the provisions of this Section 2.13 shall not be construed to apply to (A) the application of Cash Collateral provided for in Section 2.16, (B) the assignments and participations (including by means of a Dutch Auction and open market debt repurchases) described in Section 10.07, (C) (i) the incurrence of any New Term Loans in accordance with Section 2.14, (ii) the prepayment of Revolving Credit Loans in accordance with Section 2.14(e) in connection with a Revolving Credit Commitment Increase or (iii) any Specified Refinancing Debt in accordance with Section 2.18, (D) any loan modification offer described in Section 10.01, (E) any Extension described in Section 2.22 or (F) any applicable circumstances contemplated by Sections 2.05(b), 2.14, 2.16, 2.17 or 3.08. For purposes of clause (b) of the definition of “Excluded Taxes,” a participation acquired pursuant to this Section 2.13 shall be treated as having been acquired on the earlier date(s) on which the applicable Lender acquired the applicable interest in the Commitment(s) or Loan(s) to which such participation relates.
Section 2.14Incremental Facilities.
(a)The Borrower may, from time to time after the Restatement Date, arrange an incremental Facility (with such Person arranging such Facility (who may be (x) the Administrative Agent or (y) any other Person appointed by the Borrower ), the “Incremental Arranger”) with such Facility being (i) an increase in the Commitments under any Revolving Tranche (which shall be on the same terms as, and become part of, the Revolving Tranche proposed to be increased) (each, a “Revolving Credit Commitment Increase”), (ii) an increase in any Term Loan Tranche then outstanding (which shall be on the same terms as, and become part of, the Term Loan Tranche proposed to be increased hereunder (except as otherwise provided in clause (d) below with respect to amortization)) (each, a “Term Commitment Increase”), (iii) the addition of one or more new revolving credit facilities to the Facilities, in each case, in such Alternative Currencies as the Borrower elects (each, a “New Revolving Facility” and, any advance made by a Lender thereunder, a “New Revolving Loan”; and the commitments thereof, the “New Revolving Commitment”) and (iv) the addition of one or more new term loan facilities, in each case, in such Alternative Currencies as the Borrower elects (each, a “New Term Facility”; and any advance made by a Lender thereunder, a “New Term Loan”; and the commitments thereof, the “New Term Commitment” and together with the Revolving Credit Commitment Increase, the New Revolving Commitments and the Term Commitment Increase, the “New Loan Commitments”) in an amount not to exceed the sum of:
(x)    the greater of (A) $2,000,000,000 and (B) 100% of the EBITDA Grower Amount (the “Cash-Capped Incremental Facility”), less amounts Incurred in reliance on the Cash-Capped Incremental Facility basket pursuant to Section 7.01,
(y)    an unlimited amount (the “Ratio-Based Incremental Facility”) so long as the Maximum Leverage Requirement is satisfied, and
(z)    an amount equal to (i) (A) all voluntary prepayments of pari passu Term Loans (including, for the avoidance of doubt, any New Term Loans incurred in reliance on the Cash-Capped Incremental Facility basket that are pari passu in right of payment and security with the Term Loans) made pursuant to Section 2.05(a) and (B) all redemptions, repurchases and cancellations of pari passu Term Loans (including, for the avoidance of doubt, any pari passu New Term Loans incurred in reliance on the Cash-Capped Incremental Facility basket and any amounts paid in connection with replacing a Lender pursuant to Section 3.08 (in the principal amount actually paid in cash to make sure repurchase, if acquired below par)) made pursuant to the terms hereof, (ii) voluntary prepayments of Revolving Credit Loans (including, for the avoidance of doubt, any New Revolving Loans incurred in reliance on the Cash-Capped Incremental Facility basket) made pursuant to Section 2.05(a) to the extent accompanied by a corresponding, permanent reduction in the Revolving Credit Commitments pursuant to Section 2.06(a), in each case, to the extent not funded with the proceeds of long term Indebtedness (excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including the Revolving Credit Facility)) and (iii) all voluntary prepayments and all repurchases, redemptions and cancellations of other Indebtedness incurred in reliance on the Cash-Capped Incremental Facility basket (but with respect to any revolving Indebtedness, only to the extent accompanied by a corresponding permanent reduction in the underlying commitments) including, for the avoidance of doubt, any Incremental Equivalent Debt) that is secured on a pari passu basis with the Term Loans (in each case, with credit given for the principal amount of the Loans or Indebtedness so prepaid, retired or repurchased and solely to the extent any such prepayment, repurchase, redemption or cancellation is not funded with the proceeds of long term Indebtedness (but excluding, for the avoidance of doubt, proceeds of any revolving credit facility (including the Revolving Credit Facility)) (the “Prepayment-Based Incremental Facility”) (such sum, at any such time and subject to Section 1.02(i), the “Incremental Amount”); provided that any such request for an increase shall be in a minimum amount of the lesser of (x) $1,000,000 or, in the case of any New Loan Commitments denominated in an Alternative Currency, the equivalent Dollar Amount, and (y) the entire amount of any increase that may be requested under this Section 2.14; provided, further, that for purposes of any New Loan Commitments established pursuant to this Section 2.14 and Incremental Equivalent Debt incurred pursuant to Section 2.15:
(A)At the Borrower’s option, the Borrower shall be deemed to have used amounts under the Ratio-Based Incremental Facility (to the extent compliant therewith), prior to utilization of the Prepayment-Based Incremental Facility and the Cash-Capped Incremental Facility, and the Borrower shall be deemed to have used the Prepayment-Based Incremental Facility prior to utilization of the Cash-Capped Incremental Facility,
(B)New Loan Commitments pursuant to this Section 2.14 and Incremental Equivalent Debt pursuant to Section 2.15 may be incurred under the Ratio-Based Incremental Facility (to the extent compliant therewith), the Cash-Capped Incremental Facility and the Prepayment-Based Incremental Facility, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, at Borrower’s option, first calculating the incurrence under the Ratio-Based Incremental Facility (without inclusion of any amounts substantially concurrently utilized pursuant to the Cash-Capped Incremental Facility, the Prepayment-Based Incremental Facility, the Revolving Credit Facility or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt or Acquisition Ratio Debt incurred pursuant to Section 7.01) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Cash-Capped Incremental Facility,
(C)unless the Borrower elects otherwise, all or any portion of Indebtedness originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically be deemed to have been incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility and/or the Prepayment-Based Incremental Facility, as applicable, by the amount of such redesignated Indebtedness) and
(D)solely for the purpose of calculating the Consolidated Secured Leverage Ratio, to determine the availability under the Ratio-Based Incremental Facility at the time of incurrence, any cash proceeds incurred pursuant to this Section 2.14 and/or Incremental Equivalent Debt being incurred at such test date in calculating the Consolidated Secured Leverage Ratio, shall be excluded for purposes of calculating unrestricted cash or Cash Equivalents; provided, however, that any use of such cash proceeds to repay Indebtedness shall be given pro forma effect as contemplated by the definition of “Pro Forma Basis.”
The Borrower may designate any Incremental Arranger of any New Loan Commitments with such titles under the New Loan Commitments as the Borrower may deem appropriate.
(b)For the avoidance of doubt, the Borrower will not be obligated to approach any Lender to participate in any New Loan Commitments. Any Lender approached to participate in any New Loan Commitments may elect or decline, in its sole discretion, to participate in such increase or new facility. The Borrower may also invite additional Eligible Assignees reasonably satisfactory to the Incremental Arranger and, solely in connection with a Revolving Credit Commitment Increase or New Revolving Facility, with the consent of the Administrative Agent and each L/C Issuer (to the extent the consent of any of the foregoing would be required to assign Revolving Credit Loans to such Eligible Assignee, which consent shall not be unreasonably withheld, delayed or conditioned) to become Lenders pursuant to a joinder agreement to this Agreement.
(c)If (i) a Revolving Tranche or a Term Loan Tranche is increased in accordance with this Section 2.14 or (ii) a New Term Facility or New Revolving Facility is added in accordance with this Section 2.14, the Incremental Arranger and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase, New Term Facility or New Revolving Facility among the applicable Lenders. The Incremental Arranger shall promptly notify the applicable Lenders of the final allocation of such increase, New Term Facility or New Revolving Facility and the Increase Effective Date. In connection with (i) any increase in a Term Loan Tranche or Revolving Tranche or (ii) any addition of a New Term Facility or New Revolving Facility, in each case, pursuant to this Section 2.14, this Agreement and the other Loan Documents may be amended in writing (which may be executed and delivered by the Borrower, the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize the Administrative Agent and any such Incremental Arranger to execute and deliver any such documentation)) in order to establish the New Term Facility or New Revolving Facility or to effectuate the increases to the Term Loan Tranche or Revolving Tranche and to reflect any technical changes necessary or appropriate to give effect to such increase or new facility in accordance with its terms as set forth herein pursuant to the documentation relating to such New Term Facility or New Revolving Facility. As of the Increase Effective Date, in the case of an increase to an existing Term Loan Tranche, the amortization schedule for the Term Loan Tranche then increased set forth in Section 2.07(a) (or any other applicable amortization schedule for New Term Loans or Specified Refinancing Term Loans) shall be amended in writing (which may be executed and delivered by the Borrower, the Administrative Agent and the Incremental Arranger (and the Lenders hereby authorize the Administrative Agent and any such Incremental Arranger to execute and deliver any such documentation)) to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Loans under such Term Loan Tranche being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Increase Effective Date.
(d)With respect to any Revolving Credit Commitment Increase, Term Commitment Increase or addition of New Term Facility or New Revolving Facility pursuant to this Section 2.14, (i) subject to Section 1.02(i) with respect to timing of such determination, no Event of Default under Section 8.01(a), or (in each case, solely with respect to the Borrower) clauses (f) or (g) of Section 8.01 would exist immediately after giving effect to such increase or, in the case of a transaction governed by Section 1.02(i), no such Event of Default exists as of the Transaction Commitment Date; (ii) (A) in the case of any New Revolving Facility, (1) the final maturity shall be no earlier than the Maturity Date applicable to the Revolving Credit Facility, and (2) no amortization or mandatory commitment reduction prior to the Maturity Date applicable to the Revolving Credit Facility shall be required, and (B) in the case of any New Term Facility, other than in the case of Extendable Bridge Loans/Interim Debt and amounts not in excess of the Inside Maturity Basket at the time of Incurrence, such New Term Facility shall have a final maturity no earlier than the then Latest Maturity Date of any then-outstanding Initial Term B Loans and the Weighted Average Life to Maturity of such New Term Facility shall be no shorter than that of any then-outstanding Initial Term B Loans; (iii) except with respect to the All-in Yield and as set forth in subclause (B) above with respect to final maturity and Weighted Average Life to Maturity, any such New Term Facility or New Revolving Facility shall have terms reasonably satisfactory to the Administrative Agent; and (iv) to the extent reasonably requested by the Incremental Arranger and expressly set forth in the documentation relating to such New Term Facility or New Revolving Facility, the Administrative Agent shall have received legal opinions, resolutions, officers’ certificates, reaffirmation agreements and/or subsequent ranking agreements or amendment agreements to, confirmations of and/or lower ranking Collateral Documents, as applicable, consistent with those delivered on the Restatement Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 with respect to the Borrower and each material Subsidiary Guarantor that is organized in a jurisdiction for which counsel to the Administrative Agent advises that such deliveries are reasonably necessary to preserve the Collateral in such jurisdiction (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). Subject to the foregoing, the conditions precedent to each such increase or New Loan Commitment shall be solely those agreed to by the Lenders providing such increase or New Loan Commitment, as applicable, and the Borrower. Notwithstanding the foregoing, (w) the terms of any New Revolving Facility shall be substantially identical to the Revolving Credit Facility, except for (i) payments of interest and fees at different rates, (ii) terms that are applicable only after the then Latest Maturity Date of the Revolving Credit Facility or (iii) such terms as may be included subject solely as to administrative matters and subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned), (x) the terms of any New Term Facility in the form of Delayed Draw Term A Loans (or similar indebtedness) shall be substantially identical to the Delayed Draw Term A Loan Facility, except for (i) payments of interest and fees at different rates, (ii) terms that are applicable only after the then Latest Maturity Date of the Delayed Draw Term A Loan Facility or (iii) such terms as may be included subject solely as to administrative matters and subject to the Administrative Agent’s consent (such consent not to be unreasonably withheld, delayed or conditioned), and (y) the terms of any New Term Facility or New Revolving Facility may be (but are not required to be) incorporated if otherwise reasonably satisfactory to Borrower, the Incremental Arranger and the Administrative Agent. To the extent the Borrower establishes a New Revolving Facility, then the Administrative Agent and the Borrower shall amend this Agreement, if applicable, to require borrowings and repayments on a pro rata basis among Revolving Tranches (except for (A) payments of interest and fees at different rates on the Revolving Credit Commitments (and related outstandings), (B) repayments required upon the Maturity Date of any Revolving Credit Loan and (C) repayments made in connection with a permanent repayment and termination of the Revolving Credit Loans or Revolving Credit Commitments of Revolving Credit Loans after the effective date of such New Revolving Facility).
(e)On the Increase Effective Date with respect to an increase to an existing Revolving Tranche, (x) each Revolving Credit Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the increase to the Revolving Credit Commitments (each, a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Credit Lender’s participations hereunder in outstanding L/C Obligations such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in L/C Obligations will equal the Pro Rata Share of the aggregate Revolving Credit Commitments of all Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment and (y) if, on the date of such increase, there are any Revolving Credit Loans outstanding, such Revolving Credit Loans shall on or prior to the Increase Effective Date be prepaid from the proceeds of Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.06. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence. The additional Term Loans made under the Term Loan Tranche subject to the increases shall be made by the applicable Lenders participating therein pursuant to the procedures set forth in Sections 2.01 and 2.02 and on the date of the making of such new Term Loans, and notwithstanding anything to the contrary set forth in Sections 2.01 and 2.02, such new Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under such Term Loan Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender under such Term Loan Tranche will participate proportionately in each then outstanding Borrowing of Term Loans under the Term Loan Tranche.
(f)(i) Each New Revolving Facility and New Term Facility shall rank pari passu in right of payment with the other Facilities, not be Guaranteed by any Restricted Subsidiary that is not a Subsidiary Guarantor under each of the other Facilities (provided that, for the avoidance of doubt, any New Revolving Facility and New Term Facility need not be Guaranteed by all Loan Parties under the other Facilities) and shall be either unsecured or secured by the Collateral (and, to the extent secured by the Collateral, secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis with the other Facilities, in each case over the same (or less) Collateral that secures the Facilities (and in each case, such New Revolving Facility or New Term Facility shall be subject to the Applicable Intercreditor Arrangements)); (ii) any New Term Facility shall share ratably (or on a lesser basis) with respect to any mandatory prepayments of the Term Facilities (other than mandatory prepayments resulting from a refinancing of any Facility, which may be applied exclusively to the applicable Term Loan Tranche or Revolving Tranche being refinanced); and (iii) with respect to any New Term Facility denominated in Dollars, is pari passu in right of payment with the Term Facilities, is secured on a pari passu basis with the Term Facilities and is incurred prior to the date that is six months after the Restatement Date, the All-In Yield payable by the Borrower to such New Term Facility shall be determined by the Borrower and the Lenders providing such New Term Facility and shall not be more than 75 basis points higher than the corresponding All-In Yield payable by the Borrower for the Initial Term B Loans, unless the All-In Yield with respect to the Initial Term B Loans is increased to the amount necessary so that the difference between the All-In Yield with respect to such New Term Facility, and the All-In Yield on the Initial Term B Loans, is equal to 75 basis points (this clause (iii), the “MFN Provision”); provided that this clause (iii) shall not apply to any New Term Facility that (1)(A) has a final maturity later than one year after the Latest Maturity Date of the then outstanding Term B Loans or (B) in the case of a New Term Facility in the form of

Term B Loans, has an initial maturity of one year or less and is Incurred as a bridge financing which, subject to customary conditions, provides for conversion or exchange into Indebtedness that otherwise is permitted to be Incurred under this Agreement, (2) is incurred in connection with an acquisition or other Investment permitted under this Agreement or (3) is in an amount less than or equal to (A) $1,500,000,000 and (B) 75% of the EBITDA Grower Amount (the proviso to this clause (iii), the “MFN Exceptions”).
(g)If the Incremental Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Arranger herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.14 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
(h)To the extent any New Revolving Facility or New Term Facility shall be denominated in an Alternative Currency, this Agreement and the other Loan Documents shall be amended to the extent necessary or appropriate to provide for the administrative and operational provisions applicable to such Alternative Currency, in each case as are reasonably satisfactory to the Administrative Agent.
(i)To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.14 to support the Obligations in any jurisdiction requires application, registration or similar steps to be taken in such jurisdiction for any New Revolving Facility, Revolving Credit Commitment Increase, New Term Facility, and/or Term Commitment Increase which the Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such applicable facility hereunder and the relevant provisions of this Agreement (including Section 2.03 and 8.03) shall be interpreted as if such applicable facility benefits from such Guarantee or security.
Section 2.15Incremental Equivalent Debt.
(a)The Borrower or any Guarantor may from time to time after the Restatement Date issue one or more series of senior secured, senior unsecured, senior subordinated, subordinated notes, loans or Extendable Bridge Loans/Interim Debt (which notes, loans and/or Extendable Bridge Loans/Interim Debt, shall be either unsecured or secured by the Collateral (and, to the extent secured by the Collateral, secured either on a first lien “equal and ratable” basis with the other Facilities or on a “junior” basis with the other Facilities, in each case over the same (or less) Collateral that secures the Facilities (and in each case, shall be subject to the Applicable Intercreditor Arrangements))) and shall not be guaranteed by any Restricted Subsidiary that is not a Subsidiary Guarantor under the Facilities (such notes, loans and/or Extendable Bridge Loans/Interim Debt, collectively, “Incremental Equivalent Debt”) in an amount not to exceed the Incremental Amount (at the time of incurrence, subject to Section 1.02(i)); provided that (i) subject to Section 1.02(i), no Event of Default under Section 8.01(a), or (in each case, solely with respect to the Borrower) clauses (f) or (g) of Section 8.01 would exist immediately after giving Pro Forma Effect to any such request, and (ii) any such incurrence of Incremental Equivalent Debt shall be in a minimum amount of the lesser of (x) $1,000,000 (or the equivalent Dollar Amount) and (y) the entire amount that may be requested under this Section 2.15; provided, further, that any New Loan Commitments established pursuant to Section 2.14 and Incremental Equivalent Debt issued pursuant to this Section 2.15, (A) at the Borrower’s option, will count, first, to reduce the amount available under the Ratio-Based Incremental Facilities (to the extent compliant therewith), second, to reduce the amount available under the Prepayment-Based Incremental Facilities and, third, to reduce the maximum amount under the Cash-Capped Incremental Facilities, (B) Incremental Equivalent Debt pursuant to this Section 2.15 may be incurred under the Ratio-Based Incremental Facilities, the Cash-Capped Incremental Facilities and the Prepayment-Based Incremental Facilities, and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions, at the Borrower’s option, by first calculating the incurrence under the Ratio-Based Incremental Facilities (without inclusion of any amounts substantially concurrently utilized pursuant to the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility or the Revolving Credit Facility or any amounts substantially concurrently incurred under Section 7.01 (other than any Ratio Debt or Acquisition Ratio Debt incurred pursuant to Section 7.01)) and then calculating the incurrence under the Prepayment-Based Incremental Facility (without inclusion of any amounts utilized pursuant to the Cash-Capped Incremental Facility) and then calculating the incurrence under the Cash-Capped Incremental Facility and (C) unless the Borrower elects otherwise, all or any portion of Incremental Equivalent Debt originally designated as incurred under the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility shall automatically be deemed to have been incurred under the Ratio-Based Incremental Facility from and after the first date on which the Borrower would be permitted to incur all or such portion, as applicable, of the aggregate principal amount of such Indebtedness under the Ratio-Based Incremental Facility (which, for the avoidance of doubt, shall have the effect of increasing the Cash-Capped Incremental Facility or the Prepayment-Based Incremental Facility, as applicable, by the Dollar Amount of such redesignated Incremental Equivalent Debt). The Borrower may appoint any Person as arranger of such Incremental Equivalent Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Incremental Equivalent Debt Arranger”).
(b)As a condition precedent to the incurrence of any Incremental Equivalent Debt pursuant to this Section 2.15, (i) such Incremental Equivalent Debt shall not be Guaranteed by any Restricted Subsidiary that is not a Loan Party or that does not become a Loan Party (provided that, for the avoidance of doubt, any Incremental Equivalent Debt need not be Guaranteed by all Loan Parties under the other Facilities), (ii) (A) to the extent secured by the Collateral, such Incremental Equivalent Debt shall be subject to the Applicable Intercreditor Arrangements and (B) to the extent subordinated, such Incremental Equivalent Debt shall be subject to customary subordination provisions reasonably acceptable to the Administrative Agent, (iii) such Incremental Equivalent Debt shall have a final maturity no earlier than the then Latest Maturity Date, provided, that (I) Extendable Bridge Loans/Interim Debt, customary escrow arrangements and Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence may have a maturity date earlier than the Latest Maturity Date and (II) any Convertible Indebtedness may mature no earlier than the date that is 91 days prior to the maturity any then-existing Term Loan B Tranche, (iv) the Weighted Average Life to Maturity of such Incremental Equivalent Debt shall not be shorter than that of any then-existing Term Loan B Tranche; provided, that, with respect to (I) Extendable Bridge Loans/Interim Debt and Incremental Equivalent Debt in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term B Loans and (II) this requirement shall not apply to any Convertible Indebtedness, (v) such Incremental Equivalent Debt (other than any Extendable Bridge Loans/Interim Debt) shall not be subject to any mandatory redemption or mandatory prepayment provisions or rights (except to the extent any such mandatory redemption or mandatory prepayment is required to be applied pro rata (or greater than pro rata) to the Term B Loans in relation to such Incremental Equivalent Debt that shares in such mandatory redemption or mandatory prepayment), (vi) any Incremental Equivalent Debt in the form of term loans that is Dollar-denominated and pari passu in right of payment with the Term Facilities and secured on a pari passu basis with the Term Facilities will be subject to the MFN Provision (including all MFN Exceptions) and (vii) the covenants and events of default (excluding any pricing, interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and optional prepayment and optional redemption provisions and any provisions customary for convertible notes) of such Incremental Equivalent Debt are, taken as a whole, not materially more favorable to the creditors providing such Incremental Equivalent Debt than those applicable to the Facilities (taken as a whole) (as reasonably determined by the Borrower in good faith) unless such provisions shall be customary for similar debt securities or loans in light of then-prevailing market terms and conditions (taken as a whole) at the time of incurrence (as reasonably determined by the Borrower in good faith) (it being understood that no Incremental Equivalent Debt in the form of term loans or notes shall include any financial maintenance covenants unless such financial maintenance covenant is incorporated into this Agreement for the benefit of all then existing Lenders (without further amendment requirements) ), but that customary cross-acceleration provisions may be included) (provided that, at the Borrower’s option, delivery of a certificate of a Responsible Officer of the Borrower to the Incremental Equivalent Debt Arranger in good faith at least three Business Days (or such shorter period as may be agreed by the Incremental Equivalent Debt Arranger) prior to the incurrence of such Incremental Equivalent Debt, together with a reasonably detailed description of the material terms and conditions of such Incremental Equivalent Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (b), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Incremental Equivalent Debt Arranger provides notice to the Borrower of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)); provided, however, that such Incremental Equivalent Debt may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Borrower and the creditors thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) by an amendment to this Agreement (which may be accomplished without further Lender voting requirements)). Subject to the foregoing, the conditions precedent to each such incurrence shall be agreed to by the creditors providing such Incremental Equivalent Debt and the Borrower.
(c)The Lenders hereby authorize the Administrative Agent and the Incremental Equivalent Debt Arranger (and the Lenders hereby authorize the Administrative Agent and the Incremental Equivalent Debt Arranger to execute and deliver such amendments) to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to secure any Incremental Equivalent Debt with the Collateral and/or to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the incurrence of such Incremental Equivalent Debt, in each case on terms consistent with this Section 2.15. If the Incremental Equivalent Debt Arranger is not the Administrative Agent, the actions authorized to be taken by the Incremental Equivalent Debt Arranger herein shall be done in consultation with the Administrative Agent and, with respect to applicable documentation (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.

Section 2.16Cash Collateral.
(a)Upon the request of the Administrative Agent or the applicable L/C Issuer under any Revolving Tranche (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued under such Tranche and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding under such Tranche, the Borrower shall, in each case, promptly deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent or the applicable L/C Issuer, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover 103% of all Fronting Exposure of such Defaulting Lender after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender.
(b)All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at the Administrative Agent or the Collateral Agent (or other financial institution selected by any of them). The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent and the Collateral Agent, for the benefit of the Administrative Agent, the applicable L/C Issuer and the Multicurrency Revolving Credit Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower and the relevant Defaulting Lender shall, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.
(c)Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.06, 2.17, 8.02 or 8.03 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided prior to any other application of such property as may be provided for herein.
(d)Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure (after giving effect to such release) or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.07(b)(viii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default under Sections 8.01(a), (f) or (g) or an Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03) and (y) the Person providing Cash Collateral and the applicable L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
Section 2.17Defaulting Lenders.
(a)Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.
(ii)Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.09), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuers and Swingline Lenders hereunder; third, if so reasonably determined by the Administrative Agent or reasonably requested by the any L/C Issuer, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any

Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any L/C Issuer as a result of any non-appealable judgment of a court of competent jurisdiction obtained by any Lender or any L/C Issuer against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default pursuant to Sections 8.01(a), (f) or (g) exists, to the payment of any amounts owing to the Borrower as a result of any non-appealable judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).
(iv)During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.03 or Swingline Loans pursuant to Section 2.04, the Pro Rata Share of each Non-Defaulting Lender under a Revolving Tranche shall be determined without giving effect to the Commitment under such Revolving Tranche of that Defaulting Lender; provided that the aggregate obligation of each Non-Defaulting Lender under a Revolving Tranche to acquire, refinance or fund participations in Letters of Credit issued under such Revolving Tranche shall not exceed the positive difference, if any, of (1) the Commitment under such Revolving Tranche of such Non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Loans under such Revolving Tranche of such Non-Defaulting Lender.
(b)If the Borrower, the Administrative Agent, the Swingline Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may reasonably determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit or Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their ratable shares (without giving effect to the application of Section 2.17(a)(iv)) in respect of that Lender, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.
Section 2.18Specified Refinancing Debt.
(a)The Borrower may, from time to time after the Restatement Date, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”; and the commitments in respect of such new term facilities, the “Specified Refinancing Term Commitment” and the commitments in respect of such new revolving credit facilities, the “Specified Refinancing Revolving Credit Commitment”) pursuant to procedures reasonably specified by any Person appointed by the Borrower, as agent under such Specified Refinancing Debt (such Person (who may be the Administrative Agent, if it so agrees), the “Specified Refinancing Agent”) and reasonably acceptable to the Borrower, to refinance (including by extending the maturity) (i) all or any portion of any Term Loan Tranches then outstanding under this Agreement, (ii) all or any portion of any Revolving Tranches then in effect under this Agreement or (iii) all or any portion of any Revolving Credit Commitment Increase, Term Commitment Increase, New Term Facility or New Revolving Facility incurred under Section 2.14, in each case pursuant to a Refinancing Amendment; provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors other than the Loan Parties or entities who shall have become Loan Parties concurrently with the incurrence of such Specified Refinancing Debt (or such other arrangements satisfactory to the Administrative Agent) (it being understood that the roles of such obligors as Borrower or guarantors with respect to such obligations may be interchanged); (iii) will be (x) unsecured or (y) secured by the Collateral that secured the Tranche being refinanced on a first lien “equal and ratable” basis with the Liens securing the Obligations or on a “junior” basis to the Liens securing the Obligations (in each case pursuant to the Applicable Intercreditor Arrangements); (iv) subject to clause (viii) below, will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the scheduled Maturity Date of the Tranche being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled Maturity Date of, and will have a Weighted Average Life to Maturity that is not shorter than the remaining Weighted Average Life to Maturity of, the Tranche being refinanced; provided that Extendable Bridge Loans/Interim Debt and Specified Refinancing Term Loans in an amount not in excess of the Inside Maturity Basket at the time of Incurrence may have a maturity date earlier than the Latest Maturity Date of all then outstanding Term Loans and, with respect to Extendable Bridge Loans/Interim Debt and Specified Refinancing Term Loans in an amount not in excess of the Inside Maturity Basket at the time of Incurrence, the Weighted Average Life to Maturity thereof may be shorter than the then longest remaining Weighted Average Life to Maturity of any then outstanding Term Loans; (vi) each Revolving Credit Borrowing (including any deemed Revolving Credit Borrowings made pursuant to Section 2.03) and participations in Letters of Credit pursuant to Section 2.03 shall be allocated pro rata among the Revolving Tranches; (vii) any Specified Refinancing Term Loans shall share ratably in any mandatory prepayments of Term Loans pursuant to Section 2.05 (other than Section 2.05(b)(iii)) (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Loan Tranches than the Specified Refinancing Term Loans); (viii) all prepayments and repayments with respect to Revolving Tranches shall be allocated pro rata among the Revolving Tranches; (ix) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing (including, for the avoidance of doubt, any “most favored nation” pricing provision), interest rate margins, rate floors, discounts, fees, premiums, prepayment premiums and redemption provisions) and optional prepayment and optional redemption terms) that are, taken as a whole, not materially more favorable to the creditors providing such Specified Refinancing Debt than those applicable to the applicable Tranche being refinanced (taken as a whole) (as reasonably determined by the Borrower in good faith) unless such provisions shall be customary for similar debt securities or loans in light of then-prevailing market terms and conditions (taken as a whole) at the time of incurrence (as reasonably determined by the Borrower in good faith) (it being understood that no (A) Specified Refinancing Debt in the form of term loans shall include any financial maintenance covenants, but that customary cross-acceleration provisions may be included; provided that Specified Refinancing Debt in the form of a Term Loan A Tranche effected pursuant to a Refinancing Amendment may have one or more financial maintenance covenants so long as such covenants are added for the benefit of each other Term Loan A Tranche and Revolving Credit Facility then outstanding hereunder, and (B) any negative covenants with respect to indebtedness, investments, liens or restricted payments shall be incurrence-based)) (provided that, at the Borrower’s option, delivery of a certificate of a Responsible Officer of the Borrower to the Specified Refinancing Agent in good faith at least three Business Days (or such shorter period as may be agreed by the Specified Refinancing Agent) prior to the incurrence of such Specified Refinancing Debt, together with a reasonably detailed description of the material terms and conditions of such Specified Refinancing Debt or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement set forth in this clause (a), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Specified Refinancing Agent provides notice to the Borrower of its objection during such three Business Day period (including a reasonable description of the basis upon which it objects)); and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of outstanding Loans being so refinanced (and, in the case of Revolving Credit Loans, a corresponding amount of Revolving Credit Commitments shall be permanently reduced), in each case pursuant to Section 2.05 and 2.06, as applicable, and the payment of fees, expenses and premiums, if any, payable in connection therewith; provided, however, that such Specified Refinancing Debt (x) may provide for any additional or different financial or other covenants or other provisions that (1) are agreed among the Borrower and the creditors thereof and applicable only during periods after the then Latest Maturity Date in effect or (2) subject to subclause (A) above, are incorporated into this Agreement (or any other applicable Loan Document) for the benefit of all existing Lenders (to the extent applicable to such Lender) by an amendment to this Agreement (which may be accomplished without further Lender voting requirements) and (y) shall not have a principal or commitment amount (or accreted value) greater than the Loans being refinanced (plus an amount equal to accrued interest, fees, discounts, premiums and expenses). Any Lender approached to provide all or a portion of any Specified Refinancing Debt may elect or decline, in its sole discretion, to provide such Specified Refinancing Debt. To achieve the full amount of a requested issuance of Specified Refinancing Debt, and subject to the approval of the Administrative Agent and each L/C Issuer in the case of Specified Refinancing Revolving Credit Commitments, the Borrower may also invite additional Eligible Assignees to become Lenders in respect of such Specified Refinancing Debt pursuant to a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Specified Refinancing Agent. For the avoidance of doubt, any allocations of Specified Refinancing Debt shall be made at the Borrower’s sole discretion, and the Borrower will not be obligated to allocate any Specified Refinancing Debt to any Lender providing such Specified Refinancing Debt.
(b)The effectiveness of any Refinancing Amendment shall be subject to conditions as are mutually agreed with the participating Lenders providing such Specified Refinancing Debt and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements with respect to the Borrower and the Guarantors, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, consistent with those delivered on the Restatement Date under Section 4.01 or delivered from time to time pursuant to Section 6.12 and/or Section 6.16 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion). The Lenders hereby authorize the Administrative Agent and the Specified Refinancing Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new Tranches of Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Specified Refinancing Agent and the Borrower in connection with the establishment of such new Tranches, in each case on terms consistent with and/or to effect the provisions of this Section 2.18.
(c)Each class of Specified Refinancing Debt incurred under this Section 2.18 shall be in an aggregate principal amount that is (x) not less $1,000,000 and (y) an integral multiple of $1,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower in respect of a Revolving Tranche pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Credit Commitments.
(d)The Specified Refinancing Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate “Facilities” hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting). Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent, the Specified Refinancing Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Specified Refinancing Agent and the Borrower, to effect the provisions of or consistent with this Section 2.18. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the scheduled Maturity Date in respect of a Revolving Tranche shall be reallocated from Lenders holding Revolving Credit Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding extended revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. If the Specified Refinancing Agent is not the Administrative Agent, the actions authorized to be taken by the Specified Refinancing Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.18 (including amendments to this Agreement and the other Loan Documents), any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
(e)To the extent any Guarantee or security granted prior to the date of incurrence under this Section 2.18 to support the Obligations in any jurisdiction requires application, registration, filing or equivalent perfection requirements to be taken in such jurisdiction for any Specified Refinancing Debt which the Borrower and the lenders under such facility desire to benefit on a pari passu basis from such Guarantees and/or such security are not obtained prior to such incurrence, such inability to complete such application, registration, filing or equivalent perfection requirements shall not be deemed to adversely impact the pari passu nature of such Specified Refinancing Debt hereunder and the relevant provisions of this Agreement (including Section 2.03 and 8.03) shall be interpreted as if such Specified Refinancing Debt benefit from such Guarantee or security.
Section 2.19Permitted Debt Exchanges.

(a)Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower to Lenders of a Term Loan B Tranche on a pro rata basis, the Borrower may from time to time following the Restatement Date consummate one or more exchanges of Term B Loans for Permitted Debt Exchange Notes (each such exchange a “Permitted Debt Exchange”) with any Lender (other than any Lender that, if requested by the Borrower, is unable to certify that it is either a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (as defined in Rule 501 under the Securities Act)), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term B Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term B Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term B Loans exchanged and underwriting discounts, fees, commissions and Refinancing Expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term B Loans exchanged by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term B Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term B Loans (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term B Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of such Term B Loans offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term B Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Exchange Agent and (vi) any applicable Minimum Tender Condition (as defined below) shall be satisfied.
(b)With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.19, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term B Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05(a) or (b), and (ii) such Permitted Debt Exchange Offer shall be made for not less than $1,000,000 (or the equivalent Dollar Amount) in aggregate principal amount of Term B Loans; provided that subject to the foregoing clause (ii) the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term B Loans of any or all applicable Classes be tendered.
(c)In connection with each Permitted Debt Exchange, the Borrower and the Exchange Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.19 and without conflict with Section 2.19(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Exchange Agent) of time following the date on which the Permitted Debt Exchange Offer is made.
(d)The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws and regulations in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Exchange Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws and regulations in connection with any Permitted Debt Exchange (other than the Borrower’s reliance on any certificate delivered pursuant to Section 2.19(a) above for which the such Lender shall bear sole responsibility) and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended, and/or other applicable securities laws and regulations.
(e)If the Exchange Agent is not the Administrative Agent, the actions authorized to be taken by the Exchange Agent herein shall be done in consultation with the Administrative Agent and, with respect to the preparation of any documentation necessary or appropriate to carry out the provisions of this Section 2.19, any comments to such documentation reasonably requested by the Administrative Agent shall be reflected therein.
Section 2.20Additional Alternative Currencies.

(a)The Borrower may from time to time request that Revolving Credit Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency that is readily available and freely transferable and convertible into Euros or Dollars. In the case of any such request, such request shall be subject to the approval of the Administrative Agent and, with respect to the making of Multicurrency Revolving Credit Loans, the Multicurrency Revolving Credit Lenders; and, in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject only to the approval of the Administrative Agent and the applicable L/C Issuer.
(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m. ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the relevant L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Multicurrency Revolving Credit Loans, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender thereof and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the relevant L/C Issuer. Each such Multicurrency Revolving Credit Lender (in the case of any such request pertaining to Revolving Credit Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Multicurrency Revolving Credit Loans or the issuance of Letters of Credit, as the case may be, in the requested currency.
Any failure by any Revolving Credit Lender or any L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding paragraph (b) shall be deemed to be a refusal by such Revolving Credit Lender, L/C Issuer, as the case may be, to permit Revolving Credit Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders that would be obligated to make Revolving Credit Loans denominated in such requested currency consent to making Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Revolving Credit Loans; and if the Administrative Agent and the relevant L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. In connection with any such consent to make Revolving Credit Loans and/or Letters of Credit in such requested currency, (i) this Administrative Agent and such Revolving Credit Lenders or L/C Issuers, as applicable, may amend this Agreement to the extent necessary to add the applicable rate for such currency and (ii) to the extent this Agreement reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency for purposes of any Borrowings of Term Benchmark Loans, RFR Loans or Letter of Credit issuances in such Alternative Currency. If the Administrative Agent shall fail to obtain the requisite consent to any request for an additional currency under this Section 2.20, the Administrative Agent shall promptly so notify the Borrower.
Section 2.21[Reserved].
Section 2.22Extension of Term Loans and Revolving Credit Commitments.
(a)The Borrower may at any time and from time to time request that all or a portion of the (i) Term Loans of one or more Tranches existing at the time of such request (each, an “Existing Term Tranche,” and the Term Loans of such Tranche, the “Existing Term Loans”) or (ii) Revolving Credit Commitments of one or more Tranches existing at the time of such request (each, an “Existing Revolving Tranche” and together with the Existing Term Tranches, each an “Existing Tranche,” and the Revolving Credit Commitments of such Existing Revolving Tranche, the “Existing Revolving Loans,” and together with the Existing Term Loans, the “Existing Loans”), in each case, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of any Existing Tranche (any such Existing Tranche which has been so extended, an “Extended Term Tranche” or “Extended Revolving Tranche,” as applicable, and each an “Extended Tranche,” and the Term Loans or Revolving Credit Commitments, as applicable, of such Extended Tranches, the “Extended Term Loans” or “Extended Revolving Commitments,” as applicable, and collectively, the “Extended Loans”) and to provide for other terms consistent with this Section 2.22; provided that (i) any such request shall be made by the Borrower to each Lender under the applicable Tranche on a pro rata basis (based on the aggregate outstanding principal amount of the Term Loans or on the aggregate Revolving Credit Commitments) with respect to such requested Lenders and (ii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower in its sole discretion. In order to establish any Extended Tranche, the Borrower shall provide a notice to the Administrative Agent (in such capacity, the “Extended Loans Agent”) (who shall provide a copy of such notice to each of the requested Lenders of the applicable Existing Tranche) (an “Extension Request”) setting forth the proposed terms of the Extended Tranche to be established, which terms shall be substantially similar to those applicable to the Existing Tranche from which they are to be extended (the “Specified Existing Tranche”), except (x) all or any of the final maturity dates of such Extended Tranches shall be delayed to later dates than the final maturity dates of the Specified Existing Tranche, (y) (A) the interest margins with respect to the Extended Tranche may be higher or lower than the interest margins for the Specified Existing Tranche and/or (B) additional fees may be payable to the Lenders providing such Extended Tranche in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (z) in the case of an Extended Term Tranche, so long as the Weighted Average Life to Maturity of such Extended Tranche would be no shorter than the remaining Weighted Average Life to Maturity of the Specified Existing Tranche, amortization rates with respect to the Extended Term Tranche may be higher or lower than the amortization rates for the Specified Existing Tranche, in each case to the extent provided in the applicable Extension Amendment; provided that, notwithstanding anything to the contrary in this Section 2.22 or otherwise, assignments and participations of Extended Tranches shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Initial Term B Loans, Delayed Draw Term A Loans or Revolving Credit Commitments, as applicable, set forth in Section 10.07. No requested Lender shall have any obligation to agree to have any of its Existing Loans converted into an Extended Tranche pursuant to any Extension Request. Any Extended Tranche shall constitute a separate Tranche of Loans from the Specified Existing Tranches and from any other Existing Tranches (together with any other Extended Tranches so established on such date). On the Extension Date applicable to any applicable Revolving Tranche under the Revolving Credit Facility, the Borrower shall prepay the Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders) outstanding on such Extension Date applicable to the relevant Revolving Tranche (and pay any additional amounts required pursuant to Section 3.06) to the extent necessary to keep the outstanding Revolving Credit Loans or L/C Advances (to the extent participated to Revolving Credit Lenders), as the case may be, applicable to the non-extending Revolving Credit Lenders under such Revolving Tranche in accordance with any revised Pro Rata Share of a Revolving Credit Lender in respect of the extended Revolving Credit Facility arising from any non-ratable Extension to the Revolving Credit Commitments under this Section 2.22 and such Extended Revolving Commitment shall be treated identically with all Existing Revolving Loans for purposes of the obligations of a Multicurrency Revolving Credit Lender in respect of Swingline Loans under Section 2.01(d) and Letters of Credit under Section 2.03, except that the applicable extensions may provide that the maturity date for Swingline Loans and/or the Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable L/C Issuer, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender (other than the Extending Lenders) shall be required in connection with any such extension). In no event may the Swingline Sublimit, the Letter of Credit Sublimit or the Alternative Currency Letter of Credit Sublimit limit be increased without the consent of the Swingline Lender or each L/C Issuer, as the case may be.
(b)The Borrower shall provide the applicable Extension Request at least ten Business Days (or such shorter period as the Extended Loans Agent may agree in its sole discretion) prior to the date on which Lenders under the applicable Existing Tranche or Existing Tranches are requested to respond. Any requested Lender (an “Extending Lender”) wishing to have all or a portion of its Specified Existing Tranche converted into an Extended Tranche shall notify the Extended Loans Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Specified Existing Tranche that it has elected to convert into an Extended Tranche. In the event that the aggregate amount of the Specified Existing Tranche subject to Extension Elections exceeds the amount of Extended Tranches requested pursuant to the Extension Request, the Specified Existing Tranches subject to Extension Elections shall be converted to Extended Tranches on a pro rata basis based on the amount of Specified Existing Tranches included in each such Extension Election. In connection with any extension of Loans pursuant to this Section 2.22 (each, an “Extension”), the Borrower, the Administrative Agent and Extended Loans Agent shall agree to such procedures regarding timing, rounding, lender revocation and other administrative adjustments to ensure reasonable administrative management of the credit facilities hereunder after such Extension, in each case acting reasonably to accomplish the purposes of this Section 2.22. The Borrower may amend, revoke or replace an Extension Request pursuant to procedures reasonably acceptable to the Administrative Agent and the Extended Loans Agent at any time prior to the date (the “Extension Request Deadline”) on which Lenders under the applicable Existing Term Tranche or Existing Term Tranches are requested to respond to the Extension Request.
(c)Extended Tranches shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which may include amendments to provisions related to maturity, interest margins or fees referenced in clauses (x) and (y) of Section 2.22(a), or, in the case of Extended Term Tranches, amortization rates referenced in clause (z) of Section 2.22(a), and which, in each case, except to the extent expressly contemplated by the last sentence of this Section 2.22(c) and notwithstanding anything to the contrary set forth in Section 10.01, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Tranches established thereby) executed by the Loan Parties, the Administrative Agent, the Extended Loans Agent, and the

Extending Lenders. Subject to the requirements of this Section 2.22 and without limiting the generality or applicability of Section 10.01 to any Section 2.22 Additional Amendments (as defined below), any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.22 Additional Amendment”) to this Agreement and the other Loan Documents; provided that such Section 2.22 Additional Amendments do not become effective prior to the time that such Section 2.22 Additional Amendments have been consented to (including pursuant to consents applicable to holders of any Extended Tranches provided for in any Extension Amendment) by such of the Lenders, Loan Parties and other parties (if any) as may be required in order for such Section 2.22 Additional Amendments to become effective in accordance with Section 10.01; provided, further, that no Extension Amendment may provide for (i) any Extended Tranche to be secured by any Collateral or other assets of any Loan Party that does not also secure the Existing Tranches or be guaranteed by any Person other than the Guarantors and (ii) so long as any Existing Term Tranches are outstanding, any mandatory prepayment provisions that do not also apply to the Existing Term Tranches (other than Existing Term Tranches secured on a junior basis by the Collateral or ranking junior in right of payment, which shall be subject to junior prepayment provisions) on a pro rata or otherwise more favorable basis. Notwithstanding anything to the contrary in Section 10.01, any such Extension Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable judgment of the Borrower, the Administrative Agent and the Extended Loans Agent, to effect the provisions of this Section 2.22; provided that the foregoing shall not constitute a consent on behalf of any Lender to the terms of any Section 2.22 Additional Amendment. The Lenders hereby authorize the Administrative Agent and the Extended Loans Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Extended Loans and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Extended Loans Agent and the Borrower in connection with the establishment of such Extended Loans, in each case on terms consistent with and/or to effect the provisions of this Section 2.22.
(d)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Tranche is converted to extend the related scheduled maturity date(s) in accordance with clause (a) above (an “Extension Date”), in the case of the Specified Existing Tranche of each Extending Lender, the aggregate principal amount of such Specified Existing Tranche shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Tranche so converted by such Lender on such date, and such Extended Tranches shall be established as a separate Tranche from the Specified Existing Tranche and from any other Existing Tranches (together with any other Extended Tranches so established on such date).
(e)If, in connection with any proposed Extension Amendment, any requested Lender declines to consent to the applicable extension on the terms and by the deadline set forth in the applicable Extension Request (each such other Lender, a “Non-Extending Lender” and such other Lender’s Commitments, the “Replacement Revolving Commitments”) then the Borrower may, on notice to the Extended Loans Agent and the Non-Extending Lender, replace such Non-Extending Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07 (with the assignment fee and any other costs and expenses to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more assignees; provided that neither the Extended Loans Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that the applicable assignee shall have agreed to provide Extended Loans on the terms set forth in such Extension Amendment; provided, further, that all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender concurrently with such Assignment and Assumption. In connection with any such replacement under this Section 2.22, if the Non-Extending Lender does not execute and deliver to the Extended Loans Agent a duly completed Assignment and Assumption by the later of (A) the date on which the replacement Lender executes and delivers such Assignment and Assumption and (B) the date as of which all obligations of the Borrower owing to the Non-Extending Lender relating to the Existing Loans so assigned shall be paid in full by the assignee Lender to such Non-Extending Lender, then such Non-Extending Lender shall be deemed to have executed and delivered such Assignment and Assumption as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Assumption on behalf of such Non-Extending Lender. For the avoidance of doubt, the Letter of Credit Sublimit, the Alternative Currency Letter of Credit Sublimit and the Swingline Sublimit under such Lender replacing the Non-Extending Lender shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent, the L/C Issuer (or any replacement L/C Issuer) and the Swingline Lender (or any replacement Swingline Lender); provided that in no event may the Swingline Sublimit, the Letter of Credit Sublimit or the Alternative Currency Letter of Credit Sublimit be increased without the consent of the Swingline Lender (other than a replacement Swingline Lender with respect to such Replacement Revolving Commitment) or each L/C Issuer (other than a replacement L/C Issuer with respect to such Replacement Revolving Commitment), as the case may be. Furthermore, any Commitments of such Lender replacing the Non-Extending Lender will be drawn and participate in Letters of Credit and Swingline Loans on a pro rata basis with any existing Revolving Credit Commitments.

(f)Following any Extension Date, with the written consent of the Borrower, any Non-Extending Lender may elect to have all or a portion of its Existing Loans deemed to be an Extended Loan under the applicable Extended Tranche on any date (each date a “Designation Date”) prior to the maturity date of such Extended Tranche; provided that such Lender shall have provided written notice to the Borrower, the Administrative Agent and the Extended Loans Agent at least ten (10) Business Days prior to such Designation Date (or such shorter period as the Administrative Agent may agree in its reasonable discretion). Following a Designation Date, the Existing Loans held by such Lender so elected to be extended will be deemed to be Extended Loans of the applicable Extended Tranche, and any Existing Loans held by such Lender not elected to be extended, if any, shall continue to be “Existing Loans” of the applicable Tranche.
(g)With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.05(a) and (b) and (ii) no Extension Request is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and may be waived by the Borrower) of Existing Loans of any or all applicable Tranches be extended. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans on such terms as may be set forth in the relevant Extension Request) and hereby waive the requirements of any provision of this Agreement (including Sections 2.05(a) and (b) and 2.07) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22.
ARTICLE III
TAXES, INABILITY TO DETERMINE RATES, INCREASED COSTS PROTECTION AND ILLEGALITY
Section 3.01Taxes.
(a)Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from or in respect of any such payment, then the Borrower, the other applicable Loan Party, Administrative Agent or any other applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Loan Party shall be increased as necessary so that after all such deductions or withholdings have been made by the applicable Withholding Agent (including such deductions and withholdings applicable to additional sums payable under this Section 3.01), the applicable Lender (or in the case of an amount payable to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deduction or withholding been made (provided that, if the applicable withholding agent in respect of an Indemnified Tax or Other Tax is a Person other than a Loan Party or the Administrative Agent (e.g., a Lender), the additional amounts required to be paid by a Loan Party under this Section 3.01 in respect of such Tax shall not be greater than the additional amounts such Loan Party would have been obligated to pay had such Loan Party made payment of such sum directly to the applicable beneficial owner of such payment, provided further, that such Tax would not have been an Excluded Tax had such beneficial owner been a Lender hereunder and had complied with the provisions of Section 3.01(f)).
(b)The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)The Loan Parties shall jointly and severally indemnify each Recipient, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Upon the reasonable request of any Loan Party, the Recipients agree to use their reasonable efforts to cooperate with such Loan Party (at such Loan Party's direction and expense) in contesting the imposition of, or claiming a refund of, any Indemnified Taxes or

Other Taxes paid by such Loan Party, whether directly to a Governmental Authority or pursuant to this Section 3.01, that such Loan Party reasonably believes were not correctly or legally asserted by the relevant Governmental Authority unless such Recipient, as the case may be, determines in good faith that pursuing such a contest or refund would be materially disadvantageous to it.
(d)As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall promptly repay to such indemnified party the amount paid over pursuant to this clause (e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(e) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(f)Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use reasonable efforts to avoid or reduce to the greatest extent possible any indemnification or additional amounts being due under this Section 3.01, including to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agree to pay all reasonable costs and expenses incurred by any Lender as a result of a request by the Borrower under this Section 3.01(f).
(g)
(i)Any Lender that is eligible to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing:
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two executed copies of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding;

(B)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or about the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two of whichever of the following is applicable:
(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax under such treaty;
(2)executed copies of IRS Form W-8ECI (or any successor form);
(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower described in Section 881(c)(3)(C) of the Code and that no payments under any Loan Document are effectively connected with such Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or any successor form); or
(4)to the extent a Non-U.S. Lender is not the beneficial owner (e.g., where the Non-U.S. Lender is a partnership or a participating Lender), executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a certificate substantially in the form of Exhibit E-4 on behalf of such direct and/or indirect partners;
(C)any Non-U.S. Lender shall, to the extent it is legally eligible to do so, deliver to the Borrower or the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA to determine whether such Lender has complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and
(E)the Administrative Agent shall deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which the Administrative Agent becomes the Administrative Agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) executed copies of either (a) IRS Form W-9 (or any successor form) or (b) (A) an IRS Form W-8ECI or any successor thereto with respect to any payments to be received on its own behalf, and (B) with respect to payments to be received on account of any Lender, a duly executed U.S. branch withholding certificate on IRS Form W-8IMY or any successor thereto evidencing its agreement with the Borrower to be treated as a U.S. Person for U.S. federal withholding purposes. The Administrative Agent shall update any documentation previously provided when any such documentation has expired or become obsolete or invalid or otherwise upon the reasonable request of the Borrower. Notwithstanding anything to the contrary, no provision of this Section 3.01(f)(ii)(E) shall be interpreted to require any Administrative Agent to deliver any documentation that such Administrative Agent is not legally eligible to provide as a result of a Change In Law occurring after the date hereof.
Each Lender agrees that if it becomes aware that any documentation it previously delivered under this Section 3.01(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update and deliver such form or certification to the Borrower and the Administrative Agent or promptly notify the Administrative Agent in writing of its legal ineligibility to do so.
Notwithstanding any other provision of this Section 3.01(g), a Lender shall not be required to deliver any documentation that such Lender is not legally eligible to deliver.
(h)The obligations in this Section 3.01 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
(i)For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 3.01, include any L/C Issuer and Swingline Lender.
Section 3.02[Reserved].
Section 3.03Illegality. If any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to a Term Benchmark or Daily Simple RFR, as applicable (whether denominated in Dollars or in another Alternative Currency) or to determine or charge interest rates based upon a Term Benchmark or Daily Simple RFR, as applicable, or any Governmental Authority has imposed material restrictions on the authority of any Lender to purchase or sell, or to take deposits of, Dollars or an Alternative Currency in the applicable interbank market, in each case after the Restatement Date, then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Term Benchmark or Daily Simple RFR, as applicable, or to convert Base Rate Loans to Term Benchmark Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), at the Borrower’s election, prepay or convert (x) all applicable Term Benchmark Loans of such Lender which are denominated in Dollars to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans or RFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term Benchmark Loans or RFR Loans, (y) all applicable Term Benchmark Loans of such Lender which are denominated in Euros to CBR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term Benchmark Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Term Benchmark Loans and (z) all applicable RFR Loans of such Lender to CBR Loans, either on the immediately succeeding Interest Payment Date therefor, if such Lender may lawfully continue to maintain such RFR Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such RFR Loans.
Section 3.04Inability to Determine Rates.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 3.04, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the EURIBOR Rate, the CIBOR Rate, the STIBOR Rate, Term CORRA, the AUD Rate, the TIIE Rate, the CDI or the TIBOR Rate (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Alternative Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Daily Simple RFR for the applicable Alternative Currency; or
(ii)the Administrative Agent is advised by the Required Lenders (or, to the extent relating to Term Benchmark Loans or RFR Loans in Alternative Currencies, the Required Multicurrency Revolving Credit Lenders, as applicable) that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Term SOFR Rate, the EURIBOR Rate, the CIBOR Rate, the STIBOR Rate, Term CORRA, the AUD Rate, the TIIE Rate, the CDI or the TIBOR Rate for the applicable Alternative Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Alternative Currency and such Interest Period or (B) at any time, the applicable Daily Simple RFR for the applicable Alternative Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Alternative Currency; then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Committed Loan Notice that requests the conversion of any Revolving Credit Loan or Term Loan to, or continuation of any Revolving Credit Loan or Term Loan as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Loan shall instead be deemed to be a Committed Loan Notice, for (x) a RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.04(a)(i) or (ii) above or (y) a Base Rate Borrowing if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.04(a)(i) or (ii) above and (2) any Committed Loan Notice that requests a RFR Borrowing shall instead be deemed to be a Committed Loan Notice, as applicable, for a Base Rate Borrowing and (B) for Loans denominated in an Alternative Currency, any Committed Loan Notice that requests the conversion of any Revolving Credit Loan or Term Loan to, or continuation of any Revolving Credit Loan or Term Loan as, a Term Benchmark Borrowing and any Committed Loan Notice that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Alternative Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 3.04(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Committed Loan Notice in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) a RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not also the subject of Section 3.04(a)(i) or (ii) above or (y) a Base Rate Loan if the Daily Simple RFR for Dollar Borrowings also is the subject of Section 3.04(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency (other than Brazilian Real), (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (i) the Japanese Yen, the Japanese Prime Rate and (ii) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent reasonably determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (i) the Japanese Yen, the Japanese Prime Rate and (ii) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Japanese Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Japanese Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Alternative Currency) immediately or (B) be prepaid in full immediately.  In respect of CDI Loans, pursuant to clause (i) or (ii) of this Section 3.04(a), CDI applicable to such CDI Loans shall be the substitute rate as determined by competent authorities (consistent with generally accepted market practice) to replace CDI, or, if such substitute rate is not announced or if such substitute rate shall cease to be made available, the rate applicable to such CDI Loans shall be a rate to be agreed by the Borrower and the applicable Alternative Currency Fronting Lender, and if no mutual agreement is reached between the Borrower and the applicable Alternative Currency Fronting Lender, the rate applicable to such CDI Loans shall be the rate of the last CDI published.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Contract shall be deemed not to be a “Loan Document” for purposes of this Section 3.04), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (and in the case of this subclause (x), all interest on Loans bearing interest at the rate equal to such Benchmark Replacement will be payable on a monthly basis) and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Alternative Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right, in consultation with the Borrower, to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian Dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes, (4) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and (5) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.04.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, CIBOR Rate, Term CORRA, AUD Rate, TIIE Rate, STIBOR Rate or TIBOR Rate) and either (a) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (b) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (a) is subsequently displayed on a screen or information service for a

Benchmark (including a Benchmark Replacement) or (b) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Term Benchmark Borrowing or RFR Borrowing of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for a Term Benchmark Borrowing denominated in Dollars into a request for a Borrowing of or conversion to (A) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) a Base Rate Borrowing if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any Term Benchmark Borrowing or RFR Borrowing denominated in an Alternative Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate. Furthermore, if any Term Benchmark Loan or RFR Loan in any Alternative Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Alternative Currency is implemented pursuant to this Section 3.04, (A) for Loans denominated in Dollars (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (y) Base Rate Loan if the Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event, on such day and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute a Base Rate Loan and (B) for Loans denominated in an Alternative Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (i) the Japanese Yen, the Japanese Prime Rate and (ii) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (i) the Japanese Yen, the Japanese Prime Rate and (ii) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Alternative Currency shall, at the Borrower’s election prior to such day: (c) be prepaid by the Borrower on such day or (d) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Alternative Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) the Japanese Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) the Japanese Yen, the Japanese Prime Rate or (b) Canadian Dollars, the Canadian Prime Rate) for the applicable Alternative Currency cannot be determined, any outstanding affected RFR Loans denominated in any Alternative Currency, at the Borrower’s election, shall either (A) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Alternative Currency) immediately or (B) be prepaid in full immediately.
Section 3.05Increased Cost and Reduced Return; Capital Adequacy and Liquidity Requirements.
(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the EURIBOR Rate, Term CORRA, the STIBOR Rate, the CIBOR Rate, the TIIE Rate, the AUD Rate or the TIBOR Rate, as applicable) or L/C Issuer;
(ii)impose on any Lender or L/C Issuer or the London, Canadian or the applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement, Term Benchmark Loans or RFR Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Lender or L/C Issuer to any Tax of any kind (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” or (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto; or and the result of any of the foregoing shall be to increase the cost to such Lender, L/C Issuer or such other Recipient of making, continuing, converting or maintaining any Term Benchmark Loan (or, in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon the request of such Lender or L/C Issuer, the Borrower will pay to such Lender, L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s or L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.05 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs suffered or reductions suffered more than 270 days prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270 day period referred to above shall be extended to include the period of retroactive effect thereof.
Section 3.06Funding Losses. With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow (for a reason other than the failure of a Lender to make a Loan), convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05(a) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 3.08 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, such Borrower shall compensate each Lender for the reasonable loss, cost and expense (other than any lost profits) attributable to such event. In the case of a Term Benchmark Loan, such reasonable loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (x) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Term SOFR Rate or the EURIBOR Rate, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (y) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable Alternative Currency of a comparable amount and period from other banks in the applicable offshore interbank market for such Alternative Currency, whether or not such Term Benchmark Loan was in fact so funded; provided, however, that such Borrower shall not be required to compensate any Lender for any costs of terminating or liquidating any hedge or trading position (including any rate swap, basis swap, forward rate transaction, interest rate option, cap, collar or floor transaction, or any similar transaction). A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.06 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.05(a) and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 3.08 or (iv) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, such Borrower shall compensate each Lender for the loss, cost and expense (other than any lost profits) attributable to such event. A certificate of any Lender setting forth the computation in reasonable detail of any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.06 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.
For the purposes of calculating the amounts payable under this Section 3.06, any “floor” requirement reflected in the Term SOFR Rate, the EURIBOR Rate or the Daily Simple RFR shall be disregarded.
Section 3.07Matters Applicable to All Requests for Compensation.
(a)A certificate of any Agent or any Lender claiming compensation under this Article III and setting forth in reasonable detail a calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods. With respect to any Lender’s claim for compensation under Section 3.03, 3.04 or 3.05, the Loan Parties shall not be required to compensate such Lender for any amount incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)If any Lender requests compensation under Section 3.05, or the Borrower is required to pay any additional amount to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.03, then such Lender or the L/C Issuer, as applicable, will, if requested by the Borrower and at the Borrower’ expense, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts (i) would eliminate or reduce amounts payable pursuant to Section 3.01, 3.03 or 3.05, as applicable, in the future and (ii) would not, in the judgment of such Lender or such L/C Issuer, as applicable, be inconsistent with the internal policies of, or otherwise be disadvantageous in any material legal, economic or regulatory respect to such Lender or its Lending Office or such L/C Issuer. The provisions of this clause (b) shall not affect or postpone any Obligations of the Borrower or rights of such Lender pursuant to Section 3.05.
(c)If any Lender requests compensation by the Borrower under Section 3.05, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Term Benchmark Loans, or to convert Base Rate Loans into Term Benchmark Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.07(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested for any amounts so accrued prior to such suspension.
(d)If the obligation of any Lender to make or continue from one Interest Period to another any Term Benchmark Loan, or to convert Base Rate Loans into Term Benchmark Loans shall be suspended pursuant to Section 3.04 hereof, such Lender’s Term Benchmark Loans shall be automatically converted into Base Rate Loans denominated in Dollars or CBR Loans denominated in Euros, as applicable, on the last day(s) of the then current Interest Period(s) for such Term Benchmark Loans (or, in the case of an immediate conversion required by Section 3.03, on such earlier date as required by Law) and, unless and until (i) establishment of a Benchmark Replacement or (ii) such Lender gives notice as provided below that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:
(i)to the extent that such Lender’s Term Benchmark Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Term Benchmark Loans shall be applied instead to its Base Rate Loans or CBR Loans, as applicable; and

(ii)all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Term Benchmark Loans shall be made or continued instead as Base Rate Loans or CBR Loans, as applicable, and all Base Rate Loans or CBR Loans, as applicable, of such Lender that would otherwise be converted into Term Benchmark Loans shall remain as Base Rate Loans or CBR Loans, as applicable.
(e)If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.03, 3.04 or 3.05 hereof that gave rise to the conversion of such Lender’s Term Benchmark Loans pursuant to Section 3.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Term Benchmark Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans and/or CBR Loans, as applicable, shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Term Benchmark Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Term Benchmark Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.
(f)A Lender shall not be entitled to any compensation pursuant to Section 3.03, 3.04 or 3.05 unless such Lender imposes such charges or requests such compensation from borrowers (similarly situated to the Borrower hereunder) under comparable syndicated credit facilities.
Section 3.08Replacement of Lenders under Certain Circumstances.
(a)If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.05 (other than with respect to Other Taxes) as a result of any condition described in such Sections or any Lender ceases to make Term Benchmark Loans and/or RFR Loans as a result of any condition described in Section 3.03 or 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender (as defined below in this Section 3.08) (collectively, a “Replaceable Lender”), then the Borrower may, on one Business Day’s prior written notice from the Borrower to the Administrative Agent and such Lender (for the avoidance of doubt, such notice shall be deemed provided on the same day that an amendment or waiver is posted to Lenders for consent), either (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance unless waived by the Administrative Agent) all of its rights and obligations under this Agreement (or, in the case of a Non-Consenting Lender, all of its rights and obligations under this Agreement with respect to the Facility or Facilities for which its consent is required) to one or more Eligible Assignees; provided that none of the Administrative Agent or any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person or (y) so long as no Default or Event of Default shall have occurred and be continuing, terminate the Commitment of such Lender or L/C Issuer or prepay the Loans, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower owing (and the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all obligations of the Borrower owing to such L/C Issuer relating to the Loans and participations held by such L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that (i) in the case of any such replacement of, or termination of Commitments with respect to a Non-Consenting Lender such replacement or termination shall be sufficient (together with all other consenting Lenders including any other replacement Lender) to cause the adoption of the applicable modification, waiver or amendment of the Loan Documents and (ii) in the case of any such replacement as a result of the Borrower having become obligated to pay amounts described in Section 3.01 or 3.05, such replacement would eliminate or reduce payments pursuant to Section 3.01 or 3.05, as applicable, in the future. Any Lender being replaced pursuant to this Section 3.08(a) shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and (ii) subject to clause (C) below, deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent (for return to the Borrower). Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations, (B) all Obligations relating to the Loans and participations (and the amount of all accrued interest, fees and premiums in respect thereof) so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, the assigning Lender shall deliver to the assignee Lender the applicable Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Replaceable Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within two Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Replaceable Lender, then such Replaceable Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the

Replaceable Lender. In connection with the replacement of any Lender pursuant to this Section 3.08(a), the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.06.
(b)Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless Cash Collateral has been deposited into a cash collateral account in amounts and pursuant to arrangements consistent with the requirements of Section 2.16 or other arrangements satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.
(c)In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a waiver of any provisions of the Loan Documents or to agree to any amendment or other modification thereto, (ii) the waiver, amendment or modification in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain class of the Loans and (iii) the Required Lenders have agreed to such waiver, amendment or modification, then any Lender who does not agree to such waiver, amendment or modification, in each case, shall be deemed a “Non-Consenting Lender”; provided that the term “Non-Consenting Lender” shall also include any Lender that rejects (or is deemed to reject) (x) a loan modification offer under Section 10.01, which loan modification has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such loan modification, (y) any Lender that does not elect to become a lender in respect of any Specified Refinancing Debt pursuant to Section 2.18 or (z) rejects (or is deemed to reject) an Extension under Section 2.22, which Extension has been accepted by at least the Majority Lenders of the respective Tranche of Loans whose Loans and/or Commitments are to be extended pursuant to such Extension. For the avoidance of doubt, if any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Initial Term B Loans or Delayed Draw Term A Loans or its Initial Term B Loans or Delayed Draw Term A Loans are prepaid by the Borrower, pursuant to Section 3.08(a), on or prior to the date that is six months after the Restatement Date in connection with any such waiver, amendment or modification constituting a Repricing Event pursuant to clause (ii) of the definition thereof, the Borrower shall pay such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Initial Term B Loans, as applicable, so assigned or prepaid.
(d)Survival. All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder, any assignment by or replacement of a Lender and any resignation or removal of the Administrative Agent.
ARTICLE IV
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
Section 4.01Conditions to the Initial Credit Extension on the Restatement Date. The obligation of each Lender to make its initial Credit Extension hereunder on the Restatement Date is subject to satisfaction or due waiver in accordance with Section 10.01 of each of the following conditions precedent, subject in all respects to Section 6.16 except as otherwise agreed between the Borrower, the Administrative Agent and the Lenders party hereto on the Restatement Date:
(a)The Administrative Agent or the Collateral Agent, as applicable, shall have received all of the following, each of which shall be facsimiles or “pdf” files unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated as of the Restatement Date (or, in the case of certificates of governmental officials or as otherwise agreed by the Administrative Agent, as of a recent date before the Restatement Date), and each accompanied by their respective required schedules and other attachments (and set forth thereon shall be all required information with respect to the Borrower and its Subsidiaries):
(i)executed counterparts of (A) this Agreement from the Borrower and the Administrative Agent, the Collateral Agent, L/C Issuers and the initial Lenders and (B) the Guaranty from each Loan Party;
(ii)the Security Agreement, duly executed by the Loan Parties and the Collateral Agent;
(iii)appropriate financing statements (Form UCC-1) authenticated and authorized for filing under the UCC of each jurisdiction in which the filing of a financing statement may be required, or reasonably requested by the Collateral Agent, to perfect by filing under the UCC the security interests created by the Collateral Documents;

(iv)[reserved];
(v)all other filings and recordings of or with respect to the Collateral Documents and of all other actions in each case to the extent required by such Collateral Documents on or prior to the Restatement Date;
(vi)a Note executed by the Borrower in favor of each Lender requesting a Note reasonably in advance of the Restatement Date;
(vii)a solvency certificate executed by the chief financial officer or similar officer, director or authorized signatory of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit H;
(b)The Administrative Agent shall have received such customary documents and certifications (including Organization Documents and good standing certificates from the applicable Loan Party’s jurisdiction of incorporation or organization, as applicable and copies, certified by a Responsible Officer of each Loan Party of the resolutions of the appropriate governing authority of each Loan Party as the Administrative Agent may reasonably require to evidence (A) the identity, authority and capacity of each Responsible Officer of the Loan Parties acting as such in connection with this Agreement and the other Loan Documents, (B) that the Borrower is duly organized or formed, and validly existing and, to the extent applicable, in good standing in its jurisdiction of incorporation or organization, as applicable and (C) that the Borrowings provided for herein, with respect to the Borrower, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Loan Parties have been authorized by the Borrower and the Loan Parties, as applicable.
(c)The Administrative Agent shall have received a customary opinion of (A) Latham & Watkins LLP, counsel to the Loan Parties and (B) Williams Mullen, Virginia counsel to the Loan Parties, in each case, addressed to the Administrative Agent, the Collateral Agent, any other Agents and the Lenders (in each case, where, and as, consistent with generally accepted market practice).
(d)All fees required to be paid on the Restatement Date and reasonable out-of-pocket expenses required to be paid on the Restatement Date pursuant to this Agreement and the Administrative Agent Fee Letter, in each case, to the extent invoiced at least two Business Days prior to the Restatement Date (or such later date as the Borrower may reasonably agree) shall have been paid (which amounts may be offset against the proceeds of the Facilities).
(e)The Lenders shall have received at least three Business Days prior to the Restatement Date all documentation and other information about the Borrower as has been reasonably requested in writing at least ten Business Days prior to the Restatement Date by such Lenders that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.
(f)The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.
(g)The Restatement Date Refinancing shall have been, or shall substantially concurrently with the initial funding of the Facilities be, consummated.
(h)The representations and warranties of the Borrower set forth in Article V of this Agreement and each other Loan Party contained in any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the Restatement Date (except to the extent that any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date).
(i)Immediately prior to and after giving effect to the consummation of the Transactions, no Default or Event of Default has occurred and is continuing.
(j)a certificate of a Responsible Officer of the Borrower certifying that the conditions set forth in Section 4.01(h) and (i) have been satisfied.

(k)The Administrative Agent (or its counsel) shall have received the Perfection Certificate, dated as of the Restatement Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and UCC, tax, judgment and intellectual property lien searches.
(l)The Collateral Agent (or its counsel) shall have received the executed Intellectual Property Security Agreements reasonably required by the Collateral Agent.
(m)Subject to Section 6.16, the Collateral Agent shall have received (to the extent not already in their possession) insurance certificates and endorsements naming the Collateral Agent, on behalf of the holders of the Obligations, as lender loss payee and/or additional insured, with respect to any such insurance providing coverage in respect of any Collateral under the Collateral Documents in accordance with Section 5.22.
Section 4.02Conditions to Credit Extensions After the Restatement Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Term Benchmark Loan or RFR Loan, as applicable) after the Restatement Date is subject to the following conditions precedent:
(A)(i) Unless such Request for Credit Extension is in connection with a New Loan Commitment or Incremental Equivalent Debt subject to the provisions in Section 1.02(i), the representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date and the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respectively, prior to such proposed Credit Extension, and (ii) if such Request for Credit Extension is in connection with a New Loan Commitment or Incremental Equivalent Debt subject to the provisions in Section 1.02(i), the Specified Representations shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality) as of such earlier date and the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent financial statements furnished pursuant to Sections 6.01(a) and (b), respective, prior to such proposed Credit Extension.
(B)Subject in the case of any Borrowing in connection with a New Loan Commitment or Incremental Equivalent Debt to the provisions in Section 1.02(i), no Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.
(C)The Administrative Agent and, if applicable, the applicable L/C Issuer and the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Term Benchmark Loans, or RFR Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(A) and (B) have been satisfied (unless waived) on and as of the date of the applicable Credit Extension.
Section 4.03Additional Conditions to Delayed Draw Term A Loans.
(a)In addition to the conditions precedent set forth in Sections 4.01 and 4.02, the obligation of each Delayed Draw Term A Lender to fund its portion of any Delayed Draw Term A Loan shall be subject to the satisfaction of, each of the additional conditions precedent below:
(i)no more than ten (10) separate fundings of Delayed Draw Term A Loans shall have occurred after giving effect to the funding of Delayed Draw Term A Loans requested by the applicable Request for Credit Extension; and

(ii)in the case of a single Borrowing of Delayed Draw Term A Loans in an aggregate principal amount greater than $100,000,000, the Administrative Agent shall have received a certificate setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating Pro Forma Covenant Compliance.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants (in each case, after giving effect to the Transactions) to the Administrative Agent and the Lenders, on the Restatement Date and on each other date thereafter on which a Credit Extension is made, that:
Section 5.01Existence, Qualification and Power. Each Loan Party (a) is a Person duly organized, formed or incorporated, validly existing and in good standing (subject to Section 6.16 and to the extent such concept is applicable to such entity in its relevant jurisdiction of formation) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is authorized to do business and in good standing (to the extent such concept is applicable to such entity in its relevant jurisdiction of formation) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification and (d) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Borrower), (b)(i), (b)(ii) (other than with respect to the Borrower), (c) and (d), to the extent that any failure to be so or to have such would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Loan Party is an EEA Financial Institution.
Section 5.02Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party (a) have been duly authorized by all necessary corporate or other organizational action, (b) do not contravene the terms of any of such Person’s Organization Documents, (c) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject and (d) and do not violate any Law; except, in each case, to the extent that such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.03Governmental Authorization; Other Consents. No approval, consent, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery, performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or (c) the perfection or maintenance of the Liens created under the Collateral Documents, except for (w) filings and registrations necessary to perfect the Liens on the Collateral granted by such Loan Parties in favor of the Collateral Agent consisting of UCC financing statements, filings in the United States Patent and Trademark Office and the United States Copyright Office and mortgages, (x) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (y) those approvals, consents, exemptions, authorizations or other actions, notices or filings set out in the Collateral Documents and (z) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 5.04Binding Effect
. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect enforcement of creditors’ rights in general and the availability of equitable remedies and implied covenants of good faith and fair dealing.
Section 5.05Financial Statements; No Material Adverse Effect.

(a)The audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended December 31, 2024 fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein.
(b)The unaudited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal quarters of the Borrower ended March 31, 2025 and June 30, 2025 fairly present in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, except as otherwise expressly noted therein and subject to the absence of footnotes and to normal and recurring year-end audit adjustments.
(c)Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
Section 5.06Litigation
. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or any Restricted Subsidiary, or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
Section 5.07Use of Proceeds. Together with the proceeds of other indebtedness of the Borrower, the Borrower (a) will use the proceeds of the Initial Term B Loans to finance in part the Restatement Date Refinancing, and to the extent any proceeds remain after such application, for working capital, general corporate purposes and for any other purpose not prohibited by this Agreement (including financing capital expenditures, restricted payments, Permitted Acquisitions and other Permitted Investments) and other transactions permitted under the Loan Documents and the payment of fees, costs and expenses associated therewith; (b) will use the proceeds of the Multicurrency Revolving Credit Loans for working capital, general corporate purposes and for any other purpose not prohibited by this Agreement (including financing capital expenditures, restricted payments, Permitted Acquisitions and other Permitted Investments) and other transactions permitted under the Loan Documents and the payment of fees and expenses associated therewith, (c) will use the proceeds of the Venue Expansion Revolving Loans for working capital and general corporate purposes, including new venue development and construction, and (d) will use the proceeds of the Delayed Draw Term A Loans for working capital and general corporate purposes and for any other purpose not prohibited by this Agreement (including financing capital expenditures, restricted payments, Permitted Acquisitions and other Permitted Investments) and other transactions permitted under the Loan Documents and the payment of fees and expenses associated therewith.
Section 5.08Ownership of Property; Liens. Each Loan Party has valid title to, or leasehold interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.02, except where the failure to have such title or interests would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the use or operation of any real property necessary for the ordinary conduct of the Borrower’s business, taken as a whole. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and damage by casualty excepted) and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted, in each case, to the extent that it would not be reasonably likely to have a Material Adverse Effect.
Section 5.09Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:
(A)The Borrower and the Restricted Subsidiaries and their respective operations and properties are in compliance with all applicable Environmental Laws and Environmental Permits and none of the Borrower or the Restricted Subsidiaries are subject to any Environmental Liability.
(B)The Borrower and its Restricted Subsidiaries has obtained, or has applied in a timely manner for, all permits, licenses, approvals, registrations, notifications, exemptions, consents or other authorizations required by or from a Governmental Authority under Environmental Law for the conduct of the businesses and operations of the Borrower and the Restricted Subsidiaries, and the ownership, operation and use of their property, under Environmental Law.

(C)All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently owned or operated (during the period of such ownership or operation) or, to the knowledge of the Borrower, formerly owned or operated by the Borrower or any of the Restricted Subsidiaries or by any predecessors in interest of the Borrower or the Restricted Subsidiaries, have been disposed of in a manner not reasonably expected to result in liability to the Borrower or any of the Restricted Subsidiaries.
Section 5.10Taxes. The Borrower and each of the Restricted Subsidiaries have filed or have caused to be filed all Tax returns and reports required to have been filed, and have paid all Taxes (including in its capacity as a withholding agent) levied or imposed upon them or their properties, income or assets that have become due and payable, except those (a) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with and to the extent required by GAAP or IFRS, as applicable or (b) with respect to which the failure to make such filing or payment would not, individually or in the aggregate, reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 5.11Employee Benefits Plans.
(a)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal and state laws and (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code may rely upon an opinion letter for a prototype plan or has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter will be submitted to the IRS within the applicable required time period with respect thereto or is currently being processed by the IRS, and to the knowledge of any Loan Party, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.
(b)Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Non-U.S. Plan is in compliance with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan and (ii) with respect to each Non-U.S. Plan, none of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees or, to the knowledge of any Loan Party, agents has engaged in a transaction that would subject the Borrower or any Restricted Subsidiary, directly or indirectly, to any tax or civil penalty.
(c)There are no pending or, to the knowledge of any Loan Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 or 407 of ERISA (and not otherwise exempt under Section 408 of ERISA) with respect to any Plan that would reasonably be expected to result in a Material Adverse Effect.
(d)(i) No ERISA Event has occurred and neither any Loan Party nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event, (ii) each Loan Party and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Plan, and no waiver of the minimum funding standards under such Pension Funding Rules has been applied for or obtained and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA, except with respect to each of the foregoing clauses (i) through (iii) of this Section 5.11(d), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
(e)[Reserved].
Section 5.12Subsidiaries; Capital Stock. As of the Restatement Date, each Subsidiary of the Borrower is disclosed in Schedule 5.12 and there are no Unrestricted Subsidiaries other than those disclosed in Schedule 5.12, and all of the outstanding Capital Stock in each Restricted Subsidiary that is owned by a Loan Party has been validly issued, is fully paid and non-assessable (other than for those Restricted Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction) and are owned free and clear of all Liens except for Permitted Liens.
Section 5.13Margin Regulations; Investment Company Act.
(a)Each of the Loan Parties is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in each case in violation of Regulations T, U or X of the FRB. Neither the making of any Credit Extension hereunder nor the use of proceeds thereof will violate any regulations of the FRB, including the provisions of Regulations T, U or X of the FRB.
(b)None of the Loan Parties are required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.
Section 5.14Disclosure. As of the Restatement Date, no written report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, other forward-looking information and information of a general economic or industry nature) to any Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected and pro forma financial information and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material and that the Borrower make no representation and warranty that such projections and other-forward looking information will in fact be realized. As of the Restatement Date, in relation to the Initial Term B Loans incurred by the Borrower on such date, the information included in the Beneficial Ownership Certification, if applicable and to the extent delivered, is, to the knowledge of the Borrower, true and correct in all material respects.
Section 5.15Compliance with Laws. The Borrower and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.16Intellectual Property; Licenses, Etc. To the knowledge of the Borrower, the Borrower and each Subsidiary Guarantor owns, licenses or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, inventions, trade secrets, formulas, proprietary information and know-how (collectively, “IP Rights”) that are necessary for the operation of its respective business, as currently conducted, except to the extent such failure to own, license or possess, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 5.17Solvency. On the Restatement Date, immediately after giving effect to the Transactions, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.
Section 5.18Perfection, Etc. Subject to Section 5.03, each Collateral Document delivered pursuant to this Agreement will, upon execution and delivery thereof, be effective to create (to the extent described therein and subject to the other perfection requirements specifically set out in the Collateral Documents) in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein (except for Collateral for which the absence or failure of the Lien on such Collateral to be perfected would not constitute an Event of Default under Section 8.01(j)) to the extent intended to be created thereby, except as to enforcement, as may be limited by applicable domestic or foreign bankruptcy, winding-up, insolvency, fraudulent conveyance, reorganization (by way of voluntary arrangement, schemes of arrangements or otherwise), moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and (a) when financing statements in the appropriate form are filed or registered, as applicable, in the offices of the Secretary of State of each Loan Party’s jurisdiction of organization or formation and applicable documents are filed and recorded as applicable in the United States Copyright Office or the United States Patent and Trademark Office and (b) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the applicable Collateral Document) the Liens created by the Collateral Documents shall constitute fully perfected Liens and, solely with respect to Equity Interests (other than with respect to Equity Interests of any Person that is an “Excluded Subsidiary”), fully perfected first priority Liens, in each case, so far as possible under relevant law on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral in each case free and clear of any Liens other than Liens permitted hereunder.

Section 5.19Anti-Terrorism Laws; OFAC.
(a)Anti-Terrorism Laws. The Borrower and each of their respective Subsidiaries have conducted their businesses in compliance in all material respects with applicable Sanctions. No Borrowing or Letter of Credit, or use of proceeds, will violate or result in the violation of any applicable Sanctions applicable to any party hereto.
(b)OFAC. None of (I) the Borrower or any other Loan Party and (II) in any material respect, the Restricted Subsidiaries that are not Loan Parties or, to the knowledge of the Borrower, any director, manager, officer, agent or employee of the Borrower or any of it respective Restricted Subsidiaries, in each case, (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Executive Order, (ii) engages in any dealings or transactions prohibited by Section 2 of the Executive Order, or is otherwise associated with any such person in any manner that violates Section 2 of the Executive Order, (iii) is a Sanctioned Person, (iv) engages in any dealings in a Sanctioned Country or with a Sanctioned Person, unless authorized by the cognizant government authority, or (v) has exported, re-exported, transferred, or retransferred, directly or indirectly, any goods, software, technology, or services in violation of any applicable export control or economic sanctions laws, regulations, or orders, including those administered by OFAC, U.S. State Department, or the U.S. Commerce Department.
Section 5.20Anti-Corruption Laws. No part of the proceeds of any Loan or Letter of Credit will be used for any improper payments, directly or indirectly, to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party (if applicable) in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, as amended, and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Borrower (collectively, the “Anti-Corruption Laws”). The Borrower has implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrower, its Subsidiaries and their respective officers, directors and, to the knowledge of the Borrower, its employees and agents are in compliance in all material respects with Anti-Corruption Laws.
Section 5.21Default or Event of Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 5.22Insurance. The properties of the Borrower and each other Loan Party are insured with insurance companies that such Loan Party believes are financially sound and reputable that are not Affiliates of such Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of such Loan Party’s management, except to the extent self-insurance meeting the same standards is maintained with respect to such risks.
Section 5.23Senior Indebtedness. The Obligations constitute “Senior Indebtedness” (or any comparable term) under and as defined in the documentation governing any Subordinated Indebtedness.
Section 5.24Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries is a ‘covered foreign person’ as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) hereunder or under any Loan Document shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Restricted Subsidiary to:
Section 6.01Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender:
(a)within 90 days after the end of each fiscal year of the Borrower (or, if longer, the last day of any extension or deferral period permitted by the SEC from time to time for the filing of annual reports on Form 10-K or on any applicable equivalent form), starting with the fiscal year ending December 31, 2025, a consolidated balance sheet of the Consolidated Group as at the end of such fiscal year, and the related consolidated statements of income or operations, invested equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent public accountant of recognized national standing, which report and opinion shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph limiting the scope of such audit (other than any such qualification, exception or explanatory paragraph that is with respect to, or resulting from, (i) an upcoming maturity date under the Facilities or other Indebtedness, (ii) any actual or potential inability to satisfy a financial maintenance covenant, including the Financial Covenant, (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary or (iv) any emphasis of matter);
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or, if longer, the last day of any extension or deferral period permitted by the SEC from time to time for the filing of quarterly reports on Form 10-Q or on any applicable equivalent form), commencing with the fiscal quarter ending September 30, 2025, a condensed consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter, and the related condensed consolidated statements of income or operations, invested equity and cash flows for such fiscal quarter and for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, invested equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and
(c)simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 6.01(a) and (b) above, if during any of the periods for which financial statements are required to be delivered hereunder the Borrower shall have one or more material Unrestricted Subsidiaries, then such financial statements shall be accompanied by information in reasonable detail summarizing the material differences between the financial statements delivered hereunder and the results of operations and financial condition of the Borrower and its Subsidiaries without giving effect to the results or condition of any such Unrestricted Subsidiaries.
Notwithstanding the foregoing, in the event that the Borrower delivers to the Administrative Agent an Annual Report on Form 10-K for any fiscal year (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (a) above, such Form 10-K shall satisfy all requirements of clause (a) of this Section 6.01 with respect to such fiscal year to the extent that it contains the information and report and opinion required by such clause (a) and such report and opinion does not contain any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of audit (other than any such qualification, exception or explanatory paragraph expressly permitted to be contained therein under clause (a) of this Section 6.01) and (ii) in the event that the Borrower delivers to the Administrative Agent a Quarterly Report on Form 10Q for any fiscal quarter (or similar filing in the applicable jurisdiction), as filed with the SEC or in such form as would have been suitable for filing with the SEC (or similar governing body in the applicable jurisdiction, in each case), within the time frames set forth in clause (b) above, such Form 10-Q shall satisfy all requirements of clause (b) of this Section with respect to such fiscal quarter to the extent that it contains the information required by such clause (b).
Section 6.02Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a)as soon as available, but in any event no more than ninety (90) days following the beginning of each fiscal year of the Borrower, a detailed consolidated budget for the subsequent fiscal year (including a projected consolidated balance sheet and related statements of projected operations and cash flow as of the end of and for each fiscal quarter of such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
(b)[reserved];
(c)[reserved];
(d)no later than five Business Days after the delivery of (i) the financial statements referred to in Sections 6.01(a) and (b) or (ii) an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (in either case, delivered pursuant to the last paragraph of Section 6.01), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which delivery may, unless the Administrative Agent or a Lender requests executed originals, be by electronic communication, including an Approved Borrower Portal or Approved Electronic Platform, and shall be deemed to be an original authentic counterpart thereof for all purposes);
(e)promptly after the same are available, copies of all reports on Form 8-K, Form S-3 and Form S-4 (or any other forms that may be substituted therefor) which the Borrower may file or be required to file with the SEC or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto; and
(f)promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary thereof as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request, subject, in all respects to any confidentiality and/or legal privilege, including any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.
Documents required to be delivered pursuant to Section 6.01(a), (b) or (c) or Section 6.02(d) or (e) (or to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on the Borrower’s behalf on the Approved Borrower Portal or Approved Electronic Platform, as applicable, or another relevant internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents described in this paragraph and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents to the extent requested by the Administrative Agent. The Administrative Agent shall have no responsibility to monitor compliance by the Borrower, and each Lender shall be solely responsible for timely accessing posted documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Approved Electronic Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who wish only to receive information that (i) is publicly available or (ii) is not material with respect to the Borrower or its securities for purposes of applicable foreign, United States federal and state securities laws, and who may be engaged in investment and other market related activities with respect to the Borrower’s securities (as determined by the Borrower in good faith) (such information, “Public Side Information”). The Borrower hereby agrees that it will identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC SIDE” or “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC SIDE” or “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC SIDE” or “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as only containing Public Side Information (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC SIDE” or “PUBLIC” are permitted to be made available through a portion of the Approved Electronic Platform designated “Public Side Information”; and (z) the Borrower Materials that are not marked “PUBLIC SIDE” or “PUBLIC” shall be deemed to contain material non-public information (within the meaning of United States federal and state securities laws) and shall not be suitable for posting on a portion of the Approved Electronic Platform designated “Public Side Information.” Notwithstanding anything herein to the contrary, financial statements delivered pursuant to Sections 6.01(a) and (b), Compliance Certificates delivered pursuant to Section 6.02(d) (other than any such portion of a Compliance Certificate that may contain material non-public information, which information shall be redacted in the version posted to Public Lenders) and the list of Disqualified Institutions shall be deemed to be suitable for posting on a portion of the Approved Electronic Platform designated “Public Side Information.”
Section 6.03Notices. Promptly, after a Responsible Officer of the Borrower or any Material Restricted Subsidiary has obtained knowledge thereof, notify the Administrative Agent:
(a) of the occurrence of any Default;
(b)any other occurrences or events that result in, or would reasonably be expected to result in, a Material Adverse Effect;
(c)the filing or commencement of any litigation, investigation or proceeding affecting any Loan Party which would reasonably be expected to have a Material Adverse Effect; and
(d)of the occurrence of any ERISA Event, where there is any reasonable likelihood of the imposition of liability on any Loan Party as a result thereof that would be reasonably expected to have a Material Adverse Effect.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and propose to take with respect thereto.
Section 6.04Payment of Taxes. Pay, discharge or otherwise satisfy as the same shall become due and payable, all Taxes (including in its capacity as withholding agent) imposed upon it or its income, profits, properties or other assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or IFRS, are being maintained by the Borrower or such Restricted Subsidiary; except to the extent the failure to pay, discharge or satisfy the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.05Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04, (b) take all reasonable action to maintain all rights, privileges (including its good standing, if such concept is applicable in its jurisdiction of organization), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, and (c) use commercially reasonable efforts to preserve or renew all of its registered copyrights, patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder, provided that nothing in this Section 6.05 shall require the preservation, renewal or maintenance of, or prevent the abandonment by, the Borrower or a Restricted Subsidiary of any registered copyrights, patents, trademarks, trade names and service marks that the Borrower or a Restricted Subsidiary reasonably determines is not useful to its business or no longer commercially desirable.
Section 6.06Maintenance of Properties. Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its tangible properties and equipment that are necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.
Section 6.07Maintenance of Insurance. Except if the failure to do so would not reasonably be expected to have a Material Adverse Effect, maintain in full force and effect, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) with such deductibles and covering such risks as are prudent in the reasonable business judgment of management of the Borrower; provided that, notwithstanding the foregoing, in no event shall the Borrower or any Restricted Subsidiary be required to obtain or maintain insurance that is more restrictive than its normal course of practice. Subject to Section 6.16, the Borrower shall use commercially reasonable efforts to ensure that at all times the Collateral Agent, for the benefit of the Secured Parties, shall be named as an additional insured with respect to U.S. general liability policies (which, for the avoidance of doubt, shall not include any directors and officers policies, workers compensation, business interruption policies or cyber policies) maintained by the Borrower and each Subsidiary Guarantor and the Collateral Agent, for the benefit of the Secured Parties, shall be named as lender loss payee and mortgagee with respect to the U.S. general property insurance maintained by the Borrower and each Subsidiary Guarantor; provided that, unless an Event of Default shall have occurred and be continuing and either the Administrative Agent shall have exercised its rights pursuant to Section 8.02 or is deemed to automatically have exercised its rights pursuant to Section 8.02, (A) all proceeds from insurance policies shall be paid to the Borrower or the applicable Subsidiary Guarantor, (B) to the extent any Agent receives any proceeds, such Agent shall promptly turn over to the Borrower any amounts received by it as an additional insured or lender loss payee under any insurance maintained by the Borrower and its Subsidiaries, and (C) each Agent agrees that the Borrower and/or their applicable Subsidiaries shall have the sole right to adjust or settle any claims under such insurance.
Section 6.08Compliance with Laws. Comply with the requirements of all applicable Laws (including ERISA and the PATRIOT Act, Anti-Corruption Laws and Sanctions) and all applicable orders, writs, injunctions and decrees of any Governmental Authority, except if the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
Section 6.09Books and Records. Maintain proper books of record and account, in a manner to allow financial statements to be prepared in all material respects in conformity with GAAP in respect of all financial transactions and matters involving the assets and business of the Borrower or, if applicable, the Borrower or such Restricted Subsidiary, as the case may be (it being understood and agreed that Non-U.S. Subsidiaries may maintain individual books and records in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization).
Section 6.10Inspection Rights. Permit representatives of the Administrative Agent to visit and inspect any of its properties (subject to the rights of lessees or sublessees thereof and subject to any restrictions or limitations in the applicable lease, sublease or other written occupancy arrangement pursuant to which such Borrower or such Restricted Subsidiary is a party), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, managers and officers, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance written notice to the Borrower; provided that (i) only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10, (ii) excluding any such visits and inspections during the continuation of an Event of Default, the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (iii) such exercise shall be at the Borrower’ expense; provided, further, that when an Event of Default is continuing the Administrative Agent (or any of its respective representatives) may do any of the foregoing at the expense of the Borrower at any time and from time to time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’ accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.
Section 6.11Use of Proceeds. The Borrower will use the Letters of Credit and the proceeds of the Loans only as provided in Sections 5.07, 5.13(a), 5.19 and 5.20.
Section 6.12Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition (including, without limitation, upon the formation of any Subsidiary that is a Divided LLC) of any new Wholly Owned Subsidiary by any Loan Party (provided that each of (i) any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Restricted Subsidiary and (ii) any Excluded Subsidiary ceasing to be an Excluded Subsidiary but remaining a Restricted Subsidiary shall be deemed to constitute the acquisition of a Restricted Subsidiary for all purposes of this Section 6.12), and upon the acquisition of any Collateral (other than

Excluded Property) by any Loan Party, which Collateral, in the reasonable judgment of the Administrative Agent, is not already subject to a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties (and where such a perfected Lien would be required in accordance with the terms of the Collateral Documents or other Loan Documents), the Borrower shall, at the Borrower’ expense but, in each case, subject to the Perfection Exceptions, the terms and conditions of the Collateral Documents (including any deadlines therein):
(a)in connection with the formation or acquisition of a Subsidiary, within 120 days after such formation or acquisition or, in each case, such longer period as the Collateral Agent may agree in its reasonable discretion, (i) cause each such Subsidiary that is not an Excluded Subsidiary to (x) duly execute and deliver to the Collateral Agent a joinder to Guaranty guaranteeing the Obligations and a joinder to the other applicable Collateral Documents or, as applicable, new Collateral Documents, in each case in form and substance reasonably satisfactory to the Collateral Agent (it being understood that any forms of joinders in the Collateral Documents are reasonably satisfactory to the Collateral Agent) and (y) take all actions in accordance with the terms of the applicable Collateral Documents to perfect the Liens in favor of the Collateral Agent in the Collateral of such Subsidiary, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions and (B) (if not already so delivered) deliver certificates representing the Pledged Interests of each such Subsidiary (if any) held by the applicable Loan Party accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the Pledged Debt owing by such Subsidiary to any Loan Party indorsed in blank to the Collateral Agent, together with, if requested by the Collateral Agent, supplements to the Security Agreement ; provided that any Excluded Property shall not be required to be pledged as Collateral,
(b)within 120 days after the acquisition (or in the case of intellectual property, the filing at the United States Patent and Trademark Office and United States Copyright Office) of any such Collateral by any Loan Party (or, in each case, such longer period, as the Collateral Agent may agree in its reasonable discretion), cause such Loan Party (i) to execute any applicable Intellectual Property Security Agreements or Intellectual Property Security Agreement Supplements and (ii) to take such other action in accordance with the terms of the applicable Collateral Documents to perfect the Lien in favor of the Collateral Agent in such Collateral, in each case to the extent required under the Loan Documents and subject to the Perfection Exceptions, and
(c)within 120 days after the request of the Collateral Agent (or, in each case, such longer period as the Collateral Agent may agree in its reasonable discretion) deliver to the Collateral Agent, Organization Documents, resolutions and a signed copy of one or more customary opinions, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties (or the Collateral Agent, as applicable) reasonably acceptable to the Collateral Agent as to such matters as the Collateral Agent may reasonably request.
Notwithstanding anything to the contrary herein the Borrower may elect to cause any Restricted Subsidiary that is not otherwise required to be a Subsidiary Guarantor to provide a Guarantee of the Obligations by causing such Restricted Subsidiary to execute a joinder to the Guaranty and each applicable Collateral Document in substantially the form attached as an exhibit thereto, and any such Restricted Subsidiary shall be a Loan Party and Subsidiary Guarantor for all purposes hereunder; provided that (a) the jurisdiction of incorporation of any non-U.S. Subsidiary shall be reasonably satisfactory to the Administrative Agent in light of legal permissibility and the policies and procedures of the Administrative Agent and the Lenders for similarly situated companies (as reasonably determined by the Administrative Agent), (b) the assets and equity interests of such non-U.S. Subsidiary shall be subject to security documents and other collateral arrangements under the law of the jurisdiction of organization of such non-U.S. Subsidiary that are acceptable to the Administrative Agent and the Collateral Agent and (c) any subsequent release of any such Restricted Subsidiary from its obligations as a Guarantor on the basis of such Restricted Subsidiary being an Excluded Subsidiary shall be subject to the provisos to the definition of Excluded Subsidiary, to Section 9.11 and to such Restricted Subsidiary having capacity to Incur then-existing Indebtedness and Liens of such Restricted Subsidiary once it is no longer a Guarantor (as determined at the time of such release).
Section 6.13Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect, comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, with all Environmental Laws and Environmental Permits; obtain, maintain and renew all applicable Environmental Permits necessary for its operations and properties; and, to the extent required under Environmental Laws, conduct any investigation, mitigation, study, sampling and testing, and undertake any cleanup, removal or remedial, corrective or other action necessary to respond to and remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that no Borrower or any Restricted Subsidiary shall be required to undertake any such cleanup, removal, remedial, corrective or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
Section 6.14Further Assurances. Promptly upon request by the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, and subject to the limitations described in Section 6.12, (i) correct any material defect or error that may be discovered in any Loan Document or other document or instrument relating to any Collateral or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or the Collateral Agent or any Lender through the Administrative Agent, may reasonably require from time to time in order to grant, preserve, protect and continue the validity, perfection and priority of the security interests created or intended to be created by the Collateral Documents.
Section 6.15Maintenance of Ratings. Use commercially reasonable efforts to obtain and maintain (but not obtain or maintain a specific rating) the following: (i) a public corporate family rating of the Borrower and a rating of the outstanding Term B Loan Facility, in each case from Moody’s and (ii) a public corporate credit rating of the Borrower and a rating of the outstanding Term B Loan Facility, in each case from S&P (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with customary information and data requests by Moody’s and S&P, as applicable, in connection with their ratings process).
Section 6.16Post-Closing Undertakings. Within the time periods specified on Schedule 6.16 hereto (as each may be extended by the Administrative Agent in its reasonable discretion), provide such Collateral Documents and complete such undertakings as are set forth on Schedule 6.16 hereto.
Section 6.17No Change in Line of Business. Continue to engage in substantially similar lines of business as those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof including any business reasonably related, complementary, synergistic or ancillary thereto or reasonable extensions thereof.
Section 6.18Transactions with Affiliates.
(a)The Borrower will not, and will not permit their Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower involving aggregate consideration in excess of the greater of (x) $200,000,000 and (y) 10% of the EBITDA Grower Amount (each of the foregoing, an “Affiliate Transaction”), unless such Affiliate Transaction is on terms that are not materially less favorable to the relevant Borrower or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the relevant Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s length basis (as determined in good faith by a Responsible Officer or the Board of Directors of the Borrower).
(b)The foregoing provisions of Section 6.18(a) shall not apply to the following:
(1)transactions between or among the Loan Parties and/or any of their Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction);
(2)(a) Restricted Payments permitted by Section 7.05 and (b) Permitted Investments (other than Permitted Investments under clause (13) of the definition thereof);
(3)transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to such Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 6.18(a);
(4)payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to employees, officers, directors, managers, consultants or independent contractors for bona fide business purposes or in the ordinary course of business;
(5)any agreement or arrangement as in effect as of the Restatement Date or as thereafter amended, supplemented or replaced (so long as such amendment, supplement or replacement agreement is not materially disadvantageous (as determined in good faith by the senior management of the Borrower) to the Lenders when taken as a whole as compared to the original agreement or arrangement as in effect on the Restatement Date) or any transaction or payments contemplated thereby;
(6)[reserved];
(7)the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party entered into as of the Restatement Date or other similar transactions, arrangements or agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing transaction, arrangement or agreement or under any similar transaction, arrangement or agreement entered into after the Restatement Date shall only be permitted by this clause (7) to the extent that the terms of any such existing transaction, arrangement or agreement, together with all amendments thereto, taken as a whole, or new transaction, arrangement or agreement are not otherwise disadvantageous (as determined in good faith by the senior management or the Board of Directors of the Borrower) to the Lenders, in any material respect when taken as a whole as compared with the original transaction, arrangement or agreement as in effect on the Restatement Date;
(8)transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Borrower and its Restricted Subsidiaries or are on terms at least as favorable (as determined in good faith by the senior management of the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;
(9)any transaction effected as part of a Qualified Receivables Financing or a Qualified Receivables Factoring;
(10)the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Borrower;
(11)customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the board of directors of the Borrower or a Restricted Subsidiary in good faith;
(12)the payment of fees, expenses and indemnities and other payments pursuant to, and the other transactions pursuant to, the agreements set forth on Schedule 6.18 (as such agreements are in effect on the Restatement Date, together with any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect);
(13)any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Borrower or a Restricted Subsidiary owns an Equity Interest in or otherwise controls such Person; provided that no Affiliate of the Borrower or any of its Subsidiaries (other than the Borrower or a Restricted Subsidiary) shall have a beneficial interest or otherwise participate in such Person;
(14)transactions between the Borrower or any of its Restricted Subsidiaries and any Person that would constitute an Affiliate solely because such Person is a director or such Person has a director which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of such Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person;
(15)the formation and maintenance of any consolidated group or subgroup among the Borrower and/or any of its Subsidiaries for tax, accounting or cash pooling or management purposes in the ordinary course of business;
(16)transactions to effect the Transactions and the payment of all transaction, underwriting, commitment and other fees and expenses related to the Transactions (including the Transaction Costs);

(17)pledges of Equity Interests of Unrestricted Subsidiaries;
(18)the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the board of directors of the Borrower or of a Restricted Subsidiary, as appropriate, in good faith;
(19)(i) any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by the Borrower or any of its Restricted Subsidiaries with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries (or of any direct or indirect parent of such Borrower to the extent such agreements or arrangements are in respect of services performed for such Borrower or any of the Restricted Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current, former or future officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries or of any direct or indirect parent of such Borrower and (iii) any payment of compensation (including bonus and severance arrangements) or other employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers officers, directors, employees, managers, consultants and independent contractors of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent of such Borrower (including amounts paid pursuant to any management equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, stock option or similar plans and any successor plan thereto and any supplemental executive retirement benefit plans or arrangements), in each case in the ordinary course of business or as otherwise approved in good faith by management of the Borrower or a Restricted Subsidiary, as appropriate;
(20)(A) investments by Affiliates in securities, loans or other Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries and transactions with Affiliates solely in their capacity as holders of Indebtedness or preferred Equity Interests of the Borrower or any of its Subsidiaries and (B) payments to Affiliates in respect of securities or loans or other Indebtedness of the Borrower or any of its Restricted Subsidiaries contemplated in the foregoing clause (A) or that were acquired from Persons other than the Borrower or any of its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;
(21)(A) the granting of registration and other customary rights in connection with the issuance of Equity Interests by the Borrower or any of its Restricted Subsidiaries not otherwise prohibited by the Loan Documents, (B) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of their obligations under the terms of, any registration rights agreement or shareholder’s agreement to which they are a party or become a party in the future and (C) and the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided in connection with the foregoing;
(22)investments by any Affiliate or a direct or indirect parent of the Borrower in securities of the Borrower or any Restricted Subsidiary or debt securities or Preferred Stock of any Restricted Subsidiary (and payment of reasonable out-of-pocket expenses incurred by such Affiliate or a direct or indirect parent of such Borrower in connection therewith);
(23)transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;
(24)any lease (or sublease) entered into between the Borrower or any Restricted Subsidiary, as lessee (or sublessee), and any Affiliate of the Borrower, as lessor, in the ordinary course of business;
(25)(i) intellectual property and technology licenses and research and development agreements in the ordinary course of business and (ii) intercompany intellectual property and technology licenses and research and development agreements;
(26)transactions pursuant to, and complying with, Section 7.01 (to the extent such transaction complies with Section 6.18(a) or Section 7.03);
(27)Permitted Restructuring Transactions; or

(28)transactions between or among the Borrower and/or its Restricted Subsidiaries not otherwise prohibited hereunder.
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) hereunder or under any Loan Document shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), the Borrower shall not, nor shall they permit any other Restricted Subsidiary to, directly or indirectly:
Section 7.01Indebtedness.
(a)Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock, and the Borrower will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Borrower and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case so long as (i) the Maximum Leverage Requirement is satisfied for the Borrower and its Restricted Subsidiaries as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued and (ii) such additional Indebtedness, such Disqualified Stock or Preferred Stock, to the extent Incurred by a Loan Party and for the avoidance of doubt subject to clause (B) of the following proviso, satisfies the requirements set forth in Section 2.15(b)(i) through (vii) as if the references therein to “Incremental Equivalent Debt” were to such additional Indebtedness, Disqualified Stock or Preferred Stock (any such Indebtedness, Disqualified Stock or Preferred Stock collectively, “Ratio Debt”); provided, that the aggregate principal amount of Ratio Debt and Acquisition Ratio Debt either (A) Incurred by Restricted Subsidiaries that are not Loan Parties, or (B) that doesn’t satisfy the requirements set forth in Section 2.15(b)(i) and (ii), shall not exceed in the aggregate the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time such Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued.
The foregoing limitations will not apply to (collectively, “Permitted Debt”):
(a)    (x) Indebtedness arising under the Loan Documents including any refinancing thereof in accordance with Section 2.18, (y) Indebtedness of the Loan Parties evidenced by Refinancing Notes and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof) and (z) Indebtedness of the Loan Parties evidenced by Incremental Equivalent Debt and any Permitted Refinancing thereof (or successive Permitted Refinancings thereof);
(b)    Capitalized Lease Obligations and other purchase money obligations incurred by the Borrower or any of its Restricted Subsidiaries in connection with any Sale/Leaseback Transaction not to exceed the greater of (x) $100,000,000 and (y) 5.0% of the EBITDA Grower Amount at the time such Indebtedness is incurred (the “Sale/Leaseback Basket”); provided, that for the avoidance of doubt, any Sale/Leaseback Transactions not made in reliance of the Sale/Leaseback Basket shall be permitted subject to the terms of Section 2.05(b)(ii) and Section 7.04, in each case without giving effect to (i) the application of sections (B) or (C) in the proviso to Section 2.05(b)(ii) and (ii) any reinvestment rights pursuant to Section 7.04(b);
(c)    Indebtedness and Disqualified Stock of the Borrower and its Restricted Subsidiaries and Preferred Stock of the Restricted Subsidiaries existing on the Restatement Date (excluding Indebtedness described in clause (a) above) and, to the extent in an outstanding individual principal amount in excess of $10,000,000, listed on Schedule 7.01 and, for the avoidance of doubt, all Existing Notes and all Capitalized Lease Obligations existing on the Restatement Date (whether or not listed on Schedule 7.01) and Permitted Refinancings thereof;

(d)    Indebtedness (including Capitalized Lease Obligations and mortgage financings as purchase money obligations) Incurred by the Borrower or any of its Restricted Subsidiaries, Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and Indebtedness, Disqualified Stock or Preferred Stock arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount or liquidation preference, including all Indebtedness Incurred and Disqualified Stock or Preferred Stock issued to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (d), not to exceed the greater of (x) $500,000,000 and (y) 25% of the EBITDA Grower Amount at the time such Indebtedness is Incurred, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (d) or any portion thereof, any Refinancing Expenses; provided that Capitalized Lease Obligations Incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale/Leaseback Transaction shall not be subject to the foregoing limitation so long as the proceeds of such Sale/Leaseback Transaction are applied in accordance with the proviso of clause (b) of this definition of “Permitted Debt” (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (d) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (d) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Borrower or any of its Restricted Subsidiaries are able to Incur any Liens related thereto as Permitted Liens after such reclassification));
(e)    Indebtedness Incurred or Disqualified Stock issued by the Borrower or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit (including trade letters of credit), warehouse receipts, bank guarantees or similar instruments issued in the ordinary course of business, including (i) guarantees or obligations with respect to letters of credit or performance or surety bonds in respect of workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance and (ii) guarantees of Indebtedness Incurred by customers in connection with the purchase or other acquisition of equipment or supplies in the ordinary course of business;
(f)    Incurrence of Indebtedness, Disqualified Stock or Preferred Stock arising from agreements of the Borrower or its Restricted Subsidiaries providing for indemnification, earn-outs, adjustment of purchase or acquisition price or similar obligations or from guaranties, surety bonds, bid bonds or performance bonds securing the performance of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in each case, Incurred in connection with the Transactions or with the acquisition or disposition of any business, assets or a Subsidiary of the Borrower in accordance with this Agreement, other than guarantees of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;
(g)    [reserved];
(h)    unsecured intercompany Indebtedness among members of the Consolidated Group to the extent permitted by clauses (2), (3), (11), (12), (26), (37), (38) or (39) of the definition of “Permitted Investments”;
(i)    Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary or the Borrower owing to the Borrower or another Restricted Subsidiary; provided that (x) (A) if the Borrower or a Loan Party Incurs such Indebtedness, Disqualified Stock or Preferred Stock owing to a Non-Loan Party, such Indebtedness, Disqualified Stock or Preferred Stock is subordinated in right of payment to the Borrower’s Obligations or Guarantee of such Loan Party, as applicable, pursuant to the Intercompany Subordination Agreement (it being understood and agreed that such Non-Loan Party shall either be a party to the Intercompany Subordination Agreement or deliver a signature page to the Intercompany

Subordination Agreement within 120 days of the applicable Loan Party’s Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock) and (B) any subsequent issuance or transfer of any Capital Stock or any other event that results in any Restricted Subsidiary lending such Indebtedness, Disqualified Stock or Preferred Stock ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness, Disqualified Stock or Preferred Stock (except to the Borrower or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock not permitted by this clause (i) and (y) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Loan Party under this clause (i) shall be subject to, and shall comply with, the proviso set forth in clause (2) of the definition of “Permitted Investments” or Section 7.05(b)(21);
(j)    Swap Contracts and cash management services Incurred (including in connection with any Qualified Receivables Financing), other than for speculative purposes;
(k)    obligations (including reimbursement obligations with respect to letters of credit or bank guarantees or similar instruments) in respect of customs, self-insurance, performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary;
(l)    Indebtedness or Disqualified Stock of the Borrower or any of its Restricted Subsidiaries and Preferred Stock of any of its Restricted Subsidiaries in an aggregate principal amount or liquidation preference that, when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (l), does not exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (l) or any portion thereof, any Refinancing Expenses, plus, at the Borrower’s option, an amount equal to the amount available under the Cash-Capped Incremental Facility at such time (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (l) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (l) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Borrower or any of its Restricted Subsidiaries are able to Incur any Liens related thereto as Permitted Liens after such reclassification));
(m)    any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness, Disqualified Stock, Preferred Stock or other obligations of the Borrower or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness, Disqualified Stock, Preferred Stock or other obligations by the Borrower or such Restricted Subsidiary, and in the case of a guarantee by a Loan Party, any related Investment is permitted under the terms of this Agreement;
(n)    the Incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or the issuance of Preferred Stock of a Restricted Subsidiary that serves to refund, refinance, replace, redeem, repurchase, retire or defease, and is in an aggregate principal amount (or if issued with original issue discount an aggregate issue price) that is equal to or less than, Indebtedness incurred or Disqualified Stock or Preferred Stock issued as Ratio Debt or permitted under clause (b), clause (c), clause (d), clause (l), clause (m), this clause (n), clause (o), clause (r), clause (t), clause (cc) or clause (dd) of this Section 7.01 (provided that any amounts incurred under this clause (n) as Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to any of the foregoing clauses shall reduce the amount available under such clauses so long as such Refinancing Indebtedness remains outstanding or any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to so refund, replace, refinance, redeem, repurchase, retire or defease such Indebtedness, Disqualified Stock or Preferred Stock), plus any Refinancing Expenses and any committed or undrawn amounts with respect to such Indebtedness, Disqualified Stock or Preferred Stock (subject to the following proviso, “Refinancing Indebtedness”); provided, however, that such Refinancing Indebtedness:

(1)has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred that is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced, replaced, redeemed, repurchased or retired (which (i) in the case of bridge loans or Extendable Bridge Loans/Interim Debt, will be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity, (ii) in the case of Convertible Indebtedness, shall not apply, and (iii) will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control (or, with respect to Convertible Indebtedness, fundamental change offers), asset sale or event of loss and customary acceleration rights after an event of default and, with respect to convertible notes, pursuant to settlements upon conversion);
(2)has a Stated Maturity that is no earlier than the Stated Maturity of the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired (which (i) in the case of bridge loans or Extendable Bridge Loans/Interim Debt, will be determined by reference to the notes or loans into which such bridge loans or Extendable Bridge Loans/Interim Debt are converted or for which such bridge loans or Extendable Bridge Loans/Interim Debt are exchanged at maturity and (ii) will be subject to other customary offers to repurchase or mandatory prepayments upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);
(3)to the extent that such Refinancing Indebtedness refinances (i) Subordinated Indebtedness, such Refinancing Indebtedness is Subordinated Indebtedness or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, respectively;
(4)shall not include (x) Indebtedness, Disqualified Stock or Preferred Stock of a Non-Loan Party that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Guarantor, or (y) Indebtedness or Disqualified Stock of the Borrower or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and
(5)to the extent such Refinancing Indebtedness is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal to or junior to the Indebtedness being refunded, refinanced, replaced, redeemed, repurchased or retired;
provided that subclauses (1) and (2) will not apply to any refunding or refinancing of any secured Indebtedness other than Ratio Debt, Acquisition Ratio Debt or any successive Refinancing Indebtedness in each case thereof or Indebtedness otherwise secured by assets constituting Collateral;
(o)    (1) Indebtedness, Disqualified Stock or Preferred Stock (i) of the Borrower or any of its Restricted Subsidiaries Incurred or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person and (ii) of any Person that is acquired by the Borrower or any of its Restricted Subsidiaries or merged into or consolidated or amalgamated with the Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement and (2) Indebtedness Incurred or Disqualified Stock or Preferred Stock issued or, in each case, assumed in anticipation of, or in connection with, an acquisition of any assets, business (including Capital Stock) or Person or any similar Investment (any such Indebtedness, Disqualified Stock or Preferred Stock described in the foregoing clauses (1) and (2), collectively, “Acquisition Ratio Debt”), in each case so long as (i) after giving Pro Forma Effect to such acquisition, merger, consolidation or amalgamation and the Incurrence of such Indebtedness, Disqualified Stock or Preferred Stock, (A) the Borrower would be permitted to Incur at least $1.00 of additional Indebtedness as Ratio Debt or (B) the Maximum Leverage Requirement is satisfied for the Borrower and its Restricted Subsidiaries as of the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued and (ii) such additional Indebtedness, Disqualified Stock or Preferred Stock, to the extent Incurred by a Loan Party, complies with the requirements set forth in Section 2.15(b)(i) through (vii) as if the references therein to Incremental Equivalent Debt were to such additional Indebtedness, Disqualified Stock or Preferred Stock; provided that the aggregate principal amount of Acquisition Ratio Debt and Ratio Debt either (A) Incurred by Restricted Subsidiaries that are not Loan Parties or (B) that doesn’t satisfy the requirements set forth in Section 2.15(b)(i) and (ii), shall not exceed in the aggregate the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued;
(p)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;
(q)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any credit facility permitted hereunder, so long as such letter of credit has not been terminated and is in a principal amount not in excess of the stated amount of such letter of credit or bank guarantee;
(r)    Contribution Indebtedness;
(s)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary consisting of (x) installment insurance premiums, (y) the financing of insurance premiums or (z) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(t)    Indebtedness, Disqualified Stock or Preferred Stock of Non-Loan Parties in an aggregate principal amount or liquidation preference, as applicable, in the aggregate, of the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (t) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (t) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (t) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which such Non-Loan Party could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent such Non-Loan Party is able to Incur any Liens related thereto as Permitted Liens after such reclassification));
(u)    Indebtedness, Disqualified Stock or Preferred Stock of a joint venture to the Borrower or a Restricted Subsidiary and to the other holders of Equity Interests or participants of such joint venture, so long as the percentage of the aggregate amount of such Indebtedness, Disqualified Stock or Preferred Stock of such joint venture owed to such holders of its Equity Interests or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Equity Interests of such joint venture held by such holders or such participant’s participation in such joint venture;
(v)    Indebtedness Incurred or Disqualified Stock or Preferred Stock issued in a Qualified Receivables Financing or Qualified Receivables Factoring that is not recourse to Borrower or any Restricted Subsidiary (except for Standard Securitization Undertakings) other than (x) a Receivables Subsidiary or (y) a Person described in the definition of “Factoring Transaction”;
(w)    Indebtedness owed or Disqualified Stock or Preferred Stock issued to banks and other financial institutions in the ordinary course of business of the Borrower and the Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements, including cash management, cash pooling arrangements and related activities to manage cash balances of the Borrower and its Subsidiaries and joint ventures including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer and other cash management arrangements and Indebtedness in respect of netting services, overdraft protection, credit card programs, automatic clearinghouse arrangements and similar arrangements;
(x)    Indebtedness, Disqualified Stock or Preferred Stock consisting of Indebtedness, Disqualified Stock or Preferred Stock issued by the Borrower or any Restricted Subsidiary to future, current or former officers, directors, managers, employees, consultants and independent contractors thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower to the extent permitted under Section 7.05;
(y)    customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(z)    Indebtedness Incurred or Disqualified Stock issued by the Borrower or a Restricted Subsidiary or Preferred Stock issued by any of the Borrower’s Restricted Subsidiaries in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business;
(aa)    AMG Indebtedness;
(bb)    (i) guarantees Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sub-licensees and distribution partners and (ii) Indebtedness Incurred by the Borrower or a Restricted Subsidiary as a result of leases entered into by the Borrower or such Restricted Subsidiary in the ordinary course of business;
(cc)    the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness Incurred or Disqualified Stock or Preferred Stock issued on behalf, or representing guarantees of Indebtedness incurred or Disqualified Stock or Preferred Stock issued by, joint ventures; provided that the aggregate principal amount or liquidation preference, as applicable, of Indebtedness Incurred or guaranteed or Disqualified Stock or Preferred Stock issued or guaranteed pursuant to this clause (cc) does not at any one time outstanding exceed the greater of (x) $300,000,000 and (y) 15% of the EBITDA Grower Amount at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (cc) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (cc) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (cc) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Borrower or such Restricted Subsidiary could have Incurred or guaranteed such Indebtedness or issued or guaranteed such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Borrower or any of its Restricted Subsidiaries are able to Incur any Liens related thereto as Permitted Liens after such reclassification));
(dd)    Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or a Restricted Subsidiary Incurred to finance or assumed in connection with an acquisition of any assets (including Capital Stock), business or Person in an aggregate principal amount or liquidation preference that does not exceed the greater of (x) $650,000,000 and (y) 37.5% of the EBITDA Grower Amount at the time such Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, plus, in the case of any refinancing of any Indebtedness, Disqualified Stock or Preferred Stock permitted under this clause (dd) or any portion thereof, any Refinancing Expenses (it being understood that any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued pursuant to this clause (dd) shall cease to be deemed Incurred, issued or outstanding pursuant to this clause (dd) but shall be deemed Incurred or issued and outstanding as Ratio Debt from and after the first date on which the Borrower or such Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness or issued such Disqualified Stock or Preferred Stock as Ratio Debt (to the extent the Borrower or any of its Restricted Subsidiaries are able to Incur any Liens related thereto as Permitted Liens after such reclassification));
(ee)    Indebtedness, Disqualified Stock or Preferred Stock consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation, severance, pension, and health and welfare retirement benefits or other similar arrangements of the Borrower Parties incurred or established by such Person in the exercise of the Borrower’s reasonable business judgment or existing on the Restatement Date;
(ff)    unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that they are permitted to remain unfunded under applicable law;
(gg)    Indebtedness incurred by any Subsidiary of the Borrower organized under the laws of a jurisdiction of Australia (which is not guaranteed by any Subsidiary that is not organized under the laws of a jurisdiction of Australia) in an aggregate principal amount at any time outstanding not to exceed the Dollar Equivalent of AUS$75.0 million;
(hh)    [reserved];
(ii)    reimbursement obligations of the Borrower Parties with respect to cash management arrangements referred to in clause (49) of the definition of “Permitted Liens”;
(jj)    unsecured Indebtedness arising out of judgments not constituting an Event of Default;
(kk)    [reserved];
(ll)    Guarantees of Indebtedness of employees, directors, officers, managers, consultants or independent contractors permitted by clause (7) of the definition of “Permitted Investments”; and
(mm)    Venue Construction Indebtedness of Venue Construction Subsidiaries and the Holdco Venue Construction Subsidiaries in an aggregate principal amount not exceeding $1,000,000,000 at any one time outstanding; provided that (x) notwithstanding anything to the contrary contained in this Section 7.01 or the definition of “Permitted Investments”, no Venue Construction Indebtedness shall be an obligation of the Borrower or any Subsidiary other the applicable Venue Construction Subsidiary or Holdco Venue Construction Subsidiary and (y) such $1,000,000,000 limitation set forth in this clause (mm) shall be calculated assuming the aggregate principal amount of Indebtedness incurred pursuant to this clause (mm) constitutes the Venue Construction Subsidiary Percentage of the aggregate principal amount of such Indebtedness.
(b)For purposes of determining compliance with Section 7.01, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be Incurred or issued as Ratio Debt, the Borrower shall, in its sole discretion, at the time of incurrence or issuance, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with Section 7.01; provided that (i) all Indebtedness under this Agreement incurred on the Restatement Date shall be deemed to have been Incurred pursuant to clause (a) of the definition of “Permitted Debt” and the Borrower shall not be permitted to reclassify all or any portion of Indebtedness Incurred on the Restatement Date pursuant to clause (a) of the definition of “Permitted Debt” and (ii) in the event that the Borrower shall classify Indebtedness Incurred on the date of determination as Incurred in part as Ratio Debt or Acquisition Ratio Debt or as having been incurred in reliance on any Ratio-Based Incremental Facility test and in part pursuant to one or more other clauses of Section 7.01, Consolidated Funded Indebtedness shall not include any such Indebtedness Incurred pursuant to one or more such other clauses of Section 7.01, and shall not give effect to any discharge of any Indebtedness from the proceeds of any such Indebtedness being disregarded for purposes of the calculation of the Consolidated Funded Indebtedness on such date of determination that otherwise would be included in Consolidated Funded Indebtedness. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms, the payment of dividends on Disqualified Stock or Preferred Stock in the form of additional shares of Disqualified Stock or Preferred Stock of the same class, the accretion of liquidation preference and increases in the amount of Indebtedness, Disqualified Stock or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness will not be deemed to be an Incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 7.01. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that are otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of

Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.01.
(c)[Reserved].
(d)For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness or the issuance of Disqualified Stock or Preferred Stock, the U.S. dollar-equivalent principal amount or liquidation preference, as applicable of Indebtedness, Disqualified Stock or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar-equivalent), in the case of revolving credit debt or debt financing to fund an acquisition, or first issued in the case of Disqualified Stock or Preferred Stock; provided that if such Indebtedness, Disqualified Stock or Preferred Stock is Incurred to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such Refinancing Indebtedness does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, being refinanced (plus any Refinancing Expenses).
(e)The principal amount or liquidation preference, as applicable, of any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued to refinance other Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, if Incurred or issued in a different currency from the Indebtedness, Disqualified Stock or Preferred Stock being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness, Disqualified Stock or Preferred Stock is denominated that is in effect on the date of such refinancing.
Section 7.02Limitations on Liens. Create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness, except:
(a)in the case of Subject Liens on any Collateral, such Subject Lien is a Permitted Lien; and
(b)in the case of any other asset, right or property, any Subject Lien if (i) the Obligations are equally and ratably secured with (or on a senior basis to, in the case such Subject Lien secures any Subordinated Indebtedness) the obligations secured by such Subject Lien or (ii) such Subject Lien is a Permitted Lien.
Any Lien created for the benefit of the Secured Parties pursuant to the preceding clause (b) shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.
Section 7.03Fundamental Changes. Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, (other than in the case of clause (e) below):
(a)any Person may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall survive any such transaction, or (ii) other than with respect to any merger, amalgamation or consolidation of the Borrower, any one or more Restricted Subsidiaries; provided that (x) when any Guarantor is merging with a Person that is not a Loan Party (A) the Guarantor shall be the continuing or surviving Person, (B) the continuing or surviving Person shall become a Guarantor in compliance with the requirements of Section 6.12, or (C) such merger, amalgamation or consolidation shall be deemed to constitute either an Investment or Disposition, as elected by the Borrower, and such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.01, respectively or such Disposition must be a Disposition permitted hereunder;
(b)(i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party and (ii) any Restricted Subsidiary that is not the Borrower may liquidate or dissolve (provided, that any Loan Party shall only liquidate or dissolve into another Loan Party), or the Borrower or any Restricted Subsidiary may (if the

validity, perfection and priority of the Liens securing the Obligations is not adversely affected thereby) change its legal form, in each case if the Borrower determines in good faith that such action is in the best interest of the Borrower and its Subsidiaries and is not disadvantageous to the Lenders in any material respect;
(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to any Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Section 7.01, respectively; provided, further, that the Borrower may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Loan Party or a Guarantor;
(d)any Restricted Subsidiary may merge, amalgamate or consolidate with, or dissolve into, any other Person in order to effect a Permitted Investment; provided that (i) the continuing or surviving Person shall, to the extent subject to the terms hereof, have complied with the requirements of Section 6.12, (ii) to the extent constituting an Investment, such Investment must be a Permitted Investment and (iii) to the extent constituting a Disposition, such Disposition must be permitted hereunder;
(e)the Borrower and the other Restricted Subsidiaries may consummate any Permitted Restructuring Transactions;
(f)any Restricted Subsidiary may merge, dissolve, liquidate, amalgamate, consolidate with or into another Person in order to effect a Disposition not prohibited pursuant to Section 7.04; and
(g)any Permitted Investment or any transactions permitted pursuant to Sections 7.02 and 7.05 may be structured as a merger, consolidation or amalgamation.
Section 7.04Asset Sales.
(a)Cause or make an Asset Sale, unless:
(i)the Borrower or any of its Restricted Subsidiaries, as the case may be, receives consideration (including by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and
(ii)except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents or Replacement Assets; provided that the amount of:
(A)any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto for which internal financial statements are available immediately preceding such date or, if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet in the good faith determination of the Borrower) of the Borrower or such Restricted Subsidiary other than liabilities that are by their terms subordinated to the Obligations or are otherwise extinguished in connection with the transactions relating to such Asset Sale, or that are assumed by the transferee of any such assets or Equity Interests;
(B)any notes or other obligations or other securities or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days of the receipt thereof; and
(C)any Designated Non-Cash Consideration received by the Borrower or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (C) that is at that time outstanding, not to exceed the greater of (x) $300,000,000 and (y) 15% of the

EBITDA Grower Amount, calculated at the time of the receipt of such Designated Non-Cash Consideration (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value);
shall each be deemed to be Cash Equivalents for the purposes of this clause (ii).
(b)Within 455 days after (or, at the option of the Borrower, in the 90 days prior to) the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale made pursuant to Section 7.04(a) or any Casualty Event, the Borrower or such Restricted Subsidiary shall apply an amount equal to the Net Cash Proceeds from such Asset Sale or Casualty Event, at its option:
(i)to prepay Term Loans and, to the extent expressly permitted under Section 2.05(b)(ii)(A), other Permitted Debt that is secured by Collateral on a pari passu with the Liens securing the Obligations;
(ii)to make an investment in any one or more businesses, assets (other than working capital assets), or property or capital expenditures, in each case used or useful in a Similar Business;
(iii)to make an investment (including capital expenditures) in any one or more businesses, properties (other than working capital assets) or assets (other than working capital assets) that replace the businesses, properties and/or assets that are the subject of such Asset Sale or Casualty Event, with any such investment made by way of a capital or other lease valued at the present value of the minimum amount of payments under such lease (as determined by the Borrower in good faith); or
(iv)any combination of the foregoing;
provided that the Borrower and its Restricted Subsidiaries will be deemed to have complied with the provisions described in clause (ii) or (iii) of this Section 7.04(b) if and to the extent that, within 455 days after (or, at the option of the Borrower, in the 90 days prior to) the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary, as applicable, has entered into and not abandoned or rejected a binding agreement to make an investment in compliance with the provision described in clause (ii) or (iii) of this Section 7.04(b), and that investment is thereafter completed within 180 days after the end of such 455 day period;
(c)Pending the final application of any such amount of Net Cash Proceeds pursuant to Section 2.05(b)(ii) and this Section 7.04, the Borrower or such Restricted Subsidiary may temporarily reduce Indebtedness under the Revolving Credit Facility, or otherwise invest or utilize such Net Cash Proceeds in any manner not prohibited by this Agreement.
(d)Anything in this Section 7.04 to the contrary notwithstanding, no Loan Party shall be permitted to transfer, directly or indirectly, any Material Intellectual Property to any Subsidiary that is not a Loan Party or to any Unrestricted Subsidiary under this Section 7.04, other than non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures of intellectual property, other IP Rights or other general intangibles.
(e)For the avoidance of doubt, none of (w) the sale of any Convertible Indebtedness, (x) the sale of or entry into any Permitted Warrant Transaction, (y) the purchase of or entry into any Permitted Bond Hedge Transaction or (z) the performance by any Loan Party of its obligations under any Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction (including the settlement or termination of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction) is prohibited by, or will constitute usage of any of the baskets in, this Section 7.04.
Section 7.05Restricted Payments.
(a)Directly or indirectly:
(1)declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Borrower (other than (A) dividends or distributions by the Borrower payable solely in Equity Interests (other than Disqualified Stock) of the Borrower; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Borrower or a Restricted

Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities or, solely to the extent required by law and involving de minimis amounts on a non-pro rata basis to such equity holders);
(2)purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower, including in connection with any merger, amalgamation or consolidation, other than the repurchase (or deemed repurchase) of any Equity Interests that are subject to compensatory awards of stock options, restricted stock units or other equity-based compensation awards to any current or former employees of any Loan Party, including any deemed repurchase of Equity Interests in connection with satisfaction of applicable tax or similar withholding obligations;
(3)make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness of the Borrower or any Guarantor (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of Subordinated Indebtedness of the Borrower or any Guarantor in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement); or
(4)make any Restricted Investment;
(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”) unless, (x) if applicable, after giving effect to such Restricted Payment, the Borrower shall be in Pro Forma Covenant Compliance, (y) no Event of Default shall have occurred and be continuing or would result therefrom and (z) at the time of such Restricted Payment, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries after the Restatement Date in reliance on this paragraph (including Restricted Payments permitted by Section 7.05(b)(1) in reliance on this paragraph, but excluding all other Restricted Payments permitted by Section 7.05(b)), is less than the sum of, without duplication (such sum of clauses (i) through (viii) below, the “Available Amount”),
(i)(A) the greater of $1,000,000,000 and 50% of the EBITDA Grower Amount at the time of such calculation plus (B) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Restatement Date occurs to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment or, in the case that such Consolidated Net Income for such period is a deficit, $0, plus
(ii)100% of the aggregate net proceeds, including cash and the Fair Market Value of assets (other than cash), received by the Borrower after the Restatement Date from the issue or sale of Equity Interests of the Borrower (other than Excluded Equity), including such Equity Interests issued upon exercise of warrants or options, plus
(iii)[reserved], plus
(iv)the principal amount of any Indebtedness, or the liquidation preference or Maximum Fixed Repurchase Price, as the case may be, of any Disqualified Stock, in each case, of the Borrower or any Restricted Subsidiary thereof issued after the Restatement Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) that, in each case, has been converted into or exchanged for Equity Interests in the Borrower (other than Excluded Equity), plus
(v)to the extent the initial Investment utilized the Available Amount, 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of assets (other than cash) received by the Borrower or any Restricted Subsidiary (less any amounts distributed as Leverage Excess Proceeds) from:
(A)the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Restricted Investments made by the Borrower and its

Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Borrower and its Restricted Subsidiaries by any Person (other than the Borrower or any of its Restricted Subsidiaries) and from repayments of loans or advances that constituted Restricted Investments, in each case made after the Restatement Date,
(B)the sale (other than to the Borrower or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any Restricted Subsidiary (other than to the extent such employee stock ownership plan or trust has been funded by the Borrower or any Restricted Subsidiary)) of the Capital Stock of an Unrestricted Subsidiary or any minority Investment, or
(C)any distribution or dividend from an Unrestricted Subsidiary, a Restricted Investment or a minority Investment, plus
(vi)to the extent the initial Investment utilized the Available Amount, any proceeds of sale, interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments, plus
(vii)in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case after the Restatement Date, the Fair Market Value of the Investment of the Borrower in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to the Available Amount , plus
(viii)the aggregate amount of Declined Amounts since the Restatement Date.
(b)Section 7.05 will not prohibit:
(1)the payment of any dividend or distribution or consummation of any redemption within 60 days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;
(2)(a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Borrower, or Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor, in exchange for, or out of the proceeds of the issuance or sale of, Equity Interests of the Borrower or contributions to the equity capital of the Borrower (other than Excluded Equity) (collectively, including any such contributions, “Refunding Capital Stock”);
(b)    the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the issuance or sale (other than to a Restricted Subsidiary of the Borrower or to an employee stock ownership plan or any trust established by the Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock; and
(c)    if immediately prior to the retirement of the Retired Capital Stock, the declaration and payment of dividends thereon was permitted pursuant to this covenant and has not been made as of such time (the “Unpaid Amount”), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of the Borrower) in an aggregate amount no greater than the Unpaid Amount (with the payment of such Unpaid Amount being treated as a payment under the applicable provision);
(3)the prepayment, redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Borrower or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the Incurrence of, Refinancing Indebtedness thereof, any Permitted Refinancing thereof or any other Indebtedness permitted to be incurred under Section 7.01;

(4)the purchase, retirement, redemption or other acquisition (or Restricted Payments to the Borrower to finance any such purchase, retirement, redemption or other acquisition) for value of Equity Interests (including related stock appreciation rights or similar securities) of the Borrower held directly or indirectly by any future, present or former employee, officer, director, manager, consultant or independent contractor of the Borrower or any Subsidiary of the Borrower or its estates, heirs, family members, spouses or former spouses or permitted transferees (including for all purposes of this clause (4), Equity Interests held by any entity whose Equity Interests are held by any such future, present or former employee, officer, director, manager, consultant or independent contractor or their estates, heirs, family members, spouses or former spouses or permitted transferees) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement or any stock subscription or shareholder or similar agreement or upon the death, disability, retirement or termination of employment or service of such Person; provided, however, that (I) no Event of Default shall have occurred and be continuing or would result therefrom and (II) the aggregate amounts paid under this clause (4) shall not exceed the greater of (x) $210,000,000 and (y) 10.5% of the EBITDA Grower Amount (at the time of such payment) in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the next two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:
(a)    the cash proceeds received by the Borrower from the issuance or sale of Equity Interests (other than Disqualified Stock) of the Borrower (to the extent contributed to the Borrower), in each case, to any future, present or former employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that occurs on or after the Restatement Date; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the Available Amount; plus
(b)    the cash proceeds of key man life insurance policies received by the Borrower or its Restricted Subsidiaries after the Restatement Date; plus
(c)    the amount of any cash bonuses otherwise payable to employees, officers, directors, managers, consultants or independent contractors of the Borrower or its Restricted Subsidiaries that are foregone in return for the receipt of Equity Interests; less
(d)    the amount of cash proceeds described in clause (a), (b) or (c) of this clause (4) previously used to make Restricted Payments pursuant to this clause (4);
(provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (a), (b) and (c) above in any calendar year);
provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officer, director, employee, manager, consultant or independent contractor (or any permitted transferees thereof) of the Borrower or any of its Restricted Subsidiaries, in connection with a repurchase of Equity Interests of the Borrower from such Persons will not be deemed to constitute a Restricted Payment for purposes of this Section 7.05 or any other provisions of this Agreement;
(5)(i) the Borrower Parties may prepay or repay intercompany Indebtedness otherwise permitted hereunder owed to the other Borrower Parties and (ii) to the extent constituting Restricted Payments, the Borrower or any Restricted Subsidiary may enter into and consummate transactions expressly permitted by Section 7.03, Section 7.04 and Section 6.18;
(6)[reserved];
(7)any Restricted Payments made in connection with the consummation of the Transactions, including any dividends, payments or loans made to the Borrower to enable it to make any such payments;
(8)Restricted Payments in an aggregate amount of the sum of (x) up to 7.0% per annum of the cash proceeds net of underwriting fees received by the Borrower from any public offering of Equity Interests or contributed to the Borrower from any public offering of Equity Interests, other than public offerings with respect to the Borrower’s common Equity Interests registered on Form S-4 or S-8 or successor form thereto and other than any public sale constituting Excluded Contributions or with respect to Disqualified Stock for which Restricted Payments are permitted pursuant to clause (5) of this Section 7.05(b) plus (y) an aggregate amount per annum not to exceed $250,000,000, with unused amounts in any calendar year being permitted to be carried over to the next succeeding calendar year; provided that (A) the aggregate amount carried forward in any year shall not exceed $250,000,000 and (B) Restricted Payments made under this Section 7.05(b)(8)(y) shall be applied first, to amounts carried over from the prior calendar year, if any and second, to all other amounts available under this Section 7.05(b)(8)(y);
(9)Restricted Payments that are made with Excluded Contributions;
(10)Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (10) not to exceed the greater of (x) $1,500,000,000 and (y) 75% of the EBITDA Grower Amount at the time such Restricted Payment is made;
(11)the prepayment, redemption, purchase, defeasance or other satisfaction of any Indebtedness (1) existing at the time a Person becomes a Subsidiary or (2) assumed in connection with the acquisition of assets, in each case so long as such Indebtedness was not incurred in contemplation of, such Person becoming a Subsidiary or such acquisition;
(12)Restricted Payments to purchase Capital Stock of any Person that becomes a Loan Party upon such purchase, that in each case is not held by (i) Borrower, (ii) any Subsidiary or (iii) an Affiliate of Borrower or any of its Subsidiaries; provided that after giving effect thereto (x) the Borrower shall be in Pro Forma Covenant Compliance and (y) such Person becomes or continues to be a Subsidiary of the Borrower;
(13)the Borrower and any Restricted Subsidiaries may make Restricted Payments pursuant to and in accordance with stock incentive plans or other employee benefit plans for future, present or former directors, officers, employees, managers, consultants or independent contractors of the Borrower and its Subsidiaries, in each case in the ordinary course of business;
(14)(i) redemptions, repurchases, retirements or other acquisitions of Equity Interests deemed to occur upon exercise of stock options, warrants, purchase or conversion options or similar rights if such Equity Interests represent a portion of the exercise price of, or tax withholdings with respect to, such options or warrants or similar rights, (ii) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable or expected to be payable by any future, present or former director, officer, employee, manager, consultant or independent contractor of the Borrower or any Subsidiary of the Borrower (or their respective Affiliates, estates, heirs, family members, spouses or former spouses or permitted transferees) in connection with the exercise of stock options or the grant, vesting or delivery of Equity Interests and (iii) loans or advances to officers, directors, employees, managers, consultants and independent contractors of the Borrower or any Subsidiary of the Borrower in connection with such Person’s purchase of Equity Interests of the Borrower; provided that no cash is actually advanced pursuant to this clause (iii) other than to pay taxes due in connection with such purchase, unless immediately repaid;
(15)purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Factoring or Qualified Receivables Financing and the payment or distribution of Receivables Fees;
(16)payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, merger, amalgamation or transfer of assets that complies with the provisions of this Agreement;
(17)the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);
(18)the payment of cash in lieu of the issuance of fractional shares of Equity Interests in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution or split of or upon exercise, conversion or exchange of Equity Interests, warrants, options or other securities exercisable or convertible into, Equity Interests of the Borrower;

(19)Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (19) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash, Cash Equivalents or marketable securities, not to exceed the greater of $1,000,000,000 and 50% of the EBITDA Grower Amount at the time such Investment is made (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);
(20)Permitted Restructuring Transactions;
(21)any Restricted Payment so long as immediately after giving effect to the making of such Restricted Payment on a Pro Forma Basis, (x) the Borrower’s Consolidated Total Leverage Ratio does not exceed 4.50:1.00 and (y) no Event of Default pursuant to Sections 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom;
(22)any payment that is intended to prevent any Indebtedness of the Borrower or any of its Restricted Subsidiaries from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code;
(23)any dividend, distribution, redemption or other Restricted Payment made with any Leverage Excess Proceeds;
(24)settling conversions of Convertible Indebtedness (whether in cash, Equity Interests or any combination thereof) (in an aggregate amount since the date of this Agreement not to exceed the sum of (a) the principal amount of such Convertible Indebtedness received by the Borrower Parties plus (b) any payments received by the Borrower or any Restricted Subsidiary pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions plus (c) cash in lieu of any fractional Equity Interests); and
(25)(a) any payments in connection with a Permitted Bond Hedge Transaction and (b) the settlement of any related Permitted Warrant Transaction (i) by delivery of shares of the Borrower’s common stock upon settlement thereof or (ii) by (A) set-off against the related Permitted Bond Hedge Transaction or (B) payment of an early termination amount thereof in common stock upon any early termination thereof.
(c)The Borrower will not permit any Restricted Subsidiary to become an Unrestricted Subsidiary, or any Unrestricted Subsidiary to become a Restricted Subsidiary, except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.
(d)For purposes of this Section 7.05, if any Investment or Restricted Payment (or a portion thereof) would be permitted pursuant to one or more provisions described above and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Borrower may divide and classify such Investment or Restricted Payment (or a portion thereof) in any manner that complies with this Section 7.05 and may later divide and reclassify any such Investment or Restricted Payment so long as the Investment or Restricted Payment (as so divided and/or reclassified) would be permitted to be made in reliance on the applicable exception as of the date of such reclassification; provided that any Restricted Payment made in reliance on Section 7.05(b)(23) above shall not be permitted to be reclassified as made pursuant to any other provision described above and shall be deemed at all times to have been made in reliance on such Section 7.05(b)(23).
(e)Anything in this Section 7.05 to the contrary notwithstanding, no Loan Party shall be permitted to transfer, directly or indirectly, any Material Intellectual Property to any Subsidiary that is not a Loan Party or to any Unrestricted Subsidiary under this Section 7.05 or the definition of “Permitted Investment” other than non-exclusive licenses, sublicenses or cross-licenses or other intercompany disclosures of intellectual property, other IP Rights or other general intangibles.

(f)Notwithstanding anything to the contrary in this Agreement, the conversion, exchange, settlement, redemption or repurchase of any Convertible Indebtedness permitted to be incurred hereunder, Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not be prohibited by this Agreement; provided that (1) any payment made in cash to holders of Convertible Indebtedness in excess of the original principal (or notional) amount thereof and interest thereon (other than payment of customary fees, costs and expenses associated therewith or cash in lieu of fractional Equity Interests), and interest on such excess amount (except to the extent that a corresponding amount is received by the Borrower in cash (whether through a direct cash payment or a settlement in shares of stock that are promptly sold for cash) substantially contemporaneously from the other party to a Permitted Bond Hedge Transaction relating to such Convertible Indebtedness) and (2) any cash payment made in connection with the settlement of a Permitted Warrant Transaction to the extent the Borrower has the option of satisfying such payment obligation through the issuance of shares of common stock, may be made, in each case under the foregoing clauses (1) and (2), only if no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis.
Section 7.06Burdensome Agreements.
(a)Permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:
(1)(i) pay dividends or make any other distributions to the Borrower or any of its Restricted Subsidiaries on its Capital Stock; or (ii) pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries; or
(2)create, incur, assume or suffer to exist Liens on the Collateral of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations or under the Loan Documents.
(b)However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
(1)contractual encumbrances or restrictions of the Borrower or any of its Restricted Subsidiaries in effect on the Restatement Date, including pursuant to this Agreement and the other Loan Documents, the Existing Notes, related Swap Contracts and Indebtedness permitted pursuant to clause (c) of the definition of “Permitted Debt,” and any amendments, modifications, extensions, renewals or refinancing thereof that do not materially expand the scope of any such restriction or condition taken as a whole;
(2)customary restrictions and conditions imposed by any Loan Document or by any instrument governing Indebtedness permitted hereunder;
(3)applicable law or any applicable rule, regulation or order;
(4)any agreement or other instrument of a Person acquired by or merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary or an Unrestricted Subsidiary that is designated a Restricted Subsidiary that was in existence at the time of such acquisition (or at the time it merges with or into the Borrower or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person (but, in each case, not created in contemplation thereof)), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired or designated; provided that in connection with a merger, amalgamation or consolidation under this clause (4), if a Person other than the Borrower or such Restricted Subsidiary is the successor company with respect to such merger, amalgamation or consolidation, any agreement or instrument of such Person or any Subsidiary of such Person, shall be deemed acquired or assumed, as the case may be, by the Borrower or such Restricted Subsidiary, as the case may be, at the time of such merger, amalgamation or consolidation;
(5)customary encumbrances or restrictions contained in contracts or agreements for the Dispositions of assets (including Equity Interests) applicable to such assets pending consummation of such Dispositions, including customary encumbrances or restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the Disposition of Equity Interests or assets of such Restricted Subsidiary;

(6)restrictions on cash or other deposits (including escrowed funds) or net worth under contracts (including letters of credit and bank guarantees) entered into in the ordinary course of business;
(7)customary provisions in operating or other similar agreements, asset sale agreements and stock sale agreements entered into in connection with the entering into of such transaction, which limitation is applicable only to the assets that are the subject of those agreements;
(8)restrictions or conditions imposed by any agreement relating to purchase money obligations for property acquired, Capitalized Lease Obligations and other secured Indebtedness permitted by this Agreement and secured by specific assets, in each case, only to the extent such restrictions or conditions are of the nature discussed in clause (2) in Section 7.06(a) and apply only to the property so acquired;
(9)(i) customary provisions contained in leases, sub-leases, licenses, sublicenses, contracts and other similar agreements entered into in the ordinary course of business to the extent such obligations impose restrictions of the type described in clause (2) in Section 7.06(a) on the property subject to such lease or (ii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(10)any encumbrance or restriction effected in connection with a Qualified Receivables Factoring or Qualified Receivables Financing that, in the good faith determination of the Borrower, is necessary or advisable to effect such Qualified Receivables Factoring or Qualified Receivables Financing, as applicable;
(11)any encumbrance or restriction contained in other Indebtedness, Disqualified Stock or Preferred Stock of the Borrower or any Restricted Subsidiary that is incurred subsequent to the Restatement Date pursuant to Section 7.01, provided that, with respect to any Indebtedness, Disqualified Stock or Preferred Stock in excess of the Threshold Amount, (i) such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Borrower’s ability to make anticipated principal or interest payments under this Agreement (as determined by the Borrower in good faith) or (ii) such encumbrances and restrictions contained in any agreement or instrument taken as a whole are not materially more restrictive than the encumbrances and restrictions contained in this Agreement (as determined by the Borrower in good faith);
(12)any encumbrance or restriction contained in secured Indebtedness or Liens otherwise permitted to be incurred pursuant to Sections 7.01 and 7.02 to the extent limiting the right of the debtor to dispose of or encumber the assets securing such Indebtedness or Liens;
(13)any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, (x) detract from the value of the property or assets of the Borrower or any Restricted Subsidiary in any manner material to the Borrower or any Restricted Subsidiary or (y) materially affect the Borrower’s ability to make future principal or interest payments under this Agreement, in each case, as determined by the Borrower in good faith;
(14)(i) in the case of any Subsidiary that is not a Wholly Owned Subsidiary, such Person’s Organization Documents, solely to the extent of the Capital Stock of or property held in such entity, (ii) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to the applicable joint venture, or (iii) without affecting the Loan Parties’ obligations under Section 6.12, customary provisions in partnership agreements, limited liability company organizational governance documents, buy-sell agreements, voting trust and other shareholder arrangements, stockholders agreements, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person;
(15)customary provisions restricting assignment of any agreement entered into in the ordinary course of business; and
(16)any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Section 7.06(b)(1) through (b)(15); provided that such encumbrances and restrictions contained in any such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing are, in the good faith judgment of the

Borrower, not materially more restrictive, taken as a whole, than the encumbrances and restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
(c)For purposes of determining compliance with this Section 7.06, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to the Borrower or a Restricted Subsidiary to other Indebtedness Incurred by the Borrower or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.
Section 7.07Accounting Changes. Make any change in fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any amendments to this Agreement that are necessary, in the judgment of the Administrative Agent and the Borrower, to reflect such change in fiscal year.
Section 7.08Financial Covenant. As of the end of each fiscal quarter of the Borrower set forth in the table below, and so long as any Delayed Draw Term A Loans (or commitments in respect thereof) or any Revolving Loans (or commitments in respect thereof) are outstanding as of the end of such fiscal quarter, permit the Consolidated Total Net Leverage Ratio as of the end of each such fiscal quarter of the Borrower to be greater than the ratio set forth below opposite such determination date; provided that, in connection with the consummation of a Material Acquisition, the Borrower shall be permitted to elect that the maximum Consolidated Total Net Leverage Ratio permitted under this Section 7.08 be increased by 0.50:1.00 (the “Step-Up”), for the period beginning on the closing date of such Material Acquisition (including for pro forma determinations subsequent to such closing date of such Material Acquisition) until (and including) the last day of the fourth full fiscal quarter of the Borrower following the closing date of such Material Acquisition (an “Acquisition Holiday”); provided, further, that (A) the Acquisition Holidays may not be successive unless the Consolidated Total Net Leverage Ratio would have been complied with for at least two fiscal quarters without giving effect to the Step-Up and (B) there shall be maximum of two Acquisition Holidays in the aggregate under this Agreement; provided, further, that (i) the Borrower shall provide notice in writing to the Administrative Agent of such Acquisition Holiday and a transaction description of such Material Acquisition (including the name of the Person or assets being acquired, the purchase price and the Consolidated Total Net Leverage Ratio on a Pro Forma Basis and such other information as the Administrative Agent may reasonably request) and (ii) at the end of any Acquisition Holiday, the Consolidated Total Net Leverage Ratio permitted under this Section 7.08 shall revert to the applicable covenant level set forth below.

Date Ending	Consolidated Total Net Leverage Ratio
March 31, 2026	6.75:1.00
June 30, 2026	6.75:1.00
September 30, 2026	6.75:1.00
December 31, 2026	6.75:1.00
March 31, 2027	6.25:1.00
June 30, 2027	6.25:1.00
September 30, 2027	6.25:1.00
December 31, 2027	6.25:1.00
March 31, 2028	5.75:1.00
June 30, 2028	5.75:1.00
September 30, 2028	5.75:1.00
December 31, 2028	5.75:1.00
March 31, 2029 and each fiscal quarter end date thereafter	5.25:1.00

Section 7.09Amendments to Organization Documents. Neither the Borrower nor any Restricted Subsidiary will amend or otherwise modify any of their Organization Documents to the extent such amendment or modification, taken as a whole, would reasonably be expected to be adverse in any material respect to the Lenders, except for any amendment or modification of the Organization Documents of any Non-U.S. Subsidiary as a part of a Permitted Restructuring Transaction.

Section 7.10Outbound Investment Rules. The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
Section 8.01Events of Default. Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. The Borrower or any other Loan Party fails to pay in the currency required hereunder (i) when due and as required to be paid herein, any amount of principal of any Loan, (ii) within five (5) Business Days after the same becomes due and payable, any interest on any Loan or on any L/C Obligation or (iii) within ten (10) Business Days after the same becomes due and payable, any fee or any other amount payable hereunder or with respect to any other Loan Document; or
(b)Specific Covenants. The Borrower or other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower), Section 6.18 or in any Section of Article VII (subject, in the case of the Financial Covenant, to the proviso at the end of this clause (b)); provided that a Default by the Borrower under Section 7.08 (a “Maintenance Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to a Term B Loan Facility, any New Term Facility that is a Term B Loan Facility or any Specified Refinancing Debt (unless refinancing the Revolving Credit Facilities or a Term A Loan Facility), unless and until the Required Financial Covenant Lenders shall have terminated their Revolving Credit Commitments or Term Commitments, as applicable, and declared all amounts outstanding under the Revolving Credit Facilities or Delayed Draw Term A Loan Facility, as applicable, to be due and payable; or
(c)Other Defaults. Any Loan Party fails to perform or observe any covenant or agreement (other than those specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after written notice thereof by the Administrative Agent to the Borrower; or
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect if such representation or warranty is already qualified by materiality) when made or deemed made and, to the extent capable of being cured, such representation, warranty, certification or statement of fact is not corrected or clarified within 30 days after it was initially made; or
(e)Cross-Default. Any Loan Party or any Restricted Subsidiary (A) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and intercompany Indebtedness) having an aggregate outstanding principal amount equal to or greater than the Threshold Amount or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) after the expiration of any applicable grace or cure period therefor to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), in each case, prior to its Stated Maturity; provided that this clause (e)(B) shall not apply (v) to the mandatory prepayment of any bridge financing made with the proceeds of permanent financing or the proceeds of asset sales, incurrences of Indebtedness or equity issuances, (w) to any event requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Borrower’s or any of its Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such Indebtedness, (x) secured Indebtedness that becomes due as a result of the sale or transfer or other Disposition (including a Casualty Event) of the property or assets securing such Indebtedness permitted hereunder and under the documents providing for such Indebtedness and, in each case of the foregoing clauses (v), (w) and (x), such Indebtedness is repaid when required under the documents providing for such Indebtedness, (y) events of default, termination events or any other similar event under the documents governing Swap Contracts for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder or (z) Indebtedness that upon the happening of any such default or event automatically converts into Equity Interests (other than Disqualified Stock or, in the case of a Restricted Subsidiary, Disqualified Stock or Preferred Stock) in accordance with its terms; provided, further, that such failure is unremedied and is not validly waived by the holders of such Indebtedness in accordance with the terms of the documents governing such Indebtedness prior to any termination of the Revolving Credit Commitments or acceleration of the Loans pursuant to Section 8.02 (“Acceleration”); provided, however that if such holder or holders (or a trustee or an agent on behalf of such holder or holders or beneficiary or beneficiaries) irrevocably rescind such Acceleration, the Event of Default with respect to this clause (e) shall automatically cease from and after such date; provided, further, that this clause (e) shall not apply to any conversion or exchange of any Convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion or exchange of any Convertible Indebtedness, in either case, into cash, Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares) or any combination thereof in accordance with the express terms or conditions thereof; or
(f)Insolvency Proceedings, Etc. Any Loan Party or any Material Restricted Subsidiary institutes, or consents to the institution of any proceeding under any Debtor Relief Law, a winding-up, an administration, a dissolution, or a composition or makes an assignment for the benefit of creditors or any other action is commenced (by way of voluntary arrangement, scheme of arrangement or otherwise); or appoints, applies for or consents to the appointment of any receiver, administrator, administrative receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, receiver and manager, controller, monitor or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law (including for the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, judicial manager, provisional liquidator, administrator, administrative receiver, receiver and manager, controller, monitor or similar officer) relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; or
(g)Inability to Pay Debts; Attachment. (i) Any Loan Party or any Material Restricted Subsidiary (other than any Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued, commenced or levied against all or substantially all of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue, commencement or levy, or any analogous procedure or step is taken in any jurisdiction; or
(h)Judgments. There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount (as to all such judgments and orders) equal to or greater than the Threshold Amount (to the extent not paid and not covered by (i) independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage or (ii) an enforceable indemnity to the extent that such Loan Party or Restricted Subsidiary shall have made a claim for indemnification and the applicable indemnifying party shall not have disputed such claim) and there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal, bond or otherwise, is not in effect; or
(i)ERISA. (i) One or more ERISA Events occur which ERISA Event or ERISA Events results or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which has resulted or would reasonably be expected to result in liability of any Loan Party in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect; or
(j)Invalidity of Certain Loan Documents. Any material provision of this Agreement, any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and/or any intercreditor agreement required to be entered into pursuant to the terms of this Agreement (in each case, subject to the Perfection Exceptions), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.03 or Section 7.04) or satisfaction in full of all the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been, in each case, Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) ceases to be in full force and effect (except that any such failure to be in full force and effect with respect to the documents referred to in clause (vii) of the definition of “Loan Documents” shall constitute an Event of Default only if the Borrower receive notice thereof and the Borrower fail to remedy the relevant failure in all material respects within 15 days of receiving said notice); or any Loan Party contests in writing the validity or enforceability of any provision of this Agreement, any Collateral Document, any Guaranty, the Intercompany Subordination Agreement and any intercreditor agreement required to be entered into pursuant to the terms of this Agreement; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been, in each case, Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document or the perfected first priority Liens created thereby (except as otherwise expressly provided in this Agreement or the Collateral Documents); or any security interest and Lien on any material portion of the Collateral purported to be created by any Collateral Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Collateral Document, including a perfected security interest in and Lien on such Collateral to the extent required thereunder with the priority required thereby, except to the extent that any such loss of Liens, perfection or priority results solely from (x) the Collateral Agent no longer having possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or (y) a Uniform Commercial Code filing (or similar statements or filings in other jurisdictions) having lapsed because a Uniform Commercial Code continuation statement (or similar statements or filings in other jurisdictions) was not filed in a timely manner).
(k)Change of Control. There occurs any Change of Control.
Notwithstanding anything to the contrary in this Agreement, no Event of Default or breach of any representation or warranty in Article V, any covenant in Articles VI or VII or any other undertaking herein shall constitute a Default or Event of Default if such Event of Default or breach of such representation or warranty in Article V, such covenant in Articles VI or VII or such other undertaking herein would not have occurred but for a fluctuation (or other adverse change) in currency exchange rates.
Section 8.02Remedies Upon Event of Default
. If any Event of Default occurs and is continuing (including any Event of Default arising by virtue of the termination and declaration contemplated by the proviso to Section 8.01(b)), the Administrative Agent shall (i) at the request of, or may, with the consent of, the Required Lenders (provided that, if a Maintenance Financial Covenant Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Financial Covenant Lenders only, and in such case, without limiting the proviso to Section 8.01(b), only with respect to the Revolving Credit Facility, the Delayed Draw Term A Facility and any Letters of Credit, L/C Credit Extensions and L/C Obligations) and (ii) automatically, in the case of any event described in Section 8.01(f), take any or all of the following actions (each, an “Enforcement Event”):
(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and/or
(d)exercise on behalf of itself, the L/C Issuers and the Lenders all rights and remedies available to it, the L/C Issuers and the Lenders under the Loan Documents and/or under applicable Law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law, the obligation of each Lender to make Loans, any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
Section 8.03Application of Funds. Subject to any Applicable Intercreditor Arrangement, after the exercise of remedies provided for in Section 8.02 (or after an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Law), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
(a)first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, disbursements and other charges of counsel payable under Section 10.04 and amounts payable under Article III and amounts owing in respect of (x) the preservation of Collateral or the Collateral Agent’s security interest in the Collateral or (y) with respect to enforcing the rights of the Secured Parties under the Loan Documents) payable to the Administrative Agent and the Collateral Agent in their respective capacity as such;
(b)second, to payment in full of Unfunded Advances/Participations (the amounts so applied to be distributed between or among, as applicable, the Administrative Agent and the L/C Issuers pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any such distribution);
(c)third, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit fees and other than any amounts on account of Secured Hedge Agreements and Secured Cash Management Agreements) payable to the Lenders and the L/C Issuers (including fees, disbursements and other charges of counsel payable under Sections 10.04 and 10.05) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause (c) held by them;
(d)fourth, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and interest on the Loans and L/C Borrowings, ratably among the Lenders, the Swingline Lender and the L/C Issuers in proportion to the respective amounts described in this clause (d) held by them;
(e)fifth, (i) to payment of that portion of the Obligations constituting unpaid principal of the Loans, the L/C Borrowings and obligations of the Loan Parties and their Restricted Subsidiaries then owing under the Secured Hedge Agreements and the Secured Cash Management Agreements and (ii) to Cash Collateralize that portion of L/C Obligations comprising the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16, ratably among the Lenders, the L/C Issuers, the Hedge Banks party to such Secured Hedge Agreements and the Cash Management Banks party to such Secured Cash Management Agreements in proportion to the respective amounts described in this clause (e) held by them; provided that (x) any such amounts applied pursuant to the foregoing clause (ii) shall be paid to the Administrative Agent for the ratable account of the applicable L/C Issuers to Cash Collateralize such L/C Obligations, (y) subject to Sections 2.03(d) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to this clause (e) shall be applied to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit without any pending drawing, the pro rata share of Cash Collateral attributable to such expired Letter of Credit shall be applied by the Administrative Agent in accordance with the priority of payments set forth in this Section 8.03;

(f)sixth, to the payment of all other Obligations of the Loan Parties and their Restricted Subsidiaries owing under or in respect of the Loan Documents or under Secured Hedge Agreements and the Secured Cash Management Agreements that are then due and payable to the Administrative Agent and the other Secured Parties, ratably based upon the respective aggregate amounts of all such Obligations then owing to the Administrative Agent and the other Secured Parties; and
(g)last, after all of the Obligations have been paid in full (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements, Letters of Credit and other L/C Obligations which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit, the Hedge Banks party to such Secured Hedge Agreements or the Cash Management Banks party to such Secured Cash Management Agreements, as applicable, shall have been made), to the Borrower or as otherwise required by Law; provided that no amounts received from any Guarantor shall be applied to Excluded Swap Obligations of such Guarantor.
If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired without any pending drawing, such remaining amount shall be applied to the other Obligations, if any, in accordance with the priority of payments set forth above. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.
It is understood and agreed by each Loan Party and each Secured Party that none of the Administrative Agent and Collateral Agent shall have any liability for any determinations made by it in this Section 8.03, in each case except to the extent resulting from the gross negligence, bad faith or willful misconduct of the Administrative Agent or the Collateral Agent, as applicable (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Loan Party and each Secured Party also agrees that the Administrative Agent and the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
ARTICLE IX
ADMINISTRATIVE AGENT AND OTHER AGENTS
Section 9.01Appointment and Authorization of Agents.
(a)Each Lender and L/C Issuer hereby irrevocably appoints JPMorgan to act on its behalf as Administrative Agent hereunder and under the other Loan Documents (subject to the provisions in Section 9.09), and designates and authorizes the Administrative Agent to take such actions on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties through its officers, directors, agents, employees, or affiliates. The provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. Regardless of whether a Default has occurred and is continuing and without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties; additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby.

(b)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article IX and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.
The Administrative Agent shall also act as the Collateral Agent under the Loan Documents, and each of the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) hereby irrevocably appoints and authorizes JPMorgan as Collateral Agent to act as the agent of (and to hold, enter into, deliver, sign, execute and enforce any security interest, charge or other Lien created by the Collateral Documents for and on behalf of or in trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent as Collateral Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX (including Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Loan Documents) and Section 10.04 as if set forth in full herein with respect thereto and all references to Administrative Agent in this Article IX shall, where applicable, be read as including a reference to the Collateral Agent. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent as Collateral Agent to execute any and all documents (including releases, payoff letters and similar documents) with respect to the Collateral and the rights of the Secured Parties with respect thereto (including any intercreditor agreement), as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders (including in its capacities as a Lender, L/C Issuer (if applicable) and a potential Cash Management Bank party to a Secured Cash Management Agreement and/or a potential Hedge Bank party to a Secured Hedge Agreement) and each Secured Party ratifies and approves all acts and declarations previously done by the Collateral Agent on such Secured Party’s behalf.
Section 9.02Delegation of Duties. The Administrative Agent may execute any of its duties and exercise its rights and powers under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence, bad faith, willful misconduct by the Administrative Agent as determined by a final non-appealable judgment by a court of competent jurisdiction. The exculpatory provisions of this Article IX shall apply to any such sub agent and to the Agent-Related Persons of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Section 9.03Liability of Agents.
(a)No Agent-Related Person shall be (i) liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence, bad faith or willful misconduct in connection with its duties expressly set forth herein, to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction), (ii) liable for any action taken or not taken by it (A) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (B) in the absence of its own gross negligence, bad faith or willful misconduct as determined by the final, non-appealable judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein, (iii) responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, (iv) responsible for or have any duty to ascertain or inquire into the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien, or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder, (v) responsible for or have any duty to ascertain or inquire into the value or the sufficiency of any Collateral or (vi) responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into monitor or enforce, compliance with the provisions relating to Disqualified Institutions or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or Net Short Lender or (y) have any liability with respect to or arising out of any assignment or participation of loans, or disclosure of confidential information, to, or the restriction on any exercise of rights or remedies of, any Disqualified Institution or Net Short Lender.
(b)No Agent shall have any duty to (i) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; including any action that may be in violation of the automatic stay under any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of Law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent or the Collateral Agent, as applicable, may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided or (ii) disclose, except as expressly set forth herein and in the other Loan Documents, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent or the Collateral Agent, as applicable, to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. The motivations of the Administrative Agent and Collateral Agent are commercial in nature and not to invest in the general performance or operations of the Borrower.
(c)Any assignor of a Loan or seller of a participation hereunder shall be entitled to rely conclusively on a representation of the assignee Lender or Participant in the relevant Assignment and Assumption or participation agreement, as applicable, that such assignee or purchaser is not a Disqualified Institution.
(d)Erroneous Payments.
(1)    Each Lender and each L/C Issuer hereby agrees that (i) if the Administrative Agent notifies such Lender or L/C Issuer that the Administrative Agent has determined in its sole discretion that any funds received by such Lender or L/C Issuer from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Lender or L/C Issuer (whether or not known to such Lender or L/C Issuer) (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Lender or L/C Issuer shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect and (ii) to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any

Erroneous Payments received, including, without limitation, waiver of any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender or any L/C Issuer under this clause (f)(1) shall be conclusive, absent manifest error.
(2)    Without limiting immediately preceding clause (i), each Lender and each L/C Issuer hereby further agrees that if it receives an Erroneous Payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Erroneous Payment (an “Erroneous Payment Notice”) or (y) that was not preceded or accompanied by an Erroneous Payment Notice, or (z) that such Lender or L/C Issuer otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case, an error has been made (and that it is deemed to have knowledge of such error at the time of receipt of such Erroneous Payment) with respect to such Erroneous Payment, and to the extent permitted by applicable law, such Lender or L/C Issuer shall not assert any right or claim to the Erroneous Payment, and hereby waives, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments received, including waiver of any defense based on “discharge for value” or any similar doctrine. Each Lender and each L/C Issuer agrees that, in each such case, it shall promptly (and, in all events, within one Business Day of its knowledge (or deemed knowledge) of such error) notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in all events no later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Lender or L/C Issuer to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(3)    The Borrower and each other Loan Party hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Lender or L/C Issuer that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender or L/C Issuer with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party unless, for the avoidance of doubt, such Erroneous Payment (or portion thereof) that is not recovered from such Lender or L/C Issuer is with respect to any funds paid by the Borrower Parties to the Administrative Agent, in which case such Erroneous Payment shall be deemed to be an optional prepayment of the Obligations owed to such Lender or L/C Issuer paid in accordance with this Agreement.
(4)    Each party’s obligations under this Section 9.03(d) shall survive the resignation or replacement of the Administrative Agent or any transfer of title or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Section 9.04Reliance by Agents.
(a)Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, request, consent, certificate, instrument, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, Internet or intranet website posting or other distribution statement or other document (including any Approved Borrower Portal) or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Each Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with, and rely upon (and be fully protected in relying upon), advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such other number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.
Section 9.05Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to that Agent for the account of the applicable Lenders, unless that Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders, the Required Revolving Lenders or the Majority Lenders of any applicable Term Loan A Tranche(s), as applicable, in accordance with Article VIII; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.
Section 9.06Credit Decision; Disclosure of Information by Agents. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
Section 9.07Indemnification of Agents. Whether or not the transactions contemplated hereby are consummated, each Lender shall, on a ratable basis based on such Lender’s Pro Rata Share of all the Facilities, indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), and hold harmless each Agent-Related Person in each case from and against any and all Indemnified Liabilities incurred by such Agent-Related Person (including, for the avoidance of doubt, any such Agent-Related Person in its capacity as L/C Issuer); provided, however, that no Lender shall be liable for any Indemnified Liabilities incurred by an Agent-Related Person to the extent such Indemnified Liabilities are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence, bad faith or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 9.07; provided, further, that to the extent any L/C Issuer is entitled to indemnification under this Section 9.07 solely in its capacity and role as an L/C Issuer, only the Revolving Credit Lenders shall be required to indemnify such L/C Issuer under this Section 9.07 (which indemnity shall be provided by such Lenders based upon their respective Pro Rata Share of the Revolving Credit Facility). In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 shall apply whether or not any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limiting the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses (including the fees, disbursements and other charges of counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’ continuing reimbursement obligations with respect thereto; provided further, that failure of any Lender to indemnify or reimburse the Administrative Agent shall not relieve any other Lender of its obligation in respect thereof. The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation or removal of the Administrative Agent.
Section 9.08Agents in their Individual Capacities. Any Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Capital Stock in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though it were not an Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, an Agent or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that such Agent shall be under no obligation to provide such information to them. With respect to its Loans, such Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not an Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include such Agent in its individual capacity (unless otherwise expressly indicated or unless the context otherwise requires).
Section 9.09Successor Agents.
(a)The Administrative Agent and Collateral Agent may resign as the Administrative Agent or Collateral Agent, as applicable, upon 30 days’ written notice to the Borrower and the Lenders provided that, if at the time of such resignation, there is a successor Administrative Agent or Collateral Agent, as applicable, satisfactory to each of the resigning Agent, the incoming Agent and the Borrower, each, in its sole discretion, then the resigning Agent, the incoming Agent and the Borrower may agree to waive or shorten the 30 day notice period. If the Administrative Agent, Collateral Agent or a controlling Affiliate of the Administrative Agent or the Collateral Agent is subject to an Agent-Related Distress Event, the Borrower may remove such Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(a), (f), or (g) (which consent of the Borrower shall not be unreasonably withheld, conditioned or delayed). If no successor agent is appointed prior to the effective date of the resignation or removal, as applicable, of the Administrative Agent or Collateral Agent, as applicable, the Administrative Agent or Collateral Agent (other than to the extent subject to an Agent-Related Distress Event), as applicable, may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent or Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent,” as applicable, shall mean such successor administrative agent or such successor collateral agent, as applicable, and the retiring Administrative Agent’s or Collateral Agent’s appointment, powers and duties as the Administrative Agent or Collateral Agent, as applicable, shall be terminated. After the retiring Administrative Agent’s or Collateral Agent’s resignation or removal hereunder as the Administrative Agent or Collateral Agent, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent or Collateral Agent under this Agreement. If no successor agent has accepted appointment as the Administrative Agent or Collateral Agent (as applicable) by the date which is 30 days following the retiring Administrative Agent’s or Collateral Agent’s (as applicable) notice of resignation or removal, the retiring Administrative Agent’s or Collateral Agent’s resignation or removal shall nevertheless thereupon become effective and (i) the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security as bailee, trustee or other applicable capacity until such time as a successor of such Administrative Agent or Collateral Agent is appointed) (for the avoidance of doubt any agency fees for the account of the retiring agent shall cease to accrue from (and shall be payable on) the date that a successor Agent is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent or Collateral Agent (as applicable) as provided for above in this Section 9.09 and (iii) the Lenders shall perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent or Collateral Agent (as applicable) as provided for above. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Collateral Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, the successor Administrative Agent or Collateral Agent, as applicable, shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent or Collateral Agent. Upon the acceptance of any appointment as the Administrative Agent or Collateral Agent hereunder by a successor or upon the expiration of the

30-day period following the retiring Administrative Agent’s or Collateral Agent’s notice of resignation or removal without a successor having been appointed, the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents other than as specifically set forth in clause (i) above of this Section 9.09(a) but the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them solely in respect of the Loan Documents or Obligations, as applicable, while the retiring Agent was acting as Administrative Agent or Collateral Agent, as applicable. At any time the Administrative Agent or Collateral Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Administrative Agent or Collateral Agent (as applicable) may be removed as the Administrative Agent or Collateral Agent (as applicable) hereunder at the request of the Borrower and the Required Lenders.
(b)Any resignation by or removal of JPMorgan as Administrative Agent or Collateral Agent pursuant to this Section 9.09 shall also constitute its resignation or removal as an L/C Issuer and Swingline Lender, in which case the resigning or removed L/C Issuer and Swingline Lender (x) shall not be required to issue any further Letters of Credit or Swingline Loans, as applicable, hereunder and (y) shall maintain all of its rights as (i) L/C Issuer with respect to any Letters of Credit issued by it or (ii) Swingline Lender with respect to any Swingline Loans issued by it, in each case, prior to the date of such resignation or removal. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder or upon the expiration of the 30-day period following the retiring Administrative Agent or Collateral Agent’s notice of resignation or removal without a successor agent having been appointed, (i) such successor (if any) shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (ii) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer (if any) shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make (or the Borrower shall enter into) other arrangements satisfactory to the retiring L/C Issuer and Swingline Lender to effectively assume the obligations of the retiring L/C Issuer and Swingline Lender with respect to such Letters of Credit or Swingline Loan, as applicable.
Section 9.10Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, administrative receivership, judicial management, insolvency, liquidation, bankruptcy, reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(A)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agents and their respective agents and counsel to the extent provided for herein and all other amounts due to the Lenders and the Agents under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and
(B)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any administrator, administrative receiver, custodian, receiver, assignee, trustee, judicial manager, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Agent to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts, in each case, due to the Agents under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any other Agent any plan of reorganization (by way of voluntary arrangement, schemes of arrangement or otherwise), arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any other Agent or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any other Agent in any such proceeding.

Section 9.11Collateral and Guaranty Matters. Except with respect to the exercise of setoff rights in accordance with Section 10.09 or as otherwise provided in Section 10.03(b) or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or Collateral Agent on behalf of the Secured Parties in accordance with the terms thereof. Each of the Lenders (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement), L/C Issuers and Agents hereby irrevocably:
(a)agree that the Liens granted to the Administrative Agent or the Collateral Agent by the Loan Parties on any Collateral shall be immediately and automatically released, in each case, without any further action by any Person:
(i)upon termination of the Aggregate Commitments and payment in full of all Obligations in cash and in immediately available funds (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made) and the expiration without any pending drawing or termination of all Letters of Credit (other than Letters of Credit which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made);
(ii)upon the sale, disposition, distribution or other transfer of such Collateral as part of or in connection with any transaction permitted hereunder and under each other Loan Document, in each case to a Person that is not a Loan Party;
(iii)subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;
(iv)to the extent such Collateral is or becomes Excluded Property as a result of an occurrence not prohibited hereunder; and
(v)to the extent such Collateral is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;
(b)authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by the Borrower, release or subordinate any Lien on any property (and execute and deliver any release documentation required in connection therewith) granted to or held by the Administrative Agent or Collateral Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by clauses (1), (4), (5), (6) (only with regard to Section 7.01(d)), (9), (11) (solely with respect to cash deposits and excluding Liens securing Secured Hedge Agreements), (16), (17) (other than with respect to self-insurance arrangements), (18) (solely to the extent constituting Excluded Property), (19), (21) or (23) (solely to the extent relating to a lien of the type allowed pursuant to clauses (9) or (11) (solely with respect to cash deposits and excluding Liens securing Secured Hedge Agreements) of the definition thereof), (26) (solely to the extent the Lien of the Collateral Agent on such property is not, pursuant to such agreements, permitted to be senior to or pari passu with such Liens), (29) (solely with respect to cash deposits), (34), (39) (only for so long as required to be secured for such letter of intent or investment), (45), (46), (47) (only for so long as required to be secured for purposes of such cash management arrangements), (48), (50), and (52) of the definition thereof;
(c)agree that a Guarantor (other than the Borrower) shall be immediately and automatically released from any applicable Guaranty and its obligations thereunder if such Person ceases to be a Restricted Subsidiary, is designated as an Immaterial Subsidiary or otherwise becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that (i) no such release shall occur if such Guarantor continues to be a guarantor or other obligor in respect of any Material Indebtedness and (ii) no Subsidiary Guarantor will be released from its Guarantee of the Obligations solely as a result of it becoming a non-Wholly Owned Restricted Subsidiary pursuant to a transaction the primary purpose of which is to cause such Guarantor to be excluded from the guarantee requirement by virtue of no longer being a Wholly Owned Restricted Subsidiary; and

(d)authorize the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent shall be required to, to the extent requested by the Borrower or to the extent provided for under this Agreement, establish Applicable Intercreditor Arrangements as contemplated by this Agreement.
Upon request by the Administrative Agent at any time, the Required Lenders will promptly confirm in writing the Administrative Agent’s and the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.11; provided that absent such confirmation in writing from the Required Lenders, the act of the Administrative Agent or the Collateral Agent making such request shall not prohibit the Administrative Agent or the Collateral Agent from releasing or subordinating its interests if it otherwise conclusively relies on a certificate of the Borrower. In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender (including in their capacities as potential or actual Hedge Banks party to a Secured Hedge Agreement and potential or actual Cash Management Banks party to a Secured Cash Management Agreement), L/C Issuer and Agent irrevocably authorizes the Administrative Agent to), at the Borrower’ sole cost and expense, promptly execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11; provided that, if reasonably requested by the Administrative Agent, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that the release or subordination of such Collateral is permitted under the Loan Documents (and for the avoidance of doubt, no other documentation or information shall be required to be provided by the Borrower or any Restricted Subsidiary). Each of the Collateral Agent and the Administrative Agent shall be entitled to rely and shall rely exclusively on such Responsible Officer’s certification and the Collateral Agent and the Administrative Agent will be fully exculpated from any liability and shall be fully protected and shall not have any liability whatsoever to any Secured Party as a result of such reliance or the consummation of any release or subordination. Additionally, the Administrative Agent and Collateral Agent shall promptly return any possessory collateral to the Borrower in connection with the releases of Collateral and Guarantors contemplated by this Section 9.11; provided, that in the event that the Administrative Agent or the Collateral Agent loses or misplaces any possessory collateral delivered to the Administrative Agent or the Collateral Agent by any Loan Party, upon reasonable request of the Borrower, the Administrative Agent or the Collateral Agent shall provide a loss affidavit to the Borrower, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent. All documents and affidavits executed and delivered by the Administrative Agent or the Collateral Agent pursuant to this Section 9.11 shall be without representation and warranty by, or recourse to, the Administrative Agent or the Collateral Agent.
Section 9.12Other Agents; Arranger and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “joint lead arranger,” or “joint bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such; provided that each Arranger shall be entitled to any express rights given to that Arranger under any Loan Document. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
Section 9.13Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Secured Cash Management Agreements or Secured Hedge Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent under the Loan Documents, and shall be deemed to have appointed the Collateral Agent to serve as collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.
Section 9.14Appointment of Supplemental Agents, Incremental Arrangers, Incremental Equivalent Debt Arrangers and Specified Refinancing Agents.

(a)It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent or the Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent and the Collateral Agent are hereby authorized, to appoint an additional individual or institution selected by them in their sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent, as applicable (any such additional individual or institution being referred to herein individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).
(b)In the event that the Administrative Agent or the Collateral Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent or the Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent and the Collateral Agent or such Supplemental Agent, and (ii) the provisions of this Article IX and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s and the Collateral Agent’s expenses and to indemnify the Administrative Agent and the Collateral Agent) that refer to the Administrative Agent and/or the Collateral Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent and/or Collateral Agent shall be deemed to be references to the Administrative Agent and/or Collateral Agent and/or such Supplemental Agent, as the context may require.
(c)Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent or the Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent or the Collateral Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent or the Collateral Agent, as applicable, until the appointment of a new applicable Supplemental Agent.
Section 9.15Intercreditor Agreement. The Administrative Agent and the Collateral Agent are authorized by the Lenders and each other Secured Party to, to the extent required by the terms of the Loan Documents, (i) enter into any Applicable Intercreditor Arrangements contemplated by this Agreement, (ii) enter into any Collateral Document, or (iii) make or consent to any filings or take any other actions in connection therewith (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and the parties hereto acknowledge that any Applicable Intercreditor Arrangement, Collateral Document, consent, filing or other action will be binding upon them. Each Lender and each other Secured Party (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Applicable Intercreditor Arrangement (if entered into) and (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Applicable Intercreditor Arrangement contemplated by this Agreement or Collateral Document (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Indebtedness of such Loan Party that is permitted to be secured pursuant to Sections 7.01 and 7.02 of this Agreement, in order to permit such Indebtedness to be secured by a valid, perfected lien on the Collateral (with such priority as may be designated by such Loan Party, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Notwithstanding the foregoing, the Administrative Agent may in its discretion elect to post any Applicable Intercreditor Arrangement or any changes thereto to the Lenders prior to execution thereof, and if an Applicable Intercreditor Arrangement or any changes thereto shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such Applicable Intercreditor Arrangement or such changes thereto within five Business Days after such posting, then the Required Lenders shall be deemed (a) to have agreed that the Administrative Agent’s entry into such Applicable Intercreditor Arrangement or such changes thereto, as applicable, is reasonable and to have consented to such Applicable Intercreditor Arrangement or such changes thereto, as applicable, and to the

Administrative Agent’s execution thereof and (b) to have directed the Administrative Agent to execute such Applicable Intercreditor Arrangement or such changes thereto, as applicable. In the event that the Required Lenders object to the foregoing during such five Business Day period, the Administrative Agent shall not be required to execute or deliver such Applicable Intercreditor Arrangement or such changes thereto, as applicable.
Section 9.16Acknowledgment Regarding any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such default rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
Section 9.17Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
Section 9.18Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Collateral Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Collateral Agent, any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent or the Collateral Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
(c)    The Administrative Agent, the Collateral Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an

amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
(c)For purposes of this Section 9.18, (i) “Benefit Plan” means any of (A) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (B) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (C) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”, (ii) “Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time and (iii) “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Section 9.19Know Your Customer Information
. Each Secured Party shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
Section 9.20Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the L/C Issuers by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, L/C ISSUER OR ANY OTHER PERSON FOR LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF LOAN PARTY MATERIALS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, L/C ISSUER OR ANY OTHER PERSON FOR INDIRECT,

SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(d)“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any L/C Issuer by means of electronic communications pursuant to this Section 9.20, including through an Approved Electronic Platform.
(e)Each Lender and each L/C Issuer agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and L/C Issuer agrees (1) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or L/C Issuer’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (2) that the foregoing notice may be sent to such email address.
(f)Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(g)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any L/C Issuer to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 9.21Withholding Taxes. To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, within ten (10) days after written demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document or otherwise, against any amount due the Administrative Agent under this Section 9.22. The agreements in this Section 9.22 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 9.22, the term “Lender” includes any Swingline Lender and any L/C Issuer.
Section 9.22Borrower Communications.
(a)The Administrative Agent, the Lenders and the L/C Issuers agree that the Borrower may, but shall not be obligated to, make the Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Restatement Date, a user ID/password authorization system), each of the Lenders, each of the L/C Issuers and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the L/C Issuers and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND

EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL ANY APPLICABLE PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, L/C ISSUER OR ANY OTHER PERSON FOR LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES OF ANY KIND (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF LOAN PARTY MATERIALS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY A FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH APPLICABLE PARTY; PROVIDED, HOWEVER, THAT IN NO EVENT SHALL ANY APPLICABLE PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER, L/C ISSUER OR ANY OTHER PERSON FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES).
(d)“Borrower Communications” means, collectively, any borrowing request, interest election request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(e)Each of the Lenders, each of the L/C Issuers and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
Section 9.23Acknowledgement of Lenders.
(a)Each Lender and each L/C Issuer represents and warrants that:
(i)the Loan Documents set forth the terms of a commercial lending facility,
(ii)in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each L/C Issuer agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law),
(iii)it has, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Arranger, or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder, and
(iv)it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, any Arranger or any other Lender or L/C Issuer, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or their respective Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entities’ role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor their respective Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.
(c)Furthermore, each Lender, by delivering its signature page to this Agreement on the Restatement Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Restatement Date.
ARTICLE X
MISCELLANEOUS

Section 10.01Amendments, Etc. Except as otherwise expressly set forth in this Agreement or the applicable Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent at the instruction of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be (other than with respect to any amendment or waiver contemplated in clause (h) below, which shall only require the consent of the Required Revolving Lenders and the Majority Lenders in respect of each Term Loan A Tranche outstanding at such time, as applicable), and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender, or reinstate the Commitment of any Lender after the termination of such Commitment pursuant to Section 8.02, in each case without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Sections 4.02 or the waiver of (or amendment to the terms of) any Default or Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);
(b)subject to Section 3.04, postpone any date scheduled for any payment of principal of, or interest on, any Loan or L/C Borrowing or any fees or other amounts payable hereunder, without the written consent of each Lender directly and adversely affected thereby (and subject to such further requirements as may be applicable thereto under Section 2.22), it being understood that the waiver of any obligation to pay interest at the Default Rate, or the amendment or waiver of any mandatory prepayment shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees;
(c)reduce the principal of, or the rate of interest specified herein on, or the amount of any payment of principal of, or interest on, any Loan or L/C Borrowing (it being understood that a waiver of any Default or Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal), or (subject to clause (iii) of the proviso following clause (j) below), any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly
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and adversely affected thereby, it being understood that any change to the definition of “Consolidated Secured Leverage Ratio” or in the component definitions thereof or any change to the MFN Provision or the MFN Exceptions shall not constitute a reduction in any rate of interest or any fees based thereon; provided, however, that only the consent of (x) the Majority Lenders with respect to any applicable Tranche shall be necessary to amend the definition of “Default Rate” as applicable to such Tranche and (y) the Majority Lenders with respect to any applicable Tranche shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate with respect to such applicable Tranche;
(d)change the currency in which any Loan is denominated without the written consent of each Lender holding such Loans or change the provisions relating to re-denomination of any Loan without the written consent of each Lender holding such Loan;
(e)change (i) any provision of this Section 10.01, or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders or portion of the Loans or Commitments required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition specified in clause (ii) of this Section 10.01(e) or modifications in connection with repurchases of Term Loans, amendments with respect to New Loan Commitments and amendments with respect to extensions of maturity, which shall only require the written consent of each Lender directly and adversely affected thereby), without the written consent of each Lender, (ii) the definition of “Required Revolving Lenders,” without the written consent of each Lender under the applicable Revolving Credit Facility or (iii) the definition of “Majority Lenders” with respect to any Tranche without the written consent of each Lender under such Tranche;
(f)other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the Liens on the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(g)other than in a transaction permitted under Section 7.03 or Section 7.04, release all or substantially all of the aggregate value of the Guaranty, or all or substantially all of the Guarantors, without the written consent of each Lender;
(h)(I) (i) amend or otherwise modify Section 4.02, in the case of the Revolving Credit Lenders, or (ii) alter the rights or remedies of the Required Revolving Lenders arising pursuant to Article VIII as a result of a breach of Section 7.08, in each case, without the written consent of the Required Revolving Lenders (other than any Defaulting Lender); (II) (i) amend or otherwise modify Section 4.02 or Section 4.03 or (ii) alter the rights or remedies of the Majority Lenders in respect of any Term Loan A Tranche outstanding at such time arising pursuant to Article VIII as a result of a breach of Section 7.08, in each case, without the written consent of the Majority Lenders (other than any Defaulting Lender) in respect of each Term Loan A Tranche outstanding at such time or (III) (i) amend or otherwise modify Section 7.08 (or for the purposes of determining compliance with such Financial Covenant, any defined terms used therein) or (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.08, without the written consent of the Required Financial Covenant Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than, as applicable, the Required Revolving Lenders, the Required Delayed Draw Term A Lenders, Required Financial Covenant Lenders and each such other group of Majority Lenders, in each case to the extent expressly set forth above;
(i)(A) change Section 2.06(c), Section 2.12(a), Section 2.12(f) or (g) or Section 2.13 in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender or (B) change the payment waterfall provisions of Section 2.12(f) or (g) or Section 8.03 without the written consent of each Lender; or
(j)(A) subordinate in priority all or substantially all of the Liens securing the Obligations under the Loan Documents to Liens securing any other Indebtedness without the written consent of each Lender directly affected thereby, or (B) subordinate in right of payment the Obligations under the Loan Documents to any other Indebtedness without the written consent of each Lender directly affected thereby;
and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Borrower and the Lenders required above, affect the rights or duties of such L/C Issuer, in its capacity as such, under this Agreement or any Letter of Credit Application or other Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Delayed Draw Term A Lenders, (A) amend or waive the manner of application of any mandatory prepayment to the Delayed Draw Term A Loans under Section 2.07(c), or (b) amend or waive the provisions of this clause (ii) or the definition of “Required Delayed Draw Term A Lenders; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and the Collateral Agent in its capacity as such, in addition to the Borrower and the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification, (v) any fee letter may be amended, or the rights or privileges thereunder waived, in a writing executed only by the parties thereto, (vi) unless also signed by the Required Venue Expansion Revolving Lenders, no such amendment, waiver or consent shall amend or waive the provisions of this clause (vi) or the definition of “Required Venue Expansion Revolving Lenders”, (vii) unless also signed by the Required Multicurrency Revolving Credit Lenders, no such amendment, waiver or consent shall amend or waive the provisions of this clause (vii) or the definition of “Required Multicurrency Revolving Credit Lenders” and (viii) unless also consented to in writing by the Swingline Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swingline Lender under this Agreement. Notwithstanding anything to the contrary herein, any amendment, modification, waiver or other action which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (x) no amendment, waiver or consent relating to Section 10.01(a), (b) or (c) may be effected, in each case without the consent of such Defaulting Lender and (y) any amendment, modification, waiver or other action that by its terms adversely affects any Defaulting Lender in its capacity as a Lender in a manner that differs in any material respect from, and is more adverse to such Defaulting Lender than it is to, other affected Lenders shall require the consent of such Defaulting Lender. Notwithstanding anything to the contrary herein, (1) any waiver, amendment, modification or consent in respect of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement or any other Loan Document of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class), including those transactions described in clauses (a) through (d) of Section 10.01, may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders with respect to such Class that would be required to consent thereto under this Section 10.01 if such Class of Lenders were the only Class of Lenders hereunder at the time and (2) to the extent any Lenders under any New Revolving Facility or New Term Facility in the form of a Term Loan A Tranche have elected to not receive the benefit of the Financial Covenant, the New Revolving Commitments, New Revolving Loans, New Loan Commitments and New Term Loans, as applicable, of such Lenders shall be excluded in calculating the votes of any “Required Revolving Lenders” and/or “Majority Lenders,” as applicable, for purposes of Section 10.01(h), Section 8.01(b), or Section 8.02.
This Section 10.01 shall be subject to any contrary provision of Section 2.14, Section 2.18, Section 2.20, Section 2.22 or Section 3.04. In addition, notwithstanding anything else to the contrary contained in this Section 10.01, (a) amendments and modifications that benefit existing Lenders (including in connection with the transactions provided for by Section 2.14, Section 2.18 or Section 2.22) may be effected without such Lenders’ consent, (b) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity or omission, defect or inconsistency of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision, (c) the Administrative Agent and the Borrower shall be permitted to amend any provision of this Agreement and the other Loan Documents to integrate borrowings and issuances of Letters of Credit in Alternative Currencies or additional Borrower organized in jurisdictions other than the United States, including with respect to the tax provisions in Article III hereof with respect to any such Borrower and (d) the Administrative Agent and the Borrower shall be permitted to amend any provision of any Collateral Document, the Guaranty, or enter into any new agreement or instrument, to be consistent with this Agreement and the other Loan Documents or as required by local law to give effect to any guaranty, or to give effect to or to protect any security interest for the benefit of the Secured Parties, in any property so that the security interests comply with applicable Law, and in each case, such amendments, documents and agreements shall become effective without any further action or consent of any other party to any Loan Document.
Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (A) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Loan Document or any departure by the Borrower or any Subsidiary therefrom, (B) otherwise acted on any matter related to this Agreement or any Loan Document or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to, or under, this Agreement or any Loan Document, any Lender (other than any Lender that is a (x) Regulated Bank Lender, (y) Revolving Credit Lender or (z) any Affiliate of the foregoing) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to any of the Loans or Commitments or with respect to any other tranche, class or series of Indebtedness for borrowed money incurred or issued by the Borrower or any of its Subsidiaries at such time of determination (including commitments with respect to any revolving credit facility) (each such item of Indebtedness, including the Loan and Commitments, “Specified Indebtedness”) (each such Lender, a “Net Short Lender”) shall have no right to vote with respect to any amendment, modification or waiver of this Agreement or any other Loan Documents and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders (including in any plan of reorganization). For purposes of determining whether a Lender (alone or together with its Affiliates) has a “net short position” on any date of determination: (i) derivative contracts with respect to any Specified Indebtedness and such contracts that are the functional equivalent thereof shall be counted at the notional amount of such contract in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar Amount thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes the Borrower or any Subsidiary or any instrument issued or guaranteed by the Borrower or any Subsidiary shall not be deemed to create a short position with respect to such Specified Indebtedness, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the Subsidiaries and any instrument issued or guaranteed by the Borrower or the Subsidiaries, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the relevant Specified Indebtedness if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the relevant Specified Indebtedness is a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the relevant Specified Indebtedness would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) the Borrower or any Subsidiary is designated as a “Reference Entity” under the terms of such derivative transaction and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to any Specified Indebtedness if such transactions offer the Lender protection against a decline in the value of such Specified Indebtedness, or in the credit quality of the Borrower or any Subsidiary, in each case, other than as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and the Subsidiaries, and any instrument issued or guaranteed by the Borrower or the Subsidiaries, collectively, shall represent less than 5% of the components of such index. In connection with any such amendment, modification or waiver of this Agreement or the other Loan Documents, each Lender (other than any Lender that is a (x) Regulated Bank Lender, (y) Revolving Credit Lender or (z) any Affiliate of the foregoing) will be deemed to have represented to the Borrower and the Administrative Agent that it does not constitute a Net Short Lender, in each case, unless such Lender shall have notified the Borrower and the Administrative Agent prior to the requested response date with respect to such amendment, modification or waiver that it constitutes a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely conclusively on each such representation and deemed representation). The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Net Short Lender or (y) have any liability with respect to or arising out of the voting in any amendment or waiver to any Loan Document by any Net Short Lender.
No provision of any Loan Document relating to the Fronted Currency provisions shall be amended without the consent of the Alternative Currency Fronting Lender(s). At the request of the Administrative Agent or any Participating Fronted Currency Lender, the Borrower and the Administrative Agent shall make such amendments to the provisions regarding Fronted Currency Loans as are reasonably requested by the Administrative Agent and such Participating Fronted Currency Lender in order to better effectuate the intent of such provisions, and such amendments shall not require the consent of any Lender or any other party hereto or to any Loan Document.
Notwithstanding anything to the contrary herein, for purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date, specifying its objection thereto.
Section 10.02Notices; Electronic Communications.

(a)General. Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or e-mail, as set forth on Schedule 10.02.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through Approved Electronic Platforms or Approved Borrower Portals to the extent provided in clause (b) below shall be effective as provided in such clause (b).
(b)Electronic Communications. Notices and other communications to the Borrower, any Loan Party, the Lenders, the L/C Issuers and the Administrative Agent hereunder may be delivered or furnished by using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II if unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c)Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(d)[Reserved].
(e)Change of Address, Etc. The Borrower, the Guarantors, the Administrative Agent, the Collateral Agent, the Swingline Lender and each L/C Issuer may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. Each other Lender may change its address, telecopier, telephone number or electronic mail address for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and, in the case of a Revolving Credit Lender, each L/C Issuer or the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Approved Electronic Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Approved Electronic Platform and that may contain material nonpublic information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.
(f)Reliance by Administrative Agent, Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Collateral Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices for Swingline Loans) purportedly given by or on behalf of any of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof except to the extent such reliance is deemed to be gross negligence, bad faith or willful misconduct of the Administrative Agent, Collateral Agent, L/C Issuer or Lender (as applicable) in a final non-appealable judgment of a court of competent jurisdiction. The Borrower shall indemnify the Administrative Agent, the Collateral Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower to the extent required by Section 10.05. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03No Waiver; Cumulative Remedies; Enforcement.
(a)No failure by any Lender, any L/C Issuer, Swingline Lender or any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided hereunder and under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.
(b)Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them, and the right to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent or the Collateral Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuers; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent or the Collateral Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Administrative Agent or the Collateral Agent) hereunder and under the other Loan Documents, (ii) each L/C Issuer or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or the Swingline Lender) hereunder and under the other Loan Documents, or (iii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent, the Collateral Agent or any Lender (or any person nominated by them) may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold in any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by the Administrative Agent at such sale, in accordance with the provisions of Section 9.17.
Section 10.04Costs and Expenses. The Borrower agree (a) to pay or reimburse the Administrative Agent and the other Agents for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents (including reasonable expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses), and any amendment, waiver, consent or other modification of the provisions hereof and thereof, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of counsel (limited to the reasonable, documented out-of-pocket fees, disbursements and other charges of one primary counsel to the Agents and, if necessary, one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and one special counsel for each relevant specialty, and (b) to pay or reimburse the Administrative Agent, the other Agents and each Lender (including, for the avoidance of doubt, each L/C Issuer) for all reasonable, documented and invoiced out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, any proceeding under any Debtor Relief Law or in connection with any workout or restructuring), including the fees, disbursements and other charges of counsel (limited to the reasonable fees, documented out-of-pocket disbursements and other charges of one counsel to the Administrative Agent, the other Agents and the Lenders taken as a whole, and, if necessary, of one local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions, in each case, in jurisdictions material to the interests of the Lenders) and of special counsel for each relevant specialty, and, in the event of any actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction for each Lender or group of similarly affected Lenders or Agents subject to such conflict). The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees, and other out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid within 30 days after invoiced or demand therefor (with a reasonably detailed invoice with respect thereto) (except for any such costs and expenses incurred prior to the Restatement Date, which shall be paid on the Restatement Date to the extent invoiced at least five (5) Business Days prior to the Restatement Date). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent after any applicable grace periods have expired, in its sole discretion and the Borrower shall immediately reimburse the Administrative Agent, as applicable. This Section 10.04 shall not apply with respect to Taxes other than any Taxes that directly relate to any non-Tax cost or expense described above.
Section 10.05Indemnification by the Borrower; Limitation of Liability; Etc. The Borrower shall indemnify and hold harmless each Agent, each Arranger, each Agent-Related Person, each Lender, each L/C Issuer, each of their respective Affiliates and each partner, director, officer, employee, counsel, agent and representative of the foregoing and, in the case of any funds, trustees and advisors and attorneys-in-fact (collectively, the “Indemnitees”) from and against (and will reimburse each Indemnitee, as and when incurred, for) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs (including settlement costs), disbursements, and reasonable and documented or invoiced out-of-pocket fees and expenses (including the reasonable, documented out-of-pocket fees, disbursements and other charges of (i) one counsel to the Indemnitees taken as a whole, (ii) in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower and thereafter retains its own counsel, of another firm of counsel for each such affected Indemnitee in each relevant jurisdiction material to the interests of the Lenders, and (iii) if necessary, one local counsel in each jurisdiction material to the interests of the Indemnitees (which may include a single special counsel acting in multiple jurisdictions) and special counsel for each relevant specialty) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted or awarded against any such Indemnitee in any way relating to or arising out of or in connection with or by reason of (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, including in each case any actual or prospective claim, litigation, investigation or proceeding in any way relating to, arising out of, in connection with or by reason of any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, disbursements, fees or related expenses (A) are determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (1) the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents, advisors, or members of any of the foregoing and (2) a material breach of the Loan Documents by such Arranger, Agent-Related Person, Lender, L/C Issuer (or any of their respective Affiliates, partners, directors, officers, employees, counsel, agents and representatives or Related Parties), as the case may be, as determined by a court of competent jurisdiction in a final and non-appealable decision, (B) arise out of any dispute that is among Indemnitees (other than any dispute involving claims against the Administrative Agent, any Arranger or any other Agent or any L/C Issuer, in each case in their respective capacities as such) that did not involve actions or omissions of the Borrower or their Subsidiaries or (C) subject to the second succeeding paragraph below, any settlement entered into by such Indemnitees without your written consent (such consent not to be unreasonably withheld, delayed or conditioned).
No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the Approved Electronic Platform or any Approved Borrower Portal or other information transmission systems (including electronic telecommunications) in connection with this Agreement unless determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages (including any loss of profits, business or anticipated savings) relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Restatement Date); provided that such waiver of special, punitive, indirect or consequential damages shall not limit the indemnification obligations of the Loan Parties under this Section 10.05.
In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, and whether or not any Indemnitee is otherwise a party thereto. Should any investigation, litigation or proceeding be settled, or if there is a judgment in any such investigation, litigation or proceeding, the Borrower shall indemnify and hold harmless each Indemnitee in the manner set forth above; provided that the Borrower shall not be liable for any settlement effected without the Borrower’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).
All amounts due under this Section 10.05 shall be payable within 30 days after demand therefor. The agreements in this Section 10.05 shall survive the resignation of any Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. that arise from any non-Tax claim described above.
Section 10.06Payments Set Aside. To the extent permitted by applicable Law, to the extent that any payment by or on behalf of any Loan Party is made to any Agent, to any L/C Issuer or any Lender, in each case in their capacities as such, or any Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Overnight Bank Funding Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
Section 10.07Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender except as permitted by Section 7.03 and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee (other than to any natural person) in accordance with the provisions of Section 10.07(b), (ii) by way of participation in accordance with the provisions of Section 10.07(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(f) or (iv) to an SPC in accordance with the provisions of Section 10.07(g) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(d) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swingline Loans) at the time owing to it); provided that:
(i)(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount shall need be assigned, and (B) in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $10,000,000 (or equivalent) (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of the Revolving Credit Facility or Delayed Draw Term A Loan Facility, or $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent and the Borrower), in the case of any assignment in respect of a Term B Loan Facility, in each case unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
(ii)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities (or Tranches of any Facility) on a non-pro rata basis, except that this clause (ii) shall not apply to rights in respect of Swingline Loans;
(iii)no consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.07 and, in addition (A) the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed; provided that (x) the Borrower shall have absolute consent rights with regards to any proposed assignment to a Blocked Person notwithstanding anything in this Agreement to the contrary and (y) it shall not be unreasonable for the Borrower to refuse consent to any Person that is not engaged in the making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of business) shall be required for any assignment unless (1) an Event of Default under Section 8.01(a) or clauses (f) or (g) of Section 8.01 has occurred and is continuing at the time of such assignment; (2) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund (other than any Blocked Person); or (3) such assignment is in respect of the Revolving Credit Facility and made from a Revolving Credit Lender to a Revolving Credit Lender or an Affiliate of a Revolving Credit Lender (other than any Blocked Person); provided that the Borrower shall be deemed to have consented to any assignment unless the Borrower objects thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof, (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment unless (1) such assignment is in respect of a Term Facility and is to a Lender, an Affiliate of a Lender or an Approved Fund or (2) such assignment is in respect of the Revolving Credit Facility and is to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund related thereto (provided that in each case the Administrative Agent shall acknowledge any such assignment) and (C) the consent of each L/C Issuer of the applicable Revolving Tranche (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for any assignment in respect of the Revolving Credit Facility of such Revolving Tranche; provided, however, that the consent of each L/C Issuer shall not be required (a) for any assignment in respect of a Term Loan or Term Commitment, (b) if an Event of Default occurs with respect to the Borrower under Section 8.01(f) or (g) and (c) such L/C Issuer has no outstanding Letters of Credit at that time;
(iv)the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with a processing and recordation fee of $3,500 for each assignment (or group of affiliated or related assignments) (except, (w) no processing and recordation fee shall be payable in the case of assignments in connection with the initial syndication of the facilities, (x) in the case of contemporaneous assignments by any Lender to one or more Approved Funds only a single processing and recording fee shall be payable for such assignments, (y) no processing and recordation fee shall be payable for assignments among Approved Funds or among any Lender and any of its Approved Funds and (z) the Administrative Agent, in its sole discretion, may elect to waive such processing and recording fee in the case of any assignment). Each Eligible Assignee that is not an existing Lender shall deliver to the Administrative Agent (I) an Administrative Questionnaire and (II) all documentation and other information with respect to such assignee that the Administrative Agent reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;
(v)no such assignment shall be made to (A) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this subclause (A), (B) any natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of one or more natural persons), (C) any Disqualified Institution (provided, however, that a list of Disqualified Institutions has been made available to all applicable Lenders by or on behalf of the Borrower or Borrower) (each such Person described in clauses (A) through (C) of this clause (v), a “Blocked Person”), or (D) the Borrower or any of its Subsidiaries except as permitted under Section 10.07(j) below, it being understood that the Borrower has absolute blocking rights with regards to any proposed assignment to any Blocked Person;
(vi)[reserved];

(vii)the assigning Lender shall deliver any Notes or, in lieu thereof, a lost note affidavit and indemnity reasonably acceptable to the Borrower evidencing such Loans to the Borrower or the Administrative Agent; and
(viii)in connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to any Agent or any L/C Issuer or Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata share of all Loans and participations in Letters of Credit in accordance with its Pro Rata Share; provided that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this clause, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Notwithstanding anything herein to the contrary, if any Loans or Commitments are assigned or participated (x) to a Blocked Person or (y) without the Borrower’s consent to the extent such consent is otherwise required under Sections 10.07(b), then: (a) the Borrower may (i) terminate any Commitment of such person and prepay any applicable outstanding Loans at a price equal to the lesser of (x) the current trading price of the Loans, (y) par and (z) the amount such person paid to acquire such Loans, in each case, without premium, penalty, prepayment fee or breakage, and/or (ii) require such person to assign its rights and obligations to one or more Eligible Assignees at the price indicated above (which assignment shall not be subject to any processing and recordation fee) and if such person does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such assignment within three Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such person, then such person shall be deemed to have executed and delivered such Assignment and Assumption without any action on its part, (b) no such person shall receive any information or reporting provided by the Borrower, the Administrative Agent or any Lender, (c) for purposes of voting, any Loans or Commitments held by such person shall be deemed not to be outstanding, and such person shall have no voting or consent rights with respect to “Required Lender,” “Majority Lender” or class votes or consents, (d) for purposes of any matter requiring the vote or consent of each Lender affected by any amendment or waiver, such person shall be deemed to have voted or consented to approve such amendment or waiver if a majority of the affected class (giving effect to clause (c) above) so approves, and (e) such person shall not be entitled to any expense reimbursement or indemnification rights under any Loan Documents (including Sections 10.04 and 10.05) and the Borrower expressly reserve all rights against such person under contract, tort or any other theory and shall be treated in all other respects as a Defaulting Lender; it being understood and agreed that the foregoing provisions shall only apply to a Blocked Person and not to any assignee of such Blocked Person that becomes a Lender so long as such assignee is not a Blocked Person or an affiliate thereof.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, and subject to the obligations set forth in Section 10.08). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender; provided, to the extent that the assigning Lender shall have lost the Note provided to it, such Lender shall execute a lost affidavit and provide indemnities reasonably acceptable to the Borrower. Any assignment or transfer by a Lender of rights or obligations under this Agreement (other than any purported assignment or transfer to a Blocked Person as provided in the preceding paragraph of this Section 10.07(b)) that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(d).
(c)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain a copy of each Assignment and Assumption delivered to it and a register in which it shall record the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (each such register maintained by the Administrative Agent, a “Register”). The entries in the applicable Register shall be conclusive with respect to the applicable entries in such Register, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in each Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as Defaulting Lender. The Register shall be available for inspection by the Borrower, any Agent and any Lender (but in the case of a Lender, limited only to entries with respect to its own interest), at any reasonable time and from time to time upon reasonable prior notice. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.07(c) include any L/C Issuer and Swingline Lender.
(d)Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent or the L/C Issuers, sell participations to any Person (other than a Blocked Person; provided, however, that, participations may be sold to Disqualified Institutions unless a list of Disqualified Institutions has been made available to all applicable Lenders by or on behalf of the Borrower or Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document unless otherwise agreed by the Borrower; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 (in the case of any amendment, waiver or other modification described in clause (a), (b), (c), (f), (g) or (i) of such proviso, that directly and adversely affects such Participant). Subject to Section 10.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections (it being understood that the documentation required under Section 3.01(g) shall be delivered solely to the participating Lender) and Section 3.08) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender (but, with respect to any particular Participant, to no greater extent than the Lender that sold the participation to such Participant); provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
(e)A Participant (i) agrees to be subject to the provisions of Sections 3.08 as if it were an assignee pursuant to Section 10.07(b) and (ii) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment was made with the Borrower’s prior written consent, not to be unreasonably withheld or delayed (it being agreed, without limitation, that it will be reasonable for the Parent Borrower to withhold consent if giving consent would result in increased indemnification obligations at the time the participation takes effect or would be reasonably certain to result in increased indemnification obligations thereafter as a result of a Change in Law announced prior to the time the participation takes effect).
(f)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) (other than to a Disqualified Institution) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)Notwithstanding anything to the contrary herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such

Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.12(b)(ii). Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections and Section 3.08); provided that neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including under Section 3.01, 3.04 or 3.05), except to the extent that any such cost, expense, or increase or change of the obligations of the Borrower results from a Change in Law that occurs after the grant to the SPC was made or the grant to such SPC was made with the Borrower’s prior written consent. Each party hereto further agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (ii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender of record hereunder. Other than as expressly provided in this Section 10.07(g), (A) such Granting Lender’s obligations under this Agreement shall remain unchanged, (B) such Granting Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Granting Lender in connection with such Granting Lender’s rights and obligations under this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not, other than in respect of matters unrelated to this Agreement or the transactions contemplated hereby, institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its rights hereunder with respect to any Loan to the Granting Lender and (ii) subject to Section 10.08, disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
(h)[Reserved].
(i)[Reserved].
(j)Notwithstanding anything to the contrary herein, so long as no Default or Event of Default exists, any Lender may assign all or any portion of its Term B Loans, Specified Refinancing Term Loans and New Term Loans hereunder to the Borrower or any of its Subsidiaries, but only if:
(i)such assignment is made pursuant to a Dutch Auction open to all Term Lenders, Specified Refinancing Term Loan lenders or New Term Loan lenders on a pro rata basis;
(ii)[reserved];
(iii)any such Term B Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Borrower or any of its Subsidiaries; and
(iv)the Borrower and its Subsidiaries do not use the proceeds of the Revolving Credit Facility (whether or not the Revolving Credit Facility has been increased pursuant to Section 2.14 or refinanced pursuant to Section 2.18) or Swingline Loan to acquire such Term B Loan.
In connection with any assignment pursuant to this Section 10.07(j), each Lender acknowledges and agrees that, in connection therewith, (1) the Borrower and/or any of its Subsidiaries may have, and later may come into possession of, information regarding the Borrower, any of its Subsidiaries and/or any of their respective Affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such assignment (including material non-public information) (“Excluded Information”), (2) such Lender, independently and, without reliance on the Borrower, any of its Subsidiaries, any Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, any of its Subsidiaries, any Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, any of its Subsidiaries, any Agent or any

of their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.
(k)[Reserved].
(l)Notwithstanding anything to the contrary herein, any L/C Issuer or Swingline Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer or Swingline Lender, as applicable; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swingline Lender shall have identified a successor L/C Issuer or Swingline Lender, as applicable, willing to accept its appointment as successor L/C Issuer or Swingline Lender, as applicable, and the effectiveness of such resignation shall be conditioned upon such successor assuming the rights and duties of the L/C Issuer or Swingline Lender, as applicable. In the event of any such resignation as L/C Issuer or Swingline Lender, Borrower shall be entitled to appoint from among the Lenders agreeing to accept such appointment a successor L/C Issuer hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of the L/C Issuer or Swingline Lender, as applicable. If an L/C Issuer or Swingline Lender resigns as L/C Issuer or Swingline Lender, as applicable, it shall retain all the rights and obligations of (i) an L/C Issuer hereunder with respect to all Letters of Credit outstanding and (ii) the Swingline Lender hereunder with respect to all Swingline Loans outstanding, in each case, as of the effective date of its resignation as L/C Issuer or Swingline Lender, as applicable and all L/C Obligations or Swingline Loans with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(d)). Upon the appointment of a successor L/C Issuer and/or Swingline Lender, (A) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swingline Lender, as the case may be, and (B) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
(m)The applicable Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register on which it enters the name and address of (i) each SPC (other than any SPC that is treated as a disregarded entity of the Granting Lender for U.S. federal income tax purposes) that has exercised its option pursuant to Section 10.07(g) and (ii) each Participant, and the amount of each such SPC’s or Participant’s interest in such Lender’s rights and/or obligations under this Agreement or any Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) and proposed Section 1.163-5(b) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Borrower and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 10.07(m), include any L/C Issuer and Swingline Lender.
In the event that a transfer by any of the Secured Parties of its rights and/or obligations under this Agreement (and/or any relevant Loan Document) occurred or was deemed to occur by way of novation, the Borrower and any other Loan Parties explicitly agree that all securities and guarantees created under any Loan Documents shall be preserved for the benefit of the new Lender and the other Secured Parties.
Section 10.08Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and to its and its Affiliate’s respective partners, directors, officers, employees, trustees, representatives and agents, including accountants, legal counsel and other advisors on a need to know basis in connection with the transactions contemplated hereby (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential in accordance with customary practices); (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable Laws or by any subpoena or similar legal process, in each case based upon the reasonable advice of the disclosing Agent’s or Lender’s legal counsel (in which case the disclosing Agent or Lender, as applicable, agrees (except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority), to the extent not prohibited by applicable Law, to promptly notify the Borrower prior to such disclosure); (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same (or at least as restrictive) as those of this Section 10.08, to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; provided that no such disclosure shall be made by such Lender or such Agent or any of their respective Affiliates to any such Person that is a Disqualified Institution; (g) with the written consent of the Borrower; (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (i) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Agent or Lender or any Affiliate of any Agent or Lender; (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (k) to any contractual counterparty (or prospective contractual counterparty’s) in any swap, hedge, or similar agreement or to any such contractual counterparty’s (or prospective contractual counterparty’s) professional advisor (other than a Disqualified Institution); (l) in connection with establishing a “due diligence” defense in connection with any legal, judicial, administrative proceeding or other process or (m) to any credit insurance provider relating to any Loan Party and its obligations, in each case whom it reasonably determines needs to know such Information in connection with this Agreement and the transactions contemplated hereby and who are informed of the confidential nature of such Information and instructed to keep such Information confidential. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.
For the purposes of this Section 10.08, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 by such Lender or Agent.
Each of the Agents, the Lenders and each L/C Issuer acknowledges that (i) the Information may include material non-public information concerning the Borrower or any of its Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.
For the avoidance of doubt, nothing in this Section 10.08 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.08 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
Section 10.09Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such L/C Issuer or any such Affiliate, to or for the credit or the account of the Loan Parties against any and all of the obligations of the Loan Parties now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such L/C Issuer different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.10Interest Rate Limitation. Notwithstanding anything to the contrary in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
Section 10.11Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier or other electronic transmission be confirmed by a manually-signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier or other electronic transmission. The words “execution,” “signed,” “signature,” and words of like import in any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Any signature to any Loan Document, any Assignment and Assumption, any Committed Loan Notice or any amendment or other modification hereof or thereof (including waivers and consents) may be delivered by facsimile, electronic mail (including .pdf) or any electronic signature complying with the U.S. Federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method (including, but not limited to, Uniform Electronic Transactions Act, or other applicable law, e.g., www.docusign.com) and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law.
Section 10.12Integration; Effectiveness. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto as of the date hereof.
Section 10.13Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation remains outstanding (other than contingent indemnification obligations as to which no claim has been asserted and obligations and liabilities under Secured Cash Management Agreements, Secured Hedge Agreements and Letters of Credit, which have been Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made), and the expiration without any pending drawing or termination of all Letters of Credit (other than and Letters of Credit which have been, in each case, Cash Collateralized or as to which arrangements satisfactory to the L/C Issuer that issued such Letters of Credit shall have been made).
Section 10.14Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.15Governing Law; Jurisdiction; Etc.
(a)Governing Law. THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY LOAN DOCUMENTS TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)Submission to Jurisdiction. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.15(B). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
Section 10.16Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 10.16 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, ANY NON-U.S. SUBSIDIARY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE BORROWER (AND THE BORROWER HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE BORROWER SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, ANY NON-U.S. SUBSIDIARY AGREES TO PROMPTLY DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT.

Section 10.17Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.18[Reserved].
Section 10.19No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and each of them acknowledges and agrees that it has informed its other Affiliates, that: (i) (A) no fiduciary, advisory or agency relationship between any of the Borrower and its Subsidiaries and any Agent, any Lender or any Arranger is intended to be or has been created in respect of any of the transactions contemplated hereby and by the other Loan Documents, irrespective of whether any Agent, any Lender or any Arranger has advised or is advising the Borrower and its Subsidiaries on other matters, (B) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Agents, the Lenders and the Arrangers, on the other hand, (C) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (D) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, Lender and Arranger is and has been acting solely as a principal and, except as may otherwise be expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither any Agent, any Lender nor any Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither any Agent, any Lender nor any Arranger has any obligation to disclose any of such interests and transactions to the Borrower or it Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Agents, the Arrangers, and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.20Affiliate Activities. The Borrower acknowledge that each Agent, each Arranger (and their respective Affiliates) and each Lender may be a full service securities firm engaged, either directly or through affiliates, in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, any of them may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Borrower and its Affiliates, as well as of other entities and persons and their Affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated hereby and by the other Loan Documents, (ii) be customers or competitors of the Borrower and its Affiliates or (iii) have other relationships with the Borrower and its Affiliates. In addition, it may provide investment banking, underwriting and financial advisory services to such other entities and persons. It may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Borrower and its Affiliates or such other entities. The transactions contemplated hereby and by the other Loan Documents may have a direct or indirect impact on the investments, securities or instruments referred to in this clause.
Section 10.21No Fiduciary Duty, Etc.
(a)The Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Agent, Arranger or Lender will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Agent, Arranger and Lender is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other person. The Borrower agrees that it will not assert any claim against any Agent, Arranger and Lender based on an alleged breach of fiduciary duty by such Agent, Arranger and Lender in connection with this Agreement and the transactions contemplated hereby. Additionally, the Borrower acknowledges and agrees that no Agent, Arranger or Lender is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Agent, Arranger and Lender shall have no responsibility or liability to the Borrower with respect thereto.
(b)The Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent, Arranger and Lender, together with their respective Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Agent, Arranger and Lender may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Agent, Arranger and Lender or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Agent, Arranger and Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Agent, Arranger or Lender will use confidential information obtained from the Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower in connection with the performance by such Agent, Arranger and Lender of services for other companies, and no Agent, Arranger or Lender will furnish any such information to other companies. The Borrower also acknowledges that no Agent, Arranger or Lender has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
Section 10.22USA PATRIOT Act. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001, as amended from time to time)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulations.
Section 10.23Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.24Acknowledgment and Consent to Bail-In Action. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(c)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
Section 10.25Lender Affiliates and Facility Office.
(a)In respect of any Revolving Credit Loans or Letters of Credit (“Designated Loans”) a Revolving Credit Lender (a “Designating Lender”) may at any time and from time to time designate (by written notice to the Administrative Agent and the Borrower):
(i)a substitute Lending Office from which it will make Designated Loans (a “Substitute Lending Office”); or
(ii)nominate an Affiliate to act as the Lender of Designated Loans (a “Substitute Affiliate Lender”).
(b)A notice to nominate a Substitute Affiliate Lender must be in a form reasonably satisfactory to the Borrower and be countersigned by the relevant Substitute Affiliate Lender confirming it will be bound as a Lender under this Agreement in respect of the Designated Loans in respect of which it acts as Lender.
(c)The Designating Lender will act as the representative of any Substitute Affiliate Lender it nominates for all administrative purposes under this Agreement. The Loan Parties, the Administrative Agent, the Collateral Agent and the other Secured Parties will be entitled to deal only with the Designating Lender, except that payments will be made in respect of Designated Loans to the Lending Office of the Substitute Affiliate Lender. In particular the Commitments of the Designating Lender will not be treated as reduced by the introduction of the Substitute Affiliate Lender for voting purposes under this Agreement or the other Loan Documents.
(d)Save as mentioned in clause (c) above, a Substitute Affiliate Lender will be treated as a Lender for all purposes under the Loan Documents and having a Revolving Credit Commitment equal to the principal amount of all Designated Loans in which it is participating if and for so long as it continues to be a Substitute Affiliate Lender under this Agreement.
(e)A Designating Lender may revoke its designation of an Affiliate as a Substitute Affiliate Lender by notice in writing to the Administrative Agent and the Borrower; provided that such notice may only take effect when there are no Designated Loans outstanding to the Substitute Affiliate Lender. Upon such Substitute Affiliate Lender ceasing to be a Substitute Affiliate Lender the Designating Lender will automatically assume (and be deemed to assume without further action by any party) all rights and obligations previously vested in the Substitute Affiliate Lender.
(f)If a Designating Lender designates a Substitute Lending Office or Substitute Affiliate Lender in accordance with this clause:

(i)any Substitute Affiliate Lender shall be treated for the purposes of Section 3.01 as having become a Lender on the date of this Agreement; and
(ii)the provisions of Section 10.07(e) shall not apply to or in respect of any Substitute Lending Office or Substitute Affiliate Lender.
Section 10.26Amendment and Restatement. This Agreement constitutes an amendment and restatement of the Original Credit Agreement, effective from and after the Restatement Date. The execution and delivery of this Agreement shall not constitute a novation of any indebtedness or other obligations owing to the Lenders or the Administrative Agent under the Original Credit Agreement based on facts or events occurring or existing prior to the execution and delivery of this Agreement. On the Restatement Date, the credit facilities described in the Original Credit Agreement, shall be amended, supplemented, modified and restated in their entirety by the facilities described herein, and all loans and other obligations of the Borrower outstanding as of such date under the Original Credit Agreement, shall be deemed to be loans and obligations outstanding under the corresponding facilities described herein after giving effect to this Agreement, without any further action by any Person, except that the Administrative Agent shall make such transfers of funds as are necessary in order that the outstanding balance of such Loans, together with any Loans funded on the Restatement Date, reflect the respective Revolving Credit Commitment of the Lenders hereunder.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

LIVE NATION ENTERTAINMENT, INC., as Issuer

By:	/s/ Joe Berchtold
Name:	Joe Berchtold
Title:	President, Chief Financial Officer and Assistant Secretary

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Inderjeet Aneja
Name:	Inderjeet Aneja
Title:	Managing Director

[Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender, an Initial Term B Lender, an L/C Issuer, and Swingline Lender

By:	/s/ Inderjeet Aneja
Name:	Inderjeet Aneja
Title:	Managing Director

[Signature Page to Credit Agreement]

CITIBANK N.A., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Ioannis Theocharis
Name:	Ioannis Theocharis
Title:	Vice President

[Signature Page to Credit Agreement]

Citizens Bank, N.A., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Izabela Algave
Name:	Izabela Algave
Title:	Vice President

[Signature Page to Credit Agreement]

GOLDMAN SACHS BANK USA, as a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

GOLDMAN SACHS LENDING PARTNERS LLC, as a Delayed Draw Term A Lender

By:	/s/ Dana Siconolfi
Name:	Dana Siconolfi
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

HSBC BANK USA, N.A., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Casey Klepsch
Name:	Casey Klepsch
Title:	Senior Vice President

[Signature Page to Credit Agreement]

MIZUHO BANK, LTD., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Tracy Rahn
Name:	Tracy Rahn
Title:	Managing Director

[Signature Page to Credit Agreement]

Morgan Stanley Bank, N.A., as a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

[Signature Page to Credit Agreement]

Morgan Stanley Senior Funding, Inc., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender and an L/C Issuer

By:	/s/ Michael King
Name:	Michael King
Title:	Vice President

[Signature Page to Credit Agreement]

MUFG Bank, Ltd., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Peter Sender
Name:	Peter Sender
Title:	Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Joseph Ward
Name:	Joseph Ward
Title:	Managing Director

[Signature Page to Credit Agreement]

Truist Bank, as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Alfonso Brigham
Name:	Alfonso Brigham
Title:	Director

[Signature Page to Credit Agreement]

U.S. Bank National Association, as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Steven J. Correll
Name:	Steven J. Correll
Title:	Senior Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, N.A., as a Delayed Draw Term A Lender, a Multicurrency Revolving Credit Lender, a Venue Expansion Revolving Lender and an L/C Issuer

By:	/s/ Jack Stutesman
Name:	Jack Stutesman
Title:	Director

[Signature Page to Credit Agreement]